As filed with the U.S. Securities and Exchange Commission on March 19, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Eagle Nuclear Energy Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada	6770	41-3113978
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5470 Kietzke Lane, Suite 300

Reno, NV 89511

Tel: (775) 335-2029

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Manavdeep Mukhija

Chief Executive Officer

5470 Kietzke Lane, Suite 300

Reno, NV 89511

Tel: (775) 335-2029

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

E. Peter Strand

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave NW, Suite 900

Washington, DC 20001

Telephone: (202) 689-2800

Approximate date of commencement of proposed sale to public: From time to time after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 19, 2026

Eagle Nuclear Energy Corp.

Primary Offering of

Up to 23,422,133 shares of Common Stock Upon the Exercise of Warrants

Up to 5,940,000 shares of Common Stock Upon Conversion of Series A Cumulative
Convertible Preferred Stock

Secondary Offering of

Up to 30,059,408 shares of Common Stock

Up to 11,922,133 Warrants

This prospectus relates to the primary issuance by us of up to an aggregate of 29,362,133 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Eagle Nuclear Energy Corp. (the “Company” or “New Eagle”), which consists of (i) up to 11,500,000 shares of Common Stock issuable upon the exercise of 11,500,000 warrants, at an exercise price of $11.50 per share (the “Public Warrants”) originally issued in the initial public offering (the “IPO”) of Spring Valley Acquisition Corp. II, an exempted company incorporated in the Cayman Islands with limited liability (“SVII”); (ii) up to an aggregate of 9,422,133 shares of Common Stock, consisting of (A) 7,000,000 shares of Common Stock issuable upon the exercise of 7,000,000 warrants, at an exercise price of $11.50 per share that were initially issued to Spring Valley Acquisition Sponsor II, LLC (the “Sponsor”) in a private placement in connection with the IPO, and (B) 2,422,133 shares of Common Stock issuable upon the exercise of (x) 1,500,000 warrants, at an exercise price of $11.50 per share issued to the Sponsor in satisfaction of working capital loans and (y) 922,133 shares of Common Stock issuable upon the exercise of warrants, with an exercise price of $11.50 per share issued to the Sponsor in connection with the completion of the Business Combination (as defined below) (collectively, the “Private Warrants”); (iii) up to an aggregate of 2,500,000 Common Shares issuable upon the exercise of 2,500,000 warrants, at an exercise price equal of $12.00 per share, issued to Alyeska Master Fund L.P. (“Alyeska”) (the “PIPE Warrants” and together with the Public Warrants and the Private Warrants, the “Warrants”), issued in a private placement (the “PIPE Financing”) that closed concurrently with the Business Combination, and (iv) 5,940,000 shares of Common Stock issuable upon the conversion of 29,700 shares of Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share of New Eagle (the “Preferred Stock”) (excluding certain PIK Dividend Shares, as such term is hereinafter defined), issued in the PIPE Financing. We will receive the proceeds from any exercise of the Warrants for cash. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

This prospectus also relates to the offer and resale from time to time, upon the expiration of lock-up agreements, if applicable, by: (a) the selling shareholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Shareholders”) of up to an aggregate of 30,059,408 shares of Common Stock, consisting of (i) 1,710,991 shares of Common Stock issued to Aurora Energy Metals Ltd. (“Aurora Energy”) constituting a portion of the Aggregate Merger Consideration (as defined herein), in connection with the acquisition by Eagle Energy Metals Corp. (“Eagle”) of Oregon Energy LLC (“Oregon Energy”), a subsidiary of Aurora Energy, pursuant to the Aurora Option Agreement (as defined herein) at $10.00 per share; (ii) 2,750,000 shares of Common Stock issued to Alyeska constituting a portion of the Aggregate Merger Consideration, issued upon the exchange of 15,951,675 shares of common stock of Eagle purchased in a private placement by and between Eagle and Alyeska, such shares of Common Stock issued at a value of $0.11 per share; (iii) an aggregate of 2,408,334 shares of Common Stock issued to the Sponsor, in connection with the IPO for approximately $0.004 per share; (iv) 691,666 shares of Common Stock held by the NRA Investors (as defined herein), that were issued in the Business Combination in exchange for SVII Founder Shares (as defined below) initially issued to the Sponsor in connection with the IPO for approximately $0.004 per share and transferred by the Sponsor to the NRA Investors in connection with the Closing; (v) 120,000 shares of Common Stock held by SVII’s independent directors that were issued in exchange for SVII Founder Shares which were initially issued to the Sponsor in the IPO for approximately $0.004 and subsequently transferred by the Sponsor to SVII’s independent directors; (vi) 300,000 shares of Common Stock issued to Cohen & Company Securities, LLC (the “SVII Vendor”) in connection with the closing of the Business Combination, in satisfaction of $2.5 million in fees due to the service provider, issued at a value of $8.33 per share; and (vii) an aggregate of 12,656,284 shares of Common Stock, which were received as Aggregate Merger Consideration in connection with the Business Combination by certain of the New Eagle’s insiders at a price of approximately $10.00 per share, and which are subject to 180-day lock-up restrictions set forth herein; and (viii) 9,422,133 shares of Common Stock issuable upon the exercise of the Private Warrants and (b) the selling warrant holders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Warrantholders” and, together with the Selling Shareholders and including their permitted transferees, the “Selling Securityholders”) of up to an aggregate of 9,422,133 Private Warrants and 2,500,000 PIPE Warrants.

On February 24, 2026 (the “Closing Date”), New Eagle consummated (the “Closing”) the previously announced transactions pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2025 (as it may be amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”), by and among SVII, New Eagle, Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company and wholly owned, direct subsidiary of New Eagle (“Merger Sub 1”), Spring Valley Merger Sub II, Inc., a Nevada corporation and wholly owned, direct subsidiary of New Eagle (“Merger Sub 2”), and Eagle. The transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.” Pursuant to the Merger Agreement, among other things, (i) Merger Sub 1 merged with and into SVII, with SVII continuing as the surviving corporation and a wholly-owned subsidiary of New Eagle and (ii) Merger Sub 2 merged with and into Eagle, with Eagle continuing as the surviving corporation and a wholly-owned subsidiary of New Eagle.

In connection with the Closing, and pursuant to the terms of the Merger Agreement, Eagle stockholders received merger consideration (the “Aggregate Merger Consideration”) consisting of an aggregate of 23,350,000 shares of Common Stock. In addition, certain Eagle stockholders received the right to receive up to 1,500,000 shares of Common Stock (the “Earn Out Shares”) if the VWAP of the Common Stock equals or exceeds $16.00 for any twenty (20) trading days within a thirty (30) consecutive trading day period following the Closing. In the event such milestones are not met within the first five (5) years following the Closing, the Earn Out Shares will not be issued.

Upon the Closing, pursuant to that certain Property Option Agreement, dated as of November 18, 2024, as amended (the “Option Agreement”), by and among Aurora, Oregon Energy LLC (“Oregon Energy”) and Eagle, New Eagle acquired all of the membership interests of Oregon Energy.

In addition, in connection with its previously disclosed PIPE Financing, New Eagle issued 29,700 shares of its Preferred Stock and Private Warrants to acquire 2,500,000 shares of Common Stock, and raised $29.7 million in gross proceeds.

As described herein, the Selling Securityholders named in this prospectus or their permitted transferees, may resell from time to time up to 30,059,408 shares of Common Stock and 11,922,133 Warrants. We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of our Common Stock or Warrants, except with respect to amounts received by us upon the exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of Common Stock or Warrants. See section entitled “Plan of Distribution” beginning on page 164 of this prospectus.

We believe the likelihood that the warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than the exercise price of $11.50 (or in the case of the PIPE Warrants, $12.00), subject to adjustment as described herein, we believe such holders will be unlikely to exercise their Warrants, as applicable. For additional information, see “Risks Related to an Investment in Our Securities.”

The Common Stock being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding Common Stock. The number of shares being registered in this prospectus (which include shares issuable upon exercise of the Warrants) represents approximately 200.9% of the total Common Stock outstanding as of March 18, 2026. In addition, the securities beneficially owned by the Sponsor represent approximately 40.0% of the total Common Stock outstanding, and this holder will have the ability to sell all of its shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use and the 180-day lock-up period has expired. The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Common Stock.

In addition, some of the shares being registered for resale were acquired by the Selling Securityholders for nominal consideration  or purchased for prices considerably below the Business Combination price and the current market price of the Common Stock. Even though the current market price is significantly below the price at the time of the IPO, certain Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they acquired their shares as compared to the public investors. In particular, the Sponsor may experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above, to the extent they acquired such securities for less than the relevant trading price, and the public securityholders may not experience a similar rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the last reported sale price of our Common Stock referenced below, shares acquired for less than such last reported sale price, the Selling Securityholders may experience potential profit up to $4.96 per share.

Our Common Stock and our Public Warrants are listed on the Nasdaq Capital Market under the symbols “NUCL” and “NUCLW,” respectively. On March 18, 2026, the closing price of our Common Stock was $4.96 and the closing price for our Public Warrants was $1.27.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our Common Stock and Warrants is highly speculative and involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 16 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell up to 30,059,408 shares of Common Stock and up to 11,922,133 Warrants from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale of Common Stock or Warrants by the Selling Securityholders. This prospectus also relates to the issuance by up to 29,362,133 shares of Common Stock upon the exercise of Warrants and conversion of Preferred Stock. We will receive the proceeds from any exercise of the Warrants for cash. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any of the Common Shares or Warrants, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell the Common Stock or Warrants in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, is accurate only as of the date on the respective cover. Our business, prospects, financial condition or results of operations may have changed since those dates. This prospectus contains, and any prospectus supplement or post-effective amendment may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable. Accordingly, investors should not place undue reliance on this information.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus, the terms “we,” “us,” “our” or “New Eagle” refer to Eagle Nuclear Energy Corp., a Nevada corporation, and its consolidated subsidiaries. In addition, in this prospectus:

“Aggregate Merger Consideration” means an aggregate of 23,350,000 shares of Common Stock to be issued to the Eagle stockholders in connection with the Transaction.

“Ancillary Agreements” means the Sponsor Support Agreement, Voting and Support Agreements, Registration Rights Agreement, Lock-Up Agreements, PIPE Agreement, Common Stock Purchase Agreement and all other agreements, certificates and instruments executed and delivered by SVII, Eagle or Merger Sub in connection with the Transaction and specifically contemplated by the Merger Agreement.

“Aurora Energy” means Aurora Energy Metals Ltd.

“Aurora Option Agreement” means that certain Property Option Agreement, dated November 18, 2024 (as amended on November 17, 2024, December 9, 2024, November 26, 2025 and February 24, 2026), by and among Aurora Energy, Oregon Energy and Eagle, pursuant to which Eagle acquired Oregon Energy (including the Aurora Uranium Project) from Aurora.

“Aurora Uranium Project” refers to the largest mineable, measured and indicated uranium deposit in the United States situated in the state of Oregon, within Malheur County in the Quinn River Valley, which will be acquired pursuant to the Aurora Option Agreement. See “Description of New Eagle’s Business — The Aurora Uranium Project (The Aurora Deposit and Cordex Zone).”

“Business Combination” means, collectively, the Mergers and the other transactions contemplated by the Merger Agreement and the Transaction Documents.

“Bylaws” means the amended and restated bylaws of New Eagle adopted on February 24, 2026.

“Certificate of Designation” means the amended and restated Series A Preferred Stock Certificate of Designation of New Eagle filed with the Secretary of State of the State of Nevada on February 27, 2026.

“Charter” means the amended and restated articles of incorporation of New Eagle adopted on February 24, 2026.

“Class B Conversion” means the conversion by the SVII Initial Shareholders on January 25, 2024, in connection with the approval of the First SVII Articles Amendment, of 7,666,666 SVII Class B Ordinary Shares to SVII Class A Ordinary Shares on a one-for-one basis in accordance with the SVII Articles.

“Closing” means the closing of the Second Merger and the closing of the Transaction.

“Closing Date” means February 24, 2026.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of New Eagle, as contemplated by the Charter.

“Common Stock Purchase Agreement” means the amended and restated securities purchase agreement, dated as of September 29, 2025, by and between Eagle and the PIPE Investor, pursuant to which the PIPE Investor purchased shares of Eagle Common Stock.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

“Continental” means Continental Stock Transfer & Trust Company.

“Contribution Agreement” means the Contribution Agreement, dated as of September 29, 2025, by and between SVII and New Eagle, executed in connection with the Merger Agreement.

“Contributions” means the deposits to the Trust Account by the Sponsor, in the amount of $150,000 per month, pursuant to the Extension Promissory Note.

“DTC” means the Depository Trust Company.

“Eagle” or “Eagle Energy” means Eagle Energy Metals Corp., a Nevada corporation.

“Eagle Common Stock” means the common stock, par value $0.0001 per share, of Eagle.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extension Promissory Note” means the unsecured promissory note, dated January 10, 2024, by and between SVII and the Sponsor, pursuant to which the Sponsor had agreed to make monthly Contributions to the Trust Account not to exceed $3,150,000 in the aggregate.

“Extension Promissory Note Maturity Date” means the earlier of (i) the date by which SVII must consummate an initial business combination pursuant to the SVII Articles, (ii) SVII’s consummation of an initial business combination, and (iii) if SVII does not consummate an initial business combination, the date of SVII’s

“First Effective Time” means the effective time of the First Merger.

“First Merger” means the merger of Merger Sub 1 with and into SVII, with SVII surviving such merger as the Surviving Corporation, as a result of which, SVII became a direct, wholly owned subsidiary of New Eagle.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means any federal, state, county or local or non-U.S. government, governmental, national, supranational, regulatory, taxing or administrative authority, agency, instrumentality or commission or any legislature or court, tribunal, or judicial or arbitral body.

“IPO” means the initial public offering of SVII Units consummated by SVII on October 17, 2022.

“IPO Promissory Note” means the means the unsecured promissory note, dated January 26, 2021, by and between SVII and the Sponsor, as amended and restated on January 28, 2022 and subsequently amended and restated on September 26, 2022, to cover IPO offering costs not to exceed $300,000.

“IPO Prospectus” means the final prospectus for the IPO, dated as of October 12, 2022.

“IPO Underwriters” means Citi and Guggenheim, as the underwriters of the IPO.

“Insider Letter Agreement” means the Letter Agreement, dated as of October 12, 2022, by and among SVII, the Sponsor and certain individuals party thereto, as amended by the Insider Letter Agreement Amendment.

“Insider Letter Agreement Amendment” means Amendment No. 1 to Letter Agreement, dated as of January 10, 2024, by and among SVII, the Sponsor and certain individuals party thereto.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IR Act” means the Inflation Reduction Act of 2022.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, injunction, judgment, rule, regulation, executive order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Agreements” means, collectively, the Lock-Up Agreements entered into at the Closing by and between New Eagle and each of the Sponsor and certain other holders of New Eagle securities upon the Closing.

“Mergers” means the First Merger and the Second Merger.

“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2025, as it may be amended, supplemented, or otherwise modified from time to time, by and among SVII, New Eagle, Merger Sub 1, Merger Sub 2 and Eagle.

“Merger Sub 1” means Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company and wholly owned, direct subsidiary of New Eagle.

“Merger Sub 1 Ordinary Shares” means the ordinary shares, no par value, of Merger Sub 1.

“Merger Sub 2” means Spring Valley Merger Sub II, Inc., a Nevada corporation which became a wholly owned, direct subsidiary of New Eagle pursuant to the Contribution Agreement.

“Merger Sub 2 Common Stock” means the common stock, no par value, of Merger Sub 2.

“Merger Subs” means Merger Sub 1 and Merger Sub 2.

“Nasdaq” means The Nasdaq Stock Market LLC.

“New Eagle” means Eagle Nuclear Energy Corp., a Nevada corporation, including, where applicable, its consolidated subsidiaries.

“Board” means the board of directors of New Eagle.

“New Eagle Equity Plan” means the Eagle Nuclear Energy Corp. 2025 Equity Incentive Plan adopted in connection with the Closing.

“New Eagle Stockholders” means the holders of shares of Common Stock.

“Non-Redemption Agreements” means the Non-Redemption Agreements entered into by SVII and the Sponsor with the NRA Investors on October 24, 2024, October 25, 2024, November 8, 2024, November 11, 2024 and November 12, 2024, in each case in connection with the Second SVII EGM, pursuant to which the parties thereto agreed that, in exchange for the NRA Investors agreeing not to redeem an aggregate of 2,075,000 SVII Public Shares in connection with the approval of the Second SVII Articles Amendment, the Sponsor would transfer, or forfeit and cause the issuance of, an aggregate of 691,666 SVII Founder Shares to the NRA Investors in connection with SVII’s completion of an initial business combination.

“NRA Investors” means the SVII shareholders party to the Non-Redemption Agreements, which are in each case third parties unaffiliated with SVII.

“NRS” means the Nevada Revised Statutes, as amended.

“Oregon Acquisition” means the acquisition of Oregon Energy (including the Aurora Uranium Project) from Aurora Energy pursuant to the Aurora Option Agreement.

“Oregon Energy” means Oregon Energy LLC, an Oregon limited liability company and, prior to the Oregon Acquisition, a subsidiary of Aurora Energy.

“Organizational Documents” means the Charter and the Bylaws.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, company, joint venture, estate, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority.

“PIPE Agreement” means the Amended and Restated Securities Purchase Agreement, dated as of September 29, 2025, by and among SVII, Eagle, New Eagle, and the PIPE Investor, pursuant to which such investor has agreed to acquire shares of New Eagle Series A Preferred Stock and New Eagle PIPE Warrants.

“PIPE Financing” means the financing arrangements pursuant to the PIPE Agreement.

“PIPE Investor” means Alyeska Master Fund, L.P.

“PIPE Warrants” means the warrants to purchase shares of Common Stock at an exercise price of $12.00 per share, issued to the PIPE Investor in connection with the PIPE Financing.

“Preferred Stock” means the Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, of New Eagle, having the rights, preferences and privileges set forth in the Certificate of Designation.

“Private Placement” means the private placement of SVII Private Warrants to the Sponsor in connection with the IPO.

“Private Warrants” means warrants to purchase shares of Common Stock pursuant to the Warrant Assumption Agreement at an exercise price of $11.50 per share.

“Public Warrants” means warrants to purchase shares of Common Stock pursuant to the New Eagle Public Warrant Agreement at an exercise price of $11.50 per share.

“Private Warrant Agreement” means the Private Warrant Agreement, dated as of October 12, 2022, by and between SVII and Continental, as warrant agent, assigned to New Eagle pursuant to the Warrant Assumption Agreement.

“Proxy Statement” means SVII’s definitive proxy statement/prospectus filed with the SEC and mailed to its shareholders on or about February 2, 2026.

“Public Warrant Agreement” means the Public Warrant Agreement, dated as of October 12, 2022, by and between SVII and Continental, as warrant agent, assigned to New Eagle pursuant to the Warrant Assumption Agreement.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated February 24, 2026, by and among New Eagle, the Sponsor and certain holders of New Eagle securities upon the Closing.

“Rights Agreement” means the Rights Agreement, dated as of October 12, 2022, by and among SVII and Continental, as rights agent.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Extension Promissory Note” means that certain Promissory Note, dated as of October 8, 2025, by and between SVII and the Sponsor.

“Second Merger” means the merger of Merger Sub 2 with and into Eagle, with Eagle surviving such merger as the Surviving Company, as a result of which, Eagle shall become a direct, wholly owned subsidiary of New Eagle.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SPAC” means special purpose acquisition company.

“Sponsor” means Spring Valley Acquisition Sponsor II, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means the Amended and Restated Sponsor Support Agreement, dated as of September 29, 2025, by and among SVII, New Eagle, Eagle and the Sponsor, executed in connection with the Merger Agreement.

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Surviving Company” means Eagle immediately following consummation of the Second Merger.

“Surviving Company Common Stock” means the common stock, par value $0.0001 per share, of the Surviving Company.

“Surviving Corporation” means SVII immediately following consummation of the First Merger.

“Surviving Corporation Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of the Surviving Corporation.

“SVII” or “Spring Valley” means Spring Valley Acquisition Corp. II, a Cayman Islands exempted company.

“SVII Articles” means the amended and restated memorandum and articles of association of SVII adopted by special resolution dated October 12, 2022 and effective on October 12, 2022, as amended by the First SVII Articles Amendment, the Second SVII Articles Amendment and the Third SVII Articles Amendment, and as may be further amended, modified or supplemented from time to time.

“SVII Board” means the board of directors of SVII.

“SVII Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SVII.

“SVII Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SVII.

“SVII Founder Shares” means the SVII Class B Ordinary Shares issued to the SVII Initial Shareholders prior to the IPO, including the SVII Class A Ordinary Shares issued in the Class B Conversion.

“SVII Initial Shareholders” means the holders of the SVII Founder Shares prior to the IPO and their permitted transferees, as applicable.

“SVII Ordinary Shares” means the SVII Class A Ordinary Shares and the sole issued and outstanding SVII Class B Ordinary Share.

“SVII Preference Shares” means the preference shares, par value $0.0001 per share, of SVII.

“SVII Private Warrants” means the private placement warrants to purchase SVII Class A Ordinary Shares issued to the Sponsor in the Private Placement.

“SVII Public Shareholders” means the holders of SVII Public Shares.

“SVII Public Shares” means the SVII Class A Ordinary Shares issued as a component of the SVII Units.

“SVII Public Warrants” means the warrants to purchase SVII Class A Ordinary Shares issued as a component of the SVII Units.

“SVII Rights” means the rights to receive one-tenth (1/10) of one SVII Class A Ordinary Share upon the consummation of SVII’s initial business combination issued as a component of the SVII Units.

“SVII Service Provider” means the service provider of SVII expected to receive an aggregate of 300,000 shares of Common Stock at the Closing in satisfaction of $2.5 million in fees due to such service provider.

“SVII Units” means the units issued in the IPO, each of which consisted of one SVII Class A Ordinary Share, one SVII Right and one-half (1/2) of one SVII Public Warrant.

“SVII Warrants” means the SVII Public Warrants and the SVII Private Warrants.

“Tax” or “Taxes” means any and all federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, shares, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, withholding, excise, production, value added, occupancy and other taxes, duties or similar assessments, imposed, administered, collected or assessed by a Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax, together with all interest, fines, penalties and additions imposed with respect to such amounts.

“Transaction Documents” means the Merger Agreement, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SVII, New Eagle, Eagle or the Merger Subs in connection with the Transaction and specifically contemplated by the Merger Agreement.

“Trust Account” means the trust account established for the benefit of the SVII Public Shareholders in connection with the IPO, with Continental acting as trustee pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of October 12, 2022, by and between SVII and Continental, as trustee.

“Voting and Support Agreements” means, collectively, the Amended and Restated Voting and Support Agreements, dated as of September 29, 2025, by and among SVII, New Eagle, Eagle and certain Eagle shareholders, executed in connection with the Merger Agreement.

“Warrants” means the Public Warrants, Private Warrants and PIPE Warrants.

“Warrant Agreements” means the Public Warrant Agreement and the Private Warrant Agreement.

“Warrant Assumption Agreement” means the Warrant Assumption Agreement dated February 24, 2026, by and among New Eagle, SVII and Continental.

“Working Capital Loans” means any loan made to SVII by the Sponsor, an affiliate of the Sponsor or certain of SVII’s officers or directors to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements about the anticipated benefits of the Business Combination, and the financial conditions, results of operations, earnings outlook and prospects of New Eagle and other statements about the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections titled “New Eagle Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business of New Eagle.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of New Eagle and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this prospectus and attributable to New Eagle or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, New Eagle undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our Securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our Securities, you should read the entire prospectus carefully, including “Risk Factors” and the financial statements of New Eagle and related notes thereto included elsewhere in this prospectus.

The Company

New Eagle is a next-generation nuclear energy company that seeks to combine domestic uranium exploration and development with proprietary small modular reactor (SMR) technology. New Eagle is an early-stage company and has limited operating history, no current revenues and has been operating at a net loss since incorporation. New Eagle owns the largest mineable, measured and indicated uranium deposit in the United States, referred to as the Aurora Uranium Project, located in southeastern Oregon. The Aurora Uranium Project includes the Aurora deposit, with an estimated 32.75 million pounds (Indicated) and 4.98 million pounds (Inferred) of near surface uranium, and the adjacent Cordex Zone. New Eagle’s SMR technology, developed under an exclusive license agreement with UNMRI, the technology licensing arm of the University of New Mexico, is based on liquid metal-cooled reactors. It includes the VSLLIM, with electrical generation capacities of less than 10MWth, and the SLIMM, with output capacities between 10MWth and 100MWth.

New Eagle’s mission is to supply uranium to the growing nuclear energy industry and play a leading role in the global transition to clean, reliable, and affordable energy. New Eagle is committed to meeting rising demand for resilient, cost-effective energy and supporting advanced computing and artificial intelligence by providing uranium for both traditional nuclear reactors and the SMRs it plans to develop. New Eagle may also enter into offtake agreements to sell excess uranium to energy producers, utilities, nuclear fuel fabricators, and advanced reactor developers seeking secure domestic supply. By combining a substantial uranium asset with advanced SMR technology, New Eagle seeks to create an integrated nuclear platform positioned to help restore American leadership in the global nuclear industry.

The Background

Business Combination

On February 24, 2026, New Eagle completed a series of transactions that resulted in the combination (the “Business Combination”) of Spring Valley Acquisition Corp. II, an exempted company incorporated in the Cayman Islands with limited liability (“SVII”), New Eagle, Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company and wholly owned, direct subsidiary of New Eagle (“Merger Sub 1”), Spring Valley Merger Sub II, Inc., a Nevada corporation and wholly owned, direct subsidiary of New Eagle (“Merger Sub 2”), and Eagle Energy Metals Corp., a Nevada corporation (“Eagle”), pursuant to the previously announced Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2025 (as it may be amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”) by and among the parties.

On February 23, 2026, SVII held its extraordinary general meeting of shareholders (the “Meeting”) as both a physical and virtual meeting, conducted via live webcast, in connection with the proposed Business Combination, as described in SVII’s definitive proxy statement/prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to its shareholders on or about February 2, 2026 (the “Proxy Statement”). Each proposal (individually a “Proposal”) voted upon at the Meeting and the final voting results are indicated below. Each Proposal voted on at the Meeting is described in detail in the Proxy Statement. Following the approval of the various proposals presented at the Meeting (as described in in the Proxy Statement), on February 24, 2026, pursuant to the terms of the Merger Agreement, the following transactions occurred: (a) (i) (A) immediately prior to the First Effective Time (as defined below), the sole outstanding Class B ordinary share, par value $0.0001 per share, of SVII converted into one Class A ordinary share, par value $0.0001 per share, of SVII (“SVII Class A Ordinary Shares”), (B) each outstanding unit of SVII separated and converted into its component securities, and (C) each outstanding right of SVII to receive one-tenth (1/10) of one SVII Class A Ordinary Share was converted, in multiples of ten, into the underlying SVII Class A Ordinary Shares, and (ii) at the First Effective Time (as defined below), (A) Merger Sub 1 merged (the “First Merger”) with and into SVII (the “First Effective Time”), with SVII surviving (the “Surviving Corporation”), and, as a result of the First Merger, SVII became a direct, wholly owned subsidiary of New Eagle, (B) each ordinary share of Merger Sub 1 issued and outstanding immediately prior to the First Effective Time was converted into one share of SVII Class A Ordinary Share, (C) each SVII Class A Ordinary Share issued and outstanding immediately prior to the First Effective Time was canceled and converted into a number of shares of Common Stock automatically on a one-for-one basis, following which all SVII Class A Ordinary Shares ceased to be outstanding and were automatically be canceled and retired and ceased to exist, and (D) each then issued and outstanding warrant to purchase SVII Class A Ordinary Shares (“SVII Warrants”) was convert automatically, on a one-for-one basis, into a warrant to acquire one share Common Stock, in the same form and on the same terms and conditions and SVII assigned all of its right, title and interests in the related Warrant Agreements (as defined herein) to New Eagle pursuant to an assumption agreement; (b) at the effective time of the Second Merger (the “Second Effective Time”), (i) Merger Sub 2 merged with and into Eagle (the “Second Merger”), with Eagle surviving as the surviving company (the “Surviving Company”), and, as a result of the Second Merger, Eagle became a direct, wholly owned subsidiary of New Eagle, (ii) each share of common stock of Merger Sub 2, issued and outstanding immediately prior to the Second Effective Time was converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of Eagle (“Eagle Common Stock”), (iii) each share of existing Eagle Common Stock issued and outstanding immediately prior to the Second Effective Time was canceled and converted into a number of shares of Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement) resulting in an aggregate of 23,350,000 shares of Common Stock being issued to the Eagle stockholders (the “Aggregate Merger Consideration”).

PIPE Financing

In connection with the Business Combination, SVII, New Eagle and Eagle entered into an Amended and Restated Securities Purchase Agreement (the “PIPE Agreement”) with an accredited investor (Alyeska, or the “PIPE Investor”), pursuant to which such investor agreed, among other things, to purchase for an aggregate purchase price of $29,700,000 the following New Eagle securities at the Closing: (i) 29,700 shares of Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, of New Eagle (“Preferred Stock”), having the rights, preferences and privileges set forth in the Certificate of Designation, and (ii) warrants to purchase an aggregate of 2,500,000 shares of Common Stock (“PIPE Warrants” and together with the Public Warrants and the Private Warrants, the “Warrants”), at an exercise price of $12.00 per share.

Loan Conversion and Sponsor Forfeiture

In connection with the Business Combination, SVII, New Eagle and Eagle entered into an Amended and Restated Sponsor Support Agreement (the “Sponsor Support Agreement”) with SVII’s sponsor, Spring Valley Acquisition Sponsor II, LLC (the “Sponsor”), pursuant to which the Sponsor agreed, among other things, (i) to the conversion of loans (the “Contributions”) from the Sponsor outstanding at Closing to warrants of New Eagle, resulting in the issuance of 2,422,133 New Eagle Private Warrants to the Sponsor at the Closing, and (ii) to forfeit, concurrently with the Closing, an amount of shares of Common Stock and New Eagle Private Warrants such that the Sponsor holds (a) 3,100,000 shares of Common Stock (representing founder shares (“SVII Founder Shares”) initially issued to the Sponsor in connection with SVII’s initial public offering (the “IPO”), inclusive of such shares subsequently transferred to SVII’s independent directors (together with the Sponsor, the “SVII Initial Shareholders”) and transferred by the Sponsor to the NRA Investors (as defined below)), and (b) 9,422,133 New Eagle Private Warrants (representing 7,000,000 SVII Private Warrants initially issued to the Sponsor in connection with the IPO and 2,422,133 SVII Private Warrants).

Transfer to NRA Investors

Pursuant to certain Non-Redemption Agreements entered into by SVII, the Sponsor and certain third parties unaffiliated with SVII (the “NRA Investors”) in connection with an extraordinary general meeting of shareholders (the “Second SVII EGM”) held by SVII in November 2024 (the “Non-Redemption Agreements”), the Sponsor was obligated to transfer an aggregate of 691,666 shares of Common Stock to the NRA Investors at the Closing.

Service Provider Issuance

In connection with the Business Combination, an aggregate of 300,000 shares of Common Stock are were issued to Cohen & Company Securities, LLC, a service provider of SVII (the “SVII Service Provider”), in satisfaction of $2.5 million in fees due to the SVII Service Provider.

Oregon Acquisition

In connection with the Business Combination, 1,710,991 shares of Common Stock, constituting a portion of the Aggregate Merger Consideration, were issued to Aurora Energy Metals Ltd. (“Aurora Energy”) in connection with the acquisition by Eagle of Oregon Energy LLC (“Oregon Energy”), a subsidiary of Aurora Energy, pursuant to the Aurora Option Agreement.

Our Common Stock and our Public Warrants are listed on the Nasdaq Capital Market under the symbols “NUCL” and “NUCLW,” respectively. On March 18, 2026, the closing price of our Common Stock was $4.96 and the closing price for our Public Warrants was $1.27.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants, which could impact our liquidity position. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than the applicable exercise price of $11.50 (or in the case of the PIPE Warrants, $12.00), subject to adjustment as described herein, we believe such holders will be unlikely to exercise their Warrants. We believe, based on our current operating plan, that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital, financial liabilities, capital expenditures and business expansion for at least the next 12 months. The Company does not believe this offering will have a significant impact on our ability to raise additional financing, although it may impact the per share price and shares issued in any capital raise.

The Common Stock being registered for resale in this prospectus represents a substantial percentage of our public float and of our outstanding Common Stock. The number of shares being registered in this prospectus (which include shares issuable upon exercise of the Warrants) represents approximately 200.9% of the total shares of Common Stock outstanding as of March 18, 2026. In addition, the securities beneficially owned by the Sponsor represent approximately 40.0% of the total Common Stock outstanding, and the Sponsor will have the ability to sell all of its shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use and the six month lockup has expired. The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Common Stock.

The rights of holders of our Common Stock and Warrants are governed by our amended and restated articles of incorporation (the “Charter”), amended and restated bylaws (the “Bylaws”), and the Nevada Revised Statutes, as amended (the “NRS”), and in the case of the warrants, the Warrant Agreements (as amended by the Warrant Assumption Agreement, dated February 24, 2026, by and among New Eagle, SVII and Continental, the “Warrant Agreements”). See the section entitled “Description of Capital Stock.”

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may benefit from specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	presentation of only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus;
●	reduced disclosure about our executive compensation arrangements;
●	no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements;
●	exemption from any requirement of the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may benefit from these exemptions we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the shares of Common Stock that are held by non-affiliates exceeds $700 million as of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of SVII Class A Ordinary Shares in the IPO. We may choose to benefit from some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold stock.

Summary Risk Factors

You should consider all the information contained in this prospectus before making a decision to invest in our Securities. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 16. Such risks include, but are not limited to, the following risks with respect to the Company subsequent to the Business Combination:

Risks Related to New Eagles Business and Industry

●	We are an early-stage company with limited to no operating history upon which investors can evaluate our future prospects.
●	We are dependent on additional financing to conduct our business plan.
●	We have not generated profits or revenues and do not expect to do so in the near term.
●	Our financial statements were prepared on a going concern basis.
●	Our uranium exploration and development business is entirely dependent on the successful closing of the Aurora Option Agreement.
●	Volatility in uranium prices may adversely affect the economic viability of the Aurora Uranium Project and increase investor dilution.
●	Our business is subject to risks inherent in mineral exploration and development activities.
●	Us and our target customers operate in a politically sensitive environment, and public perception of nuclear energy can affect us and our target customers.
●	Intense competition in the mining and SMR markets could limit our ability to capture and retain market share.
●	Public acceptance of nuclear energy and competition from other energy sources is unknown.
●	Unfavorable media coverage of mining or nuclear energy could negatively affect our business.
●	Mining operations involve a high degree of risk.
●	The Aurora Uranium Project is in the exploration stage, and there is no assurance that we can establish the existence of any mineral reserve in commercially exploitable quantities. Until then, we cannot earn any revenues from the Aurora Uranium Project, and its business could fail.
●	Mining and mineral exploration are inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans.
●	Mining presents potential health risks, and payment of any liabilities arising from these health risks may adversely impact us.
●	The cost of electricity generated from nuclear sources may not be cost competitive with other electricity generation sources in some markets, which could materially and adversely affect our business.
●	Loss of government incentives to use nuclear power may have an adverse impact on the market for SMRs.
●	The market for SMRs generating nuclear power is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected.

●	Our licensed SMR technology is at an early stage, may never achieve commercial viability, and loss of the license would terminate our ability to pursue this business.
●	We depend entirely on a single license for our SMR technology platform.
●	Our SMR development remains conceptual and faces significant technical risk.
●	We lack the manufacturing infrastructure to scale any future SMR prototype, and early production efforts may cause significant cost overruns and delays.
●	Our directors and executive management team may have conflicts of interest.
●	The loss of key personnel, an inability to attract and retain additional personnel, or difficulties integrating new members of our management team could affect our ability to successfully grow our business.
●	If demand for our uranium resources does not develop as expected, our projected revenues and profits will be adversely affected.
●	Russia’s invasion of Ukraine is severely and unpredictably impacting global energy markets and supply chains, and rising concerns over a second severe nuclear accident in Ukraine could seriously hurt public reception to nuclear energy.
●	Developments related to the ongoing wars between Russia and Ukraine, conflicts in the Middle East, economic instability in Venezuela, and the global response thereto, could adversely affect our business, financial condition and results of operations.

Risks Related to Our Organization and Structure

●	Anti‑takeover effects of certain provisions of Nevada law and our Charter and Bylaws may hinder a potential takeover of us;
●	Our management team may not successfully or efficiently manage its transition to being a public company;
●	We are an “emerging growth company,” and our reduced SEC reporting requirements may make our shares less attractive to investors.;

Risks Related to an Investment in Our Securities

●	An active market for our securities may not develop, which would adversely affect the liquidity and price of our securities.;
●	Failure to meet Nasdaq’s continued listing requirements could result in a delisting of our Common Stock and Public Warrants;
●	The market price for our Common Stock may decline following the Business Combination;
●	The Common Stock price may fluctuate and you could lose all or part of your investment as a result;
●	New Eagle shareholders may experience dilution in the future;
●	There is no guarantee that the Warrants will ever be in the money; they may expire worthless or the terms of Warrants may be amended; and
●	The future exercise of registration rights may adversely affect the market price of the Common Stock.

Corporate Information

Our principal executive offices are located at 5470 Kietzke Lane, Suite 300, Reno, NV 89511, and our telephone number is (775) 335-2029. Our corporate website is https://eaglenuclear.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus.

THE OFFERING

Issuer	Eagle Nuclear Energy Corp.

Common Stock Offered by us

29,361,133 shares of Common Stock, consisting of (i) 23,422,133 shares of Common Stock issuable upon the exercise of Warrants and (ii) 5,940,000 shares of Common Stock issuable upon the conversion of the Preferred Stock.

Common Shares Offered by the Selling Securityholders	Up to 30,059,408 shares of Common Stock.

Warrants Offered by the Selling Securityholders	Up to 11,922,133 Warrants.

Exercise Price of Warrants

The exercise price of the Public Warrants and Private Warrants is $11.50 per share, subject to adjustment as defined herein. The exercise price of the PIPE Warrants is $12.00 per share, subject to adjustment as defined herein.

Shares Outstanding Prior to Exercise of All Warrants as of March 18, 2026	29,579,313 shares.

Shares Outstanding Assuming Exercise of All Warrants as of March 18, 2026	53,001,446 shares.

Use of proceeds

We will not receive any proceeds from the sale of Common Shares or Warrants by the Selling Securityholders. We would receive up to an aggregate of approximately $270.6 million from the exercise of the warrants, assuming the exercise in full of all of such warrants for cash, however, it is not certain how many warrants would be exercised for cash or if at all. We expect to use the net proceeds from the exercise of any warrants for general corporate purposes. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Class A ordinary shares. If the market price for our Class A ordinary shares is less than the exercise price of $11.50 (or in the case of the PIPE Warrants, $12.00), we believe such holders will be unlikely to exercise their Warrants. See “Use of Proceeds.”

Market for Common Stock and Public Warrants	Our Common Stock and our Public Warrants are listed on the Nasdaq Capital Market under the symbols “NUCL” and “NUCLW,” respectively.

Risk factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

In this prospectus, unless otherwise indicated, the number of shares of Common Shares outstanding as of March 18, 2026 and the other information based thereon:

●	Does not reflect 4,437,008 shares of Common Stock reserved for issuance under our New Eagle Equity Plan; and
●	Does not reflect the exercise of Warrants to purchase up to 23,422,133 shares of Common Stock.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this prospectus, including the consolidated financial statements and the accompanying notes and matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating an investment in the Common Stock or Warrants. The following risk factors apply to the business and operations of New Eagle and its consolidated subsidiaries. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to realize the anticipated benefits of the Business Combination and may have an adverse effect on the business, cash flows, financial condition and results of operations of New Eagle following the consummation of the Business Combination. We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business, cash flows, financial condition and results of operations.

Risks Related to our Business and Industry

We are an early-stage company with limited to no operating history upon which investors can evaluate our future prospects.

We are an early-stage company engaged in both uranium exploration and development and small modular reactor (SMR) technology development, and we have limited to no operating history upon which investors can evaluate our future prospects. Our uranium development business is in our formative stages, and we have not yet established a track record of commercial operations, revenue generation, or sustained profitability. Similarly, our SMR business line is at a conceptual stage, with no working prototype constructed and no demonstrated commercial-scale performance. As a result, our business and prospects must be considered in light of the significant problems, delays, uncertainties, and complications typically encountered by newly established businesses and by companies developing unproven technologies.

The lack of operating history in both our mining and SMR business lines makes it difficult to evaluate our current business plan, performance, and future prospects. Our management has little basis on which to forecast future success, and our current and future expense levels are based largely on estimates of planned operations and anticipated revenues rather than actual experience. We face the risk that our competitors, many of whom have established operations, proven technologies, and greater resources, will perform better than us in the relevant markets. There are no assurances that we can successfully address the challenges inherent in early-stage mining or in the commercialization of SMR technology.

Because we have not yet demonstrated the ability to operate profitably or at commercial scale in either business line, there is substantial uncertainty regarding our ability to achieve or sustain profitability. Our business, financial condition, and operating results could be materially and adversely affected if we are unable to overcome the obstacles associated with our limited operating history and the early-stage nature of our technologies. Investors should be aware that our future success is highly uncertain and dependent on our ability to execute our business strategies, secure adequate funding, and achieve technical and commercial milestones in both uranium mining and SMR development.

We are dependent on additional financing to conduct our business plan.

Both our uranium and small modular reactor (SMR) business lines will require significant and ongoing investment to support their respective development, exploration, and commercialization activities. As an early-stage company with limited operating history and no current revenues, we are highly dependent on our ability to attract and retain consistent sources of external funding to advance our projects and execute our business strategies.

To date, we have devoted most of our financial resources to the acquisition and development of our mining assets and to the initial acquisition of our SMR technology. The capital requirements for both business lines are substantial and are expected to increase as we progresses through exploration, permitting, engineering, regulatory compliance, infrastructure buildout, and, in the case of SMRs, advanced research, prototyping, and potential commercialization. Our current and future expense levels are based largely on estimates of planned operations and anticipated future revenues, rather than on actual experience or established revenue streams.

Even with the gross proceeds raised through recent private placements and a Regulation CF offering, we will require additional financing to execute our business plans for both mining and SMR development. There is no assurance that future financing will be available, or that, if available, we will be on terms acceptable to our Company. If we are unable to secure additional funding when needed, we may be forced to delay, scale back, or discontinue certain development activities, which could materially and adversely affect our business, financial condition, and operating results. Moreover, additional financing could impose significant restrictions on our operations in the case of debt financing or result in substantial dilution for our shareholders in the case of equity financing. These risks apply equally to both our mining and SMR business lines, and the inability to obtain adequate funding on acceptable terms could limit our ability to capitalize on opportunities, respond to competitive pressures, or achieve our Company’s strategic objectives in either area. If we are unable to obtain the necessary capital to fund our ongoing operations and planned growth, our business, prospects, financial condition, and results of operations could be materially and adversely affected across both our mining and SMR business lines.

We have not generated profits or revenues, and does not expect to do so in the near term. As a result, our ability to curtail future losses and reach sustained profitability is unproven, and we may never achieve or sustain profitability.

We had minimal cash and cash equivalents as of November 30, 2024 and November 30, 2025, and had a net loss for the period from incorporation to November 30, 2024, and for the year ended November 30, 2025. As of November 30, 2024 and November 30, 2025, our net cash was $717 and $1,301,928, respectively, and our net loss was $1,020,057 and $5,260,632, respectively. To date, we have devoted most of our financial resources to the acquisition of our interest in the Aurora Uranium Project and payments to our consultants and service providers. Because of the numerous risks and uncertainties associated with our industry, we are unable to accurately predict the timing or amount of increased expenses or when or if we will be able to maintain profitability. We expect to incur increased expenses as it continues the exploration and development of our assets. If any of the jurisdictions in which we operate pass laws that regulate exploration and development of mining assets, particularly those prospective for uranium and other energy metals, then we will likely see an increase in our expenses due to our attempts to comply with those regulations. We also expects an increase in our expenses associated with creating additional infrastructure (including hiring additional personnel) to explore and develop our assets. As a result, we may incur net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows may have an adverse effect on our shareholders’ equity and working capital. We do not expect to generate any revenue or achieve profitability in the near term.

Our financial statements were prepared on a going concern basis.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As of November 30, 2024 and November 30, 2025, our net cash was $717 and $1,301,928, respectively, and our net loss was $1,020,057 and $5,260,632, respectively. These factors raise significant doubt about our ability to continue as a going concern within one year after the date of the financial statements being issued, which is dependent on our ability to raise additional funds and implement our business plan. Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern, and such adjustments could be material. Even with the gross proceeds of $3,047,312 raised through recent private placements and $4,968,536 raised through a recent Regulation CF offering, we will require additional financing to execute on our business plan.

To date, we have not generated any material revenue, and does not expect to generate material revenue for the foreseeable future while we have substantial overhead expenses. We do not expect to generate meaningful revenue unless and until it acquires sole ownership and control of the Aurora Uranium Project and brings the project from our current exploration stage into commercial production, or is able to finalize development of and commercialize our SMR technology and related services, and we may not be able to do so on our anticipated timetable, if at all. We expect our expenses and capital expenditures to increase in connection with our ongoing activities, including developing and advancing our SMR technology and other products and services, obtaining Nuclear Regulatory Commission (NRC) design certification of and standard design approval (SDA) for our SMR technology and completing our manufacturing preparation and trials. We also expects to incur additional costs associated with operating as a public company.

There is no assurance that future financing will be available, or that, if available, we will be on acceptable terms. Our failure to raise capital as and when needed could have a negative impact on our financial condition and our ability to pursue our business strategies. Moreover, any additional financing could impose undue restrictions on operations in the case of debt financing or result in substantial dilution for shareholders in the case of equity financing. If we are unable to continue as a going concern, we may be forced to liquidate our assets and the values it receives for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Our uranium exploration and development business is entirely dependent on the successful ownership and control of the Aurora Uranium Project.

Our business strategy and prospects are highly dependent on the Aurora Uranium Project, which we now own and control following the closing of the Aurora Option Agreement. Although the transaction has been completed, our ability to execute our business plan remains substantially dependent on the successful advancement of the Aurora Uranium Project. We currently have no other uranium exploration or development projects, and the Aurora Uranium Project represents our principal asset.

As a result, any adverse developments affecting the Aurora Uranium Project, or our inability to advance the project toward commercial production, would materially impair our ability to execute our business strategy. Such developments could significantly compromise our operational capacity, undermine our value, and adversely affect our financial condition, results of operations, and future viability.

Volatility in uranium prices may adversely affect the economic viability of the Aurora Uranium Project and our business.

Uranium prices are volatile and subject to factors beyond our control, including global supply and demand conditions, geopolitical events, government policies affecting nuclear energy, and broader commodities market trends. Sustained declines or significant fluctuations in uranium prices could adversely affect the economic viability of the Aurora Uranium Project or delay or limit its development. Price volatility may also make it difficult to forecast project economics and plan development activities. Any of these factors could materially and adversely affect our business, financial condition, results of operations, and future prospects.

We operate in a competitive and rapidly changing industry, which makes it difficult to evaluate our business and prospects.

The mining and energy metals market through which we intend to derive our revenue is a rapidly evolving industry. The growth of this market is subject to a high degree of uncertainty. Our future operating results will depend on numerous factors affecting the industry, many of which are beyond our control, including:

●	Fluctuations in Commodity Prices: Volatile prices for uranium and other energy metals can significantly impact revenue, profitability, and ability to fund ongoing and future projects;
●	Regulatory Restrictions: Regulatory agencies, national and local governments, and municipalities may restrict our ability to operate at the level at which our desires to operate, or at all; and
●	General Economic Conditions: Broader economic factors, such as recession, inflation, and changes in interest rates, can affect investor confidence, capital availability, and overall demand for our products.

Our ability to plan for development will be significantly affected by our ability to anticipate and adapt to relatively rapid changes in the tastes and preferences of potential customers. In addition, we may be restricted from operating our business due to public health and safety measures implemented in response to future pandemics or unforeseen disasters, including war. Furthermore, from time to time, we may re-evaluate the market in which our operates and the performance of our current business model, and we may in the future discontinue operations in certain markets as a result of such evaluations.

Our business is subject to risks inherent in mineral exploration and development activities.

We are subject to the risks normally encountered by companies in the mineral exploration and development industry. These risks include, but are not limited to:

●	The discovery of unusual or unexpected geological formations during exploration or drilling programs;
●	Accidental fires, floods, earthquakes, or other natural disasters in Malheur County’s high desert environment;
●	Unplanned power outages, water shortages, or equipment failures affecting field activities;
●	Challenges in controlling water inflows or other hazards during exploratory drilling;

●	Labor disruptions, disputes, or difficulties securing skilled personnel for specialized uranium exploration;
●	Delays in obtaining machinery, equipment, or permits required for continued exploration and development;
●	Liability for potential environmental impacts, even during exploration, under Oregon’s regulatory framework; and
●	Other known and unknown risks inherent in exploring and developing uranium projects, including fluctuations in uranium markets, regulatory changes, and stakeholder opposition.

The exploration and development of mineral properties is affected by many factors, including, but not limited to: the cost of operations; variations in the grade of mineralized material; fluctuations in metal markets; costs of extraction and processing equipment; availability of equipment and labor; labor costs and possible labor strikes; government regulations, including without limitation, regulations relating to taxes, royalties, allowable extraction or production, and importing and exporting of minerals; government actions, including without limitation the establishment or expansion of mineral withdrawals, parks and monuments; land exchanges; foreign exchange; employment; worker safety; transportation; and environmental protection.

We and our target customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect us and our target customers.

The risks associated with radioactive materials and the public perception of those risks can affect our business. Opposition by third parties can delay or prevent the construction of new nuclear power plants and can limit the operation of nuclear reactors. Adverse public reaction to developments in the use of nuclear power could directly affect our customers and indirectly affect our business. In the past, adverse public reaction, increased regulatory scrutiny and litigation have contributed to extended construction periods for new nuclear reactors, sometimes delaying construction schedules by decades or more or even shutting down operations. In addition, anti-nuclear groups in Germany successfully lobbied for the adoption of the Nuclear Exit Law in 2002, under which all remaining nuclear power plants in Germany were shut down in April 2023. Similar anti-nuclear groups and non-governmental organizations are active in the United States and may be successful in lobbying domestic governments to restrict the use of nuclear energy. Adverse public reaction could also lead to increased regulation or limitations on the activities of our customers, more onerous operating requirements or other conditions that could have a material adverse impact on our customers and our business.

Further, public perception of nuclear safety and viability can also influence the willingness of investors and financial institutions to fund nuclear projects. Negative public sentiment can increase financing costs and make it more difficult to secure the necessary capital. However, public preferences for energy sources can influence the demand for nuclear energy. A positive perception of nuclear power as a clean and reliable energy source can boost our market appeal.

Accidents involving nuclear power facilities, including but not limited to events like the Three Mile Island, Chernobyl and Fukushima Daiichi nuclear accidents, or terrorist acts or other high-profile events involving radioactive materials could materially and adversely affect our target customers and the markets in which it operates and increase regulatory requirements and costs that could materially and adversely affect our business.

Our future prospects are dependent upon a certain level of public support for nuclear power. Nuclear power faces strong opposition from certain competitive energy sources, individuals and organizations. The accident that occurred at the Fukushima nuclear power plant in Japan in 2011 increased public opposition to nuclear power in some countries, resulting in a slowdown in, or, in some cases, a complete halt to new construction of nuclear power plants, an early shut down of existing power plants or a dampening of the favorable regulatory climate needed to introduce new nuclear technologies, all of which could negatively impact our business and prospects. As a result of the Fukushima accident, some countries that were considering launching new domestic nuclear power programs delayed or cancelled the preparatory activities they were planning to undertake as part of such programs. If accidents similar to the Fukushima disaster or other events, such as terrorist attacks involving nuclear facilities, occur, public opposition to nuclear power may increase, regulatory requirements and costs could become more onerous, and customer demand for our products could suffer, which could materially and adversely affect our business and operations.

Intense competition in the mining and SMR markets could limit our ability to capture and retain market share.

Both our energy metals mining and SMR businesses face industries crowded with entrenched incumbents and well-funded new entrants that command deep technical knowledge, robust supply chains, and proprietary technologies. Competitors routinely deploy substantial financial and human capital to secure prime resource deposits, advance alternative reactor designs, and negotiate favorable offtake and power-purchase agreements. Their scale and first-mover advantages enable aggressive pricing, rapid innovation, and the recruitment of key talent, leaving us with fewer strategic opportunities. If we fail to match their pace of development or to differentiate our offerings, we could experience reduced sales opportunities, unfavorable pricing dynamics, and compressed margins, any of which could materially and adversely affect our business, financial condition, and results of operations.

Public acceptance of nuclear energy and competition from other energy sources is unknown.

Growth of the uranium and nuclear industry will depend upon continued and increased acceptance of nuclear technology as an economic means of generating electricity. Because of unique political, technological and environmental factors that affect the nuclear industry, including the risk of a nuclear incident and fears of nuclear incidents in the event of terrorism, wars, insurrections or natural disasters, the industry is subject to public opinion risks that could have an adverse impact on the demand for nuclear power and increase the regulation of the nuclear power industry. Nuclear energy competes with other sources of energy, including oil, natural gas, coal, hydroelectricity and renewable energy sources. These other energy sources are to some extent interchangeable with nuclear energy, particularly over the longer term. Sustained lower prices of oil, natural gas, coal and hydroelectricity may result in lower demand for uranium concentrations. Increased government regulation and technical requirements may make nuclear energy uneconomic, resulting in lower demand for uranium concentrates. Technical advancements and government subsidies in renewable and other alternate forms of energy, such as wind and solar power, could make these forms of energy more commercially viable and put additional pressure on the demand for uranium concentrates.

Unfavorable media coverage of mining or nuclear energy could negatively affect our business.

In the future, our proposed operations and activities may subject us to media coverage relating to mining and the production of uranium and other forms of nuclear energy, some of which can be inaccurate, non-objective or politically motivated. As a result, we may frequently need to address or respond to such media coverage, which can be costly and time-consuming. Such inaccurate and non-objective media coverage can also negatively impact public perception of our business activities, the market for our securities, government relations, permitting activities and legal challenges. Further, given the controversial nature of the mining and nuclear industries, we may be subject to the risk that suppliers, customers, co-venturers or other business relations may be discouraged from or decline to continue commercial relations with or enter into new commercial relations or arrangements due to fear of reprisals from the media, public or special interest groups based on public perceptions of the nature of our business or the nature or location of the Aurora Uranium Project, particularly driven by the ability of the media, public and special interest groups to influence public perceptions through the media, social media and the internet.

Mining operations involve a high degree of risk.

The exploration, construction, development, operation and other activities associated with mineral projects, along with the expansion of existing recovery operations and mining activities and restarting of projects, involve significant risks, including financial, technical and regulatory risks. The development or advancement of the Aurora Uranium Project is contingent upon obtaining satisfactory exploration results, project permitting and licensing and financing. The exploration, construction, development, operation and other activities associated with mineral projects involve significant financial risks over an extended period of time, which even a combination of careful evaluation, experience and knowledge may not eliminate. While discovery of a mine or other facility may result in substantial value, few properties that are staked and explored are ultimately developed into producing mines or extraction or recovery facilities. Major expenses may be required to establish mineral resources and mineral reserves by drilling and to finance, permit, license and construct extraction, mining, recovery and processing facilities. It is impossible to ensure that the current or proposed exploration, permitting, construction and development programs on the Aurora Uranium Project will result in profitable commercial extraction, mining or recovery operations.

Whether a mineral deposit will be commercially viable depends on a number of factors, which include, among other things: the accuracy of estimates; the particular attributes of the deposit, such as our size, geology, grade and accessibility; the ability to economically recover commercial quantities of the minerals; proximity to necessary infrastructure and availability of personnel; financing costs; governmental regulations, including regulations relating to prices, taxes, reclamation bonds and royalties; the potential for litigation; land use; importing and exporting; and environmental and cultural protection, including but not limited to the governmental establishment of mineral withdrawals, parks and monuments and land exchanges. The construction, development, expansion and restarting of projects like the Aurora Uranium Project are also subject to: the successful completion of engineering studies with adequate results to proceed; the issuance of necessary governmental licenses and permits; the availability of adequate financing; engineering and construction timetables and capital costs being correctly estimated for our projects, including restarting projects on standby; and such construction timetables and capital costs not being affected by unforeseen circumstances, including but not limited to delays due to litigation/injunctions. The effect of these factors cannot be accurately predicted, but the combination of these factors, along with others, may result in us not receiving an adequate return on invested capital.

It is possible that actual costs and economic returns of future extraction of uranium at the Aurora Uranium Project may differ materially from our best estimates. It is not unusual in the mining industry for new mining operations and facilities to experience unexpected problems during the start-up phase, to take much longer than originally anticipated to bring them into a recovery or producing phase, to require more capital than anticipated, to operate at a higher cost than expected and/or to have reclamation liabilities that are higher than expected.

Opposition to mining may disrupt our business activities.

In recent years, governmental agencies, non-governmental organizations, individuals, communities and courts have become more vocal and active with respect to their opposition of certain mining and business activities. This opposition may take on forms such as road blockades, vandalism, threats and/or slander, applications for injunctions seeking to cease certain construction, development, extraction, mining and/or milling or recovery activities, refusals to grant access to lands or to sell lands on commercially viable terms, lawsuits for damages or to revoke or modify licenses and permits, issuances of unfavorable laws and regulations, changes in regulatory attitudes and interpretations and other rulings contrary to or otherwise harming our interests. These actions can occur in response to current activities or in respect of mines or facilities that are decades old. In addition, these actions can occur in response to our activities or the activities of other unrelated entities. Opposition to our activities may also result from general opposition to nuclear energy and mining. Opposition to our proposed operations and business activities is beyond our control. Any opposition to our proposed operations or business activities may cause disruptions and may result in increased costs and delays, which could have a material adverse effect on our business and financial condition.

The Aurora Uranium Project is in the exploration stage. There is no assurance that we can establish the existence of any mineral reserve from the Aurora Uranium Project in commercially exploitable quantities. Until then, we cannot earn any revenues from the Aurora Uranium Project, and our business could fail.

We have not established that the Aurora Uranium Project contains any commercially exploitable quantities of mineral reserve, nor can there be any assurance that we will be able to do so. The probability of the Aurora Uranium Project ever having a commercially exploitable mineral reserve that meets the requirements of the SEC may be remote. Even if we do eventually discover commercially exploitable quantities of mineral reserve on the Aurora Uranium Project, there can be no assurance that it can be developed into a producing mine and extract those minerals. Both mineral exploration and development involve a high degree of risk and few properties, which are explored, are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the deposit to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Even if commercial viability of a mineral deposits are established, it may take several years until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable reserves through sampling, to determine the optimal metallurgical process to extract the metals from the tailings and, in the case of new properties, to construct processing facilities. Because of these uncertainties, no assurance can be given that our exploration programs will result in the establishment or expansion of a mineral deposit or reserves.

The Aurora Uranium Project is a high-risk project, and investors should not make an investment in us unless you have the ability to lose your entire investment.

Our exploration and development activities may not be commercially successful.

Our long-term success depends on our ability to identify mineral reserves in the Aurora Uranium Project or other properties we may acquire that we can then develop into commercially viable processing operations. There is no assurance that the Aurora Uranium Project contains commercially exploitable minerals. Moreover, mineral exploration and development is highly speculative in nature, involves many risks and is frequently non-productive. The inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the conduct of exploration and development programs. The success of mineral exploration and development is determined in part by the following factors:

●	the identification of potential mineralization based on analysis;
●	the availability of permits;
●	the quality of our management and it geological and technical expertise; and
●	the capital available for exploration.

Substantial expenditures and time are required to establish existing proven and probable reserves through analysis, and to develop the processing facilities and infrastructure at any site chosen for processing. Whether a mineral deposits will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, allowable production, importing and exporting of minerals and environmental protection. Any one or a combination of these factors may result in you not receiving an adequate return on your investment in us or any other mineral project we may pursue. The decision to abandon a project will have an adverse effect on the market value of our securities and our ability to raise future financing.

Mining and mineral exploration is inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans.

Mining and mineral exploration involves various types of risks and hazards, including:

●	environmental hazards;
●	power outages;
●	metallurgical and other processing problems;
●	personal injury, flooding, fire, explosions, cave-ins, landslides and rock-bursts;
●	inability to obtain suitable or adequate machinery, equipment, or labor;
●	metals losses;
●	fluctuations in exploration, development and production costs;
●	labor disputes;
●	unanticipated variations in grade;
●	mechanical equipment failure; and
●	periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, the Aurora Uranium Project, production facilities or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability. We may not be able to obtain insurance to cover these risks at economically feasible premiums. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, may be prohibitively expensive. We may suffer a material adverse effect on our business if not covered by insurance policies. We operations may contain significant uninsured risks which could negatively impact future profitability.

Any exploration of the Aurora Uranium Project contains and will contain certain risks, including unexpected or unusual operating conditions. It is not always possible to insure against these risks. Should events such as these arise, they could reduce or eliminate your investment in us as well as result in increased costs and a decline in the value of your investment.

Mineral operations are subject to market forces outside of our control which could negatively impact our Company.

The marketability of minerals is affected by numerous factors beyond our control including market fluctuations, government regulations relating to prices, taxes, royalties, allowable production, imports, exports and supply and demand. One or more of these risk elements could have an impact on the costs of our operations and, if significant enough, could impact your investment.

We may be unable to obtain and renew permits, mine plan modifications and approvals, leases or other rights necessary for our operations, which would reduce our production, cash flows and profitability.

Mining companies must obtain numerous regulatory permits that impose strict conditions on various environmental and safety matters. The permitting rules are complex and change over time, potentially in ways that may make our ability to comply with the applicable requirements more difficult or impractical or even preclude the continuation of ongoing operations or the development of future mining operations. The public, including special interest groups, Tribal groups, and individuals, have certain rights under various statutes to comment upon, submit objections to and otherwise engage in the permitting process, including bringing citizens’ lawsuits or administrative actions to challenge permits or mining activities. Oregon is an Agreement State under the Agreement State Program with the NRC. Through the Agreement State Program as well as Oregon’s consolidated mine permitting process, we will need to continue to navigate permitting processes through different agencies at the local, state, federal and Tribal levels. For example, operations that could potentially impact surface or groundwater are required to obtain permits through state and federal agencies that regulate water resources. The same is true of potential air impacts, impacts to ecological resources, such as wetlands, and impacts to cultural resources. Additionally, mine sites that are located on federal lands are required to follow federal National Environmental Protection Act (“NEPA”) regulations. Thus, past or ongoing violations of federal and state mining laws by us or by mining operations owned or controlled by our significant stockholders, directors or officers could provide a basis to revoke existing permits and to deny the issuance of additional permits or modification or amendment of existing permits. This is known as being “permit-blocked.” In recent years, the permitting required for coal mining has been the subject of increasingly stringent regulatory and administrative requirements and extensive litigation by environmental groups.

As a result, the permitting process is costly and time-consuming, required permits may not be issued or renewed in a timely fashion (or at all), and permits that are issued may be conditioned in a manner that may restrict our ability to conduct our mining activities efficiently. In some circumstances, regulators could seek to revoke permits previously issued. We are required under certain permits to provide data on the impact on the environment of proposed exploration for or production of coal to governmental authorities.

Future changes or challenges to the permitting and mine plan modification and approval process could cause additional increases in the costs, time, and difficulty associated with obtaining and complying with the permits, and could delay or prevent commencing or continuing exploration or production operations, and as a result, adversely affect our production, cash flows and profitability.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on us as well as any other business in which we engage.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact the ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of our operations or any other mineral projects we may pursue.

Our exploration and development activities are subject to environmental risks, which could expose us to significant liability and result in the delay, suspension or termination of our operations.

The exploration, future development and production phases of our business will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation.

They also set out limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulations may adversely affect our operations. If we fail to comply with any of the applicable environmental laws, regulations or permit requirements, we could face regulatory or judicial sanctions. Penalties imposed by either the courts or administrative bodies could delay or stop operations or require a considerable capital expenditure. Although we intend to comply with all environmental laws and permitting obligations in conducting our business, there is a possibility that those opposed to exploration and mining will attempt to interfere with our operations, whether by legal process, regulatory process or otherwise.

Environmental hazards unknown to Eagle, which have been caused by previous or existing owners or operators of the properties, may exist on the properties comprising the Aurora Uranium Project. It is possible that these properties could be located on or near the site of a Federal Superfund cleanup project; as such, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise. The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act restricts the emission of air pollutants from many sources, including mining and processing activities. Our processing operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

The National Environmental Policy Act (“NEPA”) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an Environmental Impact Statement (“EIS”). The U.S. Environmental Protection Agency (“EPA”), other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate our potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

The Clean Water Act (“CWA”), and comparable state statutes, imposes restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from our operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act (“SDWA”) and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SDWA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

We could be subject to environmental lawsuits.

Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around the Aurora Uranium Project.

Mining presents potential health risks; payment of any liabilities that arise from these health risks may adversely impact Eagle.

Complying with health and safety standards will require additional expenditure on testing and the installation of safety equipment. Moreover, inhalation of certain minerals can result in specific potential health risks. Symptoms of these associated diseases may take years to manifest. Failure to comply with health and safety standards could result in statutory penalties and civil liability. We do not currently maintain any insurance coverage against these health risks. The payment of any liabilities that arise from any such occurrences could have a material, adverse impact on us.

Mining, extraction, recovery, processing, construction, development and exploration activities depend, to a substantial degree, on adequate infrastructure.

Reliable roads, bridges, power sources and water supply are important determinants affecting capital and operating costs. While there is existing infrastructure at the Aurora Uranium Project, including public roads and a nearby power substation, the infrastructure may require improvements in order to support future mining operations. We will also need to acquire groundwater rights through the permitting process in the local jurisdiction. In addition, unusual or infrequent weather phenomena, including drought, flooding, sabotage, government and/or other interference in the maintenance or provision of such infrastructure could adversely affect our operations and activities, financial condition and results of operations.

The cost of electricity generated from nuclear sources may not be cost competitive with other electricity generation sources in some markets, which could materially and adversely affect our business.

Some electricity markets experience very low power prices due to a combination of subsidized renewables and low-cost fuel sources, and we may not be able to compete in these markets unless the benefits of the carbon-free, reliable and/or resilient energy generation are sufficiently valued in the market. Given the relatively lower electricity prices in the United States when compared to many international markets, the risk may be greater with respect to business in the United States.

Loss of government incentives to use nuclear power may have an adverse impact on the market for SMRs.

In the United States, the IR Act provides production tax credits for advanced reactors and small modular reactors and the ADVANCE Act of 2024 provides further incentives such as reduced licensing fees and expedited pathways to approval. The United States may decide to reduce or eliminate these or other economic incentives or curtail legislative programs supportive of nuclear energy technologies for political, financial or other reasons. Any reductions in, or eliminations of, government subsidies, economic incentives or favorable legislative programs could reduce demand for our future products and adversely affect our business prospects and results of operations.

Operational challenges due to unexpected repairs and technical issues may adversely affect our financial stability.

Our operations could face significant setbacks due to unforeseen technical and mechanical issues, necessitating costly repairs and maintenance. While we strives to optimize operations for efficiency and cost-effectiveness, such disruptions could negatively impact our bottom line and operational forecasts.

We are subject to technical innovation and obsolescence.

Requirements for our products and services may be affected by technological changes in nuclear reactors, and enrichment and used uranium fuel reprocessing. These technological changes could reduce the demand for our products and services and/or increase the supply of competitive products and services. The cost competitiveness of our operations may be impacted through the development and commercialization of other mining, processing and other technologies. As a result, our competitors may adopt technological advancements that give them an advantage over us or that reduce the demand for our products or make them obsolete.

We may expand our business in the future and enter into new lines of business or geographic markets, which may result in additional risks, uncertainties and costs in our business.

We may grow our business by offering additional services, by entering into new lines of business and by entering into, or expanding our presence in, new geographic markets. Introducing new services could increase our operational costs and the complexities involved in managing such services, including with respect to ensuring compliance with applicable regulatory requirements. For example, we are actively engaged in the advancement of SMR technology as a core component of our strategic growth plan. To the extent we enter into new lines of business, we will face numerous risks and uncertainties, including risks associated with the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk, the required investment of capital and other resources and the loss of investors due to the perception that we are no longer focusing on our core business. In addition, we may, from time to time, explore opportunities to grow our business via acquisitions, partnerships, investments, or other strategic transactions. There can be no assurance that we will identify, negotiate, or complete such transactions, that any completed transactions will produce favorable financial results, or that we will be able to successfully integrate an acquired business with our business.

Entry into certain lines of business or geographic markets or introduction of new types of services may subject us to new laws and regulations with which we are not familiar or from which we are currently exempt and may lead to increased litigation and regulatory risk. In addition, certain aspects of our cost structure, such as costs for compensation, communication and information technology services, and depreciation and amortization, will be largely fixed, and we may not be able to timely adjust these costs to match fluctuations in revenue related to growing our business or entering into new lines of business. If a new business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our business, financial condition, and results of operations could be materially and adversely affected.

The market for SMRs generating nuclear power is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected.

The market for SMRs has not yet been established. Our estimates for the total addressable market are based on a number of internal and third-party estimates, including our potential contracted revenue, the number of potential customers, assumed prices and production costs, our ability to leverage our current logistical and operational processes, and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our services, as well as the expected growth rate for the total addressable market for our services, may prove to be incorrect.

Our licensed SMR technology is at an early stage, may never achieve commercial viability, and loss of the license would terminate our ability to pursue this business.

We hold an exclusive patent license, executed June 20, 2025, to a portfolio of small modular nuclear reactor patent applications from UNM Rainforest Innovations, the technology licensing arm of the University of New Mexico. The company has not built a working prototype or demonstrated commercial-scale performance. To commercialize the technology, we must complete fundamental design, materials, and control-system development; construct and test pilot units; and scale specialized manufacturing, each of which could reveal technical defects, cost overruns, or delays that exhaust capital or require uneconomic redesigns. The license agreement requires escalating maintenance fees, minimum royalties, reimbursement of all patent expenses, and quarterly diligence reporting. Failure to meet any obligation, or an adverse liquidity event, could allow UNMRI to terminate the license on thirty days’ notice, forcing us to halt development and write off our cumulative investment. U.S. government “march-in” rights and university research carve-outs further limit exclusivity. In addition, the uranium nitride fuel required for use in SMR technology will require qualification by the NRC prior to use, and such qualification may not be obtained in a timely manner or at all. If we cannot overcome these technical, contractual and procedural risks, we will have no viable SMR product and could incur material impairment charges and adverse effects on our business, financial condition, and results of operations.

We depend entirely on a single license for our SMR technology platform.

All intellectual-property rights for our SMR program derive from the June 20, 2025 license with UNM Rainforest Innovations. Any default in payment, diligence, reporting, insurance, or insolvency covenants could result in termination on thirty days’ notice. We have no alternative reactor design under development; loss of the license would eliminate our only SMR product line, require a full write-off of our investment, and materially harm our business, financial condition, and results of operations.

Our SMR development remains conceptual and faces significant technical risk.

All reactor design, fuel qualification, and safety-case preparation are preliminary. We must convert laboratory concepts into engineering models, select materials capable of withstanding sustained neutron flux, and integrate nuclear-grade digital control systems. Discovery of material incompatibilities, flawed thermal-hydraulic assumptions, or integration conflicts could require costly redesigns, delay subsequent testing and regulatory engagement, and deplete limited capital. In addition, further development of the SMR technology will require us to hire personnel with a high degree of very specialized knowledge and technical expertise, and while we are actively recruiting such personnel, there is no guarantee we will be successful in hiring persons with the required skillsets. If these issues prevent us from building a functional prototype, our Company will have no SMR product to advance and could incur significant write-offs with a material adverse effect on our business, financial condition, and results of operations.

We lack the manufacturing infrastructure to scale any future SMR prototype, and early production efforts may cause significant cost overruns and delays.

We currently have no dedicated fabrication lines, qualified supply chain, or nuclear-quality assurance program capable of producing serial reactor modules. Converting a prototype into marketable units will require purpose-built facilities, qualified suppliers of reactor-grade forgings and advanced alloys, and process controls that meet strict nuclear codes. Early pilot runs may reveal weld defects, additive-manufacturing inconsistencies, or heat-treatment deviations that require costly rework. Because critical components often come from single-source vendors with long lead times, fabrication errors or late deliveries could cause multi-month delays, trigger liquidated damages under customer contracts, and undermine project economics. Failure to establish reliable, scalable production at acceptable cost and within projected timelines could result in lost orders, reputational harm, and a material adverse effect on our business, results of operations, and liquidity.

A nuclear incident involving SMR technology could result in extensive liability and irreparable reputational harm.

An accidental release of radioactive material, loss-of-coolant event, sabotage, or other safety failure at an SMR site utilizing our technology could endanger public health, prompt emergency evacuations, and expose us to potentially unlimited civil liability under federal and state law. Even incidents at unrelated nuclear facilities could intensify public opposition, prompt moratoria, or result in more stringent regulations that limit deployment. Any such event could lead to prolonged operational shutdowns, contract cancellations, higher insurance and security costs, and severe reputational damage, any of which could materially and adversely affect our business, financial condition, and operating results.

A shortage of specialized nuclear talent could delay key milestones and increase labor costs.

Designing, licensing, and operating SMRs requires engineers, radiation-protection specialists, and project managers with rare credentials and, in many cases, U.S. security clearances. Competition for such expertise is intense. If we cannot recruit or retain critical personnel when needed, design reviews, licensing submissions, and supplier audits could be delayed. In addition, bidding aggressively for scarce talent could increase operating expenses. Either development delays or higher labor costs could undermine the viability of our SMR program and materially and adversely affect our business, financial condition, and results of operations.

Competitors in China and Russia currently operate commercial SMRs and may have advantages in marketing their SMRs to potential customers.

Competitors in Russia and China, such as Rosatom and China National Nuclear Corporation, currently operate commercial SMRs in those countries. Although their SMR designs have not been approved by the NRC or in any jurisdiction outside of their native countries, those competitors may have a competitive advantage if they are able to obtain approval comparable to the NRC’s SDA, or if they can otherwise demonstrate to potential customers the value and benefits of their SMRs, particularly in jurisdictions that have less stringent regulatory requirements. In addition, these competitors may have access to greater government or other funding to develop and commercialize their SMRs than we do.

The nature of our business involves significant risks and uncertainties that may not be covered by insurance or indemnity.

As an early-stage uranium mining and SMR developer, certain of our activities are inherently hazardous and could result in loss of life, significant property damage, or environmental contamination. Key risks include:

●	Mining Operations Hazards: Our future mining activities will involve heavy machinery, explosives, and the handling of radioactive materials, which pose risks of accidents, equipment failure, and exposure to harmful substances. Such incidents could lead to serious injuries, fatalities, or fatalities among our workforce and local communities.
●	SMR Technology Hazards and Nuclear Liability: Reactor construction, commissioning, and operation introduce unique nuclear-safety risks, including criticality accidents, coolant loss, and spent-fuel handling, that could release radiation beyond site boundaries. Although U.S. law provides a tiered system of nuclear liability protection, the statutory cap and available industry pools may prove insufficient for a severe event, and comparable frameworks may not exist or be enforceable in jurisdictions outside the United States.
●	Environmental Impact and Compliance: Uranium mining and processing and SMR development can have substantial environmental impacts, including soil and water contamination, radioactive waste management, and habitat disruption. Compliance with stringent environmental regulations is mandatory, and any failure to adhere can result in legal penalties, operational shutdowns, and long-term environmental damage.
●	Regulatory and Permitting Challenges: Obtaining and maintaining the necessary permits and licenses for our operations is complex and subject to rigorous scrutiny by national and local regulatory bodies. Changes in regulations or delays in permitting could impede our ability to operate effectively and expand our projects.
●	Public Health and Safety Concerns: The handling and storage of radioactive materials requires stringent safety protocols to prevent accidents and unauthorized access. Any breach in these protocols could lead to public health crises, loss of trust, and significant legal liabilities.
●	Reputation and Community Relations: Incidents of environmental harm, accidents, or non-compliance with safety standards can severely damage our reputation among customers, investors, regulatory authorities, and the general public. Negative public perception can lead to increased opposition from communities and environmental groups, making it more difficult to operate and expand our business.
●	Insurance Limitations: While we intend to maintain insurance coverage to mitigate some of these risks as is determined prudent and reasonable by our Company, the policies may not be comprehensive enough to cover all potential liabilities, especially those related to large-scale environmental disasters or catastrophic accidents. Claims exceeding our insurance limits or arising from uninsured events could have a detrimental impact on our financial condition, cash flows, and overall operating results.
●	Indemnification Constraints: Indemnification agreements may provide coverage for certain claims or liabilities resulting from our operations. However, these agreements may not cover all possible scenarios, particularly those involving gross negligence, intentional misconduct, or violations of environmental laws. In such cases, we may be exposed to substantial financial liabilities.

Any accident, failure, environmental damage, or liability, whether fully covered by insurance or not, could negatively affect our financial stability, disrupt our operations, and harm our reputation. This could lead to increased scrutiny from regulatory bodies, loss of investor confidence, and challenges in securing future funding or permits necessary for our continued growth and success.

If we fail to effectively manage our anticipated growth, our business could suffer.

The planned growth of our commercial operations may place a significant strain on our management and on our operational and financial resources and systems. To manage growth effectively, we will need to maintain a system of management controls, and attract and retain qualified personnel, as well as develop, train, and manage management level and other employees. If we fail to manage our growth effectively, we could over-invest or under-invest in infrastructure, and result in losses or weaknesses in our infrastructure, which could have a material adverse effect on our business, results of operations, financial condition and cash flow. Any failure by we to manage our growth effectively could have a negative effect on our ability to achieve our development and commercialization goals and strategies.

We may be negatively impacted by the seasonality of our business.

Seasonal fluctuations, such as extreme weather conditions, could disrupt our future mining operations, leading to operational delays, increased costs, and reduced productivity. These disruptions may hinder our ability to meet production targets, maintain steady revenue streams, and achieve our strategic growth objectives. If we are unable to effectively manage the impacts of seasonality, our business, financial condition, and results of operations could be adversely affected.

Our reputation, or the reputation of our industry as a whole, may be harmed.

The reputation of our brand is critical to our business and competitiveness. If we fail, or are perceived to have failed, to effectively manage issues that pose reputational risks, such as mishandling client complaints, privacy breaches, or non-compliance with legal and regulatory requirements, then our business and prospects may be significantly harmed. Additionally, any negative allegations or publicity, whether substantiated or not, regarding our operations, management, compliance, financial condition, or prospects could severely compromise our reputation and adversely affect our financial performance and operating results. Furthermore, negative publicity about the mining and energy metals industry as a whole, or about our partners and service providers, could also damage our reputation regardless of our own practices. These factors could reduce client confidence, increase client attrition, and ultimately result in material and adverse effects on our business and financial condition.

Our growth strategy may not be successful.

We intend to expand our operations and customer base, in large part, by developing the Aurora Uranium Project, acquiring additional uranium mining properties and related technologies, including SMR technology, through the SMR License Agreement with UNMRI, and forming strategic partnerships within the nuclear energy sector. Our operations are subject to all the risks inherent in the growth of a new business, particularly within the uranium mining and energy metals industry. The timing and related expenses of expansion may cause our revenues, if any, to fluctuate.

The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business. This includes our ability to:

●	Establish Ongoing Relationships: Building and maintaining relationships with mining rights owners, surface owners, regulatory agencies, and industry partners is crucial. Failure to secure and sustain these relationships can impede our operational capabilities and project development.
●	Satisfy Legal and Regulatory Requirements: Navigating the complex legal and regulatory landscape of uranium mining requires substantial effort and expertise. Any delays or failures in obtaining necessary permits, licenses, or approvals can halt or slow down our projects.
●	Implement Strategies Effectively: Successfully executing our expansion strategies depends on our ability to manage resources, timelines, and operational efficiencies. Missteps in strategy implementation can lead to increased costs, project delays, or incomplete development.
●	Adapt to Operating Methods: As we expand, adapting to new operating environments, technologies, and methodologies is essential. Inability to effectively integrate new processes or technologies can reduce operational effectiveness and competitiveness.
●	Compete in the Market: The uranium mining industry is highly competitive, with established players possessing significant resources and expertise. Our ability to compete effectively against these entities is critical to our success. Failure to do so can result in lost opportunities and diminished market presence.

Additionally, we may encounter:

●	Unfamiliar Operating Environments: Expanding into new geographical areas or acquiring diverse types of mining properties may present unforeseen challenges related to local conditions, community relations, and logistical complexities.
●	Intense Competition: Competing with larger, more established companies in the uranium mining and SMR development sectors can limit our market share, access to resources, and profitability.

Due to these factors, along with inherent uncertainties in the implementation of our strategies and the dynamic nature of the industries in which we operate, we may not be successful in our proposed business activities.

We may encounter potential conflicts of interest from time to time, and the failure to identify and address such conflicts of interest could adversely affect our business.

We face the possibility of actual, potential, or perceived conflicts of interest in the ordinary course of our business operations. Conflicts of interest may exist between us and our clients, our clients and our future employees, and we and our directors and officers, if any. As we expand the scope of our business, we are critical for us to be able to timely address potential conflicts of interest, including situations where two or more interests within our businesses naturally exist but are in competition or conflict. However, appropriately identifying and managing actual, potential, or perceived conflicts of interest is complex and difficult, and our reputation and our clients’ confidence in us could be damaged if it fails, or appear to fail, to deal appropriately with one or more actual, potential, or perceived conflicts of interest. It is possible that actual, potential, or perceived conflicts of interest could also give rise to client dissatisfaction, litigation, or regulatory enforcement actions. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially and adversely affect our business in several ways, including the reluctance of some potential clients and counterparties to do business with Eagle. Any of the foregoing could materially and adversely affect our reputation, business, financial condition, and results of operations.

The Company and our directors and officers may be subject to litigation, arbitration, or other legal proceeding risk.

The Company and our management team members may be subject to arbitration claims and lawsuits in the ordinary course of our business. As of the date of the filing of this registration statement, we, nor our directors and officers are a party to, and are not aware of any threat of any legal proceeding that, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or operations. Actions brought against us may result in settlements, awards, injunctions, fines, penalties, and other results adverse to it. Predicting the outcome of such matters is inherently difficult, particularly where claims are brought on behalf of various classes of claimants or by many claimants, when claimants seek substantial or unspecified damages or when investigations or legal proceedings are at an early stage. A substantial judgment, settlement, fine or penalty could be material to our operating results or cash flows for a particular period, depending on our results for that period, or could cause us significant reputational harm, which could harm our business prospects.

In addition, even if we prevail in any litigation or enforcement proceedings brought against us, we could incur significant legal expenses defending against the claims, even those without merit. Moreover, because even claims without merit can damage our reputation or raise concerns among our clients, we may feel compelled to settle claims at significant cost. The initiation of any claim, proceeding or investigation against us, or an adverse resolution of any such matter could have a material adverse effect on our reputation, business, financial condition and results of operations and cash flows.

Our directors and executive management team may have conflicts of interest.

Our Chief Executive Officer also serves in roles at other companies in our industry, and this may apply to our future directors and officers as well. Such overlapping positions are common in the mining industry but could lead to potential conflicts between their responsibilities to us and their obligations to other entities. For example, our Chief Executive Officer and director, Mark Mukhija, also serves as a director of POWR Lithium Corp., a company focused on the exploration and development of lithium and energy metal assets, and as a director of Tactical Resources Corp., a company specializing in rare earth element exploration. Our directors and officers understand their legal responsibilities regarding corporate opportunities and conflicts of interest. We will rely on these applicable laws to address any conflicts or breaches of duty. All such conflicts will be disclosed in accordance with legal requirements, and our leadership will strive to meet their fiduciary duties to the best of their ability.

The success of our business is substantially dependent upon the efforts of our senior management team and our ability to attract additional personnel.

Our success depends largely on the skills, experience, and performance of key members of our senior management team who are critical to directing and managing our growth and development in the future. Our success is substantially dependent upon our senior management’s ability to lead our Company, implement successful corporate strategies and initiatives, develop key relationships, including relationships with collaborators and business partners, and successfully commercialize products and services. While our management team has significant experience in the mining and energy metals industry, we have considerably less experience in commercializing these products or services. The efforts of our management team will be critical as it develops our business.

The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of our management team into our Company could affect our ability to successfully grow our business.

Our future success will depend in large part upon the continued service of the members of our executive management team and key employees. In addition, our success also will depend on our ability to attract and retain qualified technical, sales and marketing, user support, financial and accounting, legal and other managerial personnel. The competition for skilled personnel in the industries in which we operate is intense. Our personnel generally may terminate their service at any time for any reason. We may incur significant costs to attract and retain highly skilled personnel, and we may lose new personnel to our competitors before it realizes the benefit of our investment in recruiting them. As we moves into new geographies, we will need to attract and recruit skilled personnel across functional areas. If we fail to attract new personnel or if it suffers increases in costs or business operations interruptions as a result of a labor dispute, or fails to retain and motivate our current personnel, it might not be able to operate our businesses effectively or efficiently, serve our future customers properly or maintain the quality of our services.

We may become dependent on future collaborations to develop and commercialize our uranium resources, as well as to provide operational support and maintenance capabilities essential for the success of our business.

We may enter into various collaborative agreements, including those related to exploration and development, environmental compliance, technological innovation, and project financing, to develop and commercialize our uranium projects. There is a risk that we could become dependent on one or more of these collaborative arrangements. Such collaborative agreements might be terminated by the partner, or the partner may decide not to actively pursue the co-development of our projects. Additionally, our collaboration partners may independently pursue competing technologies or projects. The occurrence of these risks could have a material adverse effect on our business, financial condition, and results of operations because they could lead to increased costs and operational disruptions. Furthermore, our ability to effectively execute our business strategies may be compromised due to our material dependence on these partners’ contributions and support.

We may not be able to create and maintain a competitive advantage, given the rapid technological and other competitive changes affecting all markets nationally and worldwide, and our success will depend on our ability to keep pace with any such changes.

We may not be able to create and maintain a competitive advantage in the uranium mining industry, given the rapid technological advancements and evolving competitive landscape. Our success will depend on our ability to keep pace with technological innovations, optimize our mining processes, and adapt to changing industry standards. Failure to innovate or respond effectively to competitive pressures could result in lost market opportunities, reduced operational efficiency, and diminished profitability, adversely affecting our business, financial condition, and results of operations.

If demand for our uranium resources does not develop as expected, our projected revenues and profits will be adversely affected.

Our future profits are influenced by factors such as global economic conditions, technological advancements in nuclear energy, geopolitical events, and evolving customer preferences for clean energy sources. We believe that the demand for uranium will continue to grow in alignment with the expansion of the nuclear energy sector. However, if our expectations regarding market size and our ability to secure contracts with utilities and strategic partners are not met, our revenue may not materialize as anticipated, adversely impacting our business and financial performance.

Our suppliers may experience development or manufacturing problems or delays that could limit the growth of our revenue or increase our losses.

Our uranium mining operations will depend on various suppliers for essential equipment, technology, and services. We may encounter unforeseen issues such as development problems, manufacturing delays, or supply chain disruptions that could limit our ability to maintain continuous operations and meet project timelines. Additionally, if our suppliers need to adjust their production processes to accommodate our expansion, this could lead to increased costs and further delays. Such supplier-related challenges could reduce our operational efficiency, increase our costs, and impair our ability to meet demand for our uranium resources in a timely manner. Consequently, this could negatively impact our revenue growth, project profitability, and overall business performance.

Failure of third-party systems upon which we rely could adversely affect our business operations.

We will rely on third-party systems and technologies for various aspects of our uranium mining operations, including data management, environmental monitoring, and operational logistics. Any failure, interruption, or deterioration in the performance or quality of these third-party services could adversely affect our business operations. Additionally, we may face challenges in obtaining or continuing to obtain necessary licenses and technologies from these third parties on reasonable terms, or at all, which could materially impact our ability to operate efficiently and achieve our strategic objectives. Disruptions in third-party systems could lead to operational delays, increased costs, and reduced productivity, negatively affecting our business, financial condition, and results of operations.

We face risks related to natural disasters, health epidemics and other outbreaks, and global conflicts, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or Internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to explore and develop our energy metal assets. Moreover, our business could also be adversely affected by Ebola virus disease, Zika virus disease, H1N1 flu, H7N9 flu, avian flu, SARS or other epidemics. We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine and the confrontations in the Middle East, including conflicts between Israel and Hamas, and between Iran and Israel. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from such conflicts or any other geopolitical tensions. U.S. and global markets have experienced and will likely continue to experience volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine and conflicts in the Middle East. Although the length and impact of the ongoing military conflict is highly unpredictable, the impact of these military conflicts could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.

We are continuing to monitor the situation in Ukraine, the Middle East and globally, and assessing its potential impact on our business. In addition, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Any of the above-mentioned factors could affect our business, prospects, financial condition, and operating results. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this registration statement.

If we are unable to attract and retain qualified management, we will be unable to operate efficiently, which could reduce our profitability.

Our business is managed by a small number of key executives and operational officers. We may be unable to hire and retain the sufficient skilled labor force necessary to operate efficiently and to support our growth strategy. Our labor expenses may increase because of a shortage in the supply of skilled personnel. Labor shortages, increased labor costs or the loss of key personnel could negatively impact our business. Future growth could also impose significant additional responsibilities on members of our senior management, including the need to recruit and integrate new senior level managers and executives. To the extent that we are unable to manage our growth effectively or is unable to attract and retain additional qualified management, we may not be able to expand our operations or successfully execute our business plan.

Information technology system failures, network disruptions or cybersecurity breaches could adversely affect our business.

We use and rely significantly on sophisticated information technology systems, networks, and infrastructure in conducting our day-to-day operations, and protecting sensitive information. In addition, we also relies on third-party software and information technology for certain of our critical accounting, project management and financial information systems. We also collect and retains information about our shareholders, vendors, and employees, with the expectation by such third parties that we will adequately protect such information.

Information technology system failures, including suppliers’ or vendors’ system failures, could disrupt our operations by causing transaction errors, processing inefficiencies, other business disruptions or the loss of employee or other third-party personal information. We expect that system interruptions and delays may occur in the future, given the increasing diversity and sophistication of cybersecurity threats. In addition, our systems, networks and infrastructure could be damaged or interrupted by natural disasters, power loss, telecommunications failures, intentional or inadvertent user misuse or error, failures of information technology solutions, computer viruses, malicious code, ransomware attacks and acts of terrorism. We may also be subject to physical or electronic security breaches, including breaches by computer hackers or cyber-terrorists or unauthorized access to or disclosure of our or our partners’ data. These events could impact our consultants, employees and reputation and lead to financial losses from remediation actions, loss of business or access to our business data, potential liability or an increase in expenses, all of which may have a material adverse effect on our business. Similar risks could affect our vendors, indirectly affecting our Company.

While we have security, internal control and technology measures in place to protect our systems and networks, these measures could fail as a result of a cyber-attack, other third-party action, employee error, malfeasance or other security failure. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. As a result, we may be required to expend significant resources to protect against the threat of system disruptions and security breaches or to alleviate problems caused by these disruptions and breaches. Any of these events could damage our reputation and have a material adverse effect on our business, results of operations, financial condition and cash flow.

In addition, current and future laws and regulations governing data privacy and the unauthorized disclosure of confidential information may pose complex compliance challenges and result in additional costs. A failure to comply with such laws and regulations could result in penalties or fines, legal liabilities or reputational harm. The continuing and evolving threat of cyber-attacks has also resulted in increased regulatory focus on risk management and prevention. New cyber-related regulations or other requirements could require significant additional resources and cause us to incur significant costs, which could have an adverse effect on our results of operations and cash flows.

We regularly evaluate the need to upgrade or replace our systems and network infrastructure to protect our information technology environment, to stay current on vendor supported products and to improve the efficiency and scope of our systems and information technology capabilities. The implementation of new systems and information technology could adversely impact our operations by requiring substantial capital expenditures, diverting management’s attention, or causing delays or difficulties in transitioning to new systems. In addition, our systems implementations may not result in productivity improvements at the levels anticipated. Systems implementation disruption and any other information technology disruption, if not anticipated and appropriately mitigated, could have an adverse effect on our business.

Actual and potential claims, lawsuits and proceedings could ultimately reduce our profitability and liquidity and weaken our financial condition.

We may be named as a defendant in legal proceedings claiming damages from our Company in connection with the operation of our business. These actions and proceedings may involve claims for, among other things, compensation for alleged personal injury, workers’ compensation, employment discrimination, breach of contract or property damage. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of any such actions or proceedings. When appropriate, we establish provisions against possible exposures, and adjust these provisions from time to time according to ongoing exposure. If our assumptions and estimates related to these exposures prove to be inadequate or inaccurate, we could experience a reduction in our profitability and liquidity and a weakening of our financial condition. In addition, claims, lawsuits and proceedings may harm our reputation or divert management resources away from operating our business.

Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults, or non-performance by financial institutions, could adversely affect our current and projected business operations and our financial condition and results of operations.

We currently maintain cash balances in accounts at U.S. financial institutions that we believe are high quality. These accounts are in non-interest-bearing and interest-bearing operating accounts and may, from time to time, exceed the Federal Deposit Insurance Corporation insurance limits. If such banking institutions were to fail, we could lose all or a portion of those amounts held more than such insurance limitations. In addition, actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, our third-party vendors and counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems, which could adversely affect our business, financial condition, results of operations and liquidity.

Although we assess our banking relationships as we believe necessary or appropriate, our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our respective current and projected future business operations could be significantly impaired by factors that affect us, the financial institutions with which we have arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we have financial or business relationships but could also include factors involving financial markets or the financial services industry generally.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs, and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire future financing or access to capital on acceptable terms or at all. As the ability to access capital is expected to be one of our primary sources of liquidity, any adverse impacts on our ability to access such credit and liquidity sources as a result of adverse developments affecting the financial services industry could adversely affect our business, financial condition and results of operations.

Russia’s invasion of Ukraine is severely and unpredictably impacting global energy markets and supply chains, and rising concerns over a second severe nuclear accident in Ukraine could seriously hurt public reception to nuclear energy.

Russia’s invasion of Ukraine, initiated in February 2022, continues to exert significant and unpredictable pressure on global energy markets and supply chains as of February 2025. The conflict has perpetuated economic uncertainty, price volatility, supply shortages, and heightened national security concerns. The International Energy Agency, or IEA, has reiterated our assessment, describing the situation as “the first truly global energy crisis, with impacts that will be felt for years to come.” As we operate in the uranium market, global disruptions will directly affect our operations. Ongoing challenges such as transportation bottlenecks, fluctuating commodity prices, and intermittent supply shortages continue to pose risks. While the full extent of these impacts remains uncertain, we anticipate that prolonged instability in energy markets may constrain operational efficiencies and increase costs.

Despite these challenges, global policy responses aimed at reducing dependence on Russian energy exports have created new market opportunities. Initiatives like the continued expansion of the IR Act’s provisions for energy and climate programs, including enhanced tax credits and incentives for clean energy technologies, have spurred investment in renewable energy infrastructure. Additionally, international sanctions and strategic realignments have accelerated the diversification of energy sources, presenting growth prospects for us in supplying alternative materials and technologies to utilities and energy providers seeking to mitigate their reliance on Russian imports.

The uranium sector, in particular, faces ongoing scrutiny and skepticism stemming from Russia’s actions in Ukraine. The targeted assaults on Ukrainian nuclear facilities, including the Zaporizhzhia plant, have heightened global concerns regarding the safety and security of nuclear energy infrastructure. These incidents, compounded by the historical context of the Chernobyl disaster, continue to erode public trust in nuclear energy. The World Nuclear Association, or WNA, has highlighted that such disruptions not only undermine confidence in nuclear power but also complicate efforts to promote nuclear energy as a reliable and safe component of the global energy mix. Further, Russia’s interference with Ukrainian nuclear plants constitutes violations of international agreements, specifically Article 56 of the Additional Protocol of 1979 to the Geneva Conventions. These actions have prompted international condemnation and may lead to stricter regulatory measures and oversight within the nuclear industry. The potential for increased regulatory scrutiny poses additional compliance costs and operational constraints for our business.

While these challenges pose risks to our operations, evolving global energy policies and the strategic shift away from Russian energy sources also offer avenues for growth and diversification. We intend to assess and mitigate any of the foregoing risks to sustain our business operations and capitalize on emerging opportunities in the evolving energy landscape.

Developments related to the ongoing wars between Russia and Ukraine, conflicts in the Middle East, economic instability in Venezuela, and the global response thereto, could adversely affect our business, financial condition and results of operations.

The ongoing wars between Russia and Ukraine, conflicts in the Middle East, as well as the potential for disruption to strategic shipping routes such as the Strait of Hormuz, ongoing political and economic instability in Venezuela and other oil-producing regions, and the global response to such hostilities (including sanctions, export controls, and other governmental actions), could disrupt global supply chains and energy markets, contribute to increased volatility in commodity prices, and adversely affect market conditions relevant to our business.

Risks Related to our Intellectual Property

If we fail to develop, gain approval for, protect or enforce our intellectual property or proprietary rights, our business and operating results could be harmed.

Our intellectual property portfolio is a critical asset underpinning both our uranium mining and SMR businesses. As of the date of the filing of this registration statement, our rights to the intellectual property associated with the Aurora Uranium Project, including acquired geological data, technical reports, and proprietary exploration methodologies, are contingent upon the successful exercise and closing of the Aurora Option Agreement. We do not currently own the Aurora Uranium Project or our related intellectual property, and our ability to acquire and utilize these assets is subject to the completion of the Transaction and satisfaction of all conditions precedent under the Aurora Option Agreement. If the Transaction does not close, we will not acquire any rights to the Aurora Uranium Project or our associated intellectual property. Failure to acquire the Aurora Uranium Project and our related intellectual property will materially and adversely affect our business, financial conditions and results of operations.

With respect to our advanced nuclear technologies, we have secured, through an exclusive license agreement with UNMRI, the worldwide rights to a portfolio of patent applications and technologies covering the design, manufacture, and commercialization of SMRs and associated systems. This portfolio includes patent applications related to reactor core design, advanced heat exchangers, autonomous control systems, and other critical components necessary for the development and deployment of next-generation SMRs. Specifically, the SMR License Agreement includes one US utility patent application for the VSLLIM reactor and three provisional patent applications for processes underlying VSLLIM and SLIMM. The SLIMM technology itself is not the subject of any existing patent protection. The SMR License Agreement is material to our business and operations, as it provides the intellectual property foundation for our development and commercialization of our SMR technologies. Failure to comply with the terms of the agreement, including payment, diligence, and reporting obligations, could result in termination of our rights under the agreement, which would have a material adverse effect on our business.

We may enter into other license agreements in the future for our business development. There is no assurance that we as the licensee, will be able to obtain or renew, if at all or in a timely manner, any of the license agreements upon our expiration. Failure to obtain or renew, or early termination of, any such agreement may materially and adversely affect our business, financial conditions and results of operations.

We regard the protection of our trade secrets, trademarks, licenses, trade dress, patents and copyrights (if any, in future), domain names and other intellectual property or proprietary rights as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We seek to protect our confidential proprietary information, in part, by entering into consulting agreements, and/or services or employment agreements that contain non-disclosure and non-use provisions with our consultants, advisors and any third parties who have access to our proprietary know-how, information or technology. However, we cannot be certain that we have executed such agreements with all parties who may have helped to develop our intellectual property or who had access to our proprietary information, nor can it be certain that our agreements will not be breached. Any party with whom we have executed such an agreement could potentially breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. We cannot guarantee that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Detecting the disclosure or misappropriation of a trade secret and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, time-consuming and could result in substantial costs and the outcome of such a claim is unpredictable. Further, the laws of certain foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property or proprietary rights both in the United States and abroad. If we are unable to prevent the disclosure of our trade secrets to third parties, or if our competitors independently develop any of our trade secrets, we may not be able to establish or maintain a competitive advantage in our market, which could harm our business.

We currently have no registered or issued patents related to our technology. However, our success depends in part on UNMRI’s ability to maintain and defend the patent protection of the technologies licensed to it through the SMR License Agreement. If UNMRI fails to prosecute, maintain, or defend these patent applications against third-party challenges, our rights to use and commercialize the licensed SMR technologies could be compromised, which may materially and adversely affect our business.

In the future, we expect to implement a comprehensive intellectual property protection program, which may include filing applications for patents, in the United States and international jurisdictions to protect our proprietary technologies, brands, and innovations. Patent laws, and scope of coverage afforded by them, have recently been subject to significant changes, such as the change to “first-to-file” from “first-to-invent” resulting from the Leahy-Smith America Invents Act. This change in the determination of inventorship may result in inventors and companies having to file patent applications more frequently to preserve rights in their inventions, which may favor larger competitors that have the resources to file more patent applications. Another change to the patent laws may incentivize third parties to challenge any issued patent in the United States Patent and Trademark Office (USPTO), as opposed to having to bring such an action in U.S. federal court. Any invalidation of a patent claim could have a significant impact on our ability to protect the innovations contained within our products and could harm our business.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions to maintain patent applications and issued patents. We may fail to take the necessary actions and to pay the applicable fees to obtain or maintain patents in the future. Non-compliance with these requirements can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to use our technologies and enter the market earlier than would otherwise have been the case.

We pursues the registration of our domain names, trademarks and service marks in the United States. We may seek to protect our trademarks, patents and domain names in an increasing number of jurisdictions in future, a process that is expensive and time-consuming and may not be successful or which we may not pursue in every location.

Litigation may be necessary to enforce our intellectual property or proprietary rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity or diversion of management and technical resources, any of which could adversely affect our business and operating results. If we fail to maintain, protect and enhance our intellectual property or proprietary rights, our business may be harmed.

We rely on our unpatented proprietary technology, trade secrets, designs, experiences, workflows, data, processes, software and know-how.

We rely on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into consulting agreements, and/or services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors and third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our current or future partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for our Company, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.

We may be accused of infringing intellectual property rights of third parties and content restrictions of relevant laws, which may materially and adversely affect our business, financial condition, and results of operations.

Third parties may claim that the technology used in the operation of our business infringes upon their intellectual property rights. Although we have not previously faced any litigation involving direct claims of infringement, the possibility of intellectual property claims against us increases as it continues to grow. Such claims, whether having merit, may result in our expenditure of significant financial and management resources, injunctions against us or payment of damages. We may need to obtain licenses from third parties who allege that we have infringed their rights, but such licenses may not be available on terms acceptable to us or at all. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

The outcome of any claims, investigations and proceedings is inherently uncertain, and in any event defending against these claims could be both costly and time-consuming and could significantly divert the efforts and resources of our management and other personnel. An adverse determination in any such litigation or proceedings could cause us to pay damages, as well as legal and other costs, limit our ability to conduct business or require it to change the manner in which it operates.

Risks Related to Government Regulation

Our business is subject to a wide variety of extensive and evolving government laws and regulations. Changes in and/or failure to comply with such laws and regulations could have a material adverse effect on our business.

These regulations govern, among other things: acquisition of the property or mineral interests; maintenance of claims; tenure; expropriation; prospecting; exploration; development; construction; extraction and mining; recovery, processing, milling and production; price controls; exports and imports; taxes and royalties; labor standards; occupational health; waste disposal; toxic substances; water use; land use; American Indian or other foreign indigenous peoples consultations and accommodations; environmental protection and remediation; endangered and protected species; mine, mill and other facility decommissioning and reclamation; mine safety; transportation safety and emergency response; and other matters. Compliance with such laws and regulations may and likely will increase the costs of exploring, drilling, developing, constructing, operating, and closing of mines and other extraction, recovery and processing facilities. It is possible that, in the future, the costs, delays and other effects associated with such laws and regulations may impact our decision as to whether to operate existing mines or facilities, or, with respect to exploration, development or construction properties, whether to proceed with exploration, development or construction. It is also possible that such laws and regulations may result in us incurring significant costs to remediate or decommission properties if we are determined they do not comply with applicable environmental standards at such time.

We expect to expend significant financial and managerial resources to comply with applicable laws and regulations and due to the historic trend toward stricter government regulation may continue. However, there can be no assurance that future changes in applicable laws and regulations or attitudes and interpretations relating thereto will not adversely affect our activities, operations or financial condition. New laws and regulations, amendments to existing laws and regulations or changes in attitudes and interpretations resulting in more stringent implementation of existing laws and regulations, including through stricter license and permit conditions or changes in enforcement attitudes and interpretations, could have a material adverse impact on Eagle, increase costs, cause a reduction in levels of, or suspension of, extraction or recovery and/or delay or prevent the construction or development of new mineral extraction properties.

Mineral extraction is subject to potential risks and liabilities associated with impacts to the environment and the disposal of waste products occurring as a result of mineral exploration, extraction, mining, milling, recovery and production. Environmental liability may result from mining or mineral extraction activities conducted by others prior to our ownership of a property. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions. These actions may result in orders issued by regulatory or judicial authorities causing activities or operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Companies engaged in uranium exploration operations may be required to compensate others who suffer loss or damage because of such activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Should we be unable to fully fund the cost of remedying an environmental problem, we might be required to suspend activities or operations, declare bankruptcy or enter into interim compliance measures pending completion of the required remedy, which could have a material adverse effect on our business. To the extent that we are subject to uninsured environmental liabilities, the payment of such liabilities would reduce otherwise available earnings and could have a material adverse effect on Eagle. In addition, we do not have coverage for environmental losses generally or for certain other risks, as such coverage cannot be purchased at a commercially reasonable cost. Compliance with applicable environmental laws and regulations requires significant expenditures and increases mine and facility, construction, development and operating costs.

While uranium production is the fuel for carbon-free, emission-free baseload nuclear power, the world’s focus on addressing climate change may require us to continue to conduct all our operations in a manner that minimizes the use of resources, including the unnecessary use of energy resources, in order to minimize air emissions at our facilities, which can also increase mine and facility, construction, development and operating costs. Regulatory and environmental standards may also change over time to address global climate change, which could further increase these costs.

There is also a risk that current and future government administrations will not support mining, uranium mining, nuclear energy or other aspects of our business and may limit, restrict or prevent the use of public lands for mining and other activities. Further, worldwide demand for uranium is directly tied to the demand for electricity produced by the nuclear power industry, which is also subject to extensive government regulation and policies. The development of mineral properties and related facilities is contingent upon governmental approvals that are complex and time consuming to obtain and that, depending upon the location of the project, involve multiple governmental agencies. The duration and success of such approvals are subject to many variables outside of our control. Any significant delays in obtaining or renewing permits or licenses in the future could have a material adverse effect on Eagle. In addition, the international marketing of uranium is subject to governmental policies and certain trade restrictions, such as those imposed by the suspension agreement between the U.S. and Russia. Changes in these policies and restrictions may adversely impact our business.

We are subject to laws and regulations governing the use, transportation, and disposal of toxic, hazardous and/or radioactive materials. Failure to comply with these laws and regulations could result in substantial fines and/or enforcement actions.

Our operations will be subject to a variety of federal, state, and local environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous, and radioactive materials and waste, and remediation of releases of hazardous materials.

We may be liable if we fail to comply with federal, state, and local environmental, health and safety laws and regulations. Failing to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions. This might require us to stop or curtail operations or conduct or fund remedial or corrective measures, make additional investments into safety-related improvements or perform other actions. The enactment of more stringent laws, regulations or permit requirements or other unanticipated events may arise in the future and adversely impact the market for our products, which could materially and adversely affect our business, financial condition, and results of operations. We could incur substantial costs as a result of a violation of, or liabilities under, environmental laws.

We depend on the issuance of license amendments and renewals, which cannot be guaranteed.

We will need to obtain and maintain regulatory licenses and permits in order to explore and develop the Aurora Uranium Project, which are subject to renewal from time to time and are required in order to operate in compliance with applicable laws and regulations. In addition, depending on our business requirements, we may be necessary or desirable to seek amendments to one or more of our licenses or permits from time to time. There can be no assurance that necessary license and permit renewals and amendments will be issued by applicable regulatory authorities on a timely basis or at all in the future.

We are subject to data privacy governmental regulations, which can change, and any failure to comply with these regulations may have a material negative effect on our business and results of operations.

We will be subject to substantial government regulations affecting our business. These include, but are not limited to, data privacy and protection laws, regulations, policies, and contractual obligations that apply to the collection, transmission, storage, processing, and use of personal information or personal data, which, among other things, impose certain requirements relating to the privacy and security of personal information. The variety of laws and regulations governing data privacy and protection and the use of the Internet as a commercial medium are rapidly evolving, extensive, and complex and may include provisions and obligations that are inconsistent with one another or uncertain in their scope or application.

In the ordinary course of our business, it might collect and store in our internal and external data centers, cloud services, and networks sensitive data, including our proprietary business information and that of our customers, suppliers, and business collaborators, as well as personal information of our customers and employees. The secure processing, maintenance, and transmission of this information is critical to our operations and business strategy. The number and sophistication of attempted attacks and intrusions that companies have experienced from third parties has increased over the past few years. Despite our security measures, it is impossible to eliminate this risk.

A number of U.S. states have enacted data privacy and security laws and regulations that govern the collection, use, disclosure, transfer, storage, disposal, and protection of personal information, such as social security numbers, financial information, and other sensitive personal information. For example, all 50 states and several U.S. territories now have data breach laws that require timely notification to affected individuals and, at times, regulators, credit reporting agencies, and other bodies, if a company has experienced the unauthorized access or acquisition of certain personal information. Other state laws, such as the California Consumer Privacy Act, as amended, or the CCPA, among other things, contain disclosure obligations for businesses that collect personal information about residents in their state and affords those individuals new rights relating to their personal information that may affect our ability to collect and/or use personal information. Effective January 1, 2023, we became subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties, and enforcement provisions under the CCPA, and Virginia’s Consumer Data Protection Act, another comprehensive data privacy law. Effective July 1, 2023, we became subject to the Colorado Privacy Act and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring, which are also comprehensive consumer privacy laws. Effective December 31, 2024, we also became subject to the Utah Consumer Privacy Act regarding business handling of consumers’ data. In addition, several other states and the federal government have considered or are considering privacy laws like the CCPA. We will continue to monitor and assess the impact of these laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business.

New and evolving regulations and compliance standards for cybersecurity, data protection, privacy, and internal IT controls are often created in response to a major cyberattack and will increasingly impact organizations like Eagle. Regulatory and policy-driven obligations may occur unexpectedly and require us to divert substantial resources to meet expensive and time-consuming compliance measures. The interpretation and enforcement of the laws and regulations described above are uncertain and subject to change and may require substantial costs to monitor implement and maintain adequate compliance programs. Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include substantial civil and/or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business.

The fear of non-compliance, failed audits, and material findings may compel us to spend more to ensure we are in compliance, which may result in costly, one-off implementations to mitigate potential fines or reputational damage. The high costs associated with failing to meet regulatory requirements, combined with the risk of a fallout from security breaches, have elevated this topic from the IT organization to the executive and board levels. We may, therefore, spend additional time and money ensuring we will meet possible or unforeseeable future data protection regulations.

We will face growing regulatory and compliance requirements in a variety of areas, which can be costly and time-consuming.

Our business is, and may in the future be, subject to a variety of laws and regulations, including working conditions, labor, immigration and employment laws, and health, safety and sanitation requirements. We are unable to predict the outcome or effects of any potential legislative or regulatory proposals on our business. Any changes to the legal and regulatory framework applicable to our business could have an adverse impact on our business and results of operations. Our failure to comply with applicable governmental laws and regulations, or to maintain necessary permits or licenses, could result in liability that could have a material negative effect on our business and results of operations.

Possible changes in federal/local tax laws or the application of existing federal/local tax laws may result in significant variability in our results of operations and tax liability for the investor.

The Internal Revenue Code of 1986, as amended, is subject to change by Congress, and interpretations may be modified or affected by judicial decisions by the Treasury Department through changes in regulations, and by the Internal Revenue Service through our audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting investment in us would be limited to prospective effects. Accordingly, the ultimate effect on an investor’s tax situation may be governed by laws, regulations, or interpretations of laws or regulations that have not yet been proposed, passed, or made, as the case may be.

Changes in the U.S. political environment could negatively impact our business.

There is significant ongoing uncertainty with respect to potential legislation, regulation, and government policy at the federal, state, and local levels in the United States. Such uncertainty and any material changes in such legislation, regulation, and government policy could significantly impact our business as well as the markets in which we compete. Specific legislative and regulatory proposals that might materially impact us include but are not limited to, changes to liability rules for data privacy regulations, import and export regulations, income tax regulations and the U.S. federal tax code and public company reporting requirements, immigration policies and enforcement, healthcare law, minimum wage laws, climate and energy policies, foreign trade and relations with foreign governments, and pandemic response. To the extent changes in the political environment have a negative impact on us or on our customers, our markets, our business, results of operation and financial condition could be materially and adversely impacted in the future.

Risks Related to Our Organization and Structure

Anti‑takeover effects of certain provisions of Nevada law and our Charter and Bylaws may hinder a potential takeover of us.

Nevada law and our Charter and Bylaws contain certain provisions, including anti‑takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our Charter, our Bylaws, and the NRS contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board and therefore depress the trading price of our Common Stock. These provisions could also make it more difficult for shareholders to take certain actions, including electing directors who are not nominated by the Board or effecting changes in our management. Among other things, our Charter and Bylaws include provisions regarding:

●	a classified Board of Directors divided into three classes with staggered three‑year terms, which could delay the ability of stockholders to change the membership of a majority of our Board;
●	the limitation of the liability of, and the indemnification of, our directors and officers to the fullest extent permitted under Nevada law;
●	the requirement that, subject to the rights of holders of any series of preferred stock, directors may be removed only for cause and only by the affirmative vote of holders of not less than two‑thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote in an election of directors;
●	the exclusive right of the Board to fill vacancies on the Board, including vacancies resulting from an increase in the size of the Board or the resignation, death or removal of a director, which prevents stockholders from filling such vacancies;

●	the prohibition on stockholder action by written consent, which requires stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to take action, including the removal of directors;
●	the procedures for the conduct and scheduling of Board and stockholder meetings; and
●	the requirement of specified supermajority voting thresholds to amend or repeal certain provisions of our Charter, which could delay or prevent changes in our governance structure and may inhibit the ability of an acquirer to effect amendments to facilitate an unsolicited takeover attempt.

These provisions, alone or together, could delay or prevent hostile takeovers, changes in control, or changes in our Board or management.

Nevada law provides certain protections to stockholders in connection with specified business combinations. These protections are set forth in NRS 78.411 through 78.444, which regulate transactions between a Nevada corporation and an “interested stockholder.”

Under these provisions, an “interested stockholder” is generally defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of the corporation. Nevada’s business combination law generally prohibits certain business combinations between a Nevada corporation and an interested stockholder for a period of two years after the person first becomes an interested stockholder, unless the transaction or the acquisition of shares that resulted in the person becoming an interested stockholder was approved in advance by the corporation’s board of directors.

The two‑year moratorium may also be lifted if, after the person becomes an interested stockholder, the business combination is approved by both (i) the board of directors and (ii) the holders of at least 60% of the voting power of the outstanding shares not beneficially owned by the interested stockholder and its affiliates and associates. Following the expiration of the two‑year period, a business combination with an interested stockholder remains prohibited unless it is approved by the board of directors and either the disinterested stockholders or a majority of the outstanding voting power not beneficially owned by the interested stockholder and its affiliates and associates, or unless the transaction satisfies specified fair‑value requirements. These statutory restrictions generally cease to apply four years after the person first became an interested stockholder.

Nevada’s business combination statutes apply only to corporations with 200 or more stockholders of record. Corporations are permitted to opt out of these provisions by amending their charter; however, any such opt‑out must be approved by a majority of the outstanding voting power not owned by interested stockholders, would not become effective until 18 months after stockholder approval, and would not apply retroactively to any person who became an interested stockholder on or before the effective date of the amendment. We have opted out of the business combination provisions of NRS 78.411 through 78.444.

In addition to the restrictions on business combinations with interested stockholders, Nevada law also provides protections relating to the acquisition of a “controlling interest” in a Nevada corporation. These provisions are set forth in NRS 78.378 through 78.3793 and are commonly referred to as Nevada’s control share law.

Under NRS 78.379, a person that acquires a controlling interest in a Nevada corporation generally may not exercise voting rights with respect to the shares constituting such controlling interest unless those voting rights are approved by a majority vote of the disinterested stockholders at a special or annual meeting of stockholders held at the request and expense of the acquiring person. For purposes of these provisions, NRS 78.3785 defines a “controlling interest” as the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one fifth or more but less than one third, (ii) one third or more but less than a majority or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Once an acquiring person crosses one of these thresholds, shares acquired in the transaction that resulted in the acquisition of the controlling interest, as well as shares acquired within the 90 days immediately preceding the acquisition, become “control shares” subject to the voting restrictions described above.

If control shares are accorded full voting rights and the acquiring person acquires control shares representing a majority or more of the voting power, any stockholder of record, other than the acquiring person, that did not vote in favor of approving the voting rights for the control shares may be entitled to dissenters’ rights under NRS Chapter 92A.

The control share law does not apply to all Nevada corporations. Under NRS 78.3788, the control share statutes generally apply only to corporations that have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the corporation’s stock ledger during the 90 days immediately preceding the relevant date, and that do business in Nevada directly or indirectly or through an affiliated corporation. In addition, NRS 78.378(1) permits a corporation to opt out of the control share law through provisions in its articles of incorporation or bylaws, and NRS 78.378(2) permits a corporation to impose stricter requirements if it so desires.

We have opted out of Nevada’s control share law in our Bylaws. As a result, the control share statutes will not apply to acquisitions of a controlling interest in us unless we elect to revoke that opt‑out in the future.

Any provision of Nevada law or our Charter or Bylaws that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares, deprive stockholders of the opportunity to consider proposals they may believe to be in their best interests, and could affect the price that some investors are willing to pay for our Common Stock.

Our Bylaws designate a state court located within the State of Nevada (or, if a state court located within the State of Florida does not have jurisdiction, the federal district courts located in the State of Nevada) as the exclusive forum for substantially all disputes between us and our stockholders, and also provides that the federal district courts located in the State of Nevada will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of our stockholders to choose the judicial forum for disputes with us or our directors, officers, or employees.

Our Bylaws provide that unless we consent in writing to the selection of an alternative forum: (a) the forum for any complaint asserting any internal corporate claims (as defined in the Bylaws), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be a state or federal district court located in the State of Nevada; and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States of America located in the State of Nevada. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be held to apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. There is uncertainty as to the extent to which a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.

Our management team may not successfully or efficiently manage its transition to being a public company.

As a public company, we have incurred new obligations relating to our reporting, procedures, and internal controls. These new obligations and attendant scrutiny will require investments of significant time and energy from our executives and could divert their attention away from the day-to-day management of our business, which in turn could adversely affect our financial condition or operating results.

The members of our management team have extensive experience leading complex organizations. However, they have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that specifically govern public companies.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

As a result of the consummation of the Business Combination, we face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements have and will require us to carry out activities we have not done previously. For example, we have created new board committees and will adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified, we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

We will need to improve our operational and financial systems to support our expected growth, increasingly complex business arrangements, and rules governing revenue and expense recognition and any inability to do so will adversely affect our billing and reporting.

To manage the expected growth of our operations and increasing complexity, we will need to improve our operational and financial systems, procedures, and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so will affect our manufacturing operations, customer billing and reporting. Our current and planned systems, procedures and controls may not be adequate to support our complex arrangements and the rules governing revenue and expense recognition for our future operations and expected growth. Delays or problems associated with any improvement or expansion of our operational and financial systems and controls could adversely affect our relationships with our customers, cause harm to our reputation and brand and could also result in errors in our financial and other reporting. We expect that complying with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly. These increased costs will increase our net loss and we cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements.

Our management has limited experience in operating a U.S.-listed public company.

Our management has limited experience in the management of a U.S.-listed public company. Our management team may not successfully or effectively manage our transition to a U.S.-listed public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the combined company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of U.S.-listed public companies. The development and implementation of the standards and controls necessary for the combined company to achieve the level of accounting standards required of a public company listed on a public exchange in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

We qualify as an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the shares of Common Stock that are held by non-affiliates exceeds $700 million as of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of SVII Class A Ordinary Shares in the IPO. As a result, our securityholders may not have access to certain information they may deem important.

In addition, the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Eagle is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.

Additionally, we qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of Common Stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of the shares of Common Stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible. Investors may find our securities less attractive because we rely on these exemptions, which may result in a less active trading market for the shares our Common Stock and its price may be more volatile.

Risks Related an Investment in of Our Securities

An active market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

The price of our securities may vary significantly due to factors specific to us as well as to general market or economic conditions. Furthermore, an active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

Our failure to meet Nasdaq’s continued listing requirements could result in a delisting of our shares.

If, after listing, we fail to satisfy Nasdaq’s continued listing requirements, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our shares. Such a delisting would likely have a negative effect on the price of our shares and would impair your ability to sell or purchase our shares when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our shares to become listed again, stabilize the market price or improve the liquidity of our shares, prevent our shares from dropping below Nasdaq’s minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity for our securities;
●	a determination that our Common Stock is “penny stock” which will require brokers trading in the Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The Common Stock being registered in this prospectus represent a substantial percentage of our public float and of our outstanding Class A ordinary shares, and the sale of such shares could cause the market price of Class A ordinary shares to decline significantly.

This prospectus relates to the offer and resale from time to time, upon the expiration of lock-up agreements, if applicable, by the Selling Securityholders of (a) 30,059,408 shares of Common Stock; and (b) of up to an aggregate of 11,922,133 Warrants.

The Common Stock being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding Common Stock. The number of shares being registered in this prospectus (which include shares issuable upon exercise of the Warrants) represents approximately 200.9% of the total shares of Common Stock outstanding as of March 18, 2026. In addition, the securities beneficially owned by the Sponsor represent approximately 40.0% of the total Common Stock outstanding, and the Sponsor will have the ability to sell all of its shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use and the six month lockup has expired. The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Common Stock.

In addition, some of the shares being registered for resale were acquired by the Selling Securityholders for nominal consideration or purchased for prices considerably below the current market price of the Common Stock. Even though the current market price is significantly below the price at the time of the IPO, certain Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they acquired their shares as compared to the public investors. In particular, the Sponsor may experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above, to the extent they acquired such securities for less than the relevant trading price, and the public securityholders may not experience a similar rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the last reported sale price of our Common Stock of $4.96 on March 18, 2026, shares acquired for less than such last reported sale price, the Selling Securityholders may experience potential profit up to $4.96 per share.

The market price of our Common Shares may decline following the Business Combination.

The market price of our Common Stock may decline following the Business Combination for a number of reasons including if:

●	investors react negatively to the prospects of our business;
●	the effect of the Business Combination on our business and prospects is not consistent with the expectations of financial or industry analysts; or
●	we do not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

If securities or industry analysts do not publish research or reports about our business or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our shares will depend on the research and reports that securities or industry analysts publish about us or our business. Currently, we do not have any analyst coverage and may not obtain analyst coverage in the future. In the event we obtains analyst coverage, we will not have any control over such analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, the share price would likely decline. If one or more of these analysts cease coverage of us or we or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

The price of our Common Stock may decline and you could lose all or part of your investment as a result.

The trading price of our Common Shares is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your Common Shares at an attractive price due to a number of factors such as those listed in “— Risks Related to Our Business and Industry” and the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from our competitors;
●	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
●	declines in the market prices of stocks generally;
●	strategic actions by us or our competitors;
●	announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;
●	announcements of estimates by third parties of actual or anticipated changes in the size of our customer base or the level of customer engagement;
●	any significant change in our management;
●	changes in general economic or market conditions or trends in our industry or markets;
●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
●	additional securities being sold or issued into the market by us or any of the existing shareholders or the anticipation of such sales, including if we issue shares to satisfy restricted stock unit related tax obligations or if existing shareholders sell shares into the market when applicable “lock-up” periods end;
●	investor perceptions of the investment opportunity associated with our Common Stock relative to other investment alternatives;
●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
●	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;
●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
●	the development and sustainability of an active trading market for our Common Stock;
●	actions by institutional or activist shareholders;
●	developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies;
●	changes in accounting standards, policies, guidelines, interpretations or principles; and
●	other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of our Common Stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Common Stock is low. In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If we are involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on our Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Common Stock at a price greater than what you paid for it.

We intends to retain future earnings, if any, for future operations, expansion and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on our Common Stock will be at the sole discretion of our Board. Our Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our Board may deem relevant. As a result, you may not receive any return on an investment in our Common Stock unless you sell your Common Stock for a price greater than that which you paid for it.

Our shareholders may experience dilution in the future.

The percentage of our Common Stock owned by current shareholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that we may grant to our directors, officers and employees, exercise of our warrants. Such issuances may have a dilutive effect on our earnings per share, which could adversely affect the market price of our Common Stock.

Future sales, or the perception of future sales, by us or our shareholders in the public market could cause the market price for our Common Shares to decline.

The sale of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate.

In connection with the Business Combination, former Eagle securityholders, who collectively own approximately 55.7% of New Eagle’s common stock following the Business Combination, have agreed with us, subject to certain exceptions, not to sell, transfer, hedge, or otherwise dispose of any shares of our common stock, or securities convertible into or exchangeable for our Common Stock, for a period of 180 days following the Closing.

In addition, the Common Stock reserved for future issuance under the New Eagle Equity Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares equal to 4,437,008 have been reserved for future issuance under the New Eagle Equity Plan. We expect to file one or more registration statements on Form S-8 under the Securities Act to register Common Stock or securities convertible into or exchangeable for Common Stock issued pursuant to the New Eagle Equity Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, we may also issue its securities in connection with investments or acquisitions. The amount of Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our shareholders.

Sales of our Common Shares, or the perception of such sales, pursuant to the registration statement of which this prospectus forms a part may have negative pressure on the public trading price of our Common Shares.

The Selling Securityholders will determine the timing, pricing and rate at which they sell the shares being registered for resale on the registration statement of which this prospectus forms a part into the public market. Significant sales of Common Stock pursuant to the registration statement of which this prospectus forms a part may have negative pressure on the public trading price of our Common Stock. The shares being registered for resale (which include shares issuable upon exercise of the Warrants) currently represent approximately 200.9% of the total number of shares outstanding, based on the number of Common Stock outstanding as of March 18, 2026. Also, even though the current trading price is significantly below the SVII’s initial public offering price, based on the closing price of our Common Stock on March 18, 2026, certain private investors may have an incentive to sell their shares, because they will still profit on sales due to the lower prices at which they purchased their shares as compared to the public investors.

On March 18, 2026, the closing price of the Common Shares was $4.96 per share. The initial public offering price of our units was $10.00 per unit, with each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock at an exercise price of $11.50 per share.

While certain Selling Securityholders may experience a positive rate of return based on the current trading price of our Common Stock, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price of our Common Stock. Based on the closing price of the Common Shares on March 18, 2026, which was $4.96 per share, and assuming the resale by the Selling Securityholders of all 30,059,408 shares of Common Stock being registered on the registration statement of which this prospectus forms a part, the Selling Securityholders could earn approximately $149.1 million in aggregate proceeds from the resale of such shares. The shares issued to Aurora Energy were issued at a price of $10.00 per share, however, shares issued to Alyeska were issued at a value of $0.11 per share. All SVII Founder Shares initially issued in connection with the IPO were purchased for an aggregate price of $25,000, or $0.004 per share, and, therefore, based on the closing price of the Common Shares on March 18, 2026, holders of such shares, including the Sponsor, NRA Investors and the SVII independent directors, would earn an aggregate profit of approximately $16.0 million from the resale of such shares. The shares issued to the SVII Vendor in satisfaction of fees earned in connection with the Business Combination were valued at $8.33 per share The 12,656,284 Common Shares held by our insiders and registered herein were received as Aggregate Merger Consideration at approximately $10.00 per share and are subject to the 180-day lock-up restrictions described herein. The 11,922,133 Common Shares issuable upon exercise of the Warrants will be issued at a price of $11.50 per share (in the case of the PIPE Warrants, at a price of $12.00 per share) and, therefore, based on the closing price of the Common Shares on March 17, 2026, such holders would not earn any profit from the resale of such shares. The shares of Common Stock issuable upon exercise of the Preferred Stock will be initially convertible at a price of $11.88, with such price being adjustable (as set forth in the Certificate of Designation) down to a floor price of $5.00.

The unaudited pro forma financial information included herein is not indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

There is no guarantee that the warrants will ever be in the money; they may expire worthless or the terms of warrants may be amended.

The exercise price for the warrants is $11.50 per ordinary share (or $12.00 per share with respect to the PIPE Warrants). There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

In addition, our Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and SVII. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any other change. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of ordinary shares purchasable upon exercise of a warrant.

Our Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.

Our Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that we find favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board.

We may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Common Shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

The future exercise of registration rights may adversely affect the market price of our Common Shares and sales of a substantial amount of our Common Stock after the Business Combination by current shareholders could cause the price of our Common Stock to fall

Pursuant to the terms of the Merger Agreement, we entered into the Registration Rights Agreement with the Sponsor and certain holders of Common Stock, and their permitted transferees, pursuant to which, among other things, (i) we agreed to file, within 30 days following the Closing Date, a registration statement covering the resale of certain shares of Common Stock and other equity securities of New Eagle, (ii) holders of Registrable Securities (as defined therein) were granted certain takedown, demand, block trade and piggyback registration rights with respect to their Registrable Securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our Common Shares. Sales of a substantial number of common shares pursuant to a resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our ordinary shares.

We have filed and intend to maintain this registration statement to which this prospectus forms a part in order to facilitate registration of those sales. The registration of these securities will permit the public resale of such securities. Upon the effectiveness of this registration statement we are filing pursuant to the Registration Rights Agreement, these parties may sell large amounts of our Common Stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our Common Stock share price or putting significant downward pressure on the price of our Common Stock.

Sales of substantial amounts of our Common Stock in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of Common Stock and make it difficult for us to raise funds through securities offerings in the future.

Future resales of our Common Shares may cause the market price of our securities to drop significantly, even if our business is doing well.

In connection with the Business Combination, certain former Eagle shareholders and certain of our officers and directors (the “Lock-Up Shareholders”) entered into a lock-up agreement pursuant to which they will be contractually restricted from selling or transferring any of (i) their Common Stock held immediately following the Closing and (ii) any of their Common Stock that result from converting securities held immediately following the Closing (the “Lock-Up Shares”). Such restrictions began at Closing and end 180 days after closing.

However, following the expiration of such lock-ups, the holders of Lock-Up Shares will not be restricted from selling our Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. Upon completion of the Business Combination, the holders of Lock-Up Shares will collectively beneficially own approximately 55.7% of the outstanding Common Stock.

The shares held by the Lock-Up Shareholders may be sold after the expiration of their applicable lock-up periods. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our Common Stock price or the market price of our Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Our Warrants may not be exercised at all or may be exercised on a cashless basis and we may not receive any cash proceeds from the exercise of the Warrants.

The exercise price of the Warrants may be higher than the prevailing market price of the underlying Common Stock. The exercise price of the Warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying Common Stock is lower than the exercise price. The cash proceeds associated with the exercise of Warrants to purchase our Common Stock are contingent upon our stock price. The value of our Common Stock will fluctuate and may not align with the exercise price of the warrants at any given time. If the Warrants are “out of the money,” meaning the exercise price is higher than the market price of our Common Stock, there is a high likelihood that Warrant holders may choose not to exercise their Warrants. As a result, we may not receive any proceeds from the exercise of the Warrants.

Furthermore, with regard to the Warrants, it is possible that we may not receive cash upon their exercise since the Warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our Common Stock without the need for a cash payment. Instead of paying cash upon exercise, the Warrant holder would receive a reduced number of shares based on a predetermined formula. As a result, the number of shares issued through a cashless exercise will be lower than if the Warrants were exercised on a cash basis, which could impact the cash proceeds we receive from the exercise of such warrants.

The Warrants may only be exercised for cash provided there is then an effective registration statement registering the Common Stock issuable upon the exercise of such Warrants. If there is not a then-effective registration statement, then such warrants may be exercised on a “cashless basis,” pursuant to an available exemption from registration under the Securities Act.

We may from time to time need additional financing to fund operations and to expand our business, including to pursue acquisitions and other strategic opportunities.

As a result of the Business Combination and the PIPE Financing, we received net proceeds of approximately $31.6 million, net of transaction costs related to the Business Combination and the PIPE Financing of approximately $3.1 million.

We intend to fund our current working capital needs in the ordinary course of business and to continue to expand our business with our existing cash and cash equivalents. However, we may from time to time need additional financing to fund operations and to expand our business. We may, from time to time, explore additional financing sources to lower our cost of capital, which could include equity, equity-linked and debt financing. In addition, from time to time, we may evaluate acquisitions and other strategic opportunities. If we elect to pursue any such investments, we may fund them with internally generated funds, bank financing, the issuance of other debt or equity or a combination thereof. There is no assurance that any such financing or funding would be available to us on acceptable terms or at all. Sales of securities registered under the registration statement to which this prospectus forms a part could lower the market price of our Common Stock and Warrants. We do not believe this would harm our chances of raising capital, but could affect the sale price and number of securities we need to issue.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants, which could impact our liquidity position. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than the applicable exercise price of $11.50 (or $12.00 in the case of the PIPE Warrants), subject to adjustment as described herein, we believe such holders will be unlikely to exercise their Warrants.

USE OF PROCEEDS

All of the Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Company will receive up to an aggregate of approximately $270.6 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. The Company expects to use the net proceeds from the exercise such warrants for other general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such warrants. To the extent that warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of such warrants will decrease. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than the applicable exercise price of $11.50 (or $12.00 in the case of the PIPE Warrants), subject to adjustment as described herein, we believe such holders will be unlikely to exercise their Warrants. See “Description of Capital Stock” for additional information regarding the warrants.

The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Common Stock. Pursuant to the Registration Rights Agreement, the Company will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

The Company is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Transaction, other events contemplated by the Merger Agreement, and other transactions described below.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation S-X”). The unaudited pro forma condensed combined financial information presents the pro forma effects of the Mergers and other related transactions, which includes:

●	The Mergers, including the following:
●	Acquisition of Eagle by SVII; and
●	PIPE Financing; and
●	The Oregon Acquisition by Eagle.

Background

SVII is a blank check company incorporated on January 19, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SVII has two classes of ordinary shares authorized: SVII Class A Ordinary Shares and SVII Class B Ordinary Shares.

On October 17, 2022, SVII consummated the IPO of 23,000,000 SVII Units, including the issuance of 3,000,000 SVII Units as a result of the IPO Underwriters’ full exercise of their over-allotment option, at $10.00 per SVII Unit, generating gross proceeds of approximately $230.0 million. Simultaneously with the closing of the IPO, SVII consummated the Private Placement of 13,350,000 SVII Private Warrants at a price of $1.00 per SVII Private Warrant to the Sponsor, generating proceeds of approximately $13.4 million. Upon the closing of the IPO and the Private Placement, approximately $235.8 million ($10.25 per Unit) of net proceeds, including the net proceeds of the IPO and certain of the proceeds of the Private Placement, was placed in the Trust Account with Continental acting as trustee.

On January 10, 2024, SVII held the First SVII EGM at which its shareholders approved (a) the First SVII Articles Amendment, (b) the Insider Letter Agreement Amendment and (c) the appointment of Richard Thompson and Sharon Youngblood as Class I directors to each serve on the SVII Board for a three-year term expiring at the third succeeding annual general meeting after their appointment, or until their successors have been qualified and appointed. In connection with the approval of the First SVII Articles Amendment, SVII shareholders holding 8,362,234 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.85 per share, for an aggregate redemption amount of approximately $90,726,471.

Following the approval of the First SVII Articles Amendment, on January 25, 2024, the Sponsor voluntarily elected to convert 7,546,666 of its SVII Class B Ordinary Shares to SVII Class A Ordinary Shares, and SVII’s independent directors voluntarily elected to convert an aggregate of 120,000 SVII Class B Ordinary Shares to SVII Class A Ordinary Shares, in each case, on a one-for-one basis in accordance with the SVII Articles then in effect. After giving effect to the Class B Conversion, one SVII Class B Ordinary Share remained issued and outstanding and was held by the Sponsor. Following such redemptions and the Class B Conversion, 22,304,432 SVII Class A Ordinary Shares remained outstanding, comprising 14,637,766 SVII Public Shares and 7,666,666 SVII Founder Shares, and approximately $158,813,165 remained in the Trust Account.

On November 13, 2024, SVII held the Second SVII EGM at which its shareholders approved the Second SVII Articles Amendment. In connection with the Second SVII EGM, SVII and the Sponsor entered into the Non-Redemption Agreements with the NRA Investors, pursuant to which the NRA Investors agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 2,075,000 SVII Public Shares in connection with the approval of the Second SVII Articles Amendment. In exchange for the foregoing commitments not to redeem such shares, the Sponsor agreed to transfer, or forfeit and cause the issuance of, an aggregate of 691,666 SVII Founder Shares to the NRA Investors in connection with SVII’s completion of an initial business combination. In connection with the approval of the Second SVII Articles Amendment, SVII shareholders holding 12,424,337 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.43 per share, for an aggregate redemption amount of approximately $142,085,423. As a result, approximately $25,135,029 remained in the Trust Account and 9,880,095 SVII Class A Ordinary Shares remained outstanding.

On October 15, 2025, SVII held the Third SVII EGM at which its shareholders approved the Third SVII Articles Amendment. In connection with the approval of the Third SVII Articles Amendment, SVII shareholders holding 151 SVII Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.93 per share, for an aggregate redemption amount of approximately $1,801.43. As a result, approximately $26,404,398 remained in the Trust Account and 9,879,944 SVII Class A Ordinary Shares remained outstanding.

In connection with the approval of the First SVII Articles Amendment, SVII and the Sponsor entered into the Extension Promissory Note, pursuant to which the Sponsor agreed to make monthly deposits directly to the Trust Account of $150,000 per month. The maximum aggregate amount of all Contributions under the Extension Promissory Note would not exceed $3,150,000. The Contributions were paid monthly (or a pro-rata portion thereof if less than a full month), beginning on January 11, 2024, and thereafter on the fifteenth day of each subsequent month (or if such fifteenth day is not a business day, on the business day immediately preceding such fifteenth day) until the Extension Promissory Note Maturity Date. The Extension Promissory Note was non-interest bearing and was payable upon the Extension Promissory Note Maturity Date. On October 2, 2024, the SVII Board determined that in order to make SVII a more attractive partner to sponsors of SPACs seeking to take over the management and affairs of SPACs, following the Second SVII EGM, the Sponsor and any successor to the obligations of the Sponsor would no longer be required to make Contributions to the Trust Account. SVII received Contributions of $1,500,000 from the Sponsor for the period from January 11, 2024, through June 30, 2025 under the Extension Promissory Note. In addition, the Sponsor made Contributions to SVII as working capital loans and, as of December 31, 2025, there was $900,000 outstanding under such working capital loans. Such Contributions were converted into New Eagle Private Warrants in connection with the consummation of the Transaction.

In connection with the approval of the Third SVII Articles Amendment, SVII and the Sponsor entered into the Second Extension Promissory Note in the principal amount of up to $1,500,000, pursuant to which the Sponsor could make Contributions. Such Second Extension Promissory Note did not bear interest and was payable upon consummation of the Transaction in cash, or at the option of the Sponsor, warrants at a price of $1.00 per warrant for the outstanding principal amount. Outstanding Contributions under the Second Extension Promissory Note at Closing were converted into New Eagle Private Warrants in connection with the consummation of the Transaction.

Eagle was incorporated under the laws of the State of Delaware on December 14, 2023, as Eagle Battery Metals Corp. On January 31, 2024, Eagle changed its name to Eagle Energy Metals Corp., and on October 18, 2024, Eagle filed articles of conversion with the Nevada Secretary of State to convert into a Nevada corporation.

On February 24. 2026 (the “Closing Date”), SVII, New Eagle, Eagle and the other parties to the Merger Agreement consummated the Transaction.

Basis of Presentation

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are described hereinbefore and are directly attributable to the Transaction and factually supportable.

The Transaction will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SVII will be treated as the “accounting acquiree” and Eagle as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Eagle issuing shares for the net assets of SVII, followed by a recapitalization. The net assets of SVII will be stated at historical cost. Operations prior to the Transaction will be those of Eagle. The introduction of New Eagle, Merger Sub 1, and Merger Sub 2 as merger vehicles does not affect the conclusion that the Transaction will be accounted for as a reverse recapitalization with Eagle as the accounting acquirer.

The Oregon Acquisition will be accounted for as an asset acquisition, with no goodwill recorded, in accordance with GAAP as the acquired set of activities and assets did not meet the definition of a business under applicable accounting guidance. Under this method of accounting, Oregon Energy will be treated as a group of assets being acquired by Eagle for financial reporting purposes. Accordingly, for accounting purposes, the Oregon Acquisition will be treated as Eagle issuing shares for the net assets of Oregon Energy, with the consideration being allocated to the acquired assets based on their relative fair values.

We determined that Eagle is the predecessor entity as the former shareholders of Eagle will obtain a controlling financial interest in New Eagle and New Eagle’s operations, assets, and business activities consist primarily of those historically conducted by Eagle. The former owners of Oregon Energy will receive approximately 5.33% of New Eagle’s outstanding shares following the Transaction, given the redemption of 1,803,227 shares by Public Shareholders of SVII as of February 19, 2026. This acquisition of Oregon Energy will not result in a change in control of New Eagle and does not affect the determination of the predecessor entity.

The unaudited pro forma combined balance sheet as of November 30, 2025 combines the historical audited balance sheet of Eagle as of November 30, 2025, with the historical audited balance sheet of SVII as of December 31, 2025, and the historical unaudited balance sheet of Oregon Energy as of December 31, 2025, on a pro forma basis as if the Transaction, the Oregon Acquisition, and the other related transactions occurred on November 30, 2025.

The unaudited pro forma combined statement of operations for the twelve months ended November 30, 2025 combines the historical audited statement of operations of Eagle for the year ended November 30, 2025 with the historical audited statement of operations of SVII for the year ended December 31, 2025, and the historical unaudited statement of operations of Oregon Energy for the twelve months ended December 31, 2025, on a pro forma basis as if the Transaction, the Oregon Acquisition, and the other related transactions occurred on December 1, 2024, the beginning of the earliest period presented. These periods are presented on the basis that Eagle is the acquirer for accounting purposes.

New Eagle was reported as a consolidated subsidiary of SVII as of December 31, 2025, thus was not separately presented in these unaudited pro forma condensed combined financial statements.

The twelve-month period of Oregon Energy’s historical statement of operations ending on December 31, 2025 is calculated by taking the audited statement of operations of Oregon Energy for the year ended June 30, 2025 and subtracting the unaudited statement of operations results of Oregon Energy for the six months ended December 31, 2024, and adding the unaudited statement of operations results of Oregon Energy for the six months ended December 31, 2025.

The pro forma adjustments reflecting the consummation of the Transaction, the Oregon Acquisition, and other related transactions are based on certain currently available information and certain assumptions and methodologies that SVII believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. SVII believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transaction, the Oregon Acquisition, and other related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transaction and the Oregon Acquisition. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Transaction, the Oregon Acquisition, and other transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of SVII, Eagle, and Oregon Energy.

Description of Transaction and Other Transactions

The First Merger — The First Merger occurred on the Closing Date. At the First Effective Time, the following took place:

●	Merger of Merger Sub 1, a wholly-owned subsidiary of New Eagle, with and into SVII, with SVII as the Surviving Corporation;
●	The sole outstanding SVII Class B Ordinary Share converted into one SVII Class A Ordinary Share (the “Class B Share Conversion”);
●	Each SVII Unit separated and convert into its component securities;
●	The SVII Rights were exchanged for shares of New Eagle Common Stock on a 10-for-1 basis;
●	SVII Class A Ordinary Shares (excluding the SVII Public Shares validly submitted for redemption and the Sponsor Forfeited Shares (defined below) but including the SVII Class A Ordinary Share issued upon the Class B Share Conversion), were automatically surrendered and ceased to exist, and each were reclassified as one share of New Eagle Common Stock;
●	Each SVII Warrant outstanding immediately prior to the Second Effective Time was converted to one outstanding New Eagle Warrant;
●	Each outstanding Merger Sub 1 Ordinary Share was converted into one Surviving Corporation Ordinary Share; and
●	The Sponsor surrendered and forfeited the Sponsor Forfeited Shares.

The Second Merger — On the Closing Date, the Second Merger occurred, and the following took place:

●	Merger of Merger Sub 2, a wholly-owned subsidiary of New Eagle, with and into Eagle, with Eagle as the Surviving Corporation;
●	Each share of Eagle Common Stock that was issued and outstanding immediately prior to the First Effective Time (excluding treasury shares and dissenting shares), was automatically canceled and converted into the right to receive a corresponding number of shares of New Eagle Common Stock based on the Exchange Ratio described below; and
●	Each outstanding share of Merger Sub 2 Common Stock was converted into one share of Surviving Company Common Stock.

The Aggregate Merger Consideration to be issued to Eagle Stockholders in connection with the Second Merger was determined by dividing (a) $233,500,000 by (b) $10.00. The Exchange Ratio is the number of shares of New Eagle Common Stock to be issued in exchange for issued and outstanding Eagle capital stock upon the Second Merger and is equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by the Eagle Shares. For purposes of the pro forma condensed combined financial information presented, the following key assumptions have been used:

●	The Aggregate Fully Diluted Eagle Shares is 126,163,249 and represents the Eagle fully-diluted common stock as of September 29, 2025.
●	The Aggregate Merger Consideration that was issued to Eagle Stockholders is 23,350,000 shares of New Eagle Common Stock and is calculated by dividing the Equity Value by $10.00 per share, which includes 2,750,000 shares of New Eagle Common Stock to be issued to the PIPE Investor and 1,600,000 shares to be issued to Aurora Energy.

The Other Transactions — Other related events occurred in connection with the Transaction are summarized:

●	PIPE Investment: In connection with the transactions contemplated by the Merger Agreement, SVII and Eagle entered into the PIPE Agreement with the PIPE Investor. Pursuant to the PIPE Agreement, the PIPE Investor agreed, among other things, to purchase, at the Closing, 29,700 shares of New Eagle Preferred Stock and New Eagle PIPE Warrants to purchase an aggregate of 2,500,000 shares of New Eagle Common Stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000. For more information regarding the key terms of the PIPE Financing, including the shares of New Eagle Preferred Stock and New Eagle PIPE Warrants to be issued to the PIPE Investor, see the sections entitled “Proposal No. 1 — The Transaction Proposal — Ancillary Agreements — PIPE Agreement” and “Description of New Eagle Securities” in the Proxy Statement.
●	Sponsor Support Agreement: Concurrently with the execution and delivery of the Merger Agreement, SVII, New Eagle, Eagle and the Sponsor entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (a) vote all of the SVII Ordinary Shares held by the Sponsor in favor of the Merger Agreement and the Transaction and against any proposal in opposition to or inconsistent with the Merger Agreement and the Transaction, and (b) not redeem the SVII Ordinary Shares held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor also agreed, subject to and conditioned upon the Closing, and, at the closing, forfeited, all of its SVII Ordinary Shares and SVII Warrants other than (i) 3,100,000 SVII Founder Shares (inclusive of 120,000 SVII Founder Shares transferred to SVII’s independent directors at the time of the IPO and 691,666 SVII Founder Shares to be transferred to the NRA Investors in connection with the Closing) and (ii) 7,000,000 SVII Private Warrants. Additionally, at the Closing, all of the outstanding Contributions as of the Closing Date were converted into New Eagle Private Warrants, at the price of $1.00 per New Eagle Private Warrant.
●	Non-Redemption: Pursuant to the Non-Redemption Agreements entered into by SVII, the Sponsor and the NRA Investors in connection with the Second SVII EGM, the Sponsor was obligated transfer, or forfeit and cause the issuance of, an aggregate of 691,666 shares of New Eagle Common Stock to the NRA Investors at the Closing.
●	Class B Share Conversion: Immediately prior to the First Effective Time, SVII caused the then sole outstanding SVII Class B Ordinary Share to convert into one SVII Class A Ordinary Share.
●	Sponsor Forfeited Shares: At the Closing, pursuant to the Sponsor Support Agreement, the Sponsor forfeited an amount of shares of New Eagle Common Stock and New Eagle Private Warrants such that the Sponsor held (i) 3,100,000 shares of New Eagle Common Stock (inclusive of shares representing the aggregate 120,000 SVII Founder Shares transferred to SVII’s independent directors and an aggregate of 691,666 SVII Founder Shares to be transferred to the NRA Investors in connection with the Closing) (the “Sponsor Forfeited Shares”) and (ii) 9,422,133 New Eagle Private Warrants (including New Eagle Private Warrants to be received upon conversion of the Contributions).

No consideration was paid by SVII, New Eagle or Eagle to the Sponsor in connection with such agreements.

Unaudited Pro Forma Condensed Combined Balance Sheet

	November 30,	December 31,	December 31,
	2025	2025	2025			Pro forma
	Eagle	Oregon	SV II	Pro forma		Balance
Presented in $	USD	USD	USD	adjustments	Note	(Combined)
CURRENT ASSETS
Cash	1,301,928	1,733	154,890	29,700,000	4	32,754,060
				(3,317,365)	8
				(25,000)	11
				(16,821)	14
				4,954,695	16
Prepaid expenses and deposits	162,897	56,458	8,333	—		227,688
Total current assets	1,464,825	58,191	163,223	31,295,509		32,981,748
Investment in Oregon Energy LLC	—	—	—	17,109,910	1	—
				(17,109,910)	2
Restricted cash	—	140,960	—	—		140,960
Cash and investment held in Trust Account	—	—	26,615,977	127,323	10	—
				(21,788,605)	15
				(4,954,695)	16
Deposits	71,506	—	—	—		71,506
Property and equipment	—	243,938	—	—		243,938
Intangible asset	65,915	—	—	—		65,915
Mineral rights	1,201,390	—	—	16,668,389	2	17,887,933
				18,154	14
Right of use asset, net	84,326	—	—	—		84,326
Total assets	2,887,962	443,089	26,779,200	21,366,075		51,476,326
LIABILITIES, MEZZANINE EQUITY, AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued liabilities	530,339	1,568	117,635	1,333	14	650,875
Due to related parties	280,025	—	—	—		280,025
Convertible promissory notes – related party	—	—	900,000	(900,000)	9	—
Extension promissory notes – related party	—	—	1,500,000	(1,500,000)	9	—
Lease liability, current	33,155	—	—	—		33,155
Total current liabilities	843,519	1,568	2,517,635	(2,398,667)		964,055
Non-redemption agreements derivate liability	—	—	2,814,086	(2,814,086)	7	—
Warrant liability	—	—	—	18,400,237	4	18,400,237
Lease liability	55,086	—	—	—		55,086
Total liabilities	898,605	1,568	5,331,721	13,187,484		19,419,378
Commitments and Contingencies
Class A ordinary shares – Redeemable	—	—	26,615,977	127,323	10	—
				(21,788,605)	15
				(4,954,695)	16
Series A preferred shares - redeemable	—	—	—	11,299,763	4	11,299,763
Common stock – redeemable	300,000	—	—	(300,000)	3
Shareholders’ equity (deficit)
Class A ordinary shares – Non redeemable	—	—	767	(767)	5	—
Common stocks	11,020	—	—	171	1	2,958
				275	3
				767	5
				(9,131)	6
				30	8
				(215)	12
				41	16
Member capital	—	13,876,079	—	(13,876,079)	2	—
Additional paid in capital	7,959,026	—	—	17,109,739	1	29,731,868
				299,725	3
				(5,169,265)	5
				9,131	6
				2,146,510	8
				2,422,133	9
				215	12
				4,954,654	16
Deficit	(6,280,689)	(13,434,558)	(5,169,265)	13,434,558	2	(8,977,641)
				5,169,265	5
				2,814,086	7
				(5,463,905)	8
				(22,133)	9
				(25,000)	11
Total shareholders’ equity (deficiency)	1,689,357	441,521	(5,168,498)	23,794,805		20,757,185
Total liabilities, mezzanine equity and shareholders’ equity (deficiency)	2,887,962	443,089	26,779,200	21,366,075		51,476,326

Unaudited Pro Forma Condensed Combined Statement of Operations

	12 months ended	12 months ended	12 months ended
	November 30,	December 31,	December 31,
	2025	2025	2025
	Eagle	Oregon	SV II	Pro-Forma		Pro-Forma
Presented in $	USD	USD	USD	Adjustments	Notes	Balance
For the year ended November 30, 2025
Operating expenses
Bank charges	4,184	—	—	—		4,184
Business development	116,742	—	—	—		116,742
Amortization expense	1,515	—	—	—		1,515
Office and administrative	895,430	34,116	1,330,775	—		2,260,321
Professional fees	3,075,312	—	—	5,463,905	8	8,586,350
				22,133	9
				25,000	11
Rent expense	123,554	—	—	—		123,554
Investor relations	120,000	—	—	—		120,000
Salaries and wages	18,151	—	—	—		18,151
Licensing fee expense	29,436	—	—	—		29,436
Travel and entertainment	549,177	—	—	—		549,177
Mineral rights development expenditure	314,013	240,142	—	—		554,155
Total operating expenses	5,247,514	274,258	1,330,775	5,511,038		12,363,585
Foreign exchange loss	(13,118)	—	—	—		(13,118)
Interest income on operating account	—	—	8,417	—		8,417
Income from investments held in the Trust Account	—	—	1,063,695	(1,063,695)	10	—
Change in fair value of derivative liability	—	—	(2,814,086)	2,814,086	7	—
Other income	—	201,426	—	(201,426)	13	—
Net loss	(5,260,632)	(72,832)	(3,072,749)	(3,962,073)		(12,368,286)
Series A Cumulative Convertible Preferred Stock dividends paid-in-kind	—	—	—	(3,670,920)	4	(3,670,920)
Net loss attributable to shareholders	(5,260,632)	(72,832)	(3,072,749)	(7,632,993)		(16,039,206)
Basic and diluted loss per share	$(0.05)	$—	$(0.31)			$(0.54)
Weighted average number of shares outstanding	110,872,375	—	9,880,065			29,580,153

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1.   Basis of Presentation

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are described hereinbefore and are directly attributable to the Transaction and factually supportable.

The Transaction will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SVII will be treated as the “accounting acquiree” and Eagle as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Transaction will be treated as the equivalent of Eagle issuing shares for the net assets of SVII, followed by a recapitalization. The net assets of SVII will be stated at historical cost. Operations prior to the Transaction will be those of Eagle. The introduction of New Eagle, Merger Sub 1, and Merger Sub 2 as merger vehicles does not affect the conclusion that the Transaction will be accounted for as a reverse recapitalization with Eagle as the accounting acquirer.

The Oregon Acquisition will be accounted for as an asset acquisition, with no goodwill recorded, in accordance with GAAP as the acquired set of activities and assets did not meet the definition of a business under applicable accounting guidance. Under this method of accounting, Oregon Energy will be treated as a group of assets being acquired by Eagle for financial reporting purposes. Accordingly, for accounting purposes, the Oregon Acquisition will be treated as Eagle issuing shares for the net assets of Oregon Energy, with the consideration being allocated to the acquired assets based on their relative fair values.

We determined that Eagle is the predecessor entity as the former shareholders of Eagle will obtain a controlling financial interest in New Eagle, and New Eagle’s operations, assets, and business activities consist primarily of those historically conducted by Eagle. The former owners of Oregon Energy will receive approximately 5.33% of New Eagle’s outstanding shares following the Transaction, given the redemption of 1,803,227 shares by Public Shareholders of SVII as of February 19, 2026. This acquisition of Oregon Energy will not result in a change in control of New Eagle and does not affect the determination of the predecessor entity.

The unaudited pro forma combined balance sheet as of November 30, 2025 combines the historical audited balance sheet of Eagle as of November 30, 2025, with the historical audited balance sheet of SVII as of December 31, 2025, and the historical unaudited balance sheet of Oregon Energy as of December 31, 2025, on a pro forma basis as if the Transaction, the Oregon Acquisition, and the other related transactions occurred on November 30, 2025.

The unaudited pro forma combined statement of operations for the twelve months ended November 30, 2025 combines the historical audited statement of operations of Eagle for the year ended November 30, 2025 with the historical audited statement of operations of SVII for the year ended December 31, 2025, and the historical unaudited statement of operations of Oregon Energy for the twelve months ended December 31, 2025, on a pro forma basis as if the Transaction, the Oregon Acquisition, and the other related transactions occurred on December 1, 2024, the beginning of the earliest period presented. These periods are presented on the basis that Eagle is the acquirer for accounting purposes.

New Eagle was reported as a consolidated subsidiary of SVII as of December 31, 2025, thus was not separately presented in these unaudited pro forma condensed combined financial statements.

The twelve-month period of Oregon Energy’s historical statement of operations ending on December 31, 2025 is calculated by taking the audited statement of operations of Oregon Energy for the year ended June 30, 2025 and subtracting the unaudited statement of operations results of Oregon Energy for the six months ended December 31, 2024, and adding the unaudited statement of operations results of Oregon Energy for the six months ended December 31, 2025.

The pro forma adjustments reflecting the consummation of the Transaction, the Oregon Acquisition, and other related transactions are based on certain currently available information and certain assumptions and methodologies that SVII believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. SVII believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transaction, the Oregon Acquisition, and other related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transaction and the Oregon Acquisition. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Transaction, the Oregon Acquisition, and other transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of SVII, Eagle, and Oregon Energy.

Note 2.   Accounting Policies and Reclassifications

Management performed a comprehensive review of the three entities’ accounting policies. As a result of the review, management did not identify any material differences related to the application of the accounting policies applied by SVII, Eagle, and Oregon Energy that would require adjustments in the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

As part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align SVII’s, and Oregon Energy’s financial statement presentation with that of Eagle.

Note 3.   Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction, the Oregon Acquisition, and other related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. SVII has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. SVII, Eagle, and Oregon Energy have not had any historical relationship prior to the Transaction, other than reimbursement of exploration expenses of Oregon Energy by Eagle pursuant to the Aurora Option Agreement. Accordingly, no pro forma adjustments were required to eliminate activities between the companies, other than the pro forma adjustment to eliminate other income in the unaudited pro forma condensed combined statement of operations for the twelve months ended November 30, 2025 (see Note 13 for further details).

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of New Eagle Common Stock outstanding, assuming the Transaction, the Oregon Acquisition, and other related transactions occurred on December 1, 2024.

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of November 30, 2025 are as follows:

1.

Represents the issuance of 1,710,991 shares of New Eagle Common Stock, as Listing Payment of $17,109,910 in connection with the Oregon Acquisition. The Oregon Acquisition will be accounted for as an asset acquisition, with no goodwill recorded, in accordance with GAAP as the acquired set of activities and assets did not meet the definition of a business under applicable accounting guidance since Oregon Energy lacked processes and outputs. It is assessed that the fair value of shares given up, being the listing payment of $17,109,910, is more clearly evident for the determination of purchase consideration, as the net assets acquired contain mining claims held by Oregon Energy of which a fair market value is not readily available. The adjustment results in an increase in $17,109,910 in Investment in Oregon Energy, a $171 increase in Common Stocks, and a $17,109,739 increase in Additional Paid-in Capital.

2.

Represents the elimination of historical equity of Oregon Energy in connection with the Oregon Acquisition. The adjustment results in a decrease of $17,109,910 in Investment in Oregon Energy, an increase in $16,668,389 in Mineral rights, a $13,876,079 decrease in Member Capital, and a $13,434,558 decrease in Deficit.

3.

Represents the reclassification from redeemable common stock to permanent equity of 15,951,675 shares of Eagle Common Stock issued on August 8, 2025 to Eagle Investor for $300,000, pursuant to a Common Stock Purchase Agreement dated July 30, 2025, as amended and restated on September 29, 2025. The contractual right for Eagle Investor to redeem the Eagle Common Stock ceases to exist upon the completion of the Transaction and issuance of New Eagle Common Stock in place of the Eagle Common Stock. The adjustment results in $300,000 decrease in Common Stock – Redeemable, $275 increase in Common Stock, and $299,275 increase in Additional Paid-in Capital.

4.

Represents issuance of 29,700 Series A Cumulative Convertible Preferred Stock (which are convertible into 2,500,000 shares of New Eagle Common Stock), and 2,500,000 New Eagle PIPE Warrants, in relation to a $29,700,000 PIPE Financing from PIPE Investor, in relation to a PIPE Agreement entered into on July 30, 2025, as amended and restated on September 29, 2025, and expected to close concurrently with the Transaction. New Eagle PIPE Warrants issued are classified as liabilities due to certain terms of the Warrant failing the criteria for equity classification under ASC 480-10. The adjustment results in an increase in Cash of $29,700,000. The net proceeds are allocated on a residual value basis, resulting in $18,400,237 being first allocated to Warrant Liability, and $11,299,763 being allocated to Commitment, in relation to the Series A Cumulative Convertible Preferred Stock, which is puttable at the option of the holder and thus classified as mezzanine equity. Each Series A Cumulative Convertible Preferred Stock is convertible into New Eagle Common Stock at a conversion ratio of 1-to-84.18. The allocation between Warrant Liability and Mezzanine Equity is based on a preliminary fair valuation of the Warrant Liability, and this accounting is subject to finalization. 12% Paid-in-kind dividends are accrued at $3,670,920 for the year ended November 30, 2025 to calculate the net loss attributable to shareholders.

5.

Represents the elimination of SVII’s historical equity and accumulated deficit upon the acquisition by Eagle as a reverse recapitalization of Eagle. The adjustment results in a $767 decrease in Class A Ordinary Shares — Non Redeemable, a $767 increase in Common Stocks, a $5,169,265 decrease in Deficit, and a $5,169,265 decrease in Additional Paid-in Capital.

6.

Represents the consolidation of existing Eagle Common Stock as of November 30, 2025 at a consolidation ratio of 0.17152 to reflect the number of shares of New Eagle Common Stock issuable to Eagle shareholders. The adjustment results in a $9,131 decrease in Common Stocks and a $9,131 increase in Additional Paid-in Capital.

7.

Represents the elimination of Non-redemption Agreement Derivative Liability of $2,814,086, wherein shares issuable pursuant to non-redemption agreements are settled by transfers by Sponsor, thus representing a capital contribution by sponsor, and thus an increase in Additional Paid-in Capital of $2,814,086.

8.	The total transaction costs are expected to be $6,317,365. $3,000,000 will be settled by issuing 300,000 shares, and the remaining $3,317,365 will be settled in cash.

Eagle’s transaction costs are expected to be $853,460, which are charged to Additional Paid-in Capital as share issuance costs, as the transaction will be accounted for as a reverse capitalization. Eagle’s transaction costs will be settled in cash.

SVII’s transaction costs are expected to be $5,463,905, which are charged to Deficit as Professional Fees. $3,000,000 will be settled by issuing 300,000 shares, and the remaining $2,463,905 will be settled in cash.

The impact of the $853,460 charged to Additional Paid-in Capital from Eagle’s costs representing the reverse capitalization and the $3,000,000 of shares issued in connection with the settlement of transaction costs for SVII, net to an adjustment of $30 addition to Common Stocks and $2,146,510 addition to Additional Paid-in Capital.

9.

Represents the settlement of $1,500,000 in Sponsor Promissory Note, and $922,133 in Convertible Promissory Note by the issuance of Warrants at $1.00 each, with the Extension Promissory Notes — Related Party amount decreasing by $1,500,000, the Convertible Promissory Notes — Related Party decreasing by $900,000, Additional Paid-in Capital increasing by $2,422,133, and Deficit increasing by $22,133 for additional expenses paid by Sponsor on behalf of SVII.

10.

Represents interest income earned on funds held in trust by SVII between December 31, 2025 and February 24, 2026, amounting to $127,323, with Cash and investment held in Trust Account increasing by $127,323, and a corresponding increase to SVII’s Class A Ordinary Shares — Redeemable by $127,323.

11.	Represents a cash bonus to the CEO, payable upon the completion of the Transaction. The adjustment is recognized as an increase of $25,000 in Professional Fees, and Cash decreasing by $25,000.
12.

Represents the forfeiture of 4,566,667 SVII Founder Shares by the Sponsor in relation to the Transaction, and conversion of Public Rights into 2,299,982 shares upon consummation of the Transaction. The adjustment is a reclassification within share capital, decreasing Common Stocks by $215 and increasing Additional Paid-in Capital by $215.

13.

Represents the payment of $16,821 by Eagle, and $1,333 increase in amounts payable by Eagle for mining operations expenditures incurred by Oregon Energy, in accordance with the Oregon Acquisition agreement, for which Eagle is committed to provide funding for Oregon Energy’s operations for up to $500,000, in relation to an extension option exercised by Eagle. The adjustment decreases Cash by $16,821, increases Mineral rights by $18,154, and increases accounts payable and accrued liabilities by $1,333.

14.

Represents the redemption of 1,803,227 Class A ordinary shares by Public Shareholders of SVII as of February 19, 2026 at a redemption price of approximately $12.08 per share, for an aggregate redemption amount of approximately $21,788,605. The resulting adjustment is a decrease SVII’s Class A Ordinary Shares — Redeemable by $21,788,605, with a corresponding decrease of Cash and Investment Held in Trust Account by $21,788,605.

15.

Represents the reclassification of investments held in the Trust Account that becomes available at the Closing, after distribution to Public Shareholders of SVII who opted for redemption (Note 15). The resulting adjustment will increase Cash by $4,954,695, decrease Cash and Investment Held in Trust Account by $4,954,695, decrease Class A Ordinary Shares — Redeemable (410,051 shares) by $4,954,695, increase common stock by $41, and increase Additional Paid-in Capital by $4,954,654.

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended November 30, 2025, are as follows:

1.	Represents issuance of 29,700 Series A Cumulative Convertible Preferred Stock (which are convertible into 2,500,000 shares of New Eagle Common Stock), and 2,500,000 New Eagle PIPE Warrants, in relation to a $29,700,000 PIPE Financing from PIPE Investor, in relation to a PIPE Agreement entered into on July 30, 2025, as amended and restated on September 29, 2025, and expected to close concurrently with the Transaction. New Eagle PIPE Warrants issued are classified as liabilities due to certain terms of the Warrant failing the criteria for equity classification under ASC 480-10. The adjustment results in an increase in Cash of $29,700,000. The net proceeds are allocated on a residual value basis, resulting in $18,400,237 being first allocated to Warrant Liability, and $11,299,763 being allocated to Commitment, in relation to the Series A Cumulative Convertible Preferred Stock, which is puttable at the option of the holder and thus classified as mezzanine equity. Each Series A Cumulative Convertible Preferred Stock is convertible into New Eagle Common Stock at a conversion ratio of 1-to-84.18. The allocation between Warrant Liability and Mezzanine Equity is based on a preliminary fair valuation of the Warrant Liability, and this accounting is subject to finalization. 12% Paid-in-kind dividends are accrued at $3,670,920 for the year ended November 30, 2025 to calculate the net loss attributable to shareholders.
2.	Change in Fair Value of Derivative Liability of $2,814,086 is eliminated from the pro forma statement of operations as of November 30, 2025, as if the Transaction consummated at the beginning of the earliest period presented in the statements of operations.
3.	The total transaction costs are expected to be $6,317,365. $3,000,000 will be settled by issuing 300,000 shares, and the remaining $3,317,365 will be settled in cash.

Eagle’s transaction costs are expected to be $853,460, which are charged to Additional Paid-in Capital as share issuance costs, as the transaction will be accounted for as a reverse capitalization. Eagle’s transaction costs will be settled in cash.

SVII’s transaction costs are expected to be $5,463,905, which are charged to Deficit as Professional Fees. $3,000,000 will be settled by issuing 300,000 shares, and the remaining $2,463,905 will be settled in cash.

The impact of the $853,460 charged to Additional Paid-in Capital from Eagle’s costs representing the reverse capitalization and the $3,000,000 of shares issued in connection with the settlement of transaction costs for SVII, net to an adjustment of $30 addition to Common Stocks and $2,146,510 addition to Additional Paid-in Capital.

4.	Represents the settlement of $1,500,000 in Sponsor Promissory Note, and $922,133 in Convertible Promissory Note by the issuance of Warrants at $1.00 each, with the Extension Promissory Notes — Related Party amount decreasing by $1,500,000, the Convertible Promissory Notes — Related Party decreasing by $900,000, Additional Paid-in Capital increasing by $2,422,133, and Professional fees increasing by $22,133 for additional expenses paid by Sponsor on behalf of SVII.

5.	Adjustments to the pro forma condensed combined statement of operations eliminate Income from Investments held in the Trust Account of $1,063,695 for the year ended November 30, 2025.
6.	Represents a cash bonus to the CEO, payable upon the completion of the Transaction. The adjustment is recognized as an increase of $25,000 in Professional Fees, and Cash decreasing by $25,000.
7.	Represents the elimination of other income of $201,426 from the statement of operations for the year ended November 30, 2025 which relates to reimbursement of exploration expenses of Oregon Energy by Eagle.

Note 4.   Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transaction, the Oregon Acquisition, and other related transactions. As the Transaction, the Oregon Acquisition, and other related transactions are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transaction, the Oregon Acquisition, and other related transactions have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared to the actual redemption of Public Shares of common stock by Public Shareholders at the time of the Merger for the year ended November 30, 2025:

	For the twelve months ended
	November 30, 2025
	Actual
Basic Share Capitalization	Redemptions	% Ownership
Eagle Energy (Target)	21,639,009	67.45%
SVII Public Shareholders	410,171	1.28%
NRA Investors – shares transferred from Sponsor to settle non-redemption agreements	691,666	2.16%
Independent directors	120,000	0.37%
SVII Public Rights	2,299,982	7.17%
PIPE Investors – Series A Preferred	2,500,000	7.79%
Aurora – Option payment for Oregon Energy	1,710,991	5.33%
Sponsor Promote Shares	7,666,667	23.90%
Sponsor Forfeited Shares	(5,258,333)	(16.39)%
Shares Issued for the Transaction – SVII Service Provider	300,000	0.94%
Pro forma WASO – Basic	32,080,153	100.00%
Less: participating preferred stock, for net loss scenario	(2,500,000)
Denominator, WASO – Basic	29,580,153
For the twelve months ended Nov 30, 2025
Pro forma net loss attributable to common shareholders	$(16,039,206)
Pro Forma Loss Per Share – Basic and Diluted	$(0.54)

Upon consummation of the Transaction, the post-Closing share ownership will be:

	Actual redemptions
	Shares	%
SVII public shareholders	410,051	1.28%
SVII public shareholders - non-redemption agreement	691,666	2.16%
Sponsor	2,408,334	7.51%
Independent directors	120,000	0.37%
Public Rights	2,299,982	7.17%
Eagle Energy shareholders	21,639,009	67.45%
PIPE Investor, Series A preferred shares	2,500,000	7.79%
Aurora Energy, acquisition of Oregon Energy	1,710,991	5.33%
Shares issued to SVII Service Provider	300,000	0.94%
	32,080,033	100.00%
Potential sources of dilution:
Public Warrants	11,500,000	35.85%
Sponsor Warrants	7,000,000	21.82%
Sponsor Warrants converted from promissory note	2,422,133	7.55%
PIPE Investor warrants	2,500,000	7.79%
Eagle Energy, earn-out shares	1,500,000	4.68%

Note 5.   Oregon Energy Statement of Profit or Loss Reconciliation

For purposes of preparing Oregon Energy, presented in the pro forma condensed combined statement of operations for the twelve-months ended December 31, 2025, the historical audited statement of profit and loss and other comprehensive income for the year ended June 30, 2025 of Oregon Energy was adjusted by deducting Oregon Energy’s unaudited statement of profit and loss for the six months ended December 31, 2024, and adding the unaudited results of Oregon Energy for the six months ended December 31, 2025.

For alignment of the financial statement presentation with that of Eagle, the financial statement line item “General and administration costs” in the historical statements of operations are re-labelled as “office and administrative” in the pro forma condensed combined statement of operations.

The following presents a reconciliation of Oregon Energy’s statement of profit or loss for the twelve months ended December 31, 2025:

		6-months	6-months	12-months
	Y/E June 30, 2025	December 31, 2024	December 31, 2025	December 31, 2025
	USD	USD	USD	USD
Presented in $	(A)	(B)	(C)	A – B + C
Reconciliation of 12-months ended December 31, 2025
General and administration costs	35,408	17,640	16,348	34,116
Exploration and evaluation expenses	201,932	48,365	86,575	240,142
Total operating expenses	237,340	66,005	102,923	274,258
Other income	83,557	—	117,869	201,426
Net loss	(153,783)	(66,005)	14,946	(72,832)

MARKET INFORMATION FOR CLASS A ORDINARY SHARES AND DIVIDEND POLICY

Market Information

Our Common Stock and our Public Warrants are listed on the Nasdaq Capital Market under the symbols “NUCL” and “NUCLW,” respectively. As of March 18, 2026, there were 318 holders of record of our Common Stock and 1 holder of record of our Public Warrants.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends by us in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our Board.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF NEW EAGLE

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of Eagle Nuclear Energy Corp.’s (the “Company” or “New Eagle”) consolidated results of operations and financial condition. The discussion should be read together with New Eagle’s audited financial statements for the years ended November 30, 2025 and 2024, and the related notes. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. New Eagle’s actual results may differ materially from those anticipated in these forward-looking statements.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of New Eagle” to “we,” “our,” “New Eagle”, or “the Company” refer to the business and operations of Eagle Energy prior to the Business Combination and to Eagle Nuclear Energy Corp. following the consummation of the Business Combination on February 24, 2026. References to “Eagle Energy”, refer to Eagle Energy Metals Corp. before the Business Combination. All figures are in US dollars unless otherwise noted. Unless the context otherwise requires.

Company Overview

Eagle Energy Metals Corp. was founded and incorporated under the laws of the state of Delaware on December 14, 2023. The Company is a mining and exploration company focused on mineral exploration and development in North America.

The Company’s corporate office and mailing address are located at 5470 Kietzke Lane, Suite 3000, Reno, NV 89511 and the Company’s phone number is 775-335-2029. The Company’s registered and records office is located at Capitol Services Inc. 108 Lakeland Avenue, Kent County, Dover, DE 19901. The Company’s website address is https://eagleenergymetals.com/.

On October 17, 2024, the Eagle Energy completed a conversion into a Nevada corporation (the “Conversion”), under the name Eagle Energy Metals Corp. pursuant to a plan of conversion. Each common share outstanding, par value of $0.0001 per share, of the Company as a Delaware entity was converted into 4.081617 common shares, par value of $0.0001 of the Company as a Nevada entity and all share amounts included in the accompanying financial statements reflect the conversion amount.

New Eagle was incorporated as a Nevada corporation on September 19, 2025 as a wholly owned, direct subsidiary of SVII.

On July 30, 2025, the Eagle Energy entered into an agreement and plan of merger (“BCA”) with Spring Valley Acquisition Corp. II (“SVII”), a publicly traded special purpose acquisition company listed on NASDAQ under the symbol “SVII”. The BCA outlines terms of a transaction in which SVII would acquire all of the outstanding equity of the Company in exchange for shares of SVII, in order to effect a “de-SPAC” transaction, with the intention of obtaining a listing for the Company on NASDAQ. The BCA was subsequently amended on September 29, 2025 (“Amended BCA”), to amend the legal structure of the “de-SPAC”, such that each of SVII and Eagle Energy would become a subsidiary of New Eagle, with the intention of obtaining a listing of New Eagle on the NASDAQ.

Mineral Properties

Fish Lake Valley Property

On January 12, 2024, the Company entered into a property option agreement with Acme Lithium US Inc. (“Acme”), whereby Acme agreed to grant the Company the sole, exclusive option to acquire their 100% interest in 207 lode claims at the Fish Lake Valley property located in Esmerelda County, Nevada. The agreement was amended on June 14, 2024 (the “Fish Lake Valley Effective Date”). The Company paid $20,000 as consideration for entering into an amended agreement.

In order to exercise the option, the Company is required to make a series of cash payments, issuance of common shares of the Company with a total value of $3,300,000, and the incurrence of expenditures towards mining operations in respect of the Fish Lake Valley Property. The breakdown of payments and issuance of common shares are as follows:

●	Pay $50,000 within five days of the Fish Lake Valley Effective Date (paid);
●	Pay $100,000 within six months of the Fish Lake Valley Effective Date;
●	Incur $500,000 in expenditures toward mining operations of the Property, on or before the 12-month anniversary of the Fish Lake Valley Effective Date;
●	Pay $450,000 and issue common shares of the Company equal to $675,000, on the date the Company completes an initial public offering or otherwise becomes listed on a stock exchange (the “Listing Date”), using a deemed price per share on the Listing Date equal to:
●	the price per share of the Company’s common share used in the Company’s initial public offering;
●	the deemed transaction price per share of the Company’s common shares in the event the listing is competed by way of a reverse takeover, merger or business combination; or
●	the reference price per share of the Company’s common share calculated in accordance with the stock exchange’s policies in the event the listing is completed by way of a direct listing on the stock exchange
●	Pay $375,000 and issue common shares of the Company equal to $1,312,500, based on the volume-weighted average trading price of the Company’s common shares for the previous ten trading days, on or before the 12-month anniversary of the Listing Date; and
●	Pay $500,000 and issue common shares of the Company equal to $1,312,500, based on the volume-weighted average trading price of the Company’s common shares for the previous ten trading days, on or before the second-year anniversary of the Listing Date.

The Optionor will receive Net Smelter Returns Royalty (“NSR Royalty”) equal to 1.0% of Net Smelter Returns.

The Company capitalized the following acquisition costs during the period from December 14, 2023 (inception) through November 30, 2025.

Fish Lake
Valley Property
$
Balance, December 14, 2023 (inception)	—
Property acquisition	70,000
Impairment	(70,000)
Balance, November 30, 2024 and 2025	—

During the period from December 14, 2023 (inception) through November 30, 2024, an impairment of $70,000 on the Property was incurred as a result of the Company’s decision to not pursue this project any further. On December 14, 2024, the Company terminated the property option agreement.

Aurora Uranium Project

On November 18, 2024 (the “Aurora Effective Date”), the Company entered into a property option agreement (the “Aurora Option Agreement”) with Aurora Energy Metals Ltd. (“Aurora Energy”) and its wholly owned subsidiary Oregon Energy LLC (“Oregon Energy”) who, through Oregon Energy, is the owner of 100% interest in the Aurora Uranium project composed of 365 mining claims. As part of the Aurora Option Agreement, Aurora Energy, agreed to grant the Company the sole, exclusive option to acquire all of the issued and outstanding equity interests in Oregon Energy. Upon exercise of the option, the Company would acquire 100% of Oregon Energy including all of its right, title and interest in the Aurora Uranium project.

In order to exercise the option, the Company must:

●	Grant Aurora Energy a 1% NSR in the project’s future revenue, half or all of which may be repurchased by the company for consideration of $1,000,000 or $2,000,000, respectively, prior to commencement of the project’s commercial operations;
●	Pay $300,000 cash consideration on or before December 18, 2024 (paid);
●	Complete a measured and/or indicated SK1300 technical report and mineral resource estimate (an “SK1300 Report”) for the project, in accordance with the standards of Subpart 1300 of Regulation S-K of the Securities Act (completed);
●	Issue shares of common stock in the Company with a value of $16,000,000 (“Aurora Option Payment Shares”) on the closing date of:
●	an initial public offering of the Company’s shares and listing thereof on a national securities exchange, or
●	a different transaction which results in the listing of the Company’s shares on a national securities exchange, or
●	the acquisition of substantially all the Company’s outstanding equity securities or substantially all of the Company’s assets by a public company with common equity that is listed on a national securities exchange, in each case prior to May 18, 2025 (the “Listing Event”); and
●	Raise a minimum of $6,800,000 in connection with the Listing Event.

The number of Aurora Option Payment Shares the Company will issue shall be calculated based on the initial listing price of the Company’s shares (or the trading price of the Company’s successor’s shares) upon completion of the Listing Event. If the Company identifies a measured and/or indicated SK1300 mineral resource of at least 40 million pounds of U3O8, the total value of the Aurora Option Payment Shares will increase by $4,000,000, bringing the aggregate value to $20,000,000. Each additional 1,000,000 pounds of U3O8 above 40 million pounds will further increase the total value of the Aurora Option Payment Shares by $200,000, up to a maximum of $1,000,000, resulting in an overall maximum of $21,000,000 (collectively, the “Resource Payment”).

The Company also agreed to issue Aurora Energy additional Aurora Option Payment Shares based on any increase in the spot price of uranium between November 18, 2024 (the effective date of the Aurora Option Agreement), and the Listing Event, with the value of these Aurora Option Payment Shares being equal to the product of (I) 50% of the percentage increase in the spot price and (II) the number of Aurora Option Payment Shares associated with the initial $16,000,000 valuation. If the spot price does not increase, there will be no adjustment to the number of Aurora Option Payment Shares. Further, upon completion of a positive pre-feasibility study on the project following a Listing Event, the Company will issue Aurora additional Aurora Option Payment Shares with a value of $5,000,000, determined by the 30-day volume-weighted average trading price of our shares (or those of our successor) during the 30 days prior to the announcement of the pre-feasibility study.

The Aurora Option Agreement will terminate, and we will forfeit our option, if we do not complete a Listing Event on or before May 18, 2025. However, the Company may extend the agreement by six months (up to two times) by making additional payments to Aurora Energy and allocations of funds to the Company’s mining operations. For the first six-month extension, the Company must pay Aurora Energy $300,000 and allocate $250,000 to the Company’s mining operations expenditures; for the second six-month extension, the Company must pay Aurora Energy $400,000 and allocate an additional $250,000 to those expenditures.

On May 18, 2025, the Company exercised its right to the first six-month extension and made an additional payment of $300,000 to Aurora. On November 18, 2025, the Company exercised its right to the second six-month extension and made an additional payment of $400,000 to Aurora. As part of the extensions, the Company is obligated to reimburse up to $500,000 of mining operations expenditures of Oregon Energy. As of November 30, 2025, the Company has made reimbursements of $193,415, with a further $7,975 recorded in accounts payable and accrued liabilities.

On July 14, 2025, Oregon Energy received correspondences from the Bureau of Land Management in respect of 4 mining claims being declared null and void due to the lands being closed to mineral entry. As such, the Aurora Uranium Project consists of 361 mining claims currently

On November 26, 2025, the Company, Aurora Energy, and Oregon Energy executed a First Amendment to the Property Option Agreement. The amendment (i) revised the second extension to complete a Listing Event from a six month period (deadline of May 18, 2026) to a 225 day period (deadline of July 2, 2026), and (ii) provides that the Resource Payment provisions under which Aurora may be entitled to additional payment shares as mentioned above are amended such that the determination is made following the next newly prepared SK1300 mineral resource update published by the Company.

The Company capitalized the following acquisition costs for the payments made to Aurora beginning on December 18, 2024 through November 30, 2025.

Aurora Uranium
Property
Balance, November 30, 2024	$—
Property option payment	1,000,000
Reimbursement of mining operations expenditures	201,390
Balance, November 30, 2025	$1,201,390

Material Events During the Year Ended November 30, 2025

On December 1, 2024, the Company issued 300,000 shares to a stockholder as a bonus for consulting services rendered to the Company during the one-year service period from January to December 2024.

On December 18, 2024, the Company closed the first tranche of a private placement through the issuance of 1,280,000 common shares, with a par value of $0.0001 per share, at a price of $0.61 per share, for gross proceeds of $780,800.

On December 20, 2024, the Company closed the second tranche of a private placement through the issuance of 540,540 common shares, with a par value of $0.0001 per share, at a price of $0.61 per share, for gross proceeds of $329,729.

On March 6, 2025, the Company closed a third tranche of a private placement through the issuance of 2,794,173 shares at a price of $0.61 per share, for gross proceeds $1,704,446. In conjunction with closing this financing round, the Company incurred issuance costs of $24,899.

On March 10, 2025, the Board of Directors of the Company implemented a 2025 Equity Incentive Plan (“EIP”). The maximum number of shares the Company may issue pursuant to awards granted under the 2025 EIP is 15,137,213 shares, subject to certain automatic increases except that the maximum number of shares that the Company may issue as incentive stock options is equal to the maximum number of shares available for issuance under the EIP without taking into account any automatic increases in the share reserve of the EIP. The Company has not granted any awards under the EIP.

On April 30, 2025, the Company closed the first round of Regulation Crowdfunding (“Reg CF”) financing through the issuance of 7,692,086 shares at a price of $0.61 per share, for gross proceeds of $4,692,172. In conjunction with closing this financing round, the Company incurred issuance costs of $464,016.

On May 23, 2025, the Company closed the second round of Reg CF financing through the issuance of 383,775 shares at a price of $0.61 per share, for gross proceeds of $234,103. In conjunction with closing this financing round, the Company incurred issuance costs of $22,238.

On May 29, 2025, the Company closed the third round of Reg CF financing through the issuance of 69,280 shares at a price of $0.61 per share, for gross proceeds of $42,261. Subscription proceeds amounting to $41,834 has been received, an amount of $427 is yet to be received in relation to this financing and recognized as a subscription receivable. In conjunction with closing this financing round, the Company incurred issuance costs of $24,907.

On May 29, 2025, the Company also issued 570,810 common shares with a deemed fair value of $0.61 per share to the agents in its Reg CF financing as compensation, which is included in share issuance costs.

On May 30, 2025, the Company closed the fourth tranche of a private placement through the issuance of 380,870 shares at a price of $0.61 per share, for gross proceeds of $232,331. In conjunction with closing this financing round, the Company incurred issuance costs of $3,618. The Company also issued 200,000 shares to a consultant at an implied fair value of $0.61 per share for consulting services to be performed in May 2025 to November 2025.

On June 20, 2025, the Company entered into an exclusive patent license agreement with UNM Rainforest Innovations (“UNMRI”) for the use and commercialization of certain patents and technologies, including the grant of commercial sub-licenses, in relation to designs and technologies of small modular nuclear reactors. The term of the agreement is for the longer of 10 years or the length of the underlying patents. The Company paid a license fee of $50,000 and patent expense reimbursement of $17,430 upon execution of the agreement, and is to pay a license maintenance fee of $35,000 due on January 31, 2026, and $50,000 due on each of January 31, 2027 and January 31, 2028. The Company shall also pay to UNMRI certain royalties on commercial sublicenses and on gross receipts from sale of commercial reactors, subject to minimum annual royalties of $65,000 from the calendar year 2028 onwards.

On July 30, 2025, the Company entered into an agreement and plan of merger (“BCA”) with Spring Valley Acquisition Corp. II (“SVII”), a publicly traded special purpose acquisition company listed on NASDAQ under the symbol “SVII”. The BCA outlines terms of a transaction in which SVII would acquire all of the outstanding equity of the Company in exchange for shares of SVII, in order to effect a “de-SPAC” transaction, with the intention of obtaining a listing for the Company on NASDAQ. The BCA is subsequently amended on September 29, 2025.

On July 30, 2025, the Company issued 15,951,675 common shares, with a par value of $0.0001 per share, to an investor pursuant to a Common Stock Purchase Agreement for total proceeds of $300,000. The issuance is in connection with the planned business combination between the Company and SVII. The shares are subject to automatic redemption if the business combination does not close.

On September 29, 2025, related to the contemplated BCA transaction, the Company entered into an amended and restated agreement and plan of merger (“Amended BCA”) with SVII and ancillary agreements, to amend the legal structure of the “de-SPAC”, such that each of SVII and the Company will become a subsidiary of Eagle Nuclear Energy Corp. (“PubCo”), a newly incorporated entity, with the intention of obtaining a listing of PubCo on the NASDAQ.

On September 29, 2025, the Company also entered into an amendment to the Common Stock Purchase Agreement to reflect the revised legal structure of the Amended BCA, in relation to the potential redemption scenario of the redeemable common stock issued by the Company in July 2025.

On September 29, 2025, the Company also entered into an amended and restated securities purchase agreement (“PIPE Agreement”) with PubCo and a private investor, regarding a potential issuance by PubCo, of 29,700 shares of Series A Cumulative Convertible Preferred Stock for $29,700,000 (“PIPE Issuance”), upon the completion of the “de-SPAC” transaction as contemplated by the Amended BCA. The PIPE Issuance would accrue dividends at 12% annually (if paid in kind), or 10% annually (if paid in cash). At the option of holder, the PIPE Issuance is convertible to common stock of PubCo at a conversion price of $11.88, representing a conversion ratio of 1-to-84.18. Pursuant to the PIPE Agreement, concurrently to the PIPE Issuance, PubCo is also to issue to the investor 2,500,000 warrants with an exercise price of $12.00 per share.

On September 30, 2025, the Company, as a co-registrant with PubCo, filed a Form S-4 with the Securities and Exchange Commission (“SEC”) in respect of the “de-SPAC” transaction in accordance with the Amended BCA.

On October 15, 2025, the Company entered into a consulting agreement (the “126 Agreement”) with the CFO of the Company. Pursuant to the 126 Agreement, the Company will use commercially reasonable efforts to cause the resulting issuer to issue 90,000 stock options to the CFO upon completion of listing on the Nasdaq Stock Exchange.

On October 16, 2025, the Company entered into an office lease agreement in New York, NY for 5 years and 2 months from the lease commencement date.

On November 3, 2025, the Company entered into an office lease agreement in Vancouver, Canada for 2 years.

For the year ended November 30, 2025, the Company incurred a total of $579,597 in share issuance costs paid in cash related to its Reg CF offering and private placements.

During the year ended November 30, 2025 the Company made a total payment of $1,193,415 with a further $7,975 recorded in accounts payable and accrued liabilities to Aurora Energy towards the Aurora Option Agreement.

Summary of Significant Accounting Policies

a) Cash

Cash includes cash on hand, deposits held with banks, and when applicable, short-term, highly liquid deposits which are either cashable or with original maturities of less than three months. There are no cash equivalents as of November 2025. At times, the Company’s cash balance exceeds the federally insured limits. The total uninsured cash balance as of November 30, 2025 was $980,411 (November 30, 2024 — $Nil).

b) Impairment of long-lived assets

Long-lived assets or asset groups held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. Circumstances that could trigger a review include, but are not limited to: significant decreases in the market price of the assets; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the assets; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the assets; and current expectation that the assets will more likely than not be sold or disposed significantly before the end of their estimated useful life.

When indicators of potential impairment are present the Company prepares a projected undiscounted cash flow analysis for the respective asset or asset group. If the sum of the undiscounted cash flows is less than the carrying value of the asset or asset group, an impairment loss is recognized equal to the excess of the carrying value over the fair value, if any. Fair value can be determined using discounted cash flows of future operating results based upon a rate that corresponds to the cost of capital. Recognized impairment losses are not reversed. During the period from December 14, 2023 through November 30, 2024, an impairment of $70,000 was incurred on the mineral rights.

c) Financial instruments measurements and fair value of financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Financial assets are classified and measured at fair value with subsequent changes in fair value recognized in either profit and loss as they arise unless restrictive criteria are met for classifying and measuring the asset at either amortized cost or fair value through other comprehensive income. Financial liabilities are measured at amortized costs unless they are elected to be or required to be measured at fair value through profit and loss.

Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred, and the Company has transferred all risks and rewards of ownership. Financial liabilities are derecognized when the obligations specified in the contract are discharged, cancelled, or expire.

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following, based on the nature of the valuation inputs:

●	Level 1: quoted prices (unadjusted) for identical assets or liabilities in active markets;
●	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and,
●	Level 3: one or more significant inputs used in a valuation technique are unobservable in determining fair values of the asset or liability.

Determination of fair value and the resulting hierarchy requires the use of observable market data where available. The classification of an asset or liability in the hierarchy is based on the lowest level of input that is significant to the fair value measurement.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.

d) Income taxes

The Company’s tax provision consists of taxes currently payable or receivable, plus any change during the period in deferred tax assets and liabilities. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that is it more likely than note that some portion of the deferred tax asset will not be realized.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting for income taxes requires a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if available evidence indicates it is more likely than not that the tax position will be fully sustained upon review by taxing authorities, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount with a greater than 50 percent likelihood of being realized upon ultimate settlement. For tax positions that are 50 percent or less likely of being sustained upon audit, the Company does not recognize any portion of that benefit in the financial statements. The Company is not aware of any issues under review that could result in significant payments, accruals or a material deviation from its position. The Company is subject to income tax examinations by taxing authorities for the tax years ended 2024 and 2025.

e) Loss per share

Basic earnings (loss) per share (“EPS”) is calculated by dividing profit or loss attributable to common equity holders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. The denominator is calculated by adjusting the shares issued at the beginning of the period by the number of shares issued or bought back during the period, multiplied by a time-weighting factor.

Diluted EPS is calculated by adjusting the earnings and number of shares for the effects of dilutive options and other dilutive potential units. The effects of anti-dilutive options and potential units are ignored in calculating diluted EPS. All options and potential units are considered anti-dilutive when the Company is in a loss position.

The Company had no anti-dilutive securities as of November 30, 2025 and 2024.

f) Offering cost

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs associated with the issuance of common stock were charged against the proceeds received from and carrying value of the common stock.

g) Related parties

The Company identifies and discloses all related party transactions. Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

h) Leases

The Company determines if an arrangement contains a lease at inception as defined by ASC 842, Leases (“ASC 842”). To meet the definition of a lease under ASC 842, the contractual arrangement must convey to the Company the right to control the use of an identifiable asset for a period of time in exchange for consideration. Right of Use (“ROU”) assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

i) Mineral rights

Costs of exploration, carrying and retaining unproven mineral rights and properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it will enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs are amortized on a units-of-production basis over the proven and probable reserves following the commencement of production.

To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are being expensed.

ASC 930-805, Extractive Activities-Mining: Business Combinations (“ASC 930-805”) states that mineral rights comprise the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights and properties which are considered tangible assets under ASC 930-805. Further, ASC 930-805 requires that mineral assets or rights be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights and properties are initially capitalized as tangible assets. Mineral rights and properties include costs associated with acquiring patented and unpatented mining claims.

For the years ended November 30, 2025 and 2024, the Company has incurred acquisition costs for mineral rights of $1,201,390 and $70,000, respectively. The $70,000 incurred in the prior period was subsequently written off due to impairment as of November 30, 2024 as discussed above.

j) Redeemable common stock

The Company accounts for its redeemable common stock in accordance with the guidance of ASC 480, Distinguishing Liabilities from Equity (“ASC 480”). Shares of common stock subject to mandatory redemption, if any, is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder, or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Certain common stock of the Company features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, such redeemable common stock is presented at redemption value as mezzanine equity, outside of the stockholders’ equity (deficit) section of the Company’s balance sheets.

k) Subsequent Events

The Company evaluated subsequent events through the date in which the financial statements were issued.

l) Recent accounting pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires an enhanced disclosure of segments on an annual and interim basis, including the title of the chief operating decision maker, significant segment expenses, and the composition of other segment items for each segment’s reported profit. The Company adopted ASU 2023-07 as of December 1, 2024, which had no material impact on the Company’s financial statements.

ASC 280, Segment Reporting (“ASC 280”), establishes standards for the way that public business enterprises report information about operating segments in their annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. ASC 280 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company’s business segments are based on the organization structure used by the chief operating decision maker for making operating and investment decisions and for assessing performance. Our Chief Executive Officer, who is our chief operating decision maker, views the Company’s operations and manages its business in one operating segment, which is principally mineral exploration and development in North America.

Results of Operations — For the year ended November 30, 2025 and for the period from December 14, 2023 (inception) through November 30, 2024

		For the period
	For the year	from December 14,
	ended	2023 (inception)
	November 30,	through November 30,	Change	Change
	2025	2024	$	%
Operating expenses
Bank charges	$4,184	$389	3,795	976
Business development	116,742	116,742	100
Amortization expense	1,515	—	1,515	100
Mineral rights development expenditures	314,013	—	314,013	100
Office and administrative	895,430	41,027	854,403	2,083
Professional fees	3,075,312	758,143	2,317,169	306
Rent expense	123,554	27,589	95,965	348
Investor relations	120,000	—	120,000	100
Salaries and wages	18,151	—	18,151	100
Licensing fee expense	29,436	—	29,436	100
Travel and entertainment	549,177	123,483	425,694	345
Total operating expenses	(5,247,514)	(950,631)	(4,296,883)	452
Other income (expense)
Loss on impairment	—	(70,000)	70,000	(100)
Gain (loss) on foreign currency transactions	(13,118)	574	(13,692)	(2,385)
Net loss	(5,260,632)	(1,020,057)	(4,240,575)	416

The net loss for the year ended November 30, 2025, was $5,260,632, representing an increase of $4,240,575 compared to the net loss of $1,020,057 for the similar period from December 14, 2023 (inception) through November 30, 2024. This change in net loss is primarily attributed to office and administrative, mineral rights development expenditure, and travel and entertainment, and higher professional fees, including increased consulting and legal expenses, as operations expand.

Business development for the year ended November 30, 2025, was $116,742, an increase of $116,742 compared to $Nil for the similar period from December 14, 2023 (inception) through November 30, 2024. This increase is primarily driven by the Company’s engagement of external business development firms as part of its ongoing efforts to go public, which did not occur in the prior period.

Mineral rights development expenditures for the year ended November 30, 2025, were $314,013, an increase of $314,013 compared to $Nil for the similar period from December 14, 2023 (inception) through November 30, 2024. The increase is primarily driven by commencement of mineral rights assessments and other related work undertaken by the Company in connection with the Aurora Uranium Project.

Office and administrative expenses for the year ended November 30, 2025, were $895,430, an increase of $854,403 compared to $41,027 for the similar period from December 14, 2023 (inception) through November 30, 2024. This increase is primarily driven by expanded operations.

Professional fees for the year ended November 30, 2025, were $3,075,312, an increase of $2,317,169 compared to $758,143 for the similar period from December 14, 2023 (inception) through November 30, 2024. This increase is primarily driven by higher consulting fees related to marketing, geological consulting, and other consulting services. Legal fees increased due to the equity private placement, and accounting fees also rose in connection with ongoing audit and review engagements.

Rent expense for the year ended November 30, 2025, was $123,554, an increase of $95,965 compared to $27,589 for the similar period from December 14, 2023 (inception) through November 30, 2024. This increase is primarily driven by a new short-term lease for the office location which commenced June 2024. The Company also entered into a lease for a new office in Vancouver commencing November 2025 as mentioned above.

Investor relations for the year ended November 30, 2025, was $120,000, an increase of $120,000 compared to $Nil for the similar period from December 14, 2023 (inception) through November 30, 2024. This increase is primarily driven by the Company’s engagement of an external investor relations firm as part of its ongoing efforts to go public, which did not occur in the prior period.

Licensing fee expense for the year ended November 30, 2025, was $29,436, an increase of $29,436 compared to $Nil for the similar period from December 14, 2023 (inception) through November 30, 2024. The increase mainly reflects the 2025 license maintenance fee under the exclusive patent license agreement with UNMRI.

Travel and entertainment expense for the year ended November 30, 2025, was $549,177, an increase of $425,694 compared to $123,483 for the similar period from December 14, 2023 (inception) through November 30, 2024. This increase is primarily driven by the increase in travel relating to increased operations.

Comparison of the Three Months Ended November 30, 2025 and 2024:

	For the three	For the three
	months ended	months ended
	November 30,	November 30,	Change	Change
	2025	2024	$	%
Operating expenses
Bank charges	$1,261	$249	1,012	406
Business development	116,742	—	116,742	100
Amortization expense	841	—	841	100
Mineral rights development expenditures	102,733	—	102,733	100
Office and administrative	755,448	7,578	747,870	9,869
Professional fees	955,631	427,290	528,341	124
Rent expense	46,129	13,849	32,280	233

	For the three	For the three
	months ended	months ended
	November 30,	November 30,	Change	Change
	2025	2024	$	%
Investor relations	99,677	—	99,677	100
Salaries and wages	18,151	—	18,151	100
Licensing fee expense	16,333	—	16,333	100
Travel and entertainment	169,751	71,512	98,239	137
Total operating expenses	(2,282,697)	(520,478)	(1,762,219)	339
Other income (expense)
Loss on impairment	—	(70,000)	70,000	(100)
Gain (loss) on foreign currency transactions	(3,503)	527	(4,030)	(765)
Net loss	(2,286,200)	(589,951)	(1,696,249)	288

The net loss for the three months ended November 30, 2025, was $2,286,200, representing an increase of $1,696,249 compared to the net loss of $589,951 for the three months ended November 30, 2024. This change in net loss is primarily attributed to business development, office and administrative, mineral rights development expenditure, and travel and entertainment, and higher professional fees, including increased consulting and legal expenses, as operations expand.

Business development for the three months ended November 30, 2025, were $116,742, an increase of $116,742 compared to $Nil for the three months ended November 30, 2024. This increase is primarily driven by the Company’s engagement of external business development firms as part of its ongoing efforts to go public, which did not occur in the prior period.

Mineral rights development expenditures for the three months ended November 30, 2025, were $102,733, an increase of $102,733 compared to $Nil for the three months ended November 30, 2024. The increase is primarily driven by commencement of mineral rights assessments and other related work undertaken by the Company in connection with the Aurora Uranium Project.

Office and administrative expenses for the three months ended November 30, 2025, were $755,448, an increase of $747,870 compared to $7,578 for the three months ended November 30, 2024. This increase is primarily driven by expanded operations.

Professional fees for the three months ended November 30, 2025, were $955,631, an increase of $528,341 compared to $427,290 for the three months ended November 30, 2024. This increase is primarily driven by higher consulting fees related to marketing, geological consulting, and other consulting services. Legal fees increased due to the equity private placement, and accounting fees also rose in connection with ongoing audit and review engagements.

Rent expense for the three months ended November 30, 2025, was $46,129, an increase of $32,280 compared to $13,849 for the three months ended November 30, 2024. This increase is primarily driven by a new short-term lease for the office location which commenced June 2024. The Company also entered into a lease for a new office in Vancouver commencing November 2025 as mentioned above.

Investor relations for the year ended November 30, 2025, was $99,677, an increase of $99,677 compared to $Nil for the three months ended November 30, 2024. This increase is primarily driven by the Company’s engagement of an external investor relations firm as part of its ongoing efforts to go public, which did not occur in the prior period.

Travel and entertainment expense for the year ended November 30, 2025, was $169,751, an increase of $98,239 compared to $71,512 for the three months ended November 30, 2024. This increase is primarily driven by the increase in travel relating to increased operations.

Liquidity and Capital Resources

We continually monitor and manage cash flow to assess the liquidity necessary to fund operations and capital projects. We manage our capital resources and adjust them to take into account changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital resources, we may, where necessary, control the amount of working capital, pursue financing or manage the timing of our capital expenditures. As of November 30, 2025, we had a working capital of $621,306 (current assets of $1,464,825, less current liabilities of $843,519). As of November 30, 2024, we had a working capital deficit of $623,569 (current assets of $1,144, less current liabilities of $624,713).

Our continuing operations are dependent upon our ability to obtain debt or equity financing until such time that we achieve profitable operations. There can be no assurance that we will gain adequate market acceptance for our products or be able to generate sufficient gross margins to reach profitability.

Since our inception, we have incurred operating losses and have experienced negative cash flows from operations. We do not anticipate that cash on hand will be adequate to satisfy our obligations in the ordinary course of business over the next 12 months. Based on this assessment, we have material uncertainties about our business that may cast substantial doubt about our ability to continue as a going concern. Accordingly, our ability to continue as a going concern is dependent upon our ability to raise sufficient funds to pay ongoing operating expenditures and to meet our obligations. See further discussion related to our ability to continue as a going concern within Note 2 in the financial statements for the year ended November 30, 2025 and for the period from December 14, 2023 (inception) through November 30, 2024.

As of November 30, 2025, we had $1,301,928 in cash. We are actively managing current cash flows until such time that we are profitable.

The chart below highlights our cash flows for the period indicated:

		For the period from
		December 14, 2023
	For the year ended	(Inception) through
	November 30, 2025	November 30, 2024
	$	$
Net cash provided by (used in):
Operating activities	(5,161,413)	(163,524)
Investing activities	(1,260,845)	(70,000)
Financing activities	7,736,308	233,667
Effects of foreign currency transactions on cash	(12,839)	574
Increase in cash	1,301,211	717

Cash Used in Operating Activities

Our net cash used in operating activities is primarily due to cash payments for operating expenses that we incur in the day-to-day operations of the business. During the year ended November 30, 2025, net cash used in operating activities was $5,161,412. The loss for the year ended November 30, 2025 of $5,260,632 was affected by the changes in operating working capital of $56,326 and an increase of $155,545 in non-cash items consisting mainly of non-cash consulting fees.

During the period from December 14, 2023 (inception) through November 30, 2024, net cash used in operating activities was $163,524. The loss for the year period from December 14, 2023 (inception) through November 30, 2024 of $1,020,057 was affected by the changes in operating working capital of $619,357 and an increase of $237,176 in non-cash items consisting mainly of the impairment of the mineral property and non-cash consulting fees.

Cash Used in Investing Activities

During the year ended November 30, 2025, net cash used in investing activities totaled $1,260,845, primarily related to the option to acquire the Aurora Uranium Project and an intangible asset arising from the exclusive patent license agreement with UNMRI.

During the period from December 14, 2023 (inception) through November 30, 2024, net cash used in investing activities totaled $70,000, primarily related to the acquisition of Fish Lake Valley Property.

Cash Provided by Financing Activities

We have funded our business to date from the issuance of our common stock through private placements.

During the year ended November 30, 2025, net cash provided by financing activities totaled $7,736,308, primarily related to the proceeds from the issuance of shares of $8,364,042 net of $927,734 of share issuance costs paid in cash for a net amount of $7,436,308. The Company also received proceeds from the issuance of redeemable common stock of $300,000.

During the period from December 14, 2023 (inception) through November 30, 2024, net cash provided by financing activities totaled $233,667, primarily related to the proceeds from the issuance of shares of $235,201 net of $1,534 of share issuance costs paid in cash for a net amount of $233,667.

Quantitative and Qualitative Disclosures about Market Risk

Our board of directors have overall responsibility for the establishment and oversight of our risk management policies on an annual basis. Management identifies and evaluates our financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.

Our financial instruments consist of cash and accounts payable and accrued liabilities. The carrying value of the Company’s cash, and accounts payable and accrued liabilities approximate their fair value due to their short terms to maturity.

Our risk exposures and the impact on our financial instruments are summarized below:

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Our credit risk is primarily attributable to our liquid financial assets including cash. Our financial assets are cash. Our maximum exposure to credit risk, as of period end, is the carrying value of our financial assets, being $1,301,928 (November 30, 2024 — $717) as of November 30, 2025. We hold cash with major financial institutions, therefore minimizing our credit risk.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet financial obligations as they fall due. We manage liquidity by maintaining adequate cash balances and by raising equity and debt financings. We have no assurance that such financings will be available on favorable terms in the future. In general, we attempt to avoid exposure to liquidity risk by obtaining corporate financing through the issuance of shares.

As of November 30, 2025, we had cash of $1,301,928 (November 30, 2024 — $717) to settle current liabilities of $843,519 (November 30, 2024 — $624,713) which fall due for payment within 12 months of the date of the balance sheet.

Market Risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect our income or value of holdings or financial instruments. As of November 30, 2025, our exposure to market risk was insignificant as we did not hold material amounts of financial instruments in foreign currencies, nor did we hold any debt that was subject to variable interest rates.

Inflation Risk

We do not believe that inflation had a significant impact on our results of operations for any period presented in our financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

Capital Management

Capital is comprised of our stockholders’ deficiency and any debt that we may issue. Our objectives when managing capital are to maintain financial strength and to protect our ability to meet ongoing liabilities, to continue as a going concern, to maintain creditworthiness and to maximize returns for our stockholders over the long term. Protecting the ability to pay current and future liabilities includes maintaining capital above minimum regulatory levels, current financial strength rating requirements and internally determined capital guidelines and calculated risk management levels. We manage capital structure to maximize financial flexibility by making adjustments in response to changes in economic conditions and the risk characteristics of the underlying assets and business opportunities. We do not presently utilize any quantitative measures to monitor our capital, but rather we rely on our management’s expertise to sustain the future development of the business. Management reviews its capital management approach on an ongoing basis and believes that this approach, given our size, is reasonable.

There were no changes to our approach to capital management during the period. We are not subject to externally imposed capital requirements.

Off-Balance Sheet Arrangements

We have not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.

Emerging Growth Company Status

The Jumpstart Our Business Startups (“JOBS”) Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies, and our financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. However, we may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of this offering, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

Evaluation of Disclosure of Controls and Procedures

Based on an evaluation as of November 30, 2025, our management, including the Chief Executive Officer and Chief Financial Officer, has concluded that our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) were not effective.

We and our independent registered public accounting firm did not and were not required to perform an audit of our internal control over financial reporting, in connection with the audit of our 2025 financial statements.

Material Weakness

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual financial statements will not be prevented or detected in a timely manner.

Subsequent Events

The Company evaluated all events and transactions occurring subsequent to November 30, 2025, through the date the financial statements were issued for items requiring adjustment to or disclosure in the accompanying financial statements and notes to the financial statements noting no such events or transactions other than those described below.

On December 17, 2025, the Company, as a co-registrant with PubCo, filed an amended Form S-4 with the SEC in respect of the “de-SPAC” transaction in accordance with the Amended BCA.

On January 9, 2026, the Company, as a co-registrant with PubCo, filed an amended Form S-4 with the SEC in respect of the “de-SPAC” transaction in accordance with the Amended BCA.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF OREGON ENERGY

The following discussion and analysis should be read in conjunction with the unaudited condensed financial statements for the three and six months ended December 31 2025, and related notes which have been prepared in accordance with US GAAP. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus. All figures are in US dollars unless otherwise noted. Unless the context otherwise requires, for the purposes of this section, “Oregon Energy”, “we”, “us”, “our”, or the “Company” refer to Oregon Energy LLC.

Company Overview

The Company is a limited liability company (“LLC”) formed on March 19, 2010 under the laws of the state of Oregon. The Company is engaged in uranium exploration, with operations registered in the states of Colorado and Nevada on October 14, 2010, and Utah on April 18, 2011 to facilitate its business activities.

The Company is member-managed, with Aurora Energy Metals Limited (“Aurora”, formerly Aurora Uranium Limited and EVE Investments Limited), a publicly listed company on the Australian Securities Exchange (ASX:1AE), holding 100% of the membership interest. The 100% interest was originally held by Amaroo Resources Limited, a subsidiary of Aurora, and was transferred to Aurora on March 13, 2015 as a result of a corporate reorganization of Aurora. No consideration was transferred and there was no financial impact on the Company as a result of the reorganization. The Company is classified as a corporation for U.S. tax purposes but remains an LLC under Oregon state law.

On November 18, 2024, Aurora and the Company entered into a property option agreement with Eagle Energy Metals Inc. (“Eagle”). Under the agreement, Eagle is granted an exclusive option to acquire 100% of the membership interests in the Company, subject to certain conditions including the payment of cash option fees. Pursuant to the agreement, Eagle paid $300,000 to Aurora as an option payment on December 18, 2024. The exercise of the option is subject to further conditions, including the completion of a listing on a US exchange and the completion of specified technical and financing milestones, such as making a filing in accordance with S-K 1300. The initial option period is six months, with the right to extend for up to two further six-month periods upon additional payments and expenditure commitments.

On May 18, 2025, Eagle exercised its right to the first six-month extension and made an additional payment of $300,000 to Aurora pursuant to the property option agreement. On November 18, 2025, Eagle exercised its right to the second six-month extension and made an additional payment of $400,000 to Aurora. As part of the extensions, Eagle is also obligated to reimburse the Company for expenses of the mining operation of the AUP amounting to up to $500,000. For the six months ended December 31, 2025, Eagle has reimbursed the Company $117,869 resulting in a cumulative reimbursement total of $201,426 as of December 31, 2025. Eagle may be subject to additional obligations upon the exercise of further extensions.

On November 26, 2025, Aurora, Eagle, and the Company executed a first amendment to the property option agreement. The amendment (i) revised the second extension period from six-months (deadline of May 18, 2026) to a 225 day period (deadline of July 2, 2026), and (ii) provides that the Resource Payment provisions under which Aurora may be entitled to additional payment shares as mentioned above are amended such that the determination is made following the next newly prepared SK1300 mineral resource update published by Eagle.

Mineral Rights

In 2010, we acquired mining claims to explore and extract uranium and other valuable minerals in certain uranium properties (Aurora Uranium Project (“AUP”)), located in Malheur County, Oregon, approximately 16 kilometers northwest of McDermitt, Nevada. As of December 31, 2025, the Company holds 263 unpatented lode mining claims and 71 unpatented placer mining claims in the AUP along with 27 unpatented placer mining claims in Humboldt County, Nevada. As of June 30, 2025, the Company held 263 unpatented lode mining claims and 71 unpatented placer mining claims in the AUP along with 31 unpatented placer mining claims in Humboldt County, Nevada. These claims collectively cover an area of approximately 43 square kilometers.

On July 14, 2010, we completed the acquisition of certain mineral rights located in Malheur County, Oregon at a total purchase price of $2,000,000. The transaction was executed through a Quitclaim Deed, with the Company receiving the mining claims without any warranties regarding title, mineral reserves, or environmental conditions. Certain acquired claims remained subject to a 1.5% Net Smelter Royalty (NSR) payable to a third party. In accordance with the agreement, we assumed all reclamation, bonding, environmental, and regulatory obligations related to the properties.

In accordance with Accounting Standards Codification (“ASC”) 930, “Extractive Activities - Mining”, the initial acquisition costs of $2,000,000 were capitalized as mineral rights. As of June 30, 2016, the carrying value was fully impaired.

During the six months ended December 31, 2025, the Company paid annual maintenance fees on mining claims amounting to $75,368 (six months ended December 31, 2024 - $76,227). Such annual maintenance fees are included in exploration and evaluation expenses in the accompanying unaudited condensed statements of operations in the periods that they are incurred.

As of December 31, 2025, future annual maintenance payments of approximately $72,200 will be required to maintain these mineral rights.

In 2025, Eagle engaged BBA USA Inc, to complete a S-K 1300 Technical Report Summary on the AUP (the “S-K 1300 AUP TRS”). BBA USA Inc completed the S-K 1300 AUP TRS which is entitled S-K 1300 Technical Report Summary Mineral Resources Estimate for the Aurora Uranium Project; Report Date: August 8, 2025. The report was filed with the Securities and Exchange Commission on September 30, 2025, as an exhibit to a Form S-4 for which Eagle is a co-registrant of.

Selected Quarterly Financial Information

The following table sets out selected quarterly financial information for our Company, which has been prepared in accordance with US GAAP:

	(Unaudited)		(Unaudited)
	3 months Ended Dec 31,		6 months Ended Dec 31,
	2025	2024	2025	2024
Exploration and evaluation expenses	$37,007	$6,572	$86,575	$48,365
General and administration costs	8,211	8,971	16,348	17,640
Other income	(27,775)	—	(117,869)	—
Net income (loss)	(17,443)	(15,543)	14,946	(66,005)

	December 31, 2025
As at	(Unaudited)	June 30, 2025
Cash	$1,733	$16,731
Current assets	58,191	39,092
Total assets	443,089	430,549
Total liabilities	1,568	7,115
Member’s capital	441,521	423,434

Results of Operations for the three months ended December 31, 2025 (Unaudited)

The net loss for the three months ended December 31, 2025, was $17,443, an increase of $1,900 compared to the net loss of $15,543 for the three months ended December 31, 2024. The change in net loss was driven by an increase in exploration and evaluation expenses of $30,435, partially offset by the reimbursement of $27,775 from Eagle, which was recognized in other income for the three months ended December 31, 2025, compared to no such reimbursement in the same period of the prior year.

Exploration and evaluation expenses for the three months ended December 31, 2025, were $37,007, an increase of $30,435 compared to the three months ended December 31, 2024, which were $6,572. The change is primarily due to an increase in consulting fees in exploration and evaluation activities compared to the same period in the prior year.

General and administrative expenses for the three months ended December 31, 2025, were $8,211, a decrease of $760 compared to the three months ended December 31, 2024, which were $8,971. The change is primarily due to a decrease in insurance expenses, which was partially offset by an increase in professional fees in general and administrative expenses activities compared to the same period in the prior year.

The Company’s member, who is considered a related party under ASC 850, “Related Party Disclosures,” has provided financial support by funding operational expenses and making cash contributions. These contributions were made without any interest, or repayment terms and have been classified as member’s capital.

During the three months ended December 31, 2025, the Company incurred consulting fees of $4,293, recorded as exploration and evaluation expenditures, to Mitchell River Group, a company affiliated with a director of the Company’s member. These fees relate to salary recharges for administrative support services rendered to the Company.

Results of Operations for the six months ended December 31, 2025 (Unaudited)

The net income for the six months ended December 31, 2025, was $14,946, an increase of $80,951 compared to the net loss from the six months ended December 31, 2024, which was $66,005. The change in net loss is driven by the reimbursement of $117,869 made by Eagle recognized in other income for the six months ended December 31, 2025 compared to no such reimbursement in the same period of the prior year.

Exploration and evaluation expenses for the six months ended December 31, 2025, were $86,575, an increase of $38,210 compared to the six months ended December 31, 2024, which were $48,365. The change is primarily due to increases in consulting and occupancy expenses, which was partially offset by a decrease in salaries and wages in exploration and evaluation activities compared to the same period in the prior year.

General and administrative expenses for the six months ended December 31, 2025, were $16,348, a decrease of $1,292 compared to the six months ended December 31, 2024, which were $17,640. The change is primarily due to a decrease in insurance expenses, which was partially offset by an increase in office expenses in general and administrative expenses activities compared to the same period in the prior year.

The Company’s member, who is considered a related party under ASC 850, “Related Party Disclosures,” has provided financial support by funding operational expenses and making cash contributions. These contributions were made without any interest, or repayment terms and have been classified as member’s capital.

During the six months ended December 31, 2025, the Company incurred consulting fees of $10,707, recorded as exploration and evaluation expenditures, to Mitchell River Group, a company affiliated with a director of the Company’s member. These fees relate to salary recharges for administrative support services rendered to the Company.

During the six months ended December 31, 2025 and 2024, capital contributions by Aurora, being sole member of the Company, were made amounting to $3,141 and $110,768, respectively. As of December 31, 2025 and December 31, 2024, the total member’s capital contributions amount to $13,876,079 and $13,833,842, respectively.

Liquidity and Capital Resources

We continually monitor and manage cash flow to assess the liquidity necessary to fund operations and capital projects. We manage our capital resources and adjust them to consider changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital resources, we may, where necessary, control the amount of working capital, pursue financing or manage the timing of our capital expenditures. As of December 31, 2025, we had a working capital of $56,623 (current assets of $58,191, less current liabilities of $1,568) and as of June 30, 2025, we had a working capital of $31,977 (current assets of $39,092, less current liabilities of $7,115).

Our continuing operations are dependent upon our ability to obtain debt or equity financing until such time that we achieve profitable operations. There can be no assurance that we will gain adequate market acceptance for our products or be able to generate sufficient gross margins to reach profitability.

Since our inception, we have incurred operating losses and have experienced negative cash flows from operations. We do not anticipate that cash on hand will be adequate to satisfy our obligations in the ordinary course of business over the next 12 months. Based on this assessment, we have material uncertainties about our business that may cast substantial doubt about our ability to continue as a going concern. Accordingly, our ability to continue as a going concern is dependent upon our ability to raise sufficient funds to pay ongoing operating expenditures and to meet our obligations. See further discussion related to our ability to continue as a going concern within Note 2 in the unaudited condensed financial statements for the three and six months ended December 31, 2025 and 2024.

As of December 31, 2025 and June 30, 2025, the Company had $1,733 and $16,731 in cash, respectively. The Company is actively managing current cash flows until such time that it is profitable.

The chart below highlights cash flows for the periods indicated (unaudited):

	For the six months ended
	December 31,
	2025	2024
Net cash provided by (used in):
Operating activities	$(18,139)	$(172,044)
Financing activities	3,141	110,768
Change in cash	(14,998)	(61,276)

Cash Used in Operating Activities

The net cash used in operating activities is primarily due to cash payments for operating expenses incurred in the day-to-day operations of the business, including exploration and evaluation activities. Net cash used in operating activities for the six months ended December 31, 2025, was $18,139 compared to $172,044 for the six months ended December 31, 2024. The net income for the six months ended December 31, 2025 of $14,946, was increased by $6,559 of non-cash depreciation and partially offset by $39,644 in changes in working capital items. This compares to a loss of $66,005 for the prior period, that was further decreased by $112,596 in changes in working capital items and offset by $6,557 in non-cash depreciation.

Cash Used in Investing Activities

There were no investing activities during the six months ended December 31, 2025, and 2024.

Cash Provided by Financing Activities

Financing activities for the six months ended December 31, 2025 and 2024, amounting to $3,141 and $110,768, respectively, represent cash contributions from Aurora. These contributions were made without any interest or repayment terms and have been classified as member’s capital.

Quantitative and Qualitative Disclosures about Market Risk

Our board of directors have overall responsibility for the establishment and oversight of our risk management policies on an annual basis. Management identifies and evaluates our financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.

Our financial instruments consist of cash, restricted cash, and accounts payable and accrued liabilities. The carrying value of the Company’s cash, restricted cash, and accounts payable and accrued liabilities approximate their fair value due to their short terms to maturity.

Our risk exposures and the impact on our financial instruments are summarized below:

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Our credit risk is primarily attributable to our liquid financial assets including cash. Our financial asset is cash. Our maximum exposure to credit risk, as of period end, is the carrying value of our financial asset, being $1,733 and $16,731 as of December 31, 2025 and June 30, 2025, respectively. We hold cash with major financial institutions, therefore minimizing our credit risk.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet financial obligations as they fall due. We manage liquidity by maintaining adequate cash balances and by raising equity and debt financings. We have no assurance that such financings will be available on favorable terms in the future. In general, we attempt to avoid exposure to liquidity risk by obtaining corporate financing through contribution of capital by our sole member.

As of December 31, 2025, we had cash of $1,733 to settle current liabilities of $1,568 which fall due for payment within 12 months of the date of the unaudited condensed balance sheet.

Market Risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect our income or value of holdings or financial instruments. As of December 31, 2025 and June 30, 2025, our exposure to market risk was insignificant as we did not hold material amounts of financial instruments in foreign currencies, nor did we hold any debt that was subject to variable interest rates.

Inflation Risk

We do not believe that inflation had a significant impact on our results of operations for any period presented in our unaudited condensed financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

Capital Management

Capital is comprised of our member’s capital and any debt that we may issue. Our objectives when managing capital are to maintain financial strength and to protect our ability to meet ongoing liabilities, to continue as a going concern, to maintain creditworthiness and to maximize returns for our member over the long term. Protecting the ability to pay current and future liabilities includes maintaining capital above minimum regulatory levels, current financial strength rating requirements and internally determined capital guidelines and calculated risk management levels. We manage capital structure to maximize financial flexibility by adjusting in response to changes in economic conditions and the risk characteristics of the underlying assets and business opportunities. We do not presently utilize any quantitative measures to monitor our capital, but rather we rely on our management’s expertise to sustain the future development of the business. Management reviews its capital management approach on an ongoing basis and believes that this approach, given our size, is reasonable.

There were no changes to our approach to capital management during the period. We are not subject to externally imposed capital requirements.

Critical Accounting Policies and Estimates

A summary of our significant accounting policies is described in more detail in Note 3 of the notes to our audited financial statements for the year ended June 30, 2025. Our audited financial statements are prepared in accordance with US GAAP. The preparation of our audited financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our audited financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

Off-Balance Sheet Arrangements

We have not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.

Evaluation of Disclosure Controls and Procedures

Based on an evaluation as of December 31, 2025, our management, including the Chief Executive Officer and Chief Financial Officer, has concluded that our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) were not effective. There have been no changes during the six months ended December 31, 2025.

Material Weakness

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual financial statements will not be prevented or detected in a timely manner.

Subsequent Events

Management of the Company has evaluated all events and transactions occurring subsequent to December 31, 2025, through the date the accompanying unaudited condensed financial statements were issued for items that should be adjusted for or disclosed in the accompanying unaudited condensed financial statements and notes to the unaudited condensed financial statements noting no such events or transactions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS OF svii

The following discussion and analysis should be read in conjunction with the audited condensed financial statements for the years ended December 31, 2025 and 2024, and related notes which have been prepared in accordance with US GAAP. This discussion contains forward-looking statements reflecting current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors. All figures are in US dollars unless otherwise noted. Unless the context otherwise requires, for the purposes of this section, “we”, “us”, “our”, or the “Company” refer to Spring Valley Acquisition Corp. II. References to our “management” or our “management team” refer to SVII’s officers and directors, and references to the “Sponsor” refer to Spring Valley Acquisition Sponsor II, LLC.

Overview

We are a blank check company incorporated in the Cayman Islands on January 19, 2021. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial business combination” or the “business combination”). We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

As of December 31, 2025, we had not commenced any operations. All activity for the period from January 19, 2021 (inception) through December 31, 2025 relates to our formation and the initial public offering (the “Initial Public Offering”) described below and, since the closing of the Initial Public Offering, the search for and efforts toward completing an initial business combination. We will not generate any operating revenues until after the completion of its initial business combination, at the earliest. We generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

Our Sponsor is Spring Valley Acquisition Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for our Initial Public Offering was declared effective on October 12, 2022. On October 17, 2022, we consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including the issuance of 3,000,000 Units as a result of the underwriter’s full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $230.0 million, and incurring offering costs of approximately $13.4 million, of which approximately $8.1 million was for deferred underwriting commissions. Each Unit consists of one Class A ordinary share, one right to receive one-tenth (1/10) of one Class A ordinary share (the “Right”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment.

On October 28, 2022, we announced that the holders of the Units may elect to separately trade the Public Shares, the Rights and the Public Warrants included in the Units commencing on October 28, 2022. Any Units not separated will continue to trade on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “SVIIU.” Any underlying Class A Ordinary Shares, Rights and Warrants that are separated under the symbols “SVII,” “SVIIR” and “SVIIW,” respectively.

Simultaneously with the closing of the Initial Public Offering, we consummated the private placement (“Private Placement”) of 13,350,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $13.4 million. Each Private Placement Warrant entitles the holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $235.8 million ($10.25 per Unit) of net proceeds, including the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement, was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance that we will be able to complete a business combination successfully. We must complete one or more initial business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. However, we only intend to complete a business combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of Target or otherwise acquires a controlling interest in Target sufficient for it not to be required to register as an investment company under the Investment Company Act.

We will provide the holders of our issued and outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a business combination either (i) in connection with a shareholders meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether we will seek shareholder approval of a business combination or conduct a tender offer will be made by us, solely at our discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro-rata portion of the amount then held in the Trust Account (initially at $10.25 per Public Share).

Initially, the Company had 15 months from the closing of the initial public offering or until January 17, 2024, to consummate an initial Business Combination. On January 11, 2024, the Company filed with the Registrar of Companies of the Cayman Islands an amendment to the Amended and Restated Memorandum and Articles of Association which change the date by which the Company must consummate a business combination to October 17, 2025 or such earlier date as is determined by the Board, in its sole discretion, to be in the best interests of the Company. On November 13, 2024, the Company held an extraordinary general meeting of shareholders in lieu of an annual general meeting at which their shareholders approved an amendment to our Amended and Restated Memorandum and Articles of Association to change the date by which the Company must consummate a business combination to October 17, 2025.

If we are unable to complete a business combination within the Combination Period, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay for our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Recent Developments

On July 31, 2025, the Company and Eagle Energy issued a press release announcing their execution of a definitive Agreement and Plan of Merger, dated July 30, 2025, pursuant to which, among other things, Eagle would become a public company.

On October 8, 2025, the Company issued the Note in the principal amount of up to $1,500,000 to the Sponsor, a significant shareholder of the Company, which may be drawn down from time to time prior to the Maturity Date upon request by the Company. The Note does not bear interest and the principal balance will be payable on the Maturity Date. In the event the Company consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert all or any portion of the principal outstanding under the Note into Working Capital Warrants equal to the portion of the principal amount of the Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the private placement warrants issued by the Company at the time of its initial public offering, including the transfer restrictions applicable thereto. The Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable.

On October 14, 2025, the Company received the Notice from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market that the Company’s securities would be delisted from Nasdaq by reason of the failure of the Company to complete its initial business combination by October 12, 2025 (36 months from the effectiveness of its IPO registration statement) as required by IM-5101-2. Accordingly, trading in the Company’s Class A Ordinary Shares, Warrants, Rights and Units were suspended at the opening of business on October 21, 2025 and a Form 25-NSE was filed by Nasdaq with the Securities and Exchange Commission, which removed the Company’s securities from listing and registration on Nasdaq. The Company’s Units, Class A Ordinary Shares, Rights and Warrants began trading on the Pink Limited Market of the OTC Markets on October 21, 2025 under symbols “SVIUF,” “SVIIF,” “SVIRF” and “SVIWF”, respectively.

On October 15, 2025, we held the Extension Meeting to vote on the Amendment Proposal to amend, by way of special resolution, the Company’s Amended Articles, to amend the date by the Combination Period, or such earlier date as is determined by the Company’s board of directors, in its sole discretion, to be in the best interests of the Company, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.01 by the number of public shares then outstanding for each one-month extension, up to a total of six months, starting on the 40th month from the closing of the Company’s initial public offering, unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. In connection with the vote to approve the Amendment Proposal, holders of 151 Class A ordinary shares exercised their right to redeem their Class A ordinary shares for cash at a redemption price of approximately $11.93 per share, for an aggregate redemption amount of approximately $1,801.43. As a result, approximately $26,404,398.04 remained in the Trust Account and 2,213,278 Class A ordinary shares remained outstanding immediately following the Extension Meeting.

Proposed Business Combination

On July 30, 2025, the Company entered into an Agreement and Plan of Merger (the “Original Merger Agreement”), with Spring Valley Merger Sub II, Inc., a Nevada corporation (“Merger Sub 2”) and Eagle. Subject to its terms and conditions, the Original Merger Agreement provides that (i) on the day prior to the date of closing, the Company shall domesticate as a corporation in the State of Nevada (“Redomicile”), and, in connection with the Redomicile, adopt the articles of incorporation and bylaws, in each case, in the form to be mutually agreed between the Company and Eagle Energy and (ii) subject to the terms and conditions of the Original Merger Agreement and in accordance with the Nevada Revised Statues (“NRS”), at the closing, Merger Sub 2 will merge with and into Eagle Energy, (the “Merger”), with Eagle Energy surviving the Merger as the surviving corporation. As a result of the Merger, Eagle Energy will become a direct wholly owned subsidiary of the Company.

Concurrently with the execution and delivery of the Original Merger Agreement, the Company, Sponsor and Eagle Energy entered into the Sponsor Support Agreement, pursuant to which, among other things, Sponsor agreed to (a) vote all of the Subject Acquiror Shares (as defined in the Sponsor Support Agreement) in favor of the Original Merger Agreement and the related transactions and against any proposal in opposition to or inconsistent with the Original Merger Agreement and the related transactions, and (b) not redeem the Subject Acquiror Shares (as defined in the Sponsor Support Agreement), in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. In addition, the Sponsor will agree, subject to and conditioned upon the closing, to forfeit, concurrently with the closing, all of its owned shares and owned warrants other than (i) 3,100,000 shares of the Company’s Common Stock and (ii) 7,000,000 of the Company’s Private Warrants. At the closing, all of the outstanding principal amounts as of the closing date under the working capital loan and the extension loan issued by the Company to the Sponsor will be converted by the Company and the Sponsor into the Company’s warrants, at the price of $1.00 per warrant.

Concurrently with the execution and delivery of the Original Merger Agreement, certain Company stockholders executed and delivered to the Company and Eagle Energy the Voting and Support Agreement, pursuant to which, Eagle Energy stockholders agreed to, among other things, (a) vote in favor of the Original Merger Agreement and the related transactions and against any proposal in opposition to or inconsistent with the Original Merger Agreement and the related transactions and (b) not transfer any of Eagle Energy stockholders’ covered shares.

In connection with the transactions contemplated by the Original Merger Agreement, on July 30, 2025, the Company and Eagle Energy entered into a securities purchase agreement (the “SPA”) with an accredited investor. Pursuant to the SPA, the investor has agreed, among other things, to purchase, at the closing, 29,700 shares of the Company’s Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Series A Preferred Stock Certificate of Designation and a warrant to purchase 2,500,000 shares of the Company’s common stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000. Each share of Series A Preferred Stock will have a stated value of $1,000.00.

Pursuant to the terms of the Original Merger Agreement, contemporaneously with the closing, Eagle Energy, the Sponsor, and certain Eagle Energy stockholders will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, (i) Eagle Energy will agree to file, within 30 days following the closing date, a registration statement covering the resale of certain shares of Company Common Stock and other equity securities of the Company, (ii) holders of registrable securities will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their registrable securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (iii) the Registration and Shareholder Rights Agreement, dated as of October 12, 2022, between the Company and the Sponsor will be amended, restated and terminated as of the closing.

Also pursuant to the terms of the Original Merger Agreement, prior to the closing, certain Company stockholders and the Sponsor will have each separately entered into a lock-up agreement, pursuant to which, among other things, each such holder will agree not to sell, for a period of 180 days following the closing (subject to certain exceptions), the shares of Company Common Stock held by such holder immediately after the effective time of the proposed merger, on the terms and subject to the conditions set forth in the Lock-Up Agreement.

On September 29, 2025, the Company, Merger Sub 2, and Eagle Energy restructured the transactions contemplated under the Original Merger Agreement by entering into an Amended and Restated Agreement and Plan of Merger (as the same may be amended, supplemented or otherwise modified from time to time, the “A&R Merger Agreement”) by and among Eagle Nuclear Energy Corp. (“New Eagle”), Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company (“Merger Sub 1”), Merger Sub 2 (and together with Merger Sub 1, the “Merger Subs”), the Company, and Eagle Energy. The A&R Merger Agreement amends and restates, in its entirety, the Original Merger Agreement. The restructured business combination transactions contemplated under the A&R Merger Agreement are referred to collectively as the “New Eagle Business Combination,” “Proposed Business Combination” or the “Transactions”. Capitalized terms used below and not otherwise defined herein have the meanings assigned to them in the A&R Merger Agreement.

General Terms and Effects; Merger Consideration

Pursuant to the A&R Merger Agreement, each of the following transactions will occur in the following order: (a) (i) (A) immediately prior to the First Effective Time (as defined below), the sole outstanding Class B ordinary share, par value $0.0001 per share, of SVII (the “SVII Class B Ordinary Shares”) will convert into one Class A ordinary share, par value $0.0001 per share, of SVII (the “SVII Class A Ordinary Shares” and, together with the SVII Class B Ordinary Share, the “SVII Ordinary Shares”), (B) each outstanding SVII Unit (defined below) will separate and convert into its component securities, and (C) each outstanding SVII Right (defined below) will convert, in multiples of ten, into the underlying SVII Class A Ordinary Shares, and (ii) at the effective time (the “First Effective Time”), (A) Merger Sub 1 will merge (the “First Merger”) with and into SVII, with SVII surviving (the “Surviving Corporation”), and, as a result, SVII will become a direct, wholly owned subsidiary of New Eagle, (B) each ordinary share of Merger Sub 1 issued and outstanding immediately prior to the First Effective Time shall be converted into one share of SVII Class A Ordinary Share, (C) each SVII Class A Ordinary Share issued and outstanding immediately prior to the First Effective Time shall be canceled and converted into a number of shares of common stock, par value $0.0001 per share, of New Eagle (the “New Eagle Common Stock”), automatically on a one-for-one basis, following which all SVII Class A Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retire and shall cease to exist, and (D) each then issued and outstanding warrant to purchase SVII Class A Ordinary Shares (the “SVII Warrants”) will convert automatically, on a one-for-one basis, into a warrant to purchase shares of New Eagle Common Stock (each, a “New Eagle Warrant”) and SVII shall assign all of its right, title and interests in the related Warrant Agreement (as defined herein) to New Eagle pursuant to an assumption agreement (the “Warrant Assumption Agreement”); (b) at the effective time (the “Second Effective Time”) of the Second Merger (as defined herein), (i) Merger Sub 2 will merge with and into Eagle (the “Second Merger”), with Eagle surviving as the surviving company (the “Surviving Company”), and, as a result, Eagle will become a direct, wholly owned subsidiary of New Eagle, (ii) each share of common stock of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall be converted into one share of common stock, par value $0.0001 per share, of Eagle (the “Eagle Common Stock”), (iii) each share of existing Eagle Common Stock issued and outstanding immediately prior to the Second Effective Time shall be canceled and converted into a number of shares of New Eagle Common Stock equal to the Exchange Ratio (as defined in the A&R Merger Agreement) resulting in an aggregate of 23,350,000 shares of New Eagle Common Stock being issued to the Eagle stockholders (the “Aggregate Merger Consideration”).

Transaction Consideration

Subject to, and in accordance with the terms and conditions of the A&R Merger Agreement, immediately prior to the First Effective Time, SVII shall cause each then issued and outstanding SVII Class B Ordinary Share to convert automatically, on a one-for-one basis, into one SVII Class A Ordinary Share following which all SVII Class B Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.

Subject to, and in accordance with the terms and conditions of the A&R Merger Agreement, at the First Effective Time, by virtue of the First Merger and without any action on the part of SVII: (i) each then issued and outstanding SVII Class A Ordinary Share (including SVII Class A Ordinary Shares issued upon (a) the conversion of the SVII Class B Ordinary Shares pursuant to the A&R Merger Agreement, (b) the separation of the SVII units, consisting of one SVII Class A Ordinary Share, one SVII right (each, a “SVII Right”) and one-half (1/2) of one public SVII Warrant (each, a “SVII Public Warrant”) (collectively, the “SVII Units”) and (c) the conversion of the SVII Rights) will convert automatically, on a one-for-one basis, into one share of New Eagle Common Stock following which all SVII Class A Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist; and (ii) each then issued and outstanding SVII Warrant will convert automatically, on a one-for-one basis, into a New Eagle Warrant. Each Merger Sub 1 ordinary share, issued and outstanding immediately prior to the First Effective Time, shall be converted into one validly issued, fully paid and nonassessable SVII Class A Ordinary Share. Each share of Eagle Common Stock issued and outstanding immediately prior to the Second Effective Time shall be canceled and converted into a number of shares of New Eagle Common Stock equal to the Exchange Ratio, and each holder of a share of Eagle Common Stock issued and outstanding immediately prior to the Second Effective Time, shall receive for each share of Eagle Common Stock such number of shares of duly authorized, validly issued, fully paid and nonassessable New Eagle Common Stock (collectively, the Eagle Common Stock and New Eagle Common Stock so issued, the “Merger Consideration”) equal to the Exchange Ratio, rounded down to the nearest whole share. Each share of Merger Sub 2 common stock issued and outstanding immediately prior to the Second Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Surviving Company common stock.

The Aggregate Merger Consideration is a number of shares of New Eagle Common Stock equal to the quotient obtained by dividing (i) $233,500,000 by (ii) $10.00.

Earnout

Following the Closing, if, at any time during the period following the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date (the “Earnout Period”), the VWAP of the shares of New Eagle Common Stock equals or exceeds $16.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Earnout Target”), then as soon as commercially practicable and in any event within five (5) Business Days following the achievement of the Earnout Target, New Eagle will issue 1,500,000 shares of New Eagle Common Stock (the “Earnout Shares”) to the persons set forth on the Earnout Payment Spreadsheet (the “Earnout Recipients”).

The issuance of the Earnout Shares will be provided for by resolution of the New Eagle Board. To the extent that the Earnout Recipients are service providers of New Eagle after the Closing, the issuance of the Earnout Shares will be made under the Eagle Nuclear Energy Corp. 2025 Equity Incentive Plan (the “New Eagle Equity Plan”). The New Eagle Equity Plan will reserve the Earnout Shares for issuance to the Earnout Recipients, which shall be issued only upon achievement of the Earnout Target.

If the Earnout Shares are issued to the Earnout Recipients within 180 days of the Closing Date, the Earnout Recipients shall not Transfer (as defined in the Lock-Up Agreement described below) any of the Earnout Shares until 180 days after the Closing Date. If the Earnout Target is not satisfied during the Earnout Period, the obligation to issue Earnout Shares pursuant to the A&R Merger Agreement will terminate and no longer apply.

Representations, Warranties and Covenants

The A&R Merger Agreement contains customary representations, warranties, and covenants made by SVII, New Eagle, Eagle, and the Merger Subs, as of the date of the A&R Merger Agreement or other specific dates solely for the benefit of certain of the parties to the A&R Merger Agreement, which in certain cases are subject to specified exceptions and materiality, Eagle Material Adverse Effect or SVII Material Adverse Effect (each as defined in the A&R Merger Agreement), knowledge and other qualifications contained in the A&R Merger Agreement or in information provided pursuant to certain disclosure schedules to the A&R Merger Agreement. The representations and warranties made under the A&R Merger Agreement will not survive the Closing.

In the A&R Merger Agreement, Eagle made certain customary representations to SVII including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) corporate authority, approval and binding effect relating to execution and delivery of the A&R Merger Agreement and other ancillary documents and non-contravention; (3) government approvals; (4) capitalization; (5) financial statements and internal controls; (6) compliance with laws and permits; (7) absence of certain changes and events; (8) no undisclosed liabilities; (9) information supplied; (10) litigation; (11) contracts; (12) employee benefits; (13) labor and employment; (14) taxes; (15) intellectual property; (16) data protection; (17) information technology; (18) real property; (19) anti-bribery and trade compliance; (20) insurance; (21) competition regulation; (22) environmental matters; (23) customers and suppliers; (24) brokers; and (25) affiliate agreements.

In the A&R Merger Agreement, SVII, New Eagle and the Merger Subs made certain customary representations and warranties to Eagle, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) corporate authority, approval and binding effect relating to execution and delivery of the A&R Merger Agreement and other ancillary documents, non-contravention and governmental approvals; (3) compliance with laws; (4) employee benefit plans; (5) financial ability and trust account; (6) taxes; (7) brokers; (8) SEC reports, financial statements and the Sarbanes-Oxley Act; (9) business activities and absence of certain changes; (10) information supplied and the registration statement; (11) litigation; (12) no outside reliance; (13) capitalization; (14) Nasdaq Stock Market Quotation; (15) affiliate agreements; and (16) anti-bribery and economic sanctions.

Covenants of the Parties

The A&R Merger Agreement contains certain customary covenants for transactions of this type by Eagle and/or SVII, including, among others, covenants regarding: (1) the operation of their respective businesses in the ordinary course of business, in compliance with law; (2) the provision of access to their properties, books and personnel; (3) Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and regulatory approvals; (4) trust account disbursements; (5) Eagle’s obligation to deliver financial statements, proxy solicitations and other actions; (6) non-solicitation; (7) Eagle’s obligation to exercise the Auora Option Agreement and fully satisfy the Listing Payment; (8) indemnification and insurance; (8) listing SVII’s securities on Nasdaq; (9) SVII’s obligation to make certain public filings; (10) litigation against shareholders; (11) additional insurance matters; (12) post-Closing director and officer appointments; and (13) extension of the deadline for SVII to consummate its initial business combination.

New Eagle filed with the SEC, a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the New Eagle Common Stock to be issued under the A&R Merger Agreement, including the shares of New Eagle Common Stock that constitute the Aggregate Merger Consideration to be received by the equityholders of Eagle. The Registration Statement will include a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of SVII for the matters relating to the Transactions to be acted on at the extraordinary general meeting of SVII and providing such shareholders with an opportunity to redeem their SVII Class A Ordinary Shares. In addition, SVII, New Eagle, Eagle, and the Merger Subs agreed to other customary covenants for a transaction of this type.

Survival

None of the covenants and agreements of the parties contained in the A&R Merger Agreement will survive the Closing, except for (a) those covenants and agreements that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches after the Closing and (b) Article XI (Miscellaneous) of the A&R Merger Agreement.

Conditions to Closing

The A&R Merger Agreement contains customary conditions to Closing, including the following mutual conditions of the parties (unless waived by all of the parties), including without limitation: (i) if applicable, waiting period or periods (including any extension thereof) applicable to the consummation of the transactions contemplated by the A&R Merger Agreement under the HSR Act shall have been terminated or expired; (ii) the absence of any law, ruling of any governmental authority, judgment or decree which has the effect of making the Transactions, including the Mergers, illegal or which otherwise prevents or prohibits consummation of the Transactions, including the Mergers; (iii) completion of the Offer in accordance with the terms of the A&R Merger Agreement and the Proxy Statement; (iv) approvals being obtained by the stockholders of both SVII and Eagle; (v) the Registration Statement becoming effective; (vi) approval of New Eagle’s Nasdaq listing application and listing of New Eagle Common Stock to be issued in connection with the Transactions, including the Mergers; and (vii) adoption of the New Eagle Charter and the New Eagle Bylaws.

In addition, the obligations of SVII, New Eagle and Merger Subs are subject to the satisfaction or waiver of certain closing conditions, including without limitation: (i) the accuracy of the representations and warranties of Eagle, subject to certain qualifiers;

(ii) each of the covenants required to be performed or complied with by Eagle as of or prior to the Closing being performed or complied with in all material respects; (iii) delivery of a certificate signed by an officer of Eagle certifying that to the knowledge and belief of such officer, that the conditions specified in Section 9.02(a) and Section 9.02(b) of the A&R Merger Agreement have been fulfilled; (iv) the delivery of executed counterparts to all ancillary agreements to which Eagle, or any stockholder of Eagle, is party; and (v) the absence of an Eagle Material Adverse Effect since the date of the A&R Merger Agreement that is continuing and uncured.

The obligations of Eagle are subject to the satisfaction or waiver of certain customary closing conditions, including without limitation: (i) the accuracy of the representations and warranties of SVII, New Eagle and the Merger Subs, in each case subject to certain qualifiers; (ii) performance of each of the covenants of SVII that are required performed or complied with as of or prior to the Closing being performed or complied with in all material respects; (iii) delivery of a certificate signed by an officer of SVII certifying that to the knowledge and belief of such officer, that the conditions specified in Section 9.03(a) and Section 9.03(b) of the A&R Merger Agreement have been fulfilled; (iv) the delivery of executed counterparts to all ancillary agreements to which SVII, New Eagle or the Sponsor is a party; and (v) no SVII Material Adverse Effect since the date of the A&R Merger Agreement that is continuing and uncured.

Termination

The A&R Merger Agreement may be terminated under certain circumstances prior to the Closing, including the Mergers, including, but not limited to, (i) by mutual written consent of SVII and Eagle, (ii) by written notice to Eagle from SVII (a) if Eagle is in breach of its respective representations, warranties or covenants or agreements of Eagle set forth in the A&R Merger Agreement that is uncured and renders certain of the conditions listed under the A&R Merger Agreement to obligations of SVII incapable of being satisfied on the date of Closing; (b) if the Closing has not occurred on or before October 17, 2025, as such date may be extended; or (c) if the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law; (iii) by written notice to SVII from Eagle (a) if SVII is in breach of its respective representations, warranties, covenants or agreements of SVII set forth in the A&R Merger Agreement that is uncured and would render certain of the conditions to obligations of Eagle incapable of being satisfied on the date of Closing; (b) if the Closing has not occurred on or before the Termination Date; or (c) if the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law; (iv) by written notice from Eagle to SVII if SVII shareholder approval is not obtained at the Special Meeting to approve the Transactions, including the Mergers; and (v) by written notice from SVII to Eagle if Eagle stockholder approval is not obtained within ten (10) business days following the date on which the Registration Statement becomes effective.

If the A&R Merger Agreement is validly terminated, none of the parties to the A&R Merger Agreement will have any liability under the A&R Merger Agreement, except in the case of willful material breach by a party of the A&R Merger Agreement.

Concurrently with the execution and delivery of the A&R Merger Agreement, SVII, New Eagle, Eagle and the Sponsor entered into the Amended and Restated Sponsor Support Agreement (the “Amended and Restated Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed to (a) vote all of the SVII Ordinary Shares held by the Sponsor in favor of the A&R Merger Agreement and the Transactions and against any proposal in opposition to or inconsistent with the A&R Merger Agreement and the Transactions, and (b) not redeem the SVII Ordinary Shares held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Amended and Restated Sponsor Support Agreement. The Sponsor has also agreed, subject to and conditioned upon the Closing, to forfeit, concurrently with the Closing, all of its SVII Ordinary Shares and SVII Warrants other than (i) 3,100,000 SVII Class A Ordinary Shares (the “SVII Founder Shares”), and (ii) 7,000,000 SVII private placement warrants (the “SVII Private Warrants”). Additionally, at the Closing, all of the outstanding principal amounts as of the Closing Date under the working capital loan and the extension loan issued by SVII to the Sponsor will be converted by SVII and the Sponsor into New Eagle private warrants (the “New Eagle Private Warrants”), at the price of $1.00 per New Eagle Private Warrant.

Concurrently with the execution and delivery of the A&R Merger Agreement, certain Eagle stockholders executed and delivered to SVII, New Eagle and Eagle the Amended and Restated Voting and Support Agreements (each, a “Amended and Restated Voting and Support Agreement”), pursuant to which, such Eagle stockholders agreed to, among other things, (a) vote in favor of the A&R Merger Agreement and the Transactions and against any proposal in opposition to or inconsistent with the A&R Merger Agreement and the Transactions, and (b) not transfer any of such Eagle stockholders’ Covered Shares (as defined therein).

Pursuant to the terms of the A&R Merger Agreement, contemporaneously with the Closing, New Eagle, the Sponsor and certain New Eagle Stockholders will enter into a registration rights agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, (i) New Eagle will agree to file, within 30 days following the Closing Date, a registration statement covering the resale of certain shares of New Eagle Common Stock and other equity securities of New Eagle, (ii) holders of Registrable Securities (as defined therein) will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their Registrable Securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (iii) the existing registration and shareholder rights agreement, dated as of October 12, 2022, between SVII and the Sponsor will be amended, restated and terminated as of the Closing.

Also pursuant to the terms of the A&R Merger Agreement, prior to the Closing, certain New Eagle Stockholders, including the Sponsor, will have each separately entered into a lock-up agreement (each, a “Lock-Up Agreement”), pursuant to which, among other things, each such holder will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the shares of New Eagle Common Stock held by such holder immediately after the Second Effective Time, on the terms and subject to the conditions set forth in the Lock-Up Agreements.

In connection with the transactions contemplated by the A&R Merger Agreement, SVII, New Eagle, and Eagle entered into an Amended and Restated Securities Purchase Agreement (the “Amended and Restated PIPE Agreement”) with an accredited investor (the “PIPE Investor”). Pursuant to the Amended and Restated PIPE Agreement, the PIPE Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of New Eagle’s Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Series A Preferred Stock Certificate of Designation (such stock the “Series A Preferred Stock”) and a warrant (the “Investor Warrants”) to purchase an aggregate of 2,500,000 shares of New Eagle Common Stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000 (the “Series A Preferred Stock Investment”). Each share of Series A Preferred Stock will have a stated value of $1,000.00 (the “Stated Value”).

In connection with the Closing, SVII, New Eagle and Continental Stock Transfer & Trust Company, as warrant agent, will enter into the Warrant Assumption Agreement. Such agreement will amend the warrant agreements governing the terms of the SVII Warrants (the “Warrant Agreements”), as SVII will assign all its rights, title, and interest in the Warrant Agreements to New Eagle. Pursuant to the Warrant Assumption Agreement, the SVII Warrants will no longer be exercisable for SVII Class A Ordinary Shares, and will be exchanged for New Eagle Warrants exercisable for shares of New Eagle Common Stock on substantially the same terms that were in effect prior to the Second Effective Time under the terms of the applicable Warrant Agreements.

Results of Operations

As of December 31, 2025, we had not commenced any operations. All activity for the period from January 19, 2021 (inception) through December 31, 2025, relates to our formation and the Initial Public Offering described below and, since the closing of the Initial Public Offering, the search for and efforts toward completing an initial business combination. We will not generate any operating revenues until after the completion of an initial business combination, at the earliest. We generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

For the year ended December 31, 2025, we had a net loss of approximately $3.1 million, which consisted of approximately $1.3 million in general and administrative expenses and $2.8 million in change of fair value of derivative liability, partially offset by $1.1 million in income from investments held in the Trust Account and interest income on the operating account.

For the year ended December 31, 2024, we had a net income of approximately $6.8 million, which consisted of approximately $7.7 million in income from investments held in the Trust Account and interest income on the operating account, offset by $0.8 million in general and administrative expenses (of which $0.1 million was for administrative expenses for related party).

Going Concern Consideration

As of December 31, 2025, the Company had approximately $155 thousand in cash held outside of the Trust Account and a working capital deficit of approximately $2.4 million.

The Company’s liquidity needs to date were satisfied through the payment of $25,000 from the Sponsor to cover for certain expenses on behalf of the Company in exchange for issuance of the Founder Shares (as defined in Note 4), and loan from the Sponsor of approximately $269,000 under the Note (as defined in Note 4) and the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. The Company repaid the Note in full on October 18, 2022.

In addition, in order to finance the transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team, or any of their affiliates may provide the Company with Working Capital Loans (as defined in Note 4) as may be required (of which up to $1.5 million may be converted at the lender’s option into warrants). As of December 31, 2025 and 2024, there was no Working Capital Loan outstanding.

Based on the current operating plan, management believes that the Company will not have sufficient working capital to meet its working capital needs through the earlier of consummation of an initial Business Combination or mandatory liquidation date.

Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the consolidated financial statements are issued.

Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the consolidated financial statements are issued. Management plans to complete the initial Business Combination prior to the mandatory liquidation date and expects to receive financing from the Sponsor or the affiliates of the Sponsor to meet its obligations through the time of liquidation or the completion of the initial Business Combination. There is no financing that is currently committed and no assurance that the Company’s plans to consummate the initial Business Combination will be successful within the Combination Period (by July 17, 2026, assuming all extensions are exercised). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Financing Arrangements

As of December 31, 2025, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus.

On October 7, 2023, the State of Israel was attacked by Hamas, a Palestinian militant group designated as a Foreign Terrorist organization by the U.S. Department of State. As a result of this attack, the State of Israel has commenced a military operation against Hamas which is supported by various nations including the United States. The conflicts in Gaza is in a state of cease fire under accords signed between the parties. However, the duration and intensity of the ongoing conflicts in Gaza and the broader region remain uncertain.

In addition, there have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on goods or materials or other changes in trade policy could negatively affect our ability to complete our initial business combination.

The impact of the above actions on the world economy is not determinable as of the date of these consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these consolidated financial statements. The Company’s ability to consummate an initial business combination, or the operations of a target business with which the Company ultimately consummates an initial business combination, may be materially and adversely affected by these military actions and related sanctions. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations, or ability to consummate an initial business combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

Administrative Services Agreement

On October 12, 2022, the Company entered into an agreement with the Sponsor, pursuant to which the Company agreed to pay the Sponsor an amount of $10,000 per month for office space, secretarial and administrative support services provided to members of the management team through the earlier of consummation of the initial Business Combination and the liquidation. In November 2024, the Company terminated the administrative services agreement. The Company incurred $0 in such fees for the year ended December 31, 2025. The Company incurred $30,000 and $90,000 in such fees included as general and administrative expenses on the accompanying statements of operations for the year ended December 31, 2024. On June 18, 2025, the Sponsor forgave the accrued administrated fees, as a result the accrued expense was eliminated and considered a capital contribution. The Company had no unpaid fees as of December 31, 2025, and $120,000 as of December 31, 2024.

In addition, our Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable initial business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. For the year ended December 31, 2025, there were no expenses to be reimbursed. For the year ended December 31, 2024, there were no expenses to be reimbursed.

Shareholder and Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans), are entitled to registration rights pursuant to the registration and shareholder rights agreement. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that we will not be required to effect or permit any registration or cause any registration statement to become effective until the termination of the applicable lock-up period. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $4.6 million in the aggregate, which was paid in connection with the closing of the Initial Public Offering. An additional fee of $0.35 per Unit, or approximately $8.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement.

On September 30, 2024, one of the underwriters in the Initial Public Offering, Citigroup Global Markets Inc., elected to waive its rights to receive its portion of the deferred underwriting commission. This portion accounted for approximately $5.2 million of the total deferred underwriting commission liability of $8.0 million.

On October 18, 2024, one of the underwriters in the Initial Public Offering, Guggenheim Securities, elected to waive its rights to receive its portion of the deferred underwriting commission amounting to $2.8 million. Therefore, as of October 18, 2024, the total amount of deferred underwriting commission of $8.0 million was waived.

Non-Redemption Agreements

On October 24, 2024, October 25, 2024, November 8, 2024, November 11, 2024 and November 12, 2024, in connection with the Company’s meeting to approve the Extension Amendment Proposal, the Company and the Company’s Sponsor, entered into non-redemption agreements with several unaffiliated third parties, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 2,075,000 Class A ordinary shares, par value $0.0001 of the Company in connection with the Extension Amendment Proposal. In exchange for the foregoing commitments not to redeem such Class A ordinary shares of the Company, the Sponsor agreed to transfer or cause to be issued for no consideration an aggregate of 691,666 Founder Shares of the Company on the occurrence of an initial business combination. On October 24, 2024, October 25, 2024, November 8, 2024, November 11, 2024 and November 12, 2024, in connection with the Meeting, the Company and the Company’s Sponsor, entered into non - redemption agreements with several unaffiliated third parties, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 2,075,000 Class A ordinary shares, par value $0.0001 of the Company in connection with the Extension Amendment Proposal. In exchange for the foregoing commitments not to redeem such Class A ordinary shares of the Company, the Sponsor agreed to transfer or cause to be issued for no consideration an aggregate of 691,666 Founder Shares of the Company on the occurrence of an initial business combination. The amount of such liability was $2,814,086 as of December 31, 2025.

Deferred Legal Fees

The Company engaged a legal counsel firm for legal advisory services, and the legal counsel agreed to defer a portion of their fees (“Deferred Legal Fees”). The deferred fee will become payable solely in the event that the Company completes a Business Combination. As of December 31, 2025 and 2024, the Company had Deferred Legal Fees of approximately $2,262,910 and $1,640,000 in connection with such services, respectively. The Company will recognize an expense for these services when the performance trigger is considered probable.

Critical Accounting Policies

The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of these consolidated financial statements, and the reported amounts of income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Redeemable Class A Ordinary Shares

All of the 23,000,000 Class A ordinary shares sold as parts of the Units in the Initial Public Offering contain a redemption feature. In accordance with the Accounting Standards Codification (“ASC”) 480-10-S99-3A, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of our company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. We classified all of the Class A ordinary shares as redeemable. Immediately upon the closing of the Initial Public Offering, we recognized a charge against additional paid-in capital (to the extent available) and accumulated deficit for the difference between the initial carrying value of the Class A ordinary shares and the redemption value. We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in retained earnings, or in the absence of retained earnings, in additional paid-in capital.

Net (Loss) Income per Ordinary Share

We comply with accounting and disclosure requirements of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 260, “Earnings Per Share.” We have three classes of shares, which are referred to as: (i) Class A ordinary shares subject to possible redemption (consisting of 2,213,429 publicly held Class A ordinary shares); (ii) Class A ordinary shares not subject to redemption (consisting of 7,666,666 Class A ordinary shares held by the Sponsor and the Company’s independent directors); and (iii) Class B ordinary shares. Income and losses are shared pro rata between the three classes of shares. Any of the Company’s Class B ordinary shares that are converted into Class A ordinary shares on one-for-one basis, herein after referred to as the “Converted Class A shares”.

Net (loss) income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the periods. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net (loss) income per ordinary share as the redemption value approximates fair value. Therefore, the net (loss) income per ordinary share calculation allocates (loss) income shared pro rata between Class A and Class B ordinary shares. We have not considered the effect of the exercise of the Public Warrants and Private Placement Warrants to purchase an aggregate of 24,850,000 shares and the effect of the Rights to receive 2,300,000 shares in the calculation of diluted (loss) income per ordinary share, since the exercise of the warrants is contingent upon the occurrence of future events.

Derivative Financial Instruments

We evaluate our equity-linked financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are classified as liabilities, the derivative instrument is initially recognized at fair value with subsequent changes in fair value recognized in the consolidated statements of operations each reporting period. The classification of derivative instruments, including whether such instruments should be classified as liabilities or as equity, is evaluated at the end of each reporting period.

Upon the consummation of the Initial Public Offering and the Private Placement on October 17, 2022, we accounted for the Rights and warrants to be issued in connection with the Initial Public Offering and the Private Placement Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that the Rights and warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the instruments continue to be classified in equity.

Recent Accounting Pronouncements

In October 2021, the FASB issued Accounting Standard Update (“ASU”) No. 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”. The ASU requires companies to apply the definition of a performance obligation under ASC 606, “Revenue from Contracts with Customers”, to recognize and measure contract assets and contract liabilities relating to contracts with customers acquired in a business combination.

Prior to the adoption of this ASU, an acquirer generally recognized assets acquired, and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers, at fair value on the acquisition date. The ASU results in the acquirer recording acquired contract assets and liabilities on the same basis that would have been recorded by the acquiree before the acquisition under ASC 606. The ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company adopted this guidance on January 1, 2023, using a prospective method, and the adoption did not have any impact on the audited financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 also requires additional disclosures regarding significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. The Company adopted the provisions of this guidance with effect from January 1, 2023. The adoption did not have a material impact on the Company’s consolidated financial statements.

In June 2022, the FASB issued ASU No. 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” to clarify the guidance in Topic 820 when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security. The amendments in ASU 2022-03 clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. In addition, the amendments in ASU 2022-03 require certain additional disclosures related to investments in equity securities subject to contractual sale restrictions. The amendments in ASU 2022-03 became effective for us as of the beginning of our 2025 fiscal year. Early adoption is permitted. As of December 31, 2025, we do not hold any investments in equity securities, therefore we do not currently expect that this guidance will have a material impact upon our financial position and results of operations.

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The ASU updates reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. This update is effective beginning with the Company’s 2024 fiscal year annual reporting period, with early adoption permitted. The Company adopted this ASU on December 31, 2024.

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic ASC 740) Income Taxes.” The ASU improves the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The amendments in ASU 2023-09 will become effective for us as of the beginning of our 2026 fiscal year. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. We do not expect that this guidance will have a material impact on our financial position and the results of operations.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company”, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

DESCRIPTION OF NEW EAGLE’S BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section to “New Eagle,” “we,” “us,” “our,” and other similar terms refer to Eagle Energy prior to the Business Combination and to New Eagle and its subsidiaries after giving effect to the Business Combination.

Overview

New Eagle is a next-generation nuclear energy company that will combine domestic uranium exploration and development with proprietary small modular reactor (SMR) technology. New Eagle is an early-stage company and has limited operating history, no current revenues and has been operating at a net loss since incorporation. New Eagle currently owns the largest mineable, measured and indicated uranium deposit in the United States, referred to as the Aurora Uranium Project, located in southeastern Oregon. The Aurora Uranium Project includes the Aurora deposit (“Aurora”), with an estimated resource of 32.75 million pounds (Indicated) and 4.98 million pounds (Inferred) of near surface uranium and the adjacent Cordex zone (“Cordex” or the “Cordex Zone”) which based on initial geological assessments, New Eagle believes offers the potential to significantly expand our overall resource inventory. New Eagle’s exclusive SMR technology, developed under an exclusive license agreement with the University of New Mexico, is based on liquid metal-cooled reactors. It includes the Very-Small, Long-Life, and Modular Reactor (“VSLLIM”), with electrical generation capacities of less than 10MWth, and the Scalable Liquid Metal-cooled Modular Reactor (“SLIMM”), with output capacities between 10MWth and 100MWth. New Eagle exercised its option to acquire the Aurora Uranium Project in connection with the Closing of the Business Combination.

New Eagle’s mission is to supply uranium to the growing nuclear energy industry and play a leading role in the global transition to clean, reliable, and affordable energy. New Eagle is committed to meeting rising demand for resilient, cost-effective energy and supporting advanced computing and artificial intelligence by providing uranium for both traditional nuclear reactors and the SMRs we plan to develop. New Eagle may also enter into offtake agreements to sell excess uranium to energy producers, utilities, nuclear fuel fabricators, and advanced reactor developers seeking secure domestic supply. By combining a substantial uranium asset with advanced SMR technology, New Eagle seeks to create an integrated nuclear platform positioned to help restore American leadership in the global nuclear industry.

Eagle Energy was incorporated under the laws of the State of Delaware on December 14, 2023, as Eagle Battery Metals Corp. On January 31, 2024, Eagle Energy changed its name to Eagle Energy Metals Corp., and on October 18, 2024, Eagle Energy filed articles of conversion with the Nevada Secretary of State to convert into a Nevada corporation. New Eagle was incorporated as a Nevada corporation on September 19, 2025 for the purpose of completing the Business Combination. Following the Business Combination, Eagle Energy is a wholly owned, direct subsidiary of New Eagle.

Industry

According to the International Energy Agency’s (“IEA”) World Energy Outlook 2024 under the Stated Policies Scenario (STEPS), global energy demand is expected to continue to rise through 2035, with electricity demand increasing by nearly 1,000 Terawatt-hours (“TWh”) per year — equivalent to adding the electricity consumption of Japan annually. Historically, growth in energy demand has been met primarily by fossil fuels. Today, while STEPS anticipates ongoing contributions from fossil fuels, a series of technological, economic, regulatory, social and investor forces are leading the drive to decarbonize electricity and other sectors, such as transportation (electric vehicles) and buildings (electric heating). As such, STEPS projects that renewables and clean energy sources will play a dominant role going forward.

Technology Improvements.  Advancements in carbon-free generation technologies — such as next-generation solar, offshore wind, and energy storage — are driving increased adoption by improving reliability, reducing costs, and expanding scalability. According to the IEA, the cost of lithium-ion batteries declined by approximately 90%, from $1,400 per kWh in 2010 to under $140 per kWh in 2023, materially enhancing the economics of renewable integration. These developments improve grid stability, support decarbonization, and position clean energy as a primary source for meeting global electricity demand. We believe technological advancements in SMRs and other carbon-free generation sources may drive similar adoption trends in the future.

Economic.  Utilities are increasingly seeking economically viable clean energy solutions that can deliver reliable, around-the-clock power. While renewable sources such as wind and solar play an important role, their intermittency and substantial land use requirements present integration challenges. These factors are driving greater consideration of traditional nuclear power and SMRs, both of which provide carbon-free, high-capacity baseload generation with a compact footprint. We believe these characteristics position nuclear as a key component in meeting long-term decarbonization and energy security objectives for the utility sector.

Regulatory.  Recent domestic policy actions, including Executive Orders signed in May 2025, are accelerating demand for U.S. uranium supply and deployment of nuclear technologies, including SMRs. These measures streamline regulatory approvals, expand incentives for advanced reactor development, and invoke federal authorities to strengthen domestic uranium mining and fuel processing. As a result, nuclear — both traditional and SMR — is positioned to play a central role in delivering secure, carbon-free baseload power, supporting national energy security and decarbonization objectives.

Social and Investor Pressures.  The global social and environmental movement toward decarbonization is influencing policy, capital allocation, and corporate strategy. Increasing stakeholder focus on climate change, combined with ESG investment priorities, is accelerating the transition to low-carbon energy sources and technologies, creating long-term structural demand for sustainable, carbon-free power generation solutions such as nuclear and renewables.

New Eagle’s Market Opportunity

According to the IEA’s World Energy Outlook 2024 under the STEPS scenario, global renewable power generation capacity is expected to grow from 4,250 GW today to nearly 10,000 GW by 2030 — a growth that more than covers rising electricity demand and accelerates the decline of coal-fired generation. Meeting this demand will require substantial investment: annual global energy investment is projected to reach $3.2 trillion by 2030, with approximately $2.1 trillion directed toward clean energy technologies and $1.1 trillion toward fossil fuel-related infrastructure.

Nuclear power, including both traditional reactors and SMRs, offers distinct advantages over other renewable energy sources in addressing intermittency and land use constraints. Nuclear facilities provide consistent, high-capacity baseload generation, operating at capacity factors exceeding 90% and remaining unaffected by weather or seasonal variability. Their compact physical footprint requires significantly less land per unit of electricity produced compared to wind or solar. Additionally, SMRs offer enhanced siting flexibility, modular scalability, and shorter construction timelines, enabling more efficient integration into existing grids. These attributes position nuclear as a critical complement to renewables in achieving long-term decarbonization and energy security goals.

Market Opportunity for Uranium

According to the U.S. Energy Information Administration’s Uranium Marketing Annual Report, U.S. civilian nuclear operators purchased 51.6 million pounds of U₃O₈ equivalent in 2023, a 27% increase from 2022, reflecting higher requirements driven by growing energy demand and confidence in nuclear as a carbon-free baseload source. The weighted-average price paid by utilities rose 12% year-over-year to $43.80 per pound, the highest level since 2015, underscoring upward pricing momentum amid tightening supply. As of July 2025, this momentum has persisted, with the long-term uranium price at $80 per pound U₃O₈.

Despite this demand growth, only 5% of uranium deliveries to U.S. reactors in 2023 originated from domestic production, highlighting continued reliance on imports from Canada, Kazakhstan, Australia, and other countries. Preliminary EIA production data for 2024 indicates output of approximately 680,000 pounds of U₃O₈, the highest since 2018 but still insufficient to materially reduce import dependence. These trends point to a widening structural gap between U.S. uranium requirements and available domestic supply, supporting the case for expanded U.S.-based production capacity. In addition to growing global energy demand, we believe this structural gap exists, and will persist for the foreseeable future, due to the following:

Replacement of Fossil Fuel Plants.  The replacement of fossil fuel plants with nuclear power is accelerating as utilities seek reliable, carbon-free generation to meet emissions reduction targets. Nuclear’s high-capacity factor and consistent output make it an ideal baseload replacement, enhancing grid stability while reducing greenhouse gas emissions and supporting long-term decarbonization objectives. According to the most recent update from the World Nuclear Association, approximately 70 reactors are currently under construction around the world, with about 100 additional reactors planned.

Historic Underinvestment.  Global and U.S. uranium mining operations have experienced prolonged underinvestment over the past decade, driven by sustained low prices following the Fukushima accident, reduced demand growth expectations, and reliance on secondary supplies. This underinvestment curtailed exploration, delayed new project development, and led to the closure or care-and-maintenance status of numerous mines. In the U.S., domestic production fell to historically low levels, with imports meeting the vast majority of reactor fuel requirements.

Geopolitical Turmoil.  Geopolitical instability in Russia and the enactment of the Prohibiting Russian Uranium Imports Act have significant implications for U.S. nuclear fuel supply. Russia has historically been a major supplier of enriched uranium to U.S. utilities, and the legislation, aimed at enhancing national security and reducing reliance on adversarial sources, effectively eliminates this supply channel. The ban is expected to tighten an already constrained global uranium market, placing greater pressure on limited domestic mining and enrichment capacity.

Long-Term Contracting by Utilities.  Utilities are increasingly engaging in long-term contracting for nuclear fuel to secure supply amid tightening global markets and geopolitical uncertainties. These agreements lock in pricing, reduce exposure to market volatility, and ensure reliable delivery.

As a result, the World Nuclear Association in its Reference Scenario expects global uranium demand to nearly double by 2040 (approximately 65,650 tU in 2023 to 130,000 tU in 2040), with higher cases above that on stronger build-outs. The EIA reports U.S. utilities have contracts covering up to ~249 Mlb U3O8e through 2033, with ~184 Mlb unfilled, implying total anticipated needs of ~433 Mlb over the decade.

Market Opportunity for SMRs

SMRs are advanced nuclear systems designed to produce up to 300 MWe of electricity per unit and can be deployed individually or in clusters to match specific capacity requirements. Their smaller physical footprint, modular construction, and ability to be factory-fabricated allow for deployment at sites unsuitable for conventional nuclear plants, shortening construction timelines, reducing capital risk, and improving project economics.

SMRs offer inherent safety features, simplified systems, and operational flexibility, making them suitable for a variety of applications, including grid-scale electricity, industrial process heat, hydrogen production, and remote or off-grid energy needs. Their compact design and ability to provide continuous, dispatchable power address the intermittency and land-use constraints of wind and solar.

Recently, the private technology sector has emerged as an influential early adopter of SMR technologies. Announcements from Alphabet, Amazon, Microsoft and other hyperscale data center operators highlight the sector’s need for reliable, carbon-free baseload power to meet rapidly growing energy requirements driven by artificial intelligence, cloud computing, and digital infrastructure expansion. This early commercial interest from large, creditworthy corporate buyers is expected to accelerate SMR deployment timelines and broaden the market beyond traditional utility customers.

The Aurora Uranium Project (The Aurora Deposit and Cordex Zone)

On August 8, 2025, an S-K 1300 Technical Report Summary on the Aurora Uranium Project was completed by BBA USA Inc. (“BBA”), which is an independent technical consulting firm engaged by New Eagle. The full text of the S-K 1300 Technical Report Summary is attached as Exhibit 96.1 to the registration statement of which this prospectus forms a part.

The Aurora Deposit

The Aurora Deposit is the largest mineable, measured and indicated uranium deposit in the United States with an estimated resource of 32.75 million pounds (Indicated) and 4.98 million pounds (Inferred) of near surface uranium.

Aurora is situated in the state of Oregon, within Malheur County in the Quinn River Valley. The site is three miles from the Nevada border and approximately six miles west of McDermitt, Nevada. The project centroid is approximately Lat/Long -117.90, 42.03. The climate in this region is characteristic of the high Nevada desert, with summer temperatures typically in the low 20s (°C) and winter temperatures frequently falling below zero. Additionally, Aurora is situated on public lands managed by the United States Bureau of Land Management (“BLM”) office in Vale, Oregon. New Eagle acquired the Aurora Uranium Project pursuant to the terms of the Aurora Option Agreement. See “The Aurora Option Agreement” for additional details.

The Aurora deposit is covered by a thin layer of alluvium over lakebed sediments, which unconformably overlie interbedded dacite/rhyolite lava flows, tuffaceous units, pyroclastic breccia, and local fault breccia. Alteration is mainly clay, with opaline or chalcedonic silica, chlorite, gypsum, fluorite, and zeolites. Mineralization is associated with the porous and permeable volcanic rocks and includes pyrite-bearing clays with uranium minerals, leucoxene, marcasite, and arsenopyrite. Uranium minerals have been identified to include uraninite, coffinite, phosphorylite, umohoite and autunite (hydrous calcium uranium phosphate).

Exploration took place on the project on and off from 1974 to 2022 by various operators. New Eagle has not conducted any exploration on the project to date. A total of 617 diamond drill and reverse circulation holes totaling 219,153 meters have been on the Aurora claims. The resource estimate is based on the interpretation of geological observations from detailed historical drilling that was initially completed on a 60 meters by 30 meters grid spacing oriented perpendicular to the strike of the deposit. A total of 675 drillholes (including both diamond and rotary holes) were used to define the resource. The geological and mineralization model created in the mineral resource estimate consisted of key lithological contacts plus mineralization constraints that were applied as estimation domains. The key contacts wireframed during the modeling process were based on a combination of grade distribution and lithology.

We believe the Aurora deposit offers a number of key attributes that make the deposit attractive for investment, including:

●	Shallow & Near-surface. The Aurora deposit’s uranium lies very close to the surface, under only a thin layer of cover. This near-surface location enables rapid, easy access to mineralized material without extensive pre-stripping. Early mining can focus directly on valuable higher-grade material instead of waste, which boosts project economics. The shallow depth also contributes to a very low strip ratio in open-pit mining, meaning far less waste rock must be moved per ton of ore. Overall, we believe the near-surface nature of the deposit significantly lowers mining complexity, cost, and development time.
●	Low-cost Open Pit. The Aurora deposit is ideally suited to conventional open-pit extraction, which is typically the most efficient approach when orebodies lie close to the surface. The project’s projected plan emphasizes simple, low-cost open-pit mining techniques. Much of the overlying material is unconsolidated “free-dig” lakebed sediment (requiring no drilling or blasting), and Aurora’s shallow, flat orientation yields a very low waste-to-ore strip ratio. Open-pit mining also avoids the high costs and complexities of underground development, so these advantages combine to keep Aurora’s projected mining costs at highly competitive levels.
●	Extensive Drilling data. The Aurora project benefits from an extensive drilling database accumulated over decades, underpinning a high-confidence resource model. Over 600 drill holes, totaling more than 90,000 meters (replacement value of approximately $45 million) have been completed, delineating the deposit’s shape, grade distribution, and continuity in detail. This substantial dataset provides exceptional geological understanding and validation of the resource, with tight drill spacing converting a large portion of the deposit into the “indicated” resource category. Few uranium projects in the U.S. boast a comparable level of drilling density, significantly de-risking Aurora’s resource estimate and future mine planning.
●	Low Geological Risk. The combination of intensive drilling and simple deposit geometry translates into low geological uncertainty for Aurora. As noted, most of the uranium resource has been delineated to a high confidence level (predominantly “indicated”). This means the grade and extent of the orebody are well understood, reducing the likelihood of surprises during mining. Geologically, the deposit consists of laterally continuous, strata-bound uranium zones in predictable host rocks. There are no known complex structures or abrupt changes that would impede extraction. In short, the project’s geology is straightforward, which minimizes the risk of unforeseen issues in development or production.
●	Flat Tabular Deposit. The Aurora deposit’s geometry is a distinct advantage: it is essentially flat-lying and laterally extensive, resembling a tabular blanket of mineralization. This shape is ideal for open-pit mining, as the mineralized material horizon can be mined in bulk with consistent, shallow benches rather than chasing narrow roll-front trends. Drilling has confirmed that uranium occurs in sub-horizontal layers with excellent continuity over large distances. This uniform, sheet-like orebody implifies mine planning and reduces geotechnical complexity compared to deposits with steep or irregular geometries. Aurora’s simple geometry ensures efficient extraction.

Potential additional opportunities for the project include (i) upgrading of some or all the inferred mineral resources to higher-confidence categories, with additional drilling and supporting studies, such that this higher confidence material could potentially be converted to mineral reserves, and (ii) additional leach test work to focus on optimizing leach conditions to maximize uranium recovery.

Aurora Mineral Resource Estimate

The 2025 mineral resource estimate (the “MRE”) is based on the interpretation of geological observations from detailed historical drilling that was initially completed on a 60 m by 30 m grid spacing oriented perpendicular to the strike of the deposit. A total of 675 drillholes (including both diamond and rotary holes) were used to define the resource.

The geological and mineralization model created in the MRE consisted of key lithological contacts plus mineralization constraints that were applied as estimation domains. The key contacts wireframed during the modeling process were based on a combination of grade distribution and lithology

The exploratory data analysis was conducted on raw drillhole data to determine the nature of the element distribution, correlation of grades within individual lithologic units, and the identification of high-grade outlier samples. A combination of descriptive statistics, histograms, probability plots, and X-Y scatter plots were used to analyze.

The resource estimation methodology constrains the mineralization by using hard wireframe boundaries. Ordinary kriging was employed with multiple search passes used for each domain. Search parameters were based on variography and continuity of mineralization. Validation checks were completed on the mineral resource estimates. These included visual comparison of estimated grade to composite grade, domain conformity, swath plots, and comparisons to alternate estimation methods.

Indicated and inferred classification was applied to the deposit based on BBA’s review that included the examination of drill spacing, visual comparison, kriging variance, distance to the nearest composite, and search pass, along with the search ellipsoid ranges. Collectively, this information was used to produce an initial classification script followed by manual wireframe application to further limit the mineral resource classification.

Mineral resources used commodity prices based on long-term analyst and bank forecasts. In the opinion of BBA, this price is generally aligned with pricing over the last one, three, and five years; forward-looking pricing from internationally recognized banks is appropriate for use in a mineral resource estimate. The following table summarizes the MRE:

		Cut-Off Grade	Tonnage	Grade	Contained Metal
Classification	Deposit	(ppm U3O8)	(Mt)	(U3O8 ppm)	(U3O8 Mlb)
Indicated	Aurora	100	53.42	278	32.75
Inferred	Aurora	100	8.96	252	4.98

MRE Statement Notes:

1.	S-K 1300 definition standards were followed for the resource estimate.
2.	The 2025 MRE used ordinary kriging (OK) grade estimation within a three-dimensional block model with mineralized domains defined by wireframed solids.
3.	Mineral resources are constrained within pit shells.
4.	The 100 ppm U3O8 cut-off used for reporting is based on the following:
a.	Long-term metal prices of US$90/lb
b.	Metallurgical recoveries are based on mill recovery of 85%
c.	Average bulk density was determined for each mineralized domain within the deposit
d.	Mining cost of US$4.00/t mined for ore, US$3.00/t mined for waste, and US$2.50/t mined for overburden
e.	Processing and G&A costs of US$13/t milled
f.	Dilution of 5.0%
5.	Mineral Resources that are not mineral reserves do not have economic viability. Numbers may not add due to rounding.
6.	The resource estimate was prepared by BBA USA Inc. in accordance with S-K 1300 Standards of Disclosure for Mineral Projects.

The risks associated with the Aurora Uranium Project are generally those expected with an open pit project and include the accuracy of the mineral resource.

Quality Assurance and Quality Control — New Eagle

New Eagle has not conducted any drilling, sample preparation, assaying or analyses on the project, and therefore internal controls relating to quality assurance and quality control have not been necessary. However, prior to conducting exploration that involves drilling, sampling, assaying, and the reporting of results from those activities, we will establish sampling and analytical quality assurance and quality control protocols consistent with industry standards.

Quality Assurance and Quality Control — Previous Operators

The quality assurance/quality control protocols implemented by previous operators are not documented, and prior to 2002, quality assurance/quality control programs were not industry standard practice. Subsequent data verification procedures were conducted to validate the results obtained from earlier operators.

Previous exploration on site included the following:

Dates	Activities	Company(s)	Description	Notes
1974 – 1975	Prospecting	Placer	Mercury and gold exploration around Bretz Mine	Suspended activities due to unpromising results.

1977	Prospecting	Cordex Syndicate	Uranium exploration commences around the Bentz Mine	Cordex Syndicate leased the Bretz property and adjacent claims (excluding the Aurora Deposit) for uranium exploration.

1977	Geophysics	Locke Jacobs	Conducted an airborne geophysical survey	Discovered uranium mineralized outcrops at the Aurora site.

1977 – 1978	Drilling	Locke Jacobs	90 holes were drilled around the Aurora Project

Drilled around 90 holes in 1977 and 1978, totaling approximately 32,630 feet (9,946 meters). The drilling revealed a flat-lying mineralized zone over 100 feet (31 meters) thick in some areas, with assay averages of about 0.05%, eU3O8 (Roper, 1979).

1978	Drilling/Geophysics	Placer and Jacobs enter a joint venture agreement	Completed approximately 447 rotary drillholes, and 25 diamond drillholes

Placer completed approximately 447 rotary drillholes totaling about 151,590 feet (46,205 meters), as well as 25 diamond drillholes totaling about 6,650 feet (2,027 meters). The 562 drillholes completed by Jacobs and Placer were radiometrically logged by Century Geophysical Corp.

1980	Study	Placer	Initial PFS for the Aurora Project	Placer completed a PFS for the Aurora Project in 1980.

1975 – 1980	Metallurgical Study	Hazen Research Laboratories	Metallurgical testing	Between 1975 and 1980, Hazen Research Laboratories conducted extensive metallurgical tests on material from the Aurora Deposit.

1997	Acquisition	Energy Metals Corp.	Option agreement to acquire the Aurora Project

In 1997 Willam Sherriff restoked the uranium claims after Placer let the claims laps. Energy Metals Corp entered into an agreement to purchase the project rights from Sherrill and completed an initial 43 – 101 report in 2004. EMC acquired 100%, interest in the Properly from Sheriff on July 19, 2004.

2007	Acquisition	Uranium One Inc.	Uranium One Inc acquired Energy Metals Corp.	Uranium One Inc. acquired EMC in 2007.

2010	Acquisition	Eagle Ventures Limited	EVE acquired the project for Uranium One Inc.	EVE Subsequently acquired the project rights from Uranium One Incorporated in 2010.

Dates	Activities	Company(s)	Description	Notes
2011	Drilling	Eagle Ventures Limited	Drilled 32 diamond core and 6 RC, updated MRE (JORC 2011)	Compiled and announced an updated JORC Mineral Resource (January 2011) and drilled 32 diamond core and 6 RC holes as a confirmation/QAQC program and to provide metallurgical sample.

2022	Acquisition	Aurora Energy Metals	Acquisition of the Aurora Project	Aurora Energy Metals Limited (1AE) — through its wholly owned subsidiary Oregon Energy LLC).

2022	Drilling	Aurora Energy Metals	Drilled 5 diamond core and 12 RC holes	1AE announced an updated JORC Mineral Resource (November 2022) completed 17 holes totaling 11,201 feet (3,414 meters).

Century Geophysical completed historic geophysical data acquisition for Placer. Placer geologists collected check assays from diamond core drillholes and submitted them to commercial labs for analysis (Myers, 2005).

Procedures followed by these companies at the time are well documented and it is believed that they followed industry best practices at the time for data collection.

The 2011 downhole geophysical data acquisition was also completed by Century Wirelines Services under contract to Eagle Ventures Limited (“EVE”) with results transferred directly to EVE personnel electronically. Samples from all diamond core and some RC drillholes were collected by EVE geologists and submitted to ISO commercial laboratories for analysis including American Assay Laboratories Inc. (“AAL”), Acme Analytical Laboratories (“Acme”) and ALS Global (“ALS”).

The 2022 data acquisition by Aurora Energy followed the same process, Century Wirelines performed the downhole geophysical acquisition, and samples from the 2022 drilling were collected by Aurora Energy geologists and submitted to AAL for analysis.

Historically, downhole gamma data was collected and converted on site, thereby limiting possible tampering or contamination. Detailed logs and assay results exist in the hardcopy archive. All EVE samples collected in 2011 were transported directly from the drill site to AAL in Reno by EVE geologists and field crew. All samples collected in 2022 were transported directly to AAL in Reno from the drill site by Aurora Energy geologist and field crew.

Historical drilling samples and core from the Jacobs/Placer days, as far as New Eagle is aware, no longer exist. Remaining sample pulps and core (that was not removed for metallurgical testwork purposes) from the EVE 2011 and Aurora Energy 2022 drilling are stored on site in two weatherproof shipping containers at a property in McDermitt.

The sampling and assay procedures by historical companies are considered appropriate.

The hardcopy database included approximately 43 archive boxes full of reports and drill logs as provided by Uranium One Incorporated to EVE in May 2010. An Access database was supplied by Uranium One at the time of the project acquisition by EVE using data sourced from historical drilling. No quality control data has been supplied for independent analysis.

Historic hole coordinates have been checked against plan maps. However, accuracy and quality of surveys (i.e., use of surveyors with theodolite or similar) used to locate drillholes has not been reported in these logs. All holes, with the exception of six, were drilled vertically. The dip/azimuth of the inclined holes was checked against hardcopy logs.

Assays were initially checked by (Myers, 2005) and validated by BBA, as follows:

The percentage of eU3O8 contained in drillholes was calculated from the downhole gamma logs by Century Geophysical at the time of the drilling and surveys. Original data was collected on 0.1 feet intervals and converted to eU3O8%. The converted values were then compiled on 2, 5-, 10-, 15-, and 20-feet intervals. The data available for this analysis were the original gamma logs and the 5 feet U3O8% composites. The original logs and 5 feet composites were compared to verify the values and there is a reasonable correlation in values. The 5 feet composites were double entered into an ACCESS database along with collar location data. The double entry data had less than 1% entry error and the current database is estimated to be error free. Further verification and correction of the data was completed during sectional interpretations. Several original gamma logs were re-run at the time of drilling as checks and the results were very similar to the original logs. Core and chip samples from the original drilling are not available for check assays.

The original downhole gamma logs have been reviewed in detail. Rotary chip samples apparently were not collected, or were discarded, and the diamond core samples were not preserved after Placer terminated the project and therefore it has not been possible to confirm assay values in comparison to gamma log estimations. Drillholes from the 1977-1979 program were not cased or capped and it is not possible to re-enter any drillholes in order to re-survey drillholes.

The position of the mineralized horizons was checked on the original logs to confirm the agreement of the original Century Geophysical logs and the 5 feet composite database generated by Placer. Data which did not agree between the two data sets were corrected where possible or were omitted from the resource evaluation when the data could not be confirmed.

In June 2025, BBA conducted a site visit to the project as part of the MRE update. The site visit was also attended by New Eagle staff and on-site geologists, and included the following tasks:

●	Review of select drill core, representative of the geology and mineralization on site.
●	Site visit to the Aurora Deposit where drill collars were located where possible. Due to rehabilitation requirements on site, drill collar locations are marked by wooden markers with drillhole identification numbers written. Eleven drillholes were found during the site visit and recorded by GPS to verify against the provided database.

It is BBA’s opinion that the geological data collection and quality assurance/quality control procedures used by previous operators are consistent with industry practices at the time and that the geological database is of suitable quality to support the mineral resource estimates.

Processing Method and Products

At this time, New Eagle has neither determined a processing method nor the products that it intends to manufacture. New Eagle has not yet performed any processing-related test work at the Aurora project.

Recommended Work Program

The recommended work programs to advance the project to the next stage are broken down into two phases, Phase 1 budget is approximately $3 million and Phase 2 budget is approximately $7 million. The budget for recommended work is summarized in the table below:

Task	Unit	Budget (USD)
Phase 1
• Exploration Drilling	25 holes – 4,000 m	$1,400,000
• Metallurgical Testing	3 composites	$1,000,000
• Hydrogeology	1 study	$400,000
• Rock Mechanics	1 study	$200,000
Total – Phase 1		$3,000,000
Phase 2
• Prefeasibility Study & S-K 1300 Technical Report Summary	1	$7,000,000

Task	Unit	Budget (USD)
• Mine Design
• Process Flow Sheet
• Surface Infrastructure
• Tailings Design
• Environment
• Financials Analysis
Total – Phase 2		$7,000,000

The Phase 1 budget is focused on the collection of geological data to support future engineering studies. Phase 2 is dependent on the results of the Phase 1 program.

The Cordex Zone

In addition to the Aurora deposit, New Eagle holds the rights to acquire an additional deposit in the Cordex Zone. The Cordex Zone is positioned immediately northeast of the Aurora deposit across a graben fault, and its location on the existing land package represents a high-impact growth opportunity for New Eagle. Preliminary geological estimates indicate the potential that, with additional exploration, the Cordex Zone could significantly expand New Eagle’s already substantial domestic resource base. An additional 110 diamond drill and reverse circulation holes totaling 71,822 meters have been on the Cordex claims. New Eagle is actively digitizing this data set, including original chemical assay logs, to fast-track resource modeling and integration with the Aurora development plan. The mineralization identified on the Cordex claims requires additional drilling to support any future mineral resource estimation. By leveraging existing data and shared infrastructure, the Cordex Zone offers the potential for rapid, low-cost resource definition that could materially enhance mine life, production scale, and shareholder value. We believe the Cordex Zone offers a number of key attributes that make the deposit attractive for investment, including:

●	High Upside Potential Adjacent to Aurora. The Cordex Zone lies immediately adjacent to Aurora, offering significant resource expansion upside. Historical drilling by previous operators (over 100 holes) has already outlined multiple uranium intercepts in the area, suggesting a compelling opportunity to build on Aurora’s footprint. By leveraging shared infrastructure and permitting, we believe Cordex represents a highly accretive extension of the current project. Historic preserved drill hole logs and chemical assay logs are now being digitized to fast-track resource modeling.
●	History of Structured Exploration. Between 1978 and 1980, previous operators completed over 100 reverse-circulation and diamond drill holes on claims adjacent to Aurora. While the Aurora project has incorporated more recent drilling, these older logs remain valuable for outlining structure and intercepts at Cordex, guiding efficient follow-up exploration.
●	Accessible Host Geology in the Same System. Cordex lies within the same proven stratigraphic and volcanic system as the main Aurora deposit. This geological continuity enhances predictability and exploration targeting, drawing on well-understood models from Aurora.
●	Infrastructure Synergies Reduce Development Risk. By virtue of its proximity, Cordex benefits from Aurora’s existing infrastructure planning, access roads, permitting footprint, and processing options. This alignment allows for streamlined logistics, permitting efficiencies, and cost-sharing in mine development.

●	Flexible Targeting Strategy for Maiden Resource. Cordex offers flexible targeting, from follow-up on historical intercepts to systematic step-out drilling to define initial resource. Its strategic location next to Aurora enables rapid characterization and potential integration into the overall development pathway, creating investor optionality with minimal incremental spend.

Aurora and Cordex Infrastructure

Aurora and Cordex together form a contiguous uranium development corridor in Malheur County, Oregon, an Agreement State under the U.S. Nuclear Regulatory Commission (“NRC”) regulations, located entirely on federally administered BLM land. This location delivers both permitting clarity and strategic eligibility for federal project acceleration under the FAST-41 Dashboard, reinforced by the March 20, 2025 Executive Order prioritizing domestic mineral production.

In addition, the Aurora Uranium Project benefits from existing infrastructure, including government-maintained roads, reliable water access, and low-cost hydropower. The site is located only a short distance from a regional airport, enabling efficient movement of personnel and supplies. Situated on federally managed BLM land within an Agreement State, the project enjoys a well-defined permitting framework and a clear pathway for development. These advantages significantly reduce upfront capital requirements, have the potential to shorten construction timelines, and provide strong operational support. The combination of geological continuity, ready access to critical infrastructure, and regulatory clarity creates a solid foundation for advancing the Aurora Uranium Project toward production.

Pathway to Production

New Eagle is advancing its projects through a coordinated dual-track work program, one stream driving the uranium program toward production readiness, and the other ensuring the permitting program keeps pace to enable timely development.

The uranium program’s initial phases focus on U₃O₈ metallurgical test work and exploration drilling to define mineral zones. Pre-feasibility preparation includes sample collection, metallurgical testing, and comprehensive technical evaluations to support the Pre-Feasibility Study (“PFS”). Upon completion of the PFS, the project advances to the Definitive Feasibility Study (DFS) stage. Commissioning activities include securing capital expenditures and potential U.S. Department of Energy (“DOE”) grants, initiating procurement and fabrication, conducting pre-stripping, constructing the process plant, and ramping up to full production.

The permitting program begins with baseline cultural and environmental studies to satisfy applicable regulatory requirements. This is followed by the submission of BLM permits for ensuring federal land access, environmental reviews, and development rights. In parallel, the company plans to submit permit applications to the Oregon Department of Geology and Mineral Industries (DOGAMI) to obtain state mining approvals. Coordination with federal agencies, including the DOE, the NRC, and the U.S. Environmental Protection Agency (EPA), occurs concurrently to secure the necessary environmental, safety, and operational authorizations in alignment with project development.

This dual-stream approach ensures that technical readiness and permitting progress in lockstep, reducing timeline risk and positioning the project for a seamless transition from feasibility into construction and production.

Permitting

The following table summarizes the material federal, state, and county permits and approvals required for the development and operation of New Eagle’s uranium mining and milling activities, as well as the estimated timelines for obtaining such approvals. These permits are subject to change based on project scope, agency workload, public comment processes, and other factors beyond New Eagle’s control. New Eagle has not obtained any of the below permits or regulatory approvals as of the date of this prospectus.

Jurisdiction	Primary Authority	Key Approval or Permit	Timeline
Federal	U.S. Nuclear Regulatory Commission	Uranium Milling License and related environmental review	Approximately 45 to 54 months
Federal	U.S. Bureau of Land Management	Mine Plan of Operations and associated environmental review	Approximately 21 to 27 months
Federal	U.S. Environmental Protection Agency	Air and tailings related construction and operating permits	Approximately 12 to 18 months
State	State environmental and mining agencies	Mining, air quality, water discharge, and water rights permits	Approximately 6 to 18 months
State	Wildlife and historic preservation agencies	Cultural resource surveys and wildlife mitigation approvals	Approximately 3 to 12 months
County	Local county authorities	Conditional use and building permits	Approximately 6 to 9 months

New Eagle’s operations are subject to extensive federal, state, and local permitting and regulatory requirements. The most significant regulatory approvals include obtaining a uranium milling license from the U.S. Nuclear Regulatory Commission and approval of a Mine Plan of Operations from the U.S. Bureau of Land Management, each of which requires the preparation and approval of environmental reviews under the National Environmental Policy Act. These approvals represent the longest lead time items and are expected to require multiple years to complete.

State and local permits, including mining, air quality, water use, wildlife mitigation, and land use approvals, are generally expected to be obtained in parallel with federal reviews but remain subject to agency discretion and public participation. There can be no assurance that required permits will be obtained on acceptable timelines or at all.

The Aurora Option Agreement

On November 18, 2024, Eagle Energy entered into a property option agreement, which is referred to as the Aurora Option Agreement, with Aurora and its wholly owned subsidiary, Oregon Energy, which owns a 100% interest in the 365 mining claims that constitute the Aurora Uranium Project. Pursuant to the agreement, Aurora granted Eagle Energy the sole and exclusive option to acquire sole ownership of Oregon Energy. To extend the date by which the option may be exercised to November 18, 2025, Eagle Energy paid Aurora $300,000 and placed $250,000 into escrow to cover mining expenditures. Prior to November 18, 2025, Eagle Energy extended the date by which the option may be exercised to May 18, 2026, by paying Aurora $400,000 and placing an additional $250,000 into escrow to cover mining expenditures. In addition, on November 26, 2025, Eagle Energy amended the Aurora Option Agreement to extend the date by which the option may be exercised to July 2, 2026, and to modify the conditions upon which the additional resource payments set forth in the next paragraph may be earned.

Upon completion of the Business Combination, New Eagle issued Aurora 1,710,991 shares of Common Stock (the “Aurora Option Payment Shares”) (inclusive of the “Optional Payment Shares” defined below). The Aurora Option Agreement, as amended on November 26, 2025, also provided that Eagle Energy would provide a resource payment of $4,000,000 in shares of New Eagle Common Stock in addition to the Aurora Option Payment Shares if New Eagle identifies a measured SK1300 mineral resource of not less than 40 million pounds of U3O8 in the next newly prepared SK1300 mineral resource update issued by New Eagle, as well as $200,000 for every additional 1 million pounds of measured SK1300 mineral resource over 40 million pounds of U3O8 (prorated for amounts less than 1 million pounds and capped at $1,000,000).

New Eagle has also granted Aurora a 1% NSR in the project’s future revenue, half or all of which may be repurchased by New Eagle for consideration of $1,000,000 or $2,000,000, respectively, prior to commencement of the project’s commercial operations.

New Eagle agreed to issue Aurora additional shares of Common Stock (the “Aurora Option Payment Shares”) based on any increase in the spot price of uranium between November 18, 2024 (the effective date of the Aurora Option Agreement), and the completion of the Business Combination, with the value of these Aurora Option Payment Shares being equal to the product of (I) 50% of the percentage increase in the spot price and (II) the number of Aurora Option Payment Shares associated with the initial $16,000,000 valuation. If the spot price did not increase, there would be no adjustment to the number of Aurora Option Payment Shares. New Eagle issued 110,991 shares of Common Stock to Aurora as Aurora Option Payment Shares. Further, upon completion of a positive pre-feasibility study on the project following completion of the Business Combination, New Eagle will issue Aurora additional Aurora Option Payment Shares with a value of $5,000,000, determined by the 30-day volume-weighted average trading price of our shares (or those of New Eagle’s successor) during the 30 days prior to the announcement of the pre- feasibility study.

You should note that there are a number of risks associated with the Aurora Option Agreement. For additional information, see the sections entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of New Eagle — Company Overview — Mineral Rights — Aurora Uranium Project,” and “Risk Factors — Risks Related to Our Business and Industry — The Aurora Uranium Project is in the exploration stage. There is no assurance that we can establish the existence of any mineral reserve from the Aurora Uranium Project in commercially exploitable quantities. Until then, we cannot earn any revenues from the Aurora Uranium Project, and its business could fail.” The full text of the Aurora Option Agreement and the amendments thereto are filed as exhibits to the registration statement on Form S-1 of which this prospectus forms a part.

New Eagle’s Small Modular Nuclear Reactor Technology

New Eagle is actively engaged in the advancement of SMR technology as a core component of its strategic growth plan. Through an exclusive license agreement with UNM Rainforest Innovations (“UNMRI”), the technology-transfer and economic-development organization for the University of New Mexico, New Eagle has secured worldwide rights to a portfolio of proprietary patent applications and technologies covering the design, manufacture, and commercialization of advanced SMR and related systems.

New Eagle’s SMR development business is focused on leveraging these intellectual property assets to create innovative, portable, and stationary nuclear power “micro” reactors with generation capacities of less than 10MWth, referred to as the Very-Small, Long-Life and Modular Reactor or VSLLIM. In addition, New Eagle intends to utilize the technology underlying VSLLIM to build onto existing publicly available technology to develop SMRs with similar core architecture and fuel composition with output capacities between 10 and 100MWth, referred to as the Scalable Liquid Metal-cooled Modular Reactor or SLIMM.

New Eagle is committed to the research, engineering, and commercialization of next-generation SMR technologies, including advanced heat exchangers and autonomous control systems, to address the growing demand for resilient, decentralized, and clean energy sources across commercial, residential, military, artificial intelligence, data center, and governmental markets. The SMR business represents a significant strategic initiative for New Eagle, complementing its uranium supply operations and helping to position New Eagle at the forefront of the nuclear energy value chain. By integrating proprietary reactor technology with its anticipated uranium production, New Eagle aims to deliver a vertically integrated solution that supports the global transition to sustainable energy and enhances its long-term growth prospects.

New Eagle’s Technology

New Eagle’s portfolio of SMR technology is based on sodium-cooled, fast-spectrum technology. The design utilizes a fast neutron spectrum core fueled by enriched uranium nitride (UN) fuel and is cooled by natural circulation of liquid sodium metal. All heat removal is achieved passively: during operation and after shutdown, coolant flow is driven by gravity and buoyancy (no pumps), enabled by an in-vessel chimney and a helically coiled sodium heat exchanger in the primary vessel. This simple, sealed primary system allows the reactor to operate at or near atmospheric pressure, taking advantage of sodium’s very low vapor pressure.

The reactor’s fast spectrum and high fuel density support exceptional fuel longevity. For example, in a VSLLIM reactor design, a single core can run for approximately 5.9 full-power years at 10MWth output, or up to ~92 full-power years at 1 MWth before refueling is required. Independent control and safety systems are incorporated (e.g. control rods and shut-off rods) for redundant reactivity control, but the design’s inherent negative reactivity feedback and passive cooling confer a “walk-away safe” profile where no active intervention is needed to keep the reactor stable.

New Eagle’s SMR technology introduces a number of key design innovations that we believe will allow New Eagle to be amongst the most reliable provider of nuclear power.

The VSLLIM Reactor

VSLLIM is an ultra-compact “micro” reactor with a thermal output of roughly 1 – 10 MWth of electricity. Its key design features include:

●	Modularity, Portability, and Long Life. The VSLLIM reactor leverages a single core design with scalable output, by increasing the size of the in-vessel sodium-to-sodium (Na-Na) heat exchanger in the downcomer, nominal power can range from 1MWth to 10MWth without altering the core geometry. This modular approach means the entire power unit can be mounted on an 18-wheeler truck for rapid deployment. Designed for longevity, VSLLIM can operate for 5.9 full-power years at 10MWth (3.3MWe) output, or up to ~92 full-power years at 1MWth (0.3Mwe), before refueling is required.
●	Low-Risk and Attractive Investment. VSLLIM’s low unit cost, short 12 – 18 month construction and deployment window, and high-quality assurance make it a compelling investment. Units are portable but can also be installed permanently below ground and mounted on seismic isolation bearings for earthquake protection. Beyond power, VSLLIM produces high-temperature process heat suitable for industrial applications and district heating. Built with commercially available materials, operating below atmospheric pressure, and equipped with redundant passive safety systems, the design minimizes both technical and regulatory risks.
●	Non-Proliferation and End-of-Life Handling. The VSLLIM concept eliminates on-site storage of either fresh or used fuel. Each reactor unit is factory-fabricated, assembled, and sealed, arriving on-site ready for operation. At the end of its service life, the sealed unit can be safely returned to the factory or a reprocessing facility within 6 – 12 months of shutdown and replaced with a new module. This closed handling loop enhances security, reduces local environmental impact, and aligns with international non-proliferation best practices.
●	Walk-Away Safe. VSLLIM employs true passive safety, with natural circulation of in-vessel liquid sodium, aided by a chimney and Na-Na heat exchanger, providing redundant decay heat removal. Liquid metal heat pipes with passive thermoelectric modules, plus an independent air-cooling system, ensure stability without a pressure vessel and with a large thermal margin to boiling. Negative temperature reactivity feedback allows automatic shutdown and load-following, while LMHP-TE modules power safety systems even during total loss of external power.

The VSLLIM microreactor is being developed to serve off-grid and mobile power needs where traditional energy infrastructure is impractical. Its <10MWth scale and rapid deployment capability make it suitable for remote communities and mining sites, disaster relief operations, and military forward bases, providing reliable power in austere environments without the logistics of fuel resupply. Multiple VSLLIM units can also be installed incrementally to match growing power demand — for example, a cluster of units could collectively supply up to ~100 MWe by adding modules as needed. In civilian applications, VSLLIM reactors could support industrial process heat and district heating in regions lacking grid capacity, or serve as dedicated generators for critical facilities like hospitals and data centers. Longer-term, the ultra-compact design (small enough to fit within a rocket payload envelope) opens potential niche applications in space exploration, such as surface power for lunar or Martian outposts.

The SLLIM Reactor

The SLIMM reactor is a scalable small modular reactor concept based on the same sodium-cooled, fast-spectrum technology as VSLLIM, but designed for higher power output and larger energy applications:

●	Scalable High-Power Output. The SLIMM reactor builds on the proven sodium-cooled, fast-spectrum technology of the VSLLIM design, scaling it for significantly higher thermal and electrical output. Using the same UN fuel composition and core architecture, SLIMM can be configured from 10MWth (3Mwe) up to 100MWth (33MWe) of power in a single unit. At the top 100MWth rating, the reactor can operate for approximately 5.8 full-power years without refueling, while at 10MWth output it can run continuously for more than six decades. This scalability allows SLIMM to address a wider range of applications, from powering data centers to be used to address demand from quantum computing, automation, and cryptocurrencies. SLIMM can also be used for industrial process heat to utility-scale community power generation.
●	Engineered for Safety and Reliability. SLIMM retains all of VSLLIM’s inherent safety features, operating entirely on passive natural circulation of liquid sodium with no reliance on pumps for coolant flow. Decay heat removal is ensured by a combination of in-vessel heat exchangers, heat-pipe systems with thermoelectric power conversion, and independent ambient air cooling along the guard vessel wall. The reactor maintains large temperature margins to sodium boiling and incorporates strong negative temperature reactivity feedback, enabling load-following capability and passive shutdown in off-normal conditions.
●	Optimized for Higher Capacity. While the technology platform is the same, SLIMM’s scale is designed for higher power. The reactor vessel and internals are dimensioned to accommodate a taller chimney, ranging from 2 to 8 meters, and a larger heat exchanger surface area, which increases natural convective flow rates to handle higher thermal outputs efficiently. These design modifications allow SLIMM to deliver industrial-scale power without compromising the passive safety and operational simplicity that define the technology.
●	Modular and Transportable Deployment. Like its smaller counterpart, SLIMM is fully modular and transportable. Each reactor unit is factory-fabricated, sealed, and shipped by heavy truck, rail, or barge. At the deployment site, the module is installed in a below-ground silo, protected by shielding and seismic isolation bearings. This approach minimizes on-site assembly, accelerates deployment schedules, and enhances both physical security and quality assurance by concentrating manufacturing in controlled facilities.
●	SMR Construction and Operational Advantages. SLIMM delivers the hallmark benefits of SMR deployment: reduced construction timelines, predictable manufacturing quality, and enhanced operational security. Its ability to produce both electricity and high-temperature process heat, combined with its long refueling interval and passive safety design, makes SLIMM a compelling solution for utilities, industrial operators, and government customers seeking reliable, carbon-free energy at a range of scales.

With its larger power range, SLIMM is aimed at providing power needs for artificial intelligence, data centers, cryptocurrency, industrial and larger communities grid-support markets that require tens of megawatts of reliable generation. A single SLIMM unit could power a small city or a large industrial facility, or several could be combined for a distributed grid configuration for data centers. SLIMM could also serve utility clients looking to replace diesel generators or retire aging fossil fuel plants with a nuclear option that is simpler and faster to build than conventional reactors. Like the microreactor, SLIMM units can be added incrementally — for instance, an initial 33MWe unit at a remote mining co-located data center operation could later be augmented with additional modules up to 100MWe+ as demand grows, all while leveraging the same standardized design.

The SMR License Agreement

On June 20, 2025, Eagle Energy entered into an Exclusive Patent License Agreement (“SMR License Agreement”), with UNMRI. Under the agreement, we obtained exclusive, worldwide rights to use, develop, manufacture, and commercialize certain patent applications and technology related to small modular nuclear reactors and associated heat exchanger and control technologies that we refer to as the Licensed Patents and Licensed Technology. Specifically, the SMR License Agreement includes one U.S. utility patent application for the VSLLIM reactor and three provisional applications for processes underlying VSLLIM and SLIMM. The Agreement covers all fields of use, with certain restrictions for specific technologies, and includes the right to grant commercial sublicenses, subject to UNMRI’s review and approval. For additional information, see the sections entitled “Description of New Eagle’s Business — New Eagle’s Small Modular Nuclear Reactor Technology,” “Description of New Eagle’s Business — Intellectual Property,” “Risk Factors — Risks Related to Our Business and Industry — Our licensed SMR technology is at an early stage, may never achieve commercial viability, and loss of the license would terminate the company’s ability to pursue this business,” “Risk Factors — Risks Related to Our Business and Industry — We depend entirely on a single license for its SMR technology platform,” and “Risk Factors — Risks Related to Our Intellectual Property — If we fail to develop, gain approval for, protect or enforce its intellectual property or proprietary rights, its business and operating results could be harmed.”

Competitive Strengths

Clear advantage in Carbon-Free Baseload Power.  Nuclear power delivers unparalleled carbon-free baseload electricity, outperforming other renewables in reliability and consistency. With capacity factors above 90%, it operates continuously, unaffected by weather or seasonal variability. This ensures stable grid performance and energy security, even when wind and solar output fluctuate. Its high energy density reduces land use, while long fuel cycles limit supply interruptions. Unlike intermittent renewables, nuclear requires minimal backup generation, lowering system costs and complexity. As nations pursue deep decarbonization, nuclear’s ability to provide scalable, always-available clean power makes it the strongest foundation for a sustainable energy mix, complementing and stabilizing variable renewable generation sources.

Strong bipartisan support.  Nuclear power enjoys growing bipartisan political support in the United States, driven by its role in delivering reliable, carbon-free baseload electricity essential to meeting climate and energy security goals. Recent federal initiatives, including tax incentives, production credits, and funding for advanced reactor development, underscore long-term government commitment. Both major political parties increasingly recognize nuclear’s strategic value in strengthening domestic energy independence, reducing emissions, and maintaining global technological leadership. This favorable policy environment, reinforced by public-private partnerships and streamlined regulatory pathways, positions nuclear to benefit from sustained legislative and financial backing, enhancing its competitive position in the evolving U.S. energy landscape.

Potential Low-Cost Domestic Producer of Uranium.  The Aurora deposit is positioned to be a low cost domestic producer, supported by a combination of shallow deposit depth, favorable geology, and operational scale. The shallow depth reduces development and extraction costs, while favorable mineral characteristics enable efficient mining with minimal waste. Proximity to established infrastructure, including roads, power, and viable access to water, lowers capital requirements and accelerates timelines. Additionally, Aurora’s significant resource size allows for economies of scale, reducing per-unit costs and enhancing margins. This simplicity of the Aurora deposit positions the Company to remain competitive through commodity price cycles and to supply reliable, domestically sourced uranium to U.S. markets.

Integrated Solution.  New Eagle’s integrated strategy combines low-cost domestic uranium production with advanced SMR technology, creating a vertically aligned clean energy platform. Secure, in-house uranium supply enhances fuel cost stability and energy security, while SMR deployment delivers reliable, carbon-free baseload power. This unique combination positions New Eagle to capture value across the nuclear supply chain, mitigate market and supply risks, and leverage long-term demand growth for both uranium and next-generation nuclear power solutions.

Innovative SMR Technology.  New Eagle’s VSLLIM (1 – 10MWth) and SLIMM (10 – 100MWth) reactors will provide reliable, carbon-free power solutions for rapidly growing energy markets. Both designs use sodium-cooled, fast-spectrum cores with UN fuel, factory-built for rapid deployment by truck, rail, or barge, and capable of operating years without refueling (up to 92 years at low output). The reactors are walk-away safe by design, they run entirely on passive natural circulation cooling with redundant decay heat removal and auxiliary power generation. This modular, long-life platform is ideal for powering data centers, quantum computing, cryptocurrency mining, advanced automation, and industrial hubs, where uptime, scalability, and low-cost, high-density energy are essential.

Experienced Management Team.  New Eagle is led by a seasoned management team of mining executives with extensive experience in developing and operating large-scale resource projects. This leadership team’s combined knowledge in uranium production and SMR deployment positions New Eagle to efficiently execute its integrated strategy, mitigate operational risks, and capitalize on growing demand for clean, reliable nuclear energy solutions.

Competition

Both the uranium mining and SMR markets are highly competitive and rapidly evolving. In uranium mining, New Eagle faces competition from established participants with greater financial resources, technical capabilities, and operational scale. These competitors often benefit from diversified operations, longer operating histories, robust intellectual property portfolios, and lower-cost production. New Eagle’s primary domestic mining competitors include Energy Fuels Inc., Cameco Corp., Uranium Energy Corp., UR Energy Inc., and EnCore Energy Corp. Many of these entities are able to negotiate more favorable acquisition terms, execute strategic decisions rapidly, and allocate capital more effectively. Industry consolidation and strategic partnerships may further enhance their market positions.

In the SMR sector, New Eagle competes with multinational corporations such as Westinghouse Electric Company, General Electric, Rolls-Royce, and a range of innovative startups and technology developers such as Nano Nuclear Energy Inc., NuScale Power Corp., and Oklo Inc. These competitors possess deep technical expertise, established supply chains, and significant investment in research and development. The competitive environment is further shaped by government-sponsored demonstration projects, strategic alliances, and early commercial deployments.

For additional information, see the section entitled “Risk Factors — Risks Related to Our Business and Industry — Intense competition in the mining and SMR markets could limit our ability to capture and retain market share.”

Sourcing and Suppliers

New Eagle is actively building a dual supply chain to support both its uranium mining operations and its small modular nuclear reactor development business. For the mining segment, New Eagle is in the process of evaluating and engaging drilling companies, geological consultants, permitting experts, metallurgical test work firms, and engineering firms to provide services as the company continues to explore and develop the Aurora Uranium Project. For its SMR business, New Eagle intends to identify and assess suppliers of advanced nuclear-grade components, reactor pressure vessel manufacturers, specialized materials vendors, and engineering design firms with expertise in nuclear systems. In addition, New Eagle intends to seek partnerships with research institutions, technology licensors, and regulatory consultants to support the design, prototyping, and eventual commercialization of its SMR technology. As both business lines progress, New Eagle anticipates the need to qualify and manage a network of vendors capable of meeting the stringent quality, safety, and regulatory requirements unique to the nuclear energy sector.

Customers

New Eagle does not have any customers at this time and does not expect to generate sales or revenue in the foreseeable future from either its mining or SMR business lines. For its uranium mining operations, New Eagle’s future customers are expected to include energy generation companies, utilities, and nuclear fuel fabricators seeking secure, domestic uranium supply. As its SMR business advances, New Eagle intends to engage with a broader range of potential customers, including commercial and industrial enterprises, data centers, remote communities, government agencies, and military installations interested in resilient, decentralized, and clean energy solutions. New Eagle plans to initiate dialogues with both traditional energy sector participants and emerging end users of nuclear energy, such as operators of artificial intelligence data centers and critical infrastructure, as its development progresses.

Growth Strategy

New Eagle intends to grow its business by leveraging its competitive advantages in cost, size, and scale. New Eagle has a number of avenues to achieve its growth objectives:

Acquisition of Additional Domestic Uranium Deposits.  New Eagle’s growth strategy includes the targeted acquisition of additional domestic uranium deposits to expand its resource base and strengthen supply security. Leveraging its operational expertise, industry relationships, and low-cost production platform, New Eagle will seek to identify and acquire high-quality deposits with favorable geology and development potential. This disciplined acquisition approach is designed to increase production capacity, enhance economies of scale, and position the Company to meet rising U.S. demand.

Additional Deposits on the Existing Aurora and Cordex Land Package.  New Eagle expects to expand its Aurora and Cordex resource base through the exploration and discovery of additional uranium deposits within the existing land package. With favorable geology, underexplored target areas, and proven exploration expertise, New Eagle is well-positioned to identify new high-grade resources near existing operations. New Eagle believes this approach has the ability to further reduce costs as it leverages its existing infrastructure and permits.

Explore for New Elements and Metals at the Existing Aurora and Cordex Zone.  New Eagle believes there is the ability to develop and recover additional valuable minerals, such as lithium known to be contained in the project’s lakebeds, from its existing land package. Leveraging advanced metallurgical testing and processing technologies, New Eagle aims to unlock by-product revenue streams that can enhance project economics and reduce overall production costs. This multi-commodity approach maximizes the value of the resource, diversifies revenue, and positions New Eagle to benefit from growing demand for both clean energy fuels and critical battery materials.

New Technology Advancements.  Using New Eagle’s innovative SMR platform and robust intellectual property, New Eagle believes it is well positioned to make technological advancements over time. Building on the proven sodium-cooled, fast-spectrum foundation of VSLLIM and SLIMM, future developments may include new patents on advanced heat exchangers, modular fuel designs, enhanced passive safety systems, and higher-efficiency energy conversion cycles. These advancements will seek to strengthen performance, extend operational life, and expand applications, ensuring New Eagle remains at the forefront of liquid metal-cooled SMR innovation.

Sales and Marketing Efforts

Given the early stages of its mining and SMR businesses, New Eagle’s sales and marketing efforts are focused on building industry relationships and raising awareness of its capabilities. The company’s management team regularly attends conferences and industry events relevant to both uranium mining and advanced nuclear technologies, and holds meetings with industry professionals, investment banks, technology partners, research institutions, and the owners of other assets and related technologies. For the SMR business, New Eagle intends to engage with potential strategic partners, government stakeholders, and early adopter customers in sectors such as defense, data infrastructure, and remote power generation. These efforts are designed to position New Eagle as a credible supplier of both uranium and next-generation nuclear power solutions, and to lay the groundwork for future commercial agreements as its projects mature.

Intellectual Property

New Eagle’s intellectual property portfolio is a critical asset underpinning both its uranium mining and SMR businesses. As of the date of this prospectus, New Eagle’s rights to the intellectual property associated with the Aurora Uranium Project, including acquired geological data, technical reports, and proprietary exploration methodologies, are contingent upon the successful exercise and closing of the Aurora Option Agreement. New Eagle does not currently own the Aurora Uranium Project or its related intellectual property, and its ability to acquire and utilize these assets is subject to the completion of the Transaction and satisfaction of all conditions precedent under the Aurora Option Agreement. If the Transaction does not close, New Eagle will not acquire any rights to the Aurora Uranium Project or its associated intellectual property.

With respect to its advanced nuclear technologies, New Eagle has secured, through an exclusive license agreement with UNMRI, the worldwide rights to a portfolio of patent applications and technologies covering the design, manufacture, and commercialization of SMRs and associated systems. This portfolio includes patent applications related to reactor core design, advanced heat exchangers, autonomous control systems, and other critical components necessary for the development and deployment of next-generation SMRs. Specifically, the SMR License Agreement includes one US utility patent application for the VSLLIM reactor and three provisional applications for processes underlying VSLLIM and SLIMM. The SLIMM technology itself is not the subject of any existing patent protection. The SMR License Agreement obligates New Eagle to maintain the financial and technical capability to diligently develop, manufacture, and commercialize the licensed technology, and to comply with ongoing reporting, royalty, and patent maintenance requirements. For additional information, see the sections entitled “Risk Factors — Risks Related to Our Business and Industry — Our licensed SMR technology is at an early stage, may never achieve commercial viability, and loss of the license would terminate the company’s ability to pursue this business,” “Risk Factors — Risks Related to Our Business and Industry — We depend entirely on a single license for its SMR technology platform,” and “Risk Factors — Risks Related to Our Intellectual Property — If we fail to develop, gain approval for, protect or enforce our intellectual property or proprietary rights, our business and operating results could be harmed.”

New Eagle is committed to protecting its intellectual property and all corresponding rights globally, including any future trademarks, service marks, trade dress, logos, trade names, domain names, goodwill, patents, copyrights, works of authorship (whether or not copyrightable), software, trade secrets, know-how, and proprietary and other confidential information, together with all applications, registrations, renewals, extensions, improvements, and counterparts. As its business grows, New Eagle expects to implement a comprehensive intellectual property protection program, which may include:

●	Filing applications for patents, trademarks, and copyrights in the United States and international jurisdictions to protect its proprietary technologies, brands, and innovations;
●	Establishing and enforcing contractual restrictions, such as confidentiality, non-disclosure, and invention assignment agreements with employees, consultants, and strategic partners;
●	Relying on applicable laws and regulations, as well as administrative procedures, to secure, police, and enforce its intellectual property rights;
●	Developing internal policies and procedures to safeguard trade secrets, proprietary data, and sensitive technical information;
●	Monitoring and, where necessary, taking action against potential infringement or misappropriation of our intellectual property by third parties.

In addition, the SMR License Agreement with UNMRI includes customary confidentiality, indemnification, and insurance provisions, and provides for certain rights retained by the University of New Mexico and the United States government, including research, educational, and “march-in” rights for federally funded inventions. New Eagle is required to comply with all diligence, reporting, and royalty obligations under the license to maintain its exclusive rights. As New Eagle continues to advance both its mining and SMR business lines, the protection, management, and strategic use of its intellectual property will be essential to its ability to innovate, compete, and create long-term value for its stakeholders. New Eagle expects to increase its focus and investment in intellectual property protection as its business and technology portfolio expand. However, New Eagle’s ability to acquire and utilize the intellectual property associated with the Aurora Uranium Project remains subject to the successful closing of the Aurora Option Agreement.

Government Regulations

New Eagle’s business operations are subject to an extensive and evolving array of government regulations at the federal, state, and international levels. These regulations govern virtually every aspect of the company’s activities, including the development, licensing, construction, operation, and commercialization of both its uranium mining projects and its SMR technology. The regulatory environment applicable to New Eagle is complex and highly specialized, reflecting the unique safety, environmental, and security considerations inherent in the nuclear energy and mining industries. Compliance with these regulatory requirements is fundamental to New Eagle’s ability to advance its projects, maintain its licenses and permits, and achieve its strategic objectives.

Uranium Mining Regulations

The Aurora Uranium Project is subject to extensive laws and regulations overseen and enforced by multiple federal, state, and local authorities. These laws govern exploration, construction, extraction, recovery, processing, exports, taxes, labor standards, occupational health and safety, waste disposal, environmental protection and remediation, the safeguarding of endangered and protected species, the handling of toxic and hazardous substances, and other matters. Activities involving uranium minerals, such as exploration, extraction, recovery, and processing, carry specific risks and potential liabilities related to perceived environmental impacts and waste disposal. Compliance with these laws and regulations may impose substantial costs on New Eagle and expose the company to significant potential liabilities. Any changes to the regulatory framework, or shifts in regulatory attitudes or interpretations, could require New Eagle to expend significant resources to address new rules or standards, which could have a material adverse effect on its business operations. Nonetheless, maintaining compliance with government regulations, including environmental requirements, is intrinsic to New Eagle’s daily operations at the Aurora Uranium Project and factors into all major capital expenditures, project assessments, and cost and earnings projections. New Eagle does not believe that these regulatory requirements place it at a competitive disadvantage relative to other uranium mining companies operating in the United States, as its competitors face similarly rigorous federal, state, and local regulations.

New Eagle’s operations at the Aurora Uranium Project in Malheur County, Oregon, are also subject to federal, state, and local environmental regulations governing exploration, development, and potential future extraction activities. These laws and permitting requirements address emissions, water quality, waste management, site reclamation, and worker safety, among other factors. Compliance with these regulations may increase operational costs, delay timelines, or impose restrictions on New Eagle’s activities. At the federal level, uranium recovery is regulated by the Nuclear Regulatory Commission, or NRC, under the Atomic Energy Act. However, Oregon is an NRC Agreement State, delegating primary regulatory authority to the Oregon Health Authority, or OHA, for licensing and oversight of radioactive materials, including uranium. This requires adherence to OHA-administered standards, which incorporate NRC rules, such as licensing for uranium recovery facilities, groundwater protection through permits like the Groundwater Discharge Permit, or GWDP, and air quality controls managed by the Oregon Department of Environmental Quality referred to as the DEQ.

As the project advances, New Eagle will engage with multiple agencies, including the BLM, for public land use compliance, the EPA for emissions standards, and the Mine Safety and Health Administration, or MSHA, for worker safety protocols. Oregon also mandates rigorous site reclamation plans under the Mineral Land Regulation and Reclamation, or MLRR, Program, enforced by the DOGAMI. This program requires financial assurances to ensure post-operational environmental restoration. To date, exploration activities on the property have complied with all applicable regulations without material deviations from industry cost norms. However, future phases, such as extraction or processing, would require additional permits (e.g., DEQ’s 700-PM Water Quality General Permit for mining discharges), heightened oversight, and potentially more stringent safeguards, introducing risks of delays or cost escalations. New Eagle intends to collaborate proactively with regulators, including OHA, DEQ, and DOGAMI, to align the project with evolving standards. While New Eagle does not believe that any material compliance issues have arisen thus far, the dynamic regulatory landscape in Oregon and at the federal level necessitates ongoing diligence to mitigate risks. Changes in policy (e.g., updates to Oregon’s radioactive materials licensing fees), permit approval timelines, or legal challenges could impact New Eagle’s plans. The project’s location in a jurisdiction without uranium mining moratoriums positions it favorably, but proactive engagement with stakeholders and regulators remains critical to advancing New Eagle’s mission of becoming a reliable domestic uranium supplier.

Nuclear Energy Technologies Regulation

The regulatory environment governing nuclear technologies is complex, highly specialized, and subject to significant oversight by multiple governmental authorities. Compliance with these regulations is critical to New Eagle’s operations and may materially impact the company’s ability to advance, commercialize, and derive economic benefit from its SMR technology. At the federal level, the principal regulatory authority overseeing the design, licensing, construction, and operation of nuclear reactors in the United States is the U.S. Nuclear Regulatory Commission, or the NRC. The NRC’s jurisdiction extends to all civilian nuclear facilities, including SMRs, and encompasses a broad range of requirements related to nuclear safety, security, environmental protection, and emergency preparedness. To progress from conceptual design to commercial deployment, New Eagle must obtain a series of NRC approvals, including but not limited to:

•

Design Certification:   Before a new reactor design can be constructed, it must undergo a rigorous design certification process. This process requires the submission of comprehensive technical documentation demonstrating that the reactor meets all applicable safety and performance standards. The NRC may require additional data, impose new review criteria, or convene contested hearings at any stage of the process.

•

Combined License:   For the construction and operation of a specific SMR facility, a combined license, or COL, must be obtained. The COL process involves detailed site-specific safety, security, and environmental reviews, as well as public participation and potential adjudicatory proceedings.

•

Ongoing Compliance:   Once licensed, SMR facilities are subject to continuous NRC oversight, including inspections, reporting obligations, and compliance with evolving regulatory requirements. The NRC retains the authority to modify, suspend, or revoke licenses in response to safety concerns or non-compliance.

In addition to NRC requirements, New Eagle’s SMR technology may be subject to oversight by other federal agencies, including the Department of Energy for matters involving nuclear research, development, and demonstration projects, and the Department of Transportation for the transport of nuclear materials. The U.S. Environmental Protection Agency may also impose requirements related to radiological emissions, waste management, and environmental impact assessments.

In addition to federal regulations, the states in which New Eagle’s SMRs or demonstration plants may operate in the future could exercise regulatory authority over certain aspects of nuclear facility siting, construction, and operation, particularly with respect to land use, environmental permitting, and public health and safety. While the NRC maintains exclusive jurisdiction over radiological safety, state agencies may impose additional requirements related to non-radiological environmental impacts, water use, air quality, and emergency response planning. The interplay between federal preemption and state authority can introduce additional complexity and potential for regulatory delay.

Furthermore, if New Eagle pursues commercialization of its SMR technology outside the United States, the company will be subject to the nuclear regulatory regimes of each host country. International deployment of nuclear technologies typically requires compliance with the International Atomic Energy Agency safety standards, as well as country-specific licensing, export control, and non-proliferation requirements. Many jurisdictions require local regulatory approvals analogous to the NRC’s design certification and operating license processes, which may involve additional technical, security, and environmental reviews. Furthermore, international treaties and agreements, such as the Treaty on the Non-Proliferation of Nuclear Weapons, may impose restrictions on the transfer of nuclear technology and materials.

New Eagle’s ability to successfully develop, commercialize, and deploy its SMR technology is highly dependent on its ongoing compliance with a complex and evolving regulatory framework at the federal, state, and international levels, as well as its adherence to the terms of its intellectual property license. Regulatory delays, changes in law or policy, or loss of license rights could materially and adversely affect New Eagle’s business, financial condition, and results of operations. The company intends to allocate significant resources to regulatory compliance and to engage proactively with relevant authorities to mitigate these risks and support the advancement of its SMR technology.

Non-Mining Properties

New Eagle primarily operates out of a shared office space in Vancouver, British Columbia, where most of its management is currently based. The company also maintains a Reno, Nevada office to provide a workspace for management during visits to asset sites. However, office space is not critical to New Eagle’s operations since the company’s management team can work from anywhere.

Human Capital

As of the date of this prospectus, New Eagle’s personnel consists of its Chief Executive Officer, Chief Financial Officer, Vice President of Development and seven non-executive officers, all of whom are engaged as independent contractors. As New Eagle executes on its growth strategy, in particular with respect to developing its SMR program, the company will seek to attract, retain and develop top quality talent with relevant nuclear industry education and expertise as new employees.

Indebtedness

New Eagle does not have any indebtedness.

Legal Proceedings

New Eagle may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. New Eagle is currently not aware of any such legal proceedings or claims that it believe will have a material adverse effect on its business, financial condition, or operating results.

Seasonality

Seasonal fluctuations, such as extreme weather conditions, can disrupt New Eagle’s mining development operations, leading to operational delays, increased costs, and reduced productivity. These disruptions may hinder New Eagle’s ability to meet development targets and achieve the company’s strategic growth objectives. Additionally, once mining operations have begun, seasonal variations in demand within the nuclear energy sector could affect New Eagle’s sales and profitability. Seasonality does not materially affect New Eagle’s SMR technology business.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following table sets forth the names, ages and positions of the directors and executive officers of New Eagle.

Name	Age	Position
Mark Mukhija	39	Chief Executive Officer and Director
Ajaypreet Toor	31	Chief Financial Officer
Robert Kaplan	52	Director
Michael Kobler	67	Director
Brian Goldmeier	42	Director
Jeffrey Lipton	68	Director

Background of Directors and Executive Officers

Executive Officers

Mark Mukhija, P.Eng., has served as our Chief Executive Officer and a director New Eagle since the Business Combination, and previously served as Chief Executive Officer and a member of our board of directors of Eagle Energy since December 2023. Mr. Mukhija has also served as the Global Head of Business Development for Plotlogic, a mining technology company which utilizes artificial intelligence technology aimed at sustainably increasing mineral production and reducing waste from June 2023 to August 2024. Mr. Mukhija was the General Manager Australia (January 2020 to May 2023) and Regional Manager (September 2018 to January 2020) for Motion Metrics Pty Australia Ltd., an industrial artificial intelligence and machine learning company catering to the mining industry with a specific focus on safety and productivity. Mr. Mukhija was responsible for the P&L, business development, project management, and logistics of the Motion Metrics (Australia) operations. From 2014 to 2015, Mr. Mukhija began at TransAlta as the Engineering Team Leader at the Sunhills Mine with 14 direct reports and then moved into a capital planning supervisory role where he was responsible for a $60 million annual sustaining capital budget for the operation. From 2008 to 2013, Mr. Mukhija was responsible for life of mine planning and asset value optimization at BHP. Mr. Mukhija also previously worked at global mining companies such as Barrick (2007) and Teck Resources (2006). He currently serves on the board of the following public companies: Tactical Resources Corp. (CSE:RARE) (OTC:USREF) and POWR Lithium Corp. (CSE: POWR) (OTC:CSKYF). Mr. Mukhija is a Professional Engineer and graduate from the University of British Columbia with a Bachelor of Applied Science in Mining Engineering (2003) and has passed Level I of the CFA Program. We believe that Mr. Mukhija, given his extensive experience in the global mining and energy sectors, and his senior leadership roles overseeing operations, capital planning, and business development, is qualified to serve as a member of our Board.

Ajaypreet Toor, CPA, has served as Chief Financial Officer of New Eagle since the Business Combination, and previously served as Chief Financial Officer of Eagle Energy since October 2025. Mr. Toor is a Chartered Professional Accountant (CPA) with over nine years of experience in corporate finance, financial reporting, and public company compliance within the mining and technology sectors. He has served as Director, Chief Financial Officer, and Corporate Secretary of NextGen Digital Platforms Inc. (CSE: NXT; OTCQB: NXTDF) since December 2024; he resigned his positions in December 2025. Mr. Toor also served as Chief Financial Officer and Corporate Secretary of American Tungsten Corp. (CSE: TUNG; OTCQB: TUNGF) beginning in September 2024 and as a Director beginning in November 2024; he resigned as Chief Financial Officer in July 2025 and as Director and Corporate Secretary in October 2025. In addition, from February 2023 to January 2025, he served as Chief Financial Officer and Corporate Secretary of Rush Gold Corp., at the time a private junior mining exploration company, where he assisted with financial reporting, audit coordination, and regulatory filings. Mr. Toor previously held accounting roles with Windset Farms from January 2024 to June 2025 and with BroadbandTV Corp. (rebranded as RHEI, formerly TSX: BBTV) from March 2022 to December 2023. Earlier in his career, from September 2017 to December 2020, he was a Corporate Finance Analyst at Baron Global Financial Canada Ltd., providing financial reporting and advisory services to public issuers completing listings and financings, and from 2016 to 2017 articled with MNP LLP, where he gained audit and tax experience. Mr. Toor obtained a Bachelor of Business Administration in Accounting from Simon Fraser University’s Beedie School of Business in 2017 and successfully completed the Common Final Examination (CFE) in 2019, required for the CPA designation in Canada.

Non-executive Directors

Michael Kobler has served as an independent director of New Eagle since the Business Combination. Mr. Kobler currently serves as Chief Executive Officer of Mogul Mountain Ventures Corp., a privately held exploration and development company focused on gold, silver, lithium, and rare earth elements in the San Antonio Mountains of Nevada, a role he has held since August 2023. He is also the Founder and Chief Executive Officer of Global Subsurface Strategies, a consulting firm specializing in energy metals exploration and development, where he has served since April 2016. In addition, Mr. Kobler is the Founder and Chief Executive Officer of Canamera Inc., an early-stage resource development company with exploration projects in Uruguay, Paraguay, and Brazil, a role he has held since March 2022. Mr. Kobler has served as a member of the board directors of United Lithium Corp. (CSE: ULTH), a publicly traded lithium exploration company, since May 2023. From March 2016 to March 2022, Mr. Kobler served as Co-Founder and Chief Executive Officer of American Lithium Corp. (TSXV: LI), where he led the discovery and early development of the TLC Lithium Project in Nevada — one of the largest known lithium deposits in North America. Under his leadership, American Lithium grew from inception to a peak market capitalization of approximately CAD $1.2 billion. Earlier in his career, Mr. Kobler co-founded and served as Chief Executive Officer of Osum Oil Sands Corp. from 2004 to 2007, helping grow the company’s valuation to over CAD $2 billion. He has also held senior leadership roles at Underground Energy, Inc. and Underground Construction Managers, oil and gas exploration and development firms. From 2013 to 2016, he worked as a Resident Engineer at McMillen Jacobs Associates, where he contributed to large-scale tunneling and infrastructure projects. Mr. Kobler holds a Bachelor of Science in Mining Engineering from Montana Technological University. He is also the named inventor on multiple U.S. patents related to mining and hydrocarbon extraction methods. We believe Mr. Kobler’s extensive experience in mineral exploration, project development, and capital markets make him well qualified to serve on New Eagle’s board of directors.

Brian Goldmeier has served as an independent director of New Eagle since the Business Combination. Mr. Goldmeier is the founder and president of BYG Strategies, Inc., a strategic advisory and political consultancy firm headquartered in Miami, Florida, which he founded in November 2010. Through his firm, Mr. Goldmeier advises public and private sector clients across the United States on market entry, expansion strategies, capital development, and stakeholder engagement. He has extensive experience supporting early-stage companies, including those in the technology, cryptocurrency, and financial services sectors, and has worked closely with C-suite executives and corporate boards to advance growth strategies and public-private initiatives. Mr. Goldmeier has served as a senior advisor and principal fundraiser to numerous political campaigns, issue-based initiatives, and nonprofit organizations. Over the course of his career, he has led efforts that have raised more than $300 million for political and policy campaigns and has supported capital raises and business development projects valued at over $500 million. His experience includes structuring and advising on complex multi-stakeholder initiatives, public-private partnerships, and major investment and infrastructure projects. Mr. Goldmeier is also engaged in civic and professional training, offering strategic networking and fundraising guidance to elected officials, trade associations, and business coalitions. He is widely regarded for his ability to navigate government relations, investment strategy, and corporate positioning at both the local and national level holds a Master of Business Administration and a Bachelor of Science in Sports Management, both from Endicott College. We believe Mr. Goldmeier’s extensive experience in strategic advisory, capital development, and public-private initiatives makes him well qualified to serve on New Eagle’s board of directors.

Jeffrey Lipton has served as an independent director of New Eagle since the Business Combination. Mr. Lipton has served as Chief Legal Officer of Abaxx Technologies Inc. since 2018. From 2014 to 2018, he was President of Fordham Hillsworth Financial Services Inc., a financial services firm. Mr. Lipton is both a lawyer and a financial analyst with experience in various areas of investment management. He holds a Bachelor of Arts from the University of Western Ontario (1979), a Master of Business Administration (1981), and a Bachelor of Laws (1984) from the University of Windsor. He was admitted to the Law Society of Upper Canada in 1986 and as a Solicitor of the Supreme Court of England and Wales in 2007. Mr. Lipton has held the Chartered Financial Analyst designation since 1987. We believe Mr. Lipton’s extensive legal and financial experience, including his background in investment management and corporate governance, make him well qualified to serve on New Eagle’s board of directors.

Robert Kaplan has served as a director of New Eagle since the Business Combination, and previously served as Chief Financial Officer and Vice President of Business Development of SVII. Mr. Kaplan served as the Vice President of Business Development of Spring Valley I from its inception in November 2020 until the closing of the NuScale Merger in May 2022. Mr. Kaplan has also served as the Chief Operating Officer and Head of Business Development of Spring Valley III since June 2025. Mr. Kaplan has over 20 years of investment banking experience in the Sustainability industry. Mr. Kaplan has been involved in over 60 transactions totaling approximately $6 billion in transaction value, with notable deals including First Solar, Plug Power, FuelCell Energy, Renewable Energy Group and SunPower Corporation. Mr. Kaplan was most recently Managing Director of Clean Technologies/Renewables at Stifel Financial Corp. (“Stifel”). In this role, Mr. Kaplan was responsible for the firm’s capital markets and advisory services in various sustainability subsectors, including clean energy, biofuels, energy storage, energy efficiency, mobility and environmental technologies. He joined Stifel in 2010 in connection with Stifel’s acquisition of Thomas Weisel Partners Group, Inc. (“TWP”) in 2010. Mr. Kaplan joined TWP in 2007 as a Vice President in the Technology investment banking group with a focus on sustainable technologies. Prior to joining TWP, Mr. Kaplan started his investment banking career at First Albany where he was a founding member of one of the first Sustainability-focused banking franchises on Wall Street. During his tenure at First Albany, he completed many of the industry’s first public offerings in various sustainability subsectors, such as solar, alternative fuels, mobility, fuel cells and the smart grid. Mr. Kaplan received a B.S. in Finance from Lehigh University and an M.B.A. from the NYU Stern School of Business. We believe Mr. Kaplan is qualified to serve on our Board due to his extensive experience in investment banking and capital markets within the sustainability and clean energy sectors.

Family Relationships

There are no other family relationships among any of our directors or executive officers.

Board Composition

Our business and affairs are organized under the direction of our Board. The Board consists of five members upon consummation of the Business Combination. The primary responsibilities of the Board is to provide oversight, strategic guidance, counseling, and direction to our management. The Board will meet on a regular basis and additionally as required.

In accordance with our Charter, our Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The directors are assigned to the following classes:

●Class I consists of Mr. Kaplan and Mr. Goldmeier, whose terms will expire at our 2026 annual meeting of shareholders;
●Class II consists of Mr. Lipton, whose term will expire at our 2027 annual meeting of shareholders; and
●Class III consists of Mr. Kobler and Mr. Mukhija, whose terms will expire at our 2028 annual meeting of shareholders.

At each annual meeting of shareholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of our Board may have the effect of delaying or preventing changes in our control or management.

Director Independence

As a result of our Common Stock being listed on the Nasdaq, we adhere to the listing rules of the Nasdaq in affirmatively determining whether a director is independent. Our Board has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has affirmatively determined that Messrs. Kobler, Goldmeier and Lipton are “independent directors” as defined in Nasdaq’s listing standards and applicable SEC rules. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, the compensation committee, and the nominating and corporate governance committee, as discussed below.

Board Oversight of Risk

One of the key functions of our Board will be informed oversight of its risk management process. The Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, our Board will be responsible for monitoring and assessing strategic risk exposure and our audit committee will have the responsibility to consider and discuss the combined company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Our compensation committee will also assess and monitor whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Our Chief Executive Officer and other executive officers will regularly report to the non-executive directors and the audit committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the Board will provide appropriate risk oversight of our activities.

Board Committees

In connection with the Closing of the Business Combination, our Board established an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board adopted a written charter for each of these committees, which complies with the applicable requirements of current Nasdaq Listing Rules. Copies of the charters for each committee are available on the investor relations portion of our website. The composition and function of each committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations.

Audit Committee

Upon the completion of the Business Combination, our audit committee consists of Messrs. Jeffrey Lipton (chair), Brian Goldmeier and Michael Kobler. Each member of the audit committee is financially literate, qualifies as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act.

The primary purpose of the audit committee is to discharge the responsibilities of the Board with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

●	assisting the Board in the oversight of (i) accounting and financial reporting processes of New Eagle and the audits of the financial statements of New Eagle, (ii) preparation and integrity of the financial statements of New Eagle, (iii) compliance by New Eagle with financial statement and regulatory requirements, (iv) performance of New Eagle’s internal finance and accounting personnel and its independent registered public accounting firms, and (v) qualifications and independence of New Eagle’s independent registered public accounting firms;
●	reviewing with each of the internal and independent registered public accounting firms the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;
●	reviewing and discussing with management and internal auditors New Eagle’s system of internal control and discussing with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;
●	reviewing and discussing with management, internal auditors and independent registered public accounting firm New Eagle’s financial and critical accounting practices, and policies relating to risk assessment and management;
●	receiving and reviewing reports of the independent registered public accounting firm discussing (i) all critical accounting matters in the firm’s audit of New Eagle’s financial statements, (ii) all alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;
●	reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of New Eagle prior to the filing of New Eagle’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q;
●	reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

●	discussing with management and the independent registered public accounting firm any changes in New Eagle’s critical accounting principles and the effects of alternative U.S. GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;
●	reviewing material pending legal proceedings involving New Eagle and other contingent liabilities;
●	meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;
●	reviewing and approving all transactions between New Eagle and related parties or affiliates of the officers of New Eagle requiring disclosure under Item 404 of Regulation S-K prior to New Eagle entering into such transactions, in accordance with New Eagle’s Related‑Party Transaction Policy, as amended from time to time;
●	establishing procedures for the receipt, retention and treatment of complaints received by New Eagle regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters, in accordance with New Eagle’s Whistleblower Policy, as amended from time to time;
●	reviewing periodically with New Eagle’s management, the independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding New Eagle’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and
●	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.

Audit Committee Financial Expert

Our Board has determined that Mr. Lipton qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq. In making this determination, our Board considered Mr. Lipton’s formal education, training, and previous experience in financial roles.

Compensation Committee

Upon the completion of the Business Combination, our compensation committee consists of Messrs. Jeffrey Lipton (chair), Brian Goldmeier and Michael Kobler. Our Board has determined that each of the members is an “independent director” as defined by the Nasdaq Listing Rules applicable to members of a compensation committee. The Board has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfy the independence requirements of the Nasdaq. The compensation committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.

Specific responsibilities of our compensation committee include:

●	reviewing the performance of the Chief Executive Officer and executive management;
●	assisting the Board in developing and evaluating potential candidates for executive positions (including Chief Executive Officer);
●	reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluating the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and setting Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and New Eagle’s philosophy;
●	approving the salaries, bonuses and other compensation for all executive officers;

●	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;
●	reviewing and discussing with the Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;
●	reviewing and making recommendations concerning executive compensation policies and plans;
●	reviewing and recommending to the Board the adoption of or changes to the compensation of New Eagle’s directors;
●	reviewing and approving the awards made under any executive officer bonus plan, and providing an appropriate report to the Board;
●	reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Board, acting as the administrator for equity-based and employee benefit plans;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for New Eagle’s executive officers and employees;
●	reviewing periodic reports from management on matters relating to New Eagle’s personnel appointments and practices;
●	assisting management in complying with New Eagle’s proxy statement and annual report disclosure requirements;
●	issuing an annual Report of the Compensation Committee on Executive Compensation for New Eagle’s annual proxy statement in compliance with applicable SEC rules and regulations;
●	annually evaluating the committee’s performance and the committee’s charter and recommending to the Board any proposed changes to the charter or the committee; and
●	undertaking all further actions and discharging all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, our nominating and corporate governance committee consisting of Messrs. Jeffrey Lipton (chair), Brian Goldmeier and Michael Kobler. Our Board has determined that each of the members is an “independent director” as defined by the Nasdaq Listing Rules.

Specific responsibilities of our nominating and corporate governance committee include:

●	developing and recommending the qualifications, qualities, skills, and other expertise required to be a director, and developing and recommending to the Board for its approval criteria to be considered in selecting nominees for director (the “Director Criteria”);
●	identifying, considering, recruiting and recommending individuals qualified to become members of the Board, consistent with the Director Criteria; reviewing any director candidates recommended by New Eagle’s stockholders pursuant to the procedures set forth in New Eagle’s corporate governance guidelines and described in New Eagle’s proxy statement;
●	conducting appropriate and necessary inquiries into the backgrounds and qualifications of director candidates;
●	making recommendations to the Board regarding the selection and approval of nominees for director for approval by the Board and election to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board;

●	identifying and making recommendations to the Board regarding the selection and approval of candidates to fill any vacancy on the Board and/or any Board committee;
●	developing and recommending to the Board for approval standards for determining whether a director has a relationship with New Eagle that would impair independence, and annually reviewing the independence of the members of the Board and its various committees and making recommendations to the Board as to determinations of director independence;
●	developing and recommending to the Board a set of corporate governance guidelines applicable to New Eagle, reviewing these guidelines at least once a year, and recommending any changes to the Board;
●	overseeing New Eagle’s corporate governance practices and procedures, including identifying best practices and reviewing and recommending to the Board for approval any changes to the documents, policies and procedures in New Eagle’s corporate governance framework, including its articles of incorporation and bylaws;
●	reviewing and discussing with management disclosure of New Eagle’s corporate governance practices, including information regarding the operations of the committee and other Board committees, director independence and the director nominations process, and recommending that such disclosure be included in New Eagle’s annual report on Form 10‑K or proxy statement, as applicable;
●	developing, subject to approval by the Board, a process for an annual evaluation of the Board and its committees, and overseeing the conduct of such annual evaluation;
●	reviewing the Board’s committee structure and composition and making recommendations to the Board regarding the appointment of directors to serve as members of each committee and as committee chairpersons annually;
●	developing and overseeing a Company orientation program for new directors and a continuing education program for current directors, and periodically reviewing and updating such programs as necessary;
●	annually reviewing the committee’s performance and the Charter and recommending to the Board any proposed changes to the Charter or the committee;
●	periodically reviewing New Eagle’s Code of Ethics (the “Code”) and recommending any changes to the Board for approval; and
●	reviewing any director resignation letter tendered in accordance with New Eagle’s director resignation policy, and evaluating and recommending to the Board whether such resignation should be accepted.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees (collectively, the “Covered Persons” and each a “Covered Person”). The full text of the Code is available on the Investor Relations section of our website. We will provide a copy of the Code to any person without charge, upon request. Such requests should be made in writing to the following address: 5470 Kietzke Lane, Suite 300, Reno, Nevada 89511. We also intend to disclose future amendments to, or waivers of, its code of ethics, as and to the extent required by SEC regulations, on our website at https://eaglenuclear.com.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee was at any time one of New Eagle’s officers or employees. None of New Eagle’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of our Board or compensation committee.

Shareholder and Interested Party Communications

Stockholders and interested parties may communicate with our Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson at the following address: 5470 Kietzke Lane, Suite 300, Reno, Nevada 89511. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

Limitations of Liability and Indemnification of Directors and Officers

Discretionary indemnification of officers and directors is covered by Section 78.7502 of the NRS. Section 78.7502(1) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud, or a knowing violation of law; or (ii) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS Section 78.7502(2) further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.751 provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of NRS Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

We have purchased and intend to maintain director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to the combined company, including matters arising under the Securities Act.

Our Charter provides that subject to any provisions in the Bylaws related to indemnification of directors or officers of New Eagle, New Eagle shall indemnify, to the fullest extent permitted by applicable law (including, without limitation, NRS 78.7502 and 78.751), any director or officer of New Eagle who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of New Eagle or is or was serving at the request of New Eagle as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Registrant.

Our Charter provides that New Eagle shall have the power to indemnify, to the extent permitted by the NRS, as it presently exists or may be amended from time to time, any employee or agent of New Eagle who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of New Eagle or is or was serving at the request of New Eagle as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding.

Our Bylaws provide that each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of New Eagle or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of New Eagle or while a director or an officer of New Eagle is or was serving at the request of New Eagle as a director, officer, manager, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by New Eagle to the fullest extent authorized by the NRS, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement by or on behalf of the indemnitee) actually and reasonably incurred by such indemnitee in connection therewith, all on the terms and conditions set forth in the New Eagle Bylaws; provided, however, that, except as otherwise required by law or provided in the New Eagle Bylaws with respect to suits to enforce such rights, New Eagle shall indemnify any such indemnitee in connection with a proceeding, or part thereof, voluntarily initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by: (i) such indemnitee; or (ii) New Eagle in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized or ratified by New Eagle’s board of directors (the “Board of Directors”) or the Board of Directors otherwise determines that indemnification or advancement of expenses is appropriate.

In addition to the right to indemnification conferred in the Bylaws, an indemnitee shall, to the fullest extent permitted by law, also have the right to be paid by New Eagle the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses shall be made only upon delivery to New Eagle of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses.

The rights to indemnification and to the advancement of expenses conferred in the Bylaws is not exclusive of any other right that any person may have or acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of the Charter, Bylaws, or otherwise. New Eagle intends to enter into indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Nevada law.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the combined company, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Unless the context requires otherwise, references to “Eagle,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Eagle prior to the Business Combination and the business and operations of New Eagle as directly or indirectly affected by Eagle by virtue of New Eagle’s ownership of the business of Eagle following the Business Combination.

This section discusses the material components of the executive compensation program for (i) the individual who served as Eagle’s principal executive officer during fiscal year 2025; (ii) Eagle’s next two most highly compensated executive officers who were serving as executive officers as of November 30, 2025; and (iii) one of Eagle’s former executive officers who was not serving as an executive officer at the end of fiscal year 2025. We refer to these individuals in this section as Eagle’s “named executive officers.”

This discussion may contain forward-looking statements that are based on New Eagle’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Eagle or New Eagle adopts following the Business Combination may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, New Eagle is not required to include a Compensation Discussion and Analysis section and has elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

For the fiscal year ended November 30, 2025, Eagle’s “named executive officers” and their positions were as follows:

●	Mark Mukhija, Chief Executive Officer;
●	Ajay Toor, Chief Financial Officer;
●	Kuljit Basi, Vice President of Project Development; and
●	Yana Popova, Eagle’s former Chief Financial Officer

2025 Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by and paid to Eagle’s named executive officers, “NEOs”, for the fiscal year ended November 30, 2025.

				Equity	All Other
		Salary		Awards	Compensation	Total
Name and Principal Position	Year	($)		($)(1)	($)	($)
Mark Mukhija,	2025	180,000		Nil	Nil	180,000
Chief Executive Officer	2024	97,500		Nil	Nil	97,500
Ajay Toor,	2025	16,645		Nil	Nil	16,645
Chief Financial Officer(2)(3)
Kuljit Basi,	2025	180,000		Nil	Nil	180,000
Vice President of Project Development	2024	75,000		Nil	Nil	75,000
Yana Popova,	2025	157,500		Nil	Nil	157,500
Chief Financial Officer(4)	2024	75,000	(5)	Nil	Nil	75,000
(1)	Award amounts reflect the aggregate grant date fair value with respect to awards granted, as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the aggregate grant date fair value of option awards are set forth in the notes to Eagle’s financial statements included elsewhere in this prospectus. These amounts do not reflect actual compensation earned or to be earned by Eagle’s NEOs.
(2)	The Board of Directors of Eagle appointed Ajay Toor as the new Chief Financial Officer on October 15, 2025.
(3)	Executive compensation information for the fiscal year ended November 30, 2024 is not provided, as the individual was not NEO for that period.
(4)	The Board of Directors of Eagle formally appointed Yana Popova, principal of Eagle’s financial consultant, as the Chief Financial Officer of Eagle on October 17, 2024. On October 15, 2025, Yana Popova resigned as the Chief Financial Officer of the Company.

(5)	$30,000 as CFO fees and $45,000 for accounting services.

Narrative Disclosure to the 2025 Summary Compensation Table

The compensation of Eagle’s NEOs generally consists of base salary, annual cash bonus opportunities, long term incentive compensation in the form of phantom equity awards, and other benefits, as described below.

Base Salary

The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, responsibilities and contributions. Each NEO’s initial base compensation was specified in their consulting agreement as described below.

Executive Compensation Arrangements

Mark Mukhija

On January 1, 2024, Eagle entered into a consulting agreement with Mark Mukhija, its Chief Executive Officer. Under the agreement, Mr. Mukhija receives a monthly fee in exchange for his provision of Chief Executive Officer services to Eagle. The consulting fee paid to Mr. Mukhija escalates quarterly beginning on its effective date: $3,750 per month for the first three months, $7,500 per month for the fourth through sixth months, $11,250 per month for the seventh through ninth months, and $15,000 per month beginning in month ten. Further, if Eagle completes an initial public offering or lists its shares on a U.S. national securities exchange, Mr. Mukhija will receive a one-time $25,000 cash payment at the time of listing, subject to acceleration by Eagle’s board of directors. He is also eligible to participate in Eagle’s future equity incentive plan, with an initial grant of 1,000,000 stock options at a board-determined exercise price. Eagle anticipates that Mr. Mukhija will also receive the right to 43,873 Earnout Shares as his pro rata share of Eagle equity on a fully-diluted basis, giving effect to the issuance of such stock options. Eagle will also reimburse Mr. Mukhija for pre-approved business expenses, provided they are documented in accordance with Eagle’s company policy. Mr. Mukhija receives no additional compensation for serving on Eagle’s Board of Directors. The agreement may be terminated immediately for cause, by either party with 30 days’ written notice, or automatically upon bankruptcy, dissolution, or Mr. Mukhija’s death. The consulting agreement includes standard confidentiality, invention assignment, and indemnification provisions.

Ajay Toor

On October 15, 2025, Eagle entered into a consulting agreement (the “Toor Consulting Agreement”) with 1268966 B.C. Ltd., a British Columbia corporation (the “Consultant”), owed by Ajay Toor. Pursuant to that agreement, Eagle pays the Consultant a fee of $10,750 per month to compensate it for the provision of Mr. Toor’s Chief Financial Officer services to Eagle. Further, Eagle agreed to reimburse Mr. Toor for pre-approved business expenses, provided they are documented in accordance with its company policy. The agreement continues month-to-month until terminated. The Company may terminate the agreement for cause immediately or without cause on 90 days’ notice (or payment in lieu of notice). The Consultant may terminate the agreement on 30 days’ notice. The agreement also terminates automatically upon bankruptcy, dissolution, or upon Mr. Toor’s death. The agreement includes standard confidentiality, invention assignment, and indemnification provisions. In addition, that agreement provides that upon Closing, Eagle will use its commercially reasonable efforts to cause New Eagle to issue the Consultant 90,000 stock options to purchase Common Stock at a price equal to the deemed price of the Common Stock being issued to the Eagle stockholders in connection with the Transaction, such stock options to be issued under the New Eagle Equity Plan.

Kuljit Basi

On April 1, 2024, Eagle entered into a consulting agreement with SVK Metrix Inc., a British Columbia corporation owned by Kuljit Basi. Pursuant to that agreement, Eagle pays SVK Metrix Inc. a consulting fee of $7,500 per month for the first 6 months and $15,000 per month thereafter to compensate it for the provision of Mr. Basi’s Vice President — Project Development services to Eagle. Further, Eagle agreed to reimburse Mr. Basi for pre-approved business expenses, provided they are documented in accordance with its company policy. Mr. Basi receives no additional compensation for serving on the Board of Directors. Eagle’s agreement with SVK Metrix Inc. may be terminated immediately for cause, by either party with 30 days’ written notice, or automatically upon bankruptcy, dissolution, or upon Mr. Basi’s death. The consulting agreement includes standard confidentiality, invention assignment, and indemnification provisions.

Yana Popova

On November 1, 2024, Eagle entered into a consulting agreement with 727 Consulting Ltd, a British Columbia corporation owned by Yana Popova. Pursuant to that agreement, Eagle pays 727 Consulting Ltd. a fee of $15,000 per month to compensate it for the provision of Ms. Popova’s Chief Financial Officer services to Eagle. Further, Eagle agreed to reimburse Ms. Popova for pre-approved business expenses, provided they are documented in accordance with its company policy. Eagle’s agreement with 727 Consulting Ltd. may be terminated immediately for cause, by either party with 30 days’ written notice, or automatically upon bankruptcy, dissolution, or upon Ms. Popova’s death. The consulting agreement includes standard confidentiality, invention assignment, and indemnification provisions.

Executive Employment Arrangements Following the Transaction

Following the Closing, Mark Mukhija and Ajaypreet Toor (each an “Executive”) are expected to enter into executive employment agreements (the “Executive Employment Agreements”) with New Eagle to serve as Chief Executive Officer and Chief Financial Officer, respectively, subject to Board approval. If approved by the Board, each agreement would provide for at-will employment commencing on the effective date and continuing until terminated in accordance with its terms (the “Term”). Subject to Board approval, Mr. Mukhija and Mr. Toor would initially receive annualized base salaries of $350,000 and $180,000, respectively, payable in accordance with New Eagle’s regular payroll practices (each, a “Base Salary”), and would be eligible for a discretionary annual performance bonus determined by the New Eagle Board based on corporate and individual performance. The Executives are also expected to be eligible to participate in New Eagle’s equity incentive plans, including the New Eagle Equity Plan, subject to the terms of those plans and applicable award agreements. In addition, each Executive is expected to be entitled to participate in New Eagle’s employee benefit plans and programs available to executives, reimbursement of reasonable business expenses, and vacation in accordance with New Eagle’s policies.

The Executive Employment Agreements are expected to provide that employment may be terminated at any time (a) by New Eagle with or without Cause, (b) by New Eagle in the event that the Executive has incurred a Disability, (c) by the Executive with Good Reason (each as defined in the Executive Employment Agreements), (d) by the Executive without Good Reason, or (e) due to the Executive’s death.

If approved, the Executive Employment Agreements would further provide that, upon a termination of employment by New Eagle for Cause, by the Executive without Good Reason, or due to Disability or the Executive’s death (in any case, the date that the Executive’s employment by New Eagle terminates is referred to as the “Severance Date”), New Eagle would have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from New Eagle, any payments or benefits other than payment, within 30 days after the Severance Date, of (i) any Base Salary that has accrued but has not been paid (including accrued and unpaid vacation time) on or before the Severance Date; (ii) in the case of death or Disability, any bonus payment as provided pursuant to the Executive Employment Agreements, and (iii) any reimbursement due to the Executive for expenses incurred by the Executive on or before the Severance Date.

If approved, the Executive Employment Agreements would also provide that, upon a termination by New Eagle without Cause or by the Executive for Good Reason, the Executive would be entitled to receive the (i) severance equal to six months of Base Salary (the “Severance Period”), payable in installments, (ii) any earned but unpaid bonus for prior years, plus an amount equal to the average of the three most recent annual bonuses earned by the Executive prior to the Severance Date, and (iii) COBRA premium reimbursement for the Severance Period, subject to eligibility and timely election.

If approved, the Executive Employment Agreements would further provide that, if during the Term, the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, in either case within one year after a Change in Control (as defined in the Executive Employment Agreements) shall have occurred, all of the Executive’s then-unvested time-based equity awards would automatically vest in full as of the date of such termination of employment, without the need for any further action by the Company, the Board, or any committee thereof.

It is expected that the  Executive  Employment Agreements would also include standard confidentiality, non-competition (12 months post-termination), non-solicitation, and non-disparagement provisions.

The foregoing description does not purport to be complete and is qualified in its entirely by the full text of the Form of Executive Employment Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Ajaypreet Toor

Pursuant to the terms of the Toor Consulting Agreement, subject to Board approval, New Eagle is expected to issue 90,000 stock options to purchase Common Stock at a price equal to the fair market value of the Common Stock on the date of grant, such stock options to be issued under the New Eagle Equity Plan. Subject to Board approval, Mr. Toor also is also expected to receive an additional equity award of 10,000 RSUs, which will vest in quarterly installments over two years. No such equity awards will be issued unless and until approved by the Board.

Mark Mukhija

In addition to the employment terms described above, subject to Board approval, Mr. Mukhija would be entitled to receive a $50,000 cash bonus payable upon the commencement of Eagle’s 2026 technical work program at the Aurora Uranium Project. Subject to the approval of the Board, Mr. Mukhija would also receive (i) a grant of 183,333 RSUs, and (ii) additional equity awards consisting of a mix of stock options and RSUs totaling 1,000,000 shares, with exact allocations to be determined by the Board, each issuable under the New Eagle Equity Plan. If approved, the stock options would vest immediately and the RSUs would vest in quarterly installments over two years. New Eagle anticipates that Mr. Mukhija will also receive the right to 43,873 Earnout Shares as his pro rata share of Eagle equity on a fully-diluted basis, giving effect to the issuance of such stock options and RSUs in clause (ii), above.

Outstanding Equity Awards as of the Year Ended November 30, 2025

The following table summarizes the number of units underlying outstanding equity incentive plan awards for each NEO as of November 30, 2025.

	Option Awards					Stock Awards
Equity
incentive
								Equity	plan
			Equity					incentive	awards:
			incentive					plan	Market or
			plan					awards:	payout
			awards:				Market	Number of	value of
	Number of	Number of	Number of			Number	value of	unearned	unearned
	securities	securities	securities			of shares	shares of	shares,	shares,
	underlying	underlying	underlying			or units of	units of	units or	units or
	unexercised	unexercised	unexercised	Option		stock that	stock that	other rights	other rights
	options	options	unearned	exercise	Option	have not	have not	that have	that have
	exercisable	unexercisable	options	price	expiration	vested	vested	not vested	not vested
Name	(#)	(#)	(#)	($)	date	(#)	($)	(#)	($)
Mark Mukhija	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Ajay Toor	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Kuljit Basi	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Yana Popova	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

New Eagle Equity Plan

Prior to the Closing, New Eagle intends to adopt the New Eagle Equity Plan, subject to shareholder approval at the special meeting. For more information on the New Eagle Equity Plan see the section entitled “Proposal No. 3 — The Equity Plan Proposal.”

Non-Employee Director Compensation

Eagle had no non-employee directors for the year ended November 30, 2025, and therefore did not pay any compensation to non-employee directors for their services as a directors for the year ended November 30, 2025.

Summary of the New Eagle Equity Plan

The following is a brief summary of the New Eagle Equity Plan.

Types of Awards; Shares Available for Awards; Share Counting Rules

The New Eagle Equity Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock, RSUs and other stock-based awards, as described below (collectively, “awards”).

Subject to adjustment in the event of stock splits, stock dividends and other similar events, awards may be made under the New Eagle Equity Plan for up to 4,437,008 shares of Common Stock, which is equal to the sum of 15% of the outstanding shares of all classes of Common Stock as determined immediately after the Closing of the Business Combination, subject to an annual increase, to be added on the first day of each fiscal year, commencing on January 1, 2027 and continuing until, and including, January 1, 2035, equal to the lesser of (i) 5% of the outstanding shares of all classes of Common Stock on such date or (ii) such lesser number of shares of Common Stock as determined by the Board (the “Share Reserve”).

In addition to the Share Reserve, awards may be made for up to an additional 1,500,000 shares of Common Stock (the “Earnout Share Pool”) to be granted to eligible Eagle shareholders as “Earnout Shares” in accordance with the terms of the Merger Agreement. The Earnout Shares are in addition to and will not reduce the Share Reserve. In the event no Earnout Shares are released in accordance with the terms of the Merger Agreement, the Earnout Share Pool hereunder shall expire and be of no further force or effect and no awards may be granted under such Earnout Share Pool.

Notwithstanding the foregoing, and subject to adjustment for stock splits, stock dividends, and certain other similar events, not more than the number of shares of Common Stock included in the initial Share Reserve (without annual adjustments) may be issued as incentive stock options. In addition, in no event shall the fair market value of awards made under the New Eagle Equity Plan to non-employee directors of New Eagle or its affiliates exceed $750,000, in the aggregate, in any one calendar year.

Shares covered by awards under the New Eagle Equity Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part or that result in any shares not being issued (including as a result of an award being settled in cash rather than stock) will be added back to the Share Reserve or the Earnout Share Pool, as applicable, and again be available for the grant of awards under the New Eagle Equity Plan (subject, in the case of incentive stock options, to any limitations under the Code).

Shares of Common Stock that are delivered (by actual delivery, attestation, or net exercise) to New Eagle by a participant to purchase shares of Common Stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will be added back to the Share Reserve or Earnout Share Pool, as applicable, and again be available for the future grant of awards under the New Eagle Equity Plan.

In connection with a merger or consolidation of an entity with New Eagle or New Eagle’s acquisition of property or stock of an entity, the Board may grant awards under the New Eagle Equity Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as the Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the New Eagle Equity Plan. No such substitute awards shall count against the Share Reserve or Earnout Share Pool, or any sublimit contained in the New Eagle Equity Plan, except as required by reason of Section 422 and related provisions of the Code.

Descriptions of Awards

Options.  A participant who is awarded an option receives the right to purchase a specified number of shares of Common Stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the award agreement. An option that is not intended to be an “incentive stock option” is a “nonstatutory stock option.” Options may not be granted at an exercise price that is less than 100% of the fair market value of Common Stock on the date of grant. If the Board approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of Common Stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to participants who hold more than 10% of the total combined voting power of all classes of New Eagle’s stock or any of New Eagle’s subsidiaries. Under the terms of the New Eagle Equity Plan, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to participants who hold greater than 10% of the total combined voting power of all classes of New Eagle’s stock or any of New Eagle’s subsidiaries).

The New Eagle Equity Plan permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable award agreement or approved by the Board, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable award agreement or approved by the Board, and subject to certain conditions, by delivery to New Eagle (either by actual delivery or attestation) of shares of Common Stock owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option award agreement or approved by the Board, by delivery of a notice of “net exercise” as a result of which New Eagle will retain a number of shares of Common Stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the option being exercised divided by the fair market value of Common Stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable award agreement or approved by the Board, by any other lawful means, or (vi) by any combination of these forms of payment to the extent approved by the Board. No option granted under the New Eagle Equity Plan may contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option. No options granted under the New Eagle Equity Plan may provide for the payment or accrual of dividend equivalents.

Stock Appreciation Rights (SARs).  A participant who is awarded a SAR receives, upon exercise, a number of shares of Common Stock, or cash (or a combination of shares of Common Stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock over the measurement price. The New Eagle Equity Plan provides that the measurement price of a SAR may not be less than 100% of the fair market value of Common Stock on the date the SAR is granted (provided, however, that if the Board approves the grant of a SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the New Eagle Equity Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the New Eagle Equity Plan may provide for the payment or accrual of dividend equivalents.

Limitation on Repricing of Options or SARs.  With respect to options and SARs, unless such action is approved by stockholders or otherwise permitted under the terms of the New Eagle Equity Plan in connection with certain changes in capitalization and reorganization events, New Eagle may not (i) amend any outstanding option or SAR granted under the New Eagle Equity Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the New Eagle Equity Plan) and grant in substitution for the canceled award, new awards under the New Eagle Equity Plan (other than certain substitute awards issued in connection with a merger or consolidation of an entity with New Eagle or an acquisition by New Eagle described above) covering the same or a different number of shares of Common Stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the cancelled option or SAR, (iii) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of Common Stock, or (iv) take any other action under the New Eagle Equity Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which New Eagle’s stock is listed or traded.

Restricted Stock Awards.  A participant who is granted a restricted stock award is entitled to acquire shares of Common Stock, subject to New Eagle’s right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by New Eagle with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.

Restricted Stock Unit (RSU) Awards.  A participant who is granted an RSU award is entitled to receive shares of Common Stock, or cash equal to the fair market value of such shares or a combination thereof, to be delivered at the time the award vests or on a deferred basis pursuant to the terms and conditions established by the Board. The Board may provide that the settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant, in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. An RSU award agreement may provide the applicable participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock. Any such dividend equivalent may be settled in cash and/or shares of Common Stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded. No interest will be paid on dividend equivalents.

Other Stock-Based Awards.  Under the New Eagle Equity Plan, the Board may grant other awards of shares of Common Stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, having such terms and conditions as the Board may determine. These types of awards are referred to in this prospectus as “other stock-based awards.” Other stock-based awards may be available as a form of payment in settlement of other awards granted under the New Eagle Equity Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of Common Stock or in cash, as the Board may determine. The award agreement of another stock-based award may provide the participant who receives the other stock-based award with the right to receive dividend equivalents. Dividend equivalents may be settled in cash and/or shares of Common Stock and will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded. No interest will be paid on dividend equivalents.

Performance-Compensation Awards

The Committee may designate any award as performance-based, in which case the award will vest based on achievement of performance goals. The Committee will select the length of the performance period, the performance criteria that will be used to establish the performance goals, the kinds and/or levels of the performance goals that are to apply, and the performance formula. Such performance criteria may be based on the attainment of specific levels of performance of New Eagle and/or one or more of its affiliates, divisions, business segments or operational units, or any combination of the foregoing (including as compared to a selected group of comparison or peer companies, or a published or special index or stock market index), and may include net earnings or net income (before or after taxes), basic or diluted earnings per share (before or after taxes), revenue or revenue growth (measured on a net or gross basis), gross profit or gross profit growth, operating profit (before or after taxes), return measures, cash flow, financing and other capital raising transactions, earnings before or after taxes, interest, depreciation and/or amortization, gross or operating margins, productivity ratios, share price, expense targets, margins, productivity and operating efficiencies, customer satisfaction, customer growth, working capital targets, measures of economic value added, inventory control, enterprise value, sales, debt levels and net debt, combined ratio, timely launch of new facilities, client retention, employee retention, timely completion of new product rollouts, cost targets, reductions and savings, productivity and efficiencies, strategic partnerships or transactions, and personal targets, goals or completion of projects. The Committee may accelerate vesting awards based on the achievement of performance goals. Performance criteria that are financial metrics may be determined in accordance with GAAP, but may be adjusted by the Committee to include or exclude items otherwise includable or excludable under GAAP. The Committee may also adjust or modify performance goals for a performance period to appropriately reflect certain extraordinary events.

Unless the Committee specifies otherwise in the award agreement, a participant must be employed on the last day of the performance period to be eligible for payment in respect of a performance compensation award. Payment in respect of a performance compensation award will only be made to the extent that the Committee determines after the close of the performance period that the performance goals have been achieved at a level that triggers vesting or payment.

Eligibility to Receive Awards

As of November 30, 2025, and assuming the Closing of the Transaction, approximately 14 persons would have been eligible to receive awards under the New Eagle Equity Plan, including 3 of New Eagle’s named executive officers (the “NEOs”) and 11 consultants, advisors and other service providers. Incentive stock options may only be granted to employees of New Eagle or of a present or future parent or subsidiary corporation as defined in Sections 424(e) or (f) of the Code, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.

Transferability of Awards

Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code and incentive stock options, the Board may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member of the participant if New Eagle would be eligible to use a Form S-8 under the Securities Act of 1933, as amended for the registration of the sale of the Common Stock subject to such award to the proposed transferee. Further, New Eagle is not required to recognize any such permitted transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to New Eagle a written instrument in form and substance satisfactory to New Eagle confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to New Eagle.

No Rights as a Stockholder; Clawback

No participant or designated beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an award granted under the New Eagle Equity Plan until becoming a record holder of such shares, subject to the terms of an award agreement. In accepting an award under the New Eagle Equity Plan, a participant agrees to be bound by any clawback policy that New Eagle has in effect or may adopt in the future.

New Plan Benefits

No awards have been previously granted under the New Eagle Equity Plan as of the date hereof and no awards have been granted under the New Eagle Equity Plan subject to stockholder approval of the New Eagle Equity Plan.

Administration

The New Eagle Equity Plan will be administered by New Eagle’s Compensation Committee (the “Committee”), or in the absence of the Committee, the Board. The Committee has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the New Eagle Equity Plan that it deems advisable and to construe and interpret the provisions of the New Eagle Equity Plan and any award agreements entered into under the New Eagle Equity Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the New Eagle Equity Plan or any award. All actions and decisions by the Committee with respect to the New Eagle Equity Plan and any awards made under the New Eagle Equity Plan will be made in the Committee’s discretion and will be final and binding on all persons having or claiming any interest in the New Eagle Equity Plan or in any award.

Pursuant to the terms of the New Eagle Equity Plan, the Board and Committee may delegate any or all of its powers under the New Eagle Equity Plan to one or more committees or subcommittees of the Board. New Eagle expects that the Compensation Committee will administer certain aspects of the New Eagle Equity Plan.

Subject to any requirements of applicable law, the Committee may, by resolution, delegate to one or more persons (including officers) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant awards (subject to any limitations under the New Eagle Equity Plan) to eligible service providers of New Eagle and to exercise such other powers under the New Eagle Equity Plan as the Committee may determine. In delegating the power to grant awards, the Committee must fix (i) the maximum number of awards, and the maximum number of shares issuable upon exercise of those awards, that may be issued by such Delegated Persons, (ii) the time period during which those awards, and during which the shares issuable upon exercise of those awards, may be issued, and (iii) the minimum amount of consideration (if any) for which those awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise of those awards. No Delegated Person may be authorized to grant awards to itself or to any “executive officer” (as defined by Rule 3b-7 under the Exchange Act), or to any “officer” (as defined by Rule 16a-1(f) under the Exchange Act).

Subject to applicable limitations contained in the New Eagle Equity Plan, the Board, the Compensation Committee, or any other committee or subcommittee or Delegated Person to whom the Committee has delegated authority pursuant to the New Eagle Equity Plan, as the case may be, selects the recipients of awards and determines (i) the number of shares of Common Stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.

Except as otherwise provided in the New Eagle Equity Plan, each award under the New Eagle Equity Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and the Committee need not treat participants uniformly. The Committee will determine the effect on an award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award.

The Committee may at any time provide that any award will become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

New Eagle will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the New Eagle Equity Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the New Eagle Equity Plan unless arising out of such person’s own fraud or bad faith.

Amendment of Awards.  Except as otherwise provided under the New Eagle Equity Plan with respect to repricing outstanding stock options or SARs and with respect to actions requiring stockholder approval, the Committee may amend, modify or terminate any outstanding award, including but not limited to, substituting for an award another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless the Committee determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the New Eagle Equity Plan or the change is otherwise permitted under the terms of the New Eagle Equity Plan in connection with certain corporate events.

Changes in Capital Structure and Similar Events

Stock Split, Stock Dividend and Similar Events.  In the event of (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of shares of Common Stock or other securities of New Eagle, issuance of warrants or other rights to acquire shares of Common Stock or other securities of New Eagle, or other similar corporate transaction or event (including, without limitation, a “change in control” as defined in the New Eagle Equity Plan) that affects the shares of Common Stock, or (b) unusual or infrequently occurring events affecting New Eagle or any of its affiliates, or their financial statements, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, to the extent that an adjustment is determined by the Committee to be necessary or appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the New Eagle Equity Plan, then the Committee must equitably adjust the number of shares of Common Stock or other securities of New Eagle (or number and kind of other securities or other property) that may be delivered in respect of awards or with respect to which awards may be granted and the terms of any outstanding award, including, without limitation, the number of shares subject to such award, the exercise price or strike price, or the applicable performance measures; (ii) providing for a substitution or assumption of awards in a manner that substantially preserves the applicable terms of such awards; (iii) accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event; (iv) modifying the terms of awards to add events, conditions or circumstances (including termination of employment within a specified period after a “change in control”) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate; (v) deeming any performance measures satisfied at target, maximum or actual performance through closing or such other level determined by the Committee, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing; (vi) providing that for a period prior to the “change in control” any unvested options or SARs will be vested and exercisable (contingent upon the occurrence of the change in control) and that any options or SARs not exercised prior to the consummation of the change in control will terminate as of the change in control; and (vii) canceling outstanding awards in return for cash, shares of Common Stock, other securities or other property, or any combination thereof, equal to the value of such awards, if any, as determined by the Committee (with any underwater option or SAR canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring.

Provisions for Foreign Participants

The Committee may establish one or more sub-plans under the New Eagle Equity Plan to satisfy applicable securities, tax or other laws of various jurisdictions. The Committee will establish such sub-plans by adopting supplements to the New Eagle Equity Plan containing any limitations on the Committee’s discretion under the New Eagle Equity Plan and any additional terms and conditions not otherwise inconsistent with the New Eagle Equity Plan as the Committee deems necessary or desirable. All supplements adopted by the Committee will be deemed to be part of the New Eagle Equity Plan, but each supplement will only apply to participants within the affected jurisdiction.

Withholding

The participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before New Eagle will deliver stock certificates or otherwise recognize ownership of Common Stock under an award. New Eagle may elect to satisfy the withholding obligations through additional withholding on salary or wages. If New Eagle elects not to or cannot withhold from other compensation, the participant must pay New Eagle the full amount, if any, required for withholding or have a broker tender to New Eagle cash equal to the withholding obligations. Payment of withholding obligations is due before New Eagle will issue any shares on exercise, vesting or release from forfeiture of an award or at the same time as payment of the exercise or purchase price, unless New Eagle determines otherwise. If provided for in an award or approved by the Board, a participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the award creating the tax obligation, valued at their fair market value. However, except as otherwise provided by the Committee, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed New Eagle’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that New Eagle is able to retain shares of Common Stock having a fair market value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or New Eagle is withholding in a jurisdiction that does not have a statutory minimum withholding tax, New Eagle may retain such number of shares (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax) as New Eagle shall determine to be necessary to satisfy the tax liability associated with any award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

Amendment or Termination

Amendment and Termination of the Plan.  The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 13(b) (to the extent required by the proviso in such Section 13(b)) shall be made without shareholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the New Eagle Equity Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Stock may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award theretofore granted shall not to that extent be effective without the consent of the affected participant, holder or beneficiary.

Amendment of Award Agreements.  The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to any award theretofore granted shall not to that extent be effective without the consent of the affected participant; provided, further, that without shareholder approval, except as otherwise permitted under the New Eagle Equity Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR, (ii) the Committee may not cancel any outstanding option or SAR where the fair market value of the Common Stock underlying such option or SAR is less than its exercise price and replace it with a new option or SAR, another award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock are listed or quoted.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the New Eagle Equity Plan. This summary is based on the federal tax laws in effect as of the date of this prospectus. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options.  A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by New Eagle or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options.  A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights.  A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards.  A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units.  A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the shares of Common Stock are delivered with respect to the RSUs (which may be upon vesting or may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards.  The tax consequences associated with any other stock-based award granted under the New Eagle Equity Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying Common Stock.

Tax Consequences to New Eagle.  There will be no tax consequences to New Eagle except that New Eagle will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

New Plan Benefits

The benefits or amounts that may be received or allocated to participants under the New Eagle Equity Plan will be determined at the discretion of the plan administrator and are not currently determinable.

Form S-8

When permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the Common Stock issuable under the New Eagle Equity Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock upon the completion of the Business Combination by:

●each person known by us to be the beneficial owner of more than 5% of our Common Stock;
●each of our named executive officers and directors; and
●each of our officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership, the we deemed outstanding shares of Common Stock subject to warrants held by that person that are currently exercisable or exercisable within 60 days of March 18, 2026. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

In the table below, percentage ownership is based on 29,579,313 shares of Common Stock outstanding as of March 18, 2026, which gives effect to the redemption of the Public Shares described above, the separation of the former SVII Units, the issuance of the shares in exchange for the SVII Rights, the issuance of Aggregate Merger Consideration shares and the issuance of 300,000 shares of Common Stock to the SVII Vendor. This table also assumes that there are no issuances of equity awards that may be issued under the New Eagle Equity Plan following the Business Combination.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is c/o Eagle Nuclear Energy. Corp. 5470 Kietzke Lane, Suite 300, Reno, NV 89511.

			Approximate
			Percentage of
	Number of		Outstanding
	Shares		Shares of
	Beneficially		Common
Name and Address of Beneficial Owner	Owned		Stock
Directors and Named Executive Officers
Mark Mukhija	314,793		1.1%
Ajaypreet Toor	—		—
Robert Kaplan	—		—
Michael Kobler	—		—
Brian Goldmeier	—		—
Jeffrey Lipton	—		—
All executive officers and directors as a group (6 individuals)	314,793		1.1%
Five Percent Holders:
Blue Bird Capital Enterprises LLC(1)	6,175,031		20.9%
Alyeska Master Fund, L.P.(2)	7,750,000	(3)	22.4%
Spring Valley Acquisition Sponsor II, LLC(4)	11,830,467	(5)	30.3%
Steven Parhar(6)	2,109,118		7.1%
Balvinder Parhar(6)	2,028,671		6.9%
Naranjan Parhar(6)	2,028,671		6.9%
*	Less than one percent.
(1)	The business address of Blue Bird Capital Enterprises LLC (“Blue Bird”) is 1695 Alton Road, Miami, FL, 33139. Justus Parmar is the Manager of Blue Bird and has voting and investment control over the shares held by Blue Bird.
(2)	The business address of Alyeska Master Fund, L.P., is 77 W. Wacker, Suite 700, Chicago, IL 60601. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.
(3)	Includes (i) 2,750,000 shares of Common Stock, (ii) 2,500,000 shares of Common Stock issuable upon the conversion of 29,700 shares of Preferred Stock, which are convertible at any time at the option of the holder at an initial conversion price of $11.88 per share, and (iii) PIPE Warrants to purchase an aggregate of 2,500,000 shares of Common Stock at an exercise price of $12.00 per share.
(4)	The shares reported above are held in the name of the Sponsor. The Sponsor is controlled by Pearl Energy Investment II, L.P., which is controlled by William Quinn.
(5)	Includes (1) 2,408,334 shares of Common Stock, (ii) the Working Capital Warrant to purchase 2,422,133 shares of Common Stock at an exercise price of $11.50 per share, and (iii) Private Warrants to purchase 7,000,000 shares of Common Stock at an exercise price of $11.50 per share.
(6)	The business address of each of the individuals is 1920-1075 W Georgia St., Vancouver, BC V6E 3C9.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Transactions of Eagle Prior to the Business Combination

On December 14, 2023, Eagle issued 408 shares to Mark Mukhija, its chief executive officer, in connection with its formation under the law of the state of Delaware. Mr. Mukhija paid a total of $1.00 for these shares. This issuance was exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof.

On January 1, 2024, Eagle entered into a Consulting Agreement (the “Mukhija Agreement”) with Mr. Mukhija. Pursuant to the Mukhija Agreement, Mr. Mukhija provides Eagle with services usual and customary for a chief executive officer. The term of the Mukhija Agreement is indefinite and subject to termination for cause or upon 30 days’ prior written notice by the other party. Eagle currently pays Mr. Mukhija pursuant to the Mukhija Agreement $15,000 per month. Mr. Mukhija is also eligible to receive a one-time cash payment of $25,000 upon completion of an initial public offering, an initial grant of 1,000,000 stock options upon establishment of an incentive stock option plan, and expense reimbursement at Eagle’s discretion. For the year ended November 30, 2024 and the year ended November 30, 2025, Eagle paid Mr. Mukhija $117,157.14 and $270,012.46, respectively, inclusive of fees and expenses.

On February 8, 2024, as a part of an exempt offering of Eagle’s shares of common stock to several purchasers, Eagle issued 1,428,566 shares, for $0.0025 per share to 1143373 BC Ltd., a company controlled by Yana Popova, its former Chief Financial Officer, for gross proceeds of $3,500. This offer of shares was exempt from registration under the Securities Act pursuant to Section 4(a)(2).

On February 8, 2024, as a part of an exempt offering of Eagle’s shares of common stock to several purchasers, Eagle issued 408,162 shares, for $0.0025 per share to SVK Metrix Inc., a company controlled by Kuljit Basi, a director of Eagle, for gross proceeds of $1,000. This offer of shares was exempt from registration under the Securities Act pursuant to Section 4(a)(2).

On February 8, 2024, as a part of an exempt offering of Eagle’s shares of common stock to several purchasers, Eagle issued 35,979,454 shares, for $0.0025 per share to Blue Bird Capital Corp., a company controlled by Justus Parmar, a beneficial owner of more than 20% of Eagle’s voting securities, for gross proceeds of $88,150. This offer of shares was exempt from registration under the Securities Act pursuant to Section 4(a)(2).

On April 1, 2024, Eagle entered into a Consulting Agreement (the “SVK Agreement”) with SVK Metrix Inc (“SVK”), a company controlled by Kuljit Basi. Pursuant to the SVK Agreement, SVK provides Eagle with services including (i) developing Eagle’s mining projects, (ii) leading management and definition of project scope, permitting processes, technical and economic evaluations and project implementation plans, (iii) managing internal and external consultants, (iv) managing technical analysis, strategic planning and project due diligence activities and (v) developing enterprise short-term and long-term alignment. The term of the SVK Agreement is indefinite and subject to termination for cause or upon 30 days’ prior written notice by the other party. Eagle agreed to pay $7,500 per month for the first six months, and $15,000 per month thereafter, with discretionary performance bonuses, expense reimbursement and eligibility for SVK to participate in Eagle’s equity incentive plan once established. For the year ended November 30, 2024 and the year ended November 30, 2025, Eagle paid SVK $93,839.32 and $219,236.04, respectively, inclusive of fees and expenses.

On August 7, 2024, Eagle issued 1,428,566 shares to Mark Mukhija, its chief executive officer, at $0.0025 per share, for gross proceeds of $3,500, in an exempt offering under Section 4(a)(2) of the Securities Act.

On October 15, 2024, as a part of an exempt offering of Eagle’s shares of common stock to several purchasers, Eagle issued 408,162 shares, for $0.0025 per share to Mark Mukhija, its chief executive officer, for gross proceeds of $1,000. This offer of shares was exempt from registration under the Securities Act pursuant to Section 4(a)(2).

On October 15, 2024, as a part of an exempt offering of Eagle’s shares of common stock to several purchasers, Eagle issued 3,265,293 shares, for $0.0025 per share to SVK Metrix Inc., a company controlled by Kuljit Basi, a director of Eagle, for gross proceeds of $8,000. This offer of shares was exempt from registration under the Securities Act pursuant to Section 4(a)(2).

On November 1, 2024, Eagle entered into a Consulting Agreement (the “727 Agreement”) with 727 Consulting Ltd (“727”), a company controlled by Yana Popova, Eagle’s former chief financial officer. Pursuant to the 727 Agreement, 727 performed the services of Eagle’s chief financial officer, including (1) cash flow management, (2) financial reporting, (3) forecasting and (4) compliance. The term of the 727 Agreement is indefinite, subject to termination for cause, termination upon 90 days’ notice by the Company or 30 days’ notice by 727. Eagle agreed to pay $15,000 per month plus applicable taxes, and acknowledged and confirmed that it had paid 727 $7,500 per month from April 1, 2024 to September 30, 2024. The 727 Agreement also provided for discretionary bonus payments, participation in Eagle’s equity incentive plan once established, and expense reimbursement. For the year ended November 30, 2024 and the year ended November 30, 2025, Eagle paid 727 $77,717.16 and $231,399.26, respectively, inclusive of fees and expenses. Yana Popova ceased acting as Eagle’s chief financial officer on October 15, 2025.

On December 1, 2024, Eagle issued a discretionary bonus of 300,000 shares to Blue Bird Capital Corp., (“Blue Bird”) a company controlled by Justus Parmar, a beneficial owner of more than 20% of Eagle’s voting securities, pursuant to the terms of a consulting agreement with Blue Bird Capital Corp. dated January 1, 2024 (the “Blue Bird Agreement”). Pursuant to the Blue Bird Agreement, Blue Bird (1) advised Eagle on capital markets, corporate finance and in connection with asset acquisitions and mergers and acquisitions transactions, (2) reviewed potential business development opportunities for Eagle, (3) evaluated financing options for Eagle and sourcing financing partners, (4) advised on suitable financial structures for Eagle, (5) attended strategy meetings with senior management and (6) engaged in general additional duties. Eagle paid Blue Bird $16,000 per month plus applicable taxes, in addition to discretionary bonus payments in cash or securities of Eagle to Blue Bird as well as reimbursable expenses incurred by Blue Bird. On December 31, 2024, the Eagle and Blue Bird mutually terminated the Blue Bird Agreement effective immediately. For the year ended November 30, 2024 and the year ended November 30, 2025, Eagle paid Blue Bird $284,479.67 and $134,423.99, respectively, inclusive of fees and expenses.

On January 1, 2025, Eagle entered into a Consulting Agreement (the “Fortuna Agreement”) with Fortuna Advisors LLC, a Delaware limited liability company (“Fortuna”), also controlled by Justus Parmar. Fortuna provides the same services to Eagle as outlined in the Blue Bird Agreement. The Term of the Fortuna Agreement is for a period of 12 months, subject to termination for cause or upon 30 days’ written notice. Eagle agreed to pay Fortuna $25,000 per month plus applicable taxes on a monthly basis. In addition, Fortuna may be reimbursed for expenses and receive a performance bonus, each at the discretion of Eagle. For the year ended November 30, 2025, Eagle paid Fortuna $553,210.24, inclusive of fees and expenses.

On October 15, 2025, Eagle entered into a Consulting Agreement (the “126 Agreement”) with 1268966 B.C. LTD, a company controlled by Ajaypreet Toor. Pursuant to the 126 Agreement, 1268966 B.C. LTD will perform the services of Eagle’s chief financial officer, including financial reporting; overseeing treasury duties; assisting with development and realization of revenue projections; assisting with executive recruitment; and, compliance. The term of the 126 Agreement is indefinite, subject to termination for cause, termination upon 90 days’ notice by the Company or 30 days’ notice by 1268966 B.C. LTD. Eagle agreed to pay $10,750 per month plus applicable taxes. The 126 Agreement also provides for expense reimbursement, and the Company’s commitment to use commercially reasonable efforts to cause the resulting issuer to issue 90,000 stock options upon completion of listing on the Nasdaq Stock Exchange. For the year ended November 30, 2025, Eagle paid 1268966 B.C. LTD $19,859.90, inclusive of fees and expenses.

Transactions Related to the Business Combination

Lock-Up Agreements

In connection with the Business Combination, certain former Eagle shareholders and certain of our officers and directors (the “Lock-Up Shareholders”) entered into a lock-up agreement pursuant to which they will be contractually restricted from selling or transferring any of (i) their Common Stock held immediately following the Closing and (ii) any of their Common Stock that result from converting securities held immediately following the Closing (the “Lock-Up Shares”). Such restrictions began at Closing and end 180 days after closing.

Director Indemnity Agreements

In connection with the Closing, each of the members of the Board entered into an Indemnity Agreement with New Eagle (collectively, the “Director Indemnity Agreements,” and each, a “Director Indemnity Agreement”).

Our Charter and Bylaws provide for indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the NRS, subject to certain limited exceptions. In connection with the Closing, we intend to enter into new indemnification agreements for each director and officer of New Eagle, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and incorporated herein by reference.

Registration Rights Agreement

Pursuant to the terms of the Merger Agreement, we entered into the Registration Rights Agreement with the Sponsor and certain holders of Common Stock, and their permitted transferees, pursuant to which, among other things, (i) we agreed to file, within 30 days following the Closing Date, a registration statement covering the resale of certain shares of Common Stock and other equity securities of New Eagle, (ii) holders of Registrable Securities (as defined therein) were granted certain takedown, demand, block trade and piggyback registration rights with respect to their Registrable Securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our Common Shares. We will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Transactions Policy Following the Business Combination

Upon consummation of the Business Combination, our Board adopted a written Related Party Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related party transactions.” For purposes of the policy only, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related party” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related party transactions under this policy. A “related party” is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related party in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related party transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our Board) for review.

Our audit committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

Related Party Policy

Our Code requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of the board who do not have an interest in the transaction, in either case who have access, at our expense, to its attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we will require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

DESCRIPTION OF CAPITAL STOCK

The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Charter, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read the Charter in its entirety for a complete description of the rights and preferences of our securities following the consummation of the Business Combination.

Authorized Capitalization

New Eagle’s authorized capital stock will consist of 300,000,000 shares of common stock, par value $0.0001 per share, and 3,500,000 shares of preferred stock, par value $0.0001 per share. In connection with the Closing of the Business Combination, New Eagle filed the Certificate of Designation with the Nevada Secretary of State to establish the Preferred Stock and authorize the issuance of 29,700 shares of Preferred Stock. Unless the Board determines otherwise, New Eagle will issue all shares of its capital stock in uncertificated form.

Common Stock

Voting rights.  Holders of shares of Common Stock will be entitled to one (1) vote for each share of Common Stock held as of the record date on all matters submitted to a vote of stockholders, provided, however, that, except as otherwise required in the New Eagle Charter or by applicable law, the holders of Common Stock will not be entitled to vote on any amendment to the New Eagle Charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the New Eagle Charter (including any certificate of designation relating to any series of preferred stock) or pursuant to the NRS.

Dividend rights.  Subject to applicable law and the rights and preferences of the holders of any outstanding series of preferred stock, including the Preferred Stock, and to the other provisions of the New Eagle Charter, the holders of Common Stock shall be entitled to the payment of dividends on the Common Stock in cash, in property or in shares of Common Stock when, as and if declared thereon by the Board from time to time out of assets or funds of New Eagle legally available therefor.

Rights upon liquidation.  Subject to the rights of holders of preferred stock, including the Preferred Stock, upon New Eagle’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, including the Preferred Stock, the holders of Common Stock will be entitled to receive pro rata New Eagle’s remaining assets available for distribution.

New Eagle Preferred Stock

Under the terms of the Charter, the Board is authorized to direct New Eagle to issue shares of preferred stock in one or more series without stockholder approval. The Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Common Stock.

New Eagle Preferred Stock

In connection with the Closing of the Business Combination, New Eagle filed the Certificate of Designation and authorized the issuance of 29,700 shares of Preferred Stock. For a complete description of the rights and preferences of the Preferred Stock, you should refer to the Certificate of Designation, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and incorporated herein by reference.

Dividends.  The Preferred Stock will accrue dividends daily at the rate of 12% per annum of $1,000.00 (if paid in kind, such shares issued, the “PIK Dividend Shares”), plus the amount of previously accrued dividends paid in kind as PIK Dividend Shares, or 10% per annum of the Stated Value (if paid in cash), plus the amount of previously accrued dividends paid in kind. Such dividends will compound semi-annually.

Liquidation Preference.  Upon any liquidation or deemed liquidation event, the holders of Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of common stock or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value (as defined in the Certificate of Designation) or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock immediately prior to the liquidation event. Thereafter, the holders of Preferred Stock will be entitled to receive their pro-rata share, of the remaining available proceeds available for distribution to stockholders, on an as-converted to Common Stock basis.

Voting.  The Preferred Stock will vote together with the Common Stock as a single class, except (i) as required by law and (ii) as noted below under “Protective Provisions.” Each holder of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Protective Provisions.  For as long as 20% of the shares of Preferred Stock issued as of the Closing are held by the PIPE Investor, New Eagle shall not, without the affirmative vote or action by written consent of holders of more than 80% of the issued and outstanding shares of Preferred Stock, take any of the following actions: (i) liquidate, dissolve or wind up the affairs of New Eagle; (ii) amend, alter, or repeal any provision of the Certificate of Designation or any similar document of New Eagle in a manner adverse to the Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the Preferred Stock with respect to its rights, preferences and privileges, or increase the authorized number of shares of Preferred Stock; (iv) purchase or redeem or pay any cash dividend on any capital stock ranking junior to the Preferred Stock, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service; (v) enter into any transaction with an affiliate that is not on arms’-length terms, other than the issuance of equity or awards to eligible participants under New Eagle’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of New Eagle, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of New Eagle; or (vi) incur or guarantee any indebtedness, other than equipment leases or trade payables incurred in the ordinary course of business, if the aggregate indebtedness of New Eagle and its subsidiaries for borrowed money following such action would exceed $5,000,000; provided, however, that the Preferred Stock shall not be considered indebtedness for purposes of this calculation.

Conversion.  Each share of Preferred Stock will be convertible into shares of Common Stock at any time at the option of the holder at rate equal to the Accrued Value, divided by the then-applicable conversion price. The conversion price will initially be $11.88, subject to adjustments for stock dividends, splits, combinations and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of Common Stock at prices less than $10.00 per share. In addition, if the 20-day volume-weighted average price of the Common Stock on the twenty-first trading day following the date that is six months after the effective date of the resale registration statement to be filed pursuant to the Registration Rights Agreement is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $7.50. The Preferred Stock will not be converted into shares of Common Stock at a price less than $5.00 per share.

Put Rights.  Unless prohibited by applicable law governing distributions to stockholders, the Preferred Stock shall be redeemable at the option of the Requisite Holders commencing any time after the fifth anniversary of the Closing at a price equal to the Accrued Value.

Call Rights.  Unless prohibited by applicable law governing distributions to stockholders, the Preferred Stock shall be redeemable at the option of New Eagle commencing any time (A) prior to the first anniversary of the Closing at a price equal to the 150% of the Accrued Value, (B) on or after the first anniversary but prior to the second anniversary of the Closing at a price equal to the 140% of the Accrued Value, (C) on or after the second anniversary of the Closing but prior to the third anniversary of the Closing at a price equal to the 130% of the Accrued Value, (D) on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing at a price equal to the 120% of the Accrued Value, (E) on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing at a price equal to the 110% of the Accrued Value, or (F) on or after the fifth anniversary of the Closing at a price equal to the 100% of the Accrued Value.

Beneficial Ownership Limitation.  A holder of Preferred Stock may elect, by written notice to New Eagle, to be subject to a beneficial ownership limitation with respect to the conversion of the Preferred Stock. If a holder makes such election, New Eagle will not effect, and such holder will not have the right to effect, any conversion of the Preferred Stock to the extent that, after giving effect to such conversion, such holder (together with its affiliates and any other persons whose beneficial ownership would be aggregated with such holder’s beneficial ownership for purposes of Section 13(d) of the Exchange Act) would beneficially own in excess of 4.9%, 9.9% or 19.9%, as applicable, of New Eagle’s outstanding shares of Common Stock.

New Eagle Warrants

Public Warrants

There is currently outstanding an aggregate of 11,500,000 SVII Public Warrants, which, following the consummation of the Transaction, will entitle the holders to acquire Common Stock. Each whole warrant will entitle the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Transaction, except as discussed in the immediately succeeding paragraph. Pursuant to the Public Warrant Agreement (or, following the Transaction, the New Eagle Public Warrant Agreement), a warrant holder may exercise its SVII Public Warrants (or, following the Transaction, Public Warrants) only for a whole number of shares of Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the SVII Units and only whole warrants will trade. Accordingly, unless you hold at least two SVII Units upon such separation, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Transaction, at 5:00 p.m., New York City time.

New Eagle will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a New Eagle Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New Eagle satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrants will be exercisable for cash or on a cashless basis, and New Eagle will not be obligated to issue Common Stock upon exercise of a New Eagle Public Warrant unless the Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a New Eagle Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New Eagle be required to net cash settle any New Eagle Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a SVII Unit containing such warrant will have paid the full purchase price for the SVII Unit solely for the Common Stock underlying such SVII Unit.

Pursuant to the New Eagle Public Warrant Agreement, New Eagle will agree that as soon as practicable, but in no event later than 30 calendar days after the closing of the Transaction, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Public Warrants, and it will use its commercially reasonable efforts to cause the same to become effective within 90 calendar days (or one hundred twenty (120) days if the SEC notifies New Eagle that it will “review” the registration statement) after the closing of the Transaction, and to maintain the effectiveness of such registration statement and a current prospectus relating to the Common Stock until the Public Warrants expire or are redeemed, as specified in the New Eagle Public Warrant Agreement; provided that if the Common Stock is at the time of any exercise of a New Eagle Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Eagle may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Eagle so elects, it will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Common Stock issuable upon exercise of the warrants is not effective by the 90th calendar day after the closing of the Transaction, warrant holders may, until such time as there is an effective registration statement and during any period when New Eagle will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but New Eagle will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of shares Common Stock per warrant equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the 10-day average closing price as of the date on which the notice of redemption is received.

Redemption of Public Warrants.  Once the Public Warrants become exercisable, New Eagle may redeem the outstanding Public Warrants (except as described herein with respect to the Public Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described under the heading “— New Eagle Warrants — Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before New Eagle sends the notice of redemption to the New Eagle Public Warrant holders.

New Eagle will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to the Common Stock is available throughout the 30-day redemption period or if New Eagle has elected to require the exercise of the Public Warrants on a “cashless basis” as described below. If and when the Public Warrants become redeemable by New Eagle, New Eagle may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, New Eagle may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

New Eagle has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Eagle issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its New Eagle Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— New Eagle Warrants — Public Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If New Eagle calls the Public Warrants for redemption as described above, it will have the option to require any holder that wishes to exercise its New Eagle Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” New Eagle will consider, among other factors, its cash position, the number of Public Warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of the Public Warrants. If New Eagle takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the 10-day average closing price as of the date on which the notice of redemption is sent to the holders of the warrants. If New Eagle takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. New Eagle believes this feature is an attractive option to if it does not need the cash from the exercise of the warrants after the Transaction. If New Eagle calls its warrants for redemption and it does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

Redemption Procedures.  A holder of a New Eagle Public Warrant may notify New Eagle in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.  If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each New Eagle Public Warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase shares of Common Stock at a price less than the fair market value (as defined below) will be deemed a share dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the fair market value. For these purposes, if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. “Fair market value” means the 10-day average closing price as of the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. “10-day average closing price” shall mean, as of any date, the average last reported sale price of the Common Stock as reported during the 10 trading day period ending on the trading day prior to such date. Notwithstanding anything to the contrary, no shares of Common Stock shall be issued at less than their par value.

In addition, if New Eagle, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all of the holders of the Common Stock on account of such shares of Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each New Eagle Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter. The New Eagle Warrant Agreements provide that no adjustment to the number of shares of Common Stock issuable upon exercise of a warrant will be required until cumulative adjustments amount to 1% or more of the number of shares of Common Stock issuable upon exercise of a warrant as last adjusted. Any such adjustments that are not made will be carried forward and taken into account in any subsequent adjustment. All such carried forward adjustments will be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the number of shares of Common Stock issuable upon exercise of a warrant and (ii) on the exercise date of any warrant.

In case of any reclassification or reorganization of the issued and outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of New Eagle with or into another corporation (other than a consolidation or merger in which New Eagle is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Eagle as an entirety or substantially as an entirety in connection with which New Eagle is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.

If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the New Eagle Public Warrant properly exercises the New Eagle Public Warrant within thirty days following public disclosure of such transaction, the New Eagle Public Warrant exercise price will be reduced as specified in the New Eagle Public Warrant Agreement based on the Black-Scholes value (as defined in the New Eagle Public Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the Public Warrants.

The Public Warrants will be issued in registered form under the New Eagle Public Warrant Agreement between Continental, as warrant agent, and New Eagle. The New Eagle Public Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions of the New Eagle Public Warrant Agreement to the description of the terms of the SVII Public Warrants and the Public Warrant Agreement set forth in the IPO Prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the New Eagle Public Warrant Agreement as the parties to the New Eagle Public Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New Eagle, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Common Stock. No fractional warrants will be issued upon separation of the SVII Units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, New Eagle will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

New Eagle will agree that, subject to applicable law, any action, proceeding or claim against New Eagle arising out of or relating in any way to the New Eagle Public Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and New Eagle irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Risks Related to Ownership of New Eagle Securities — The Public Warrant Agreement (or, following the Transaction, the New Eagle Public Warrant Agreement) and the Rights Agreement designate the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of SVII Public Warrants and SVII Rights (and following the Transaction, holders of Public Warrants), which could limit the ability of warrant holders or rights holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Warrants

There is currently outstanding an aggregate of 13,350,000 Private Warrants (of which 6,350,000 will be forfeited by the Sponsor in connection with the Closing pursuant to the Sponsor Support Agreement), which, following the consummation of the Transaction, will entitle the holder to acquire Common Stock. The Private Warrants (including the Common Stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Transaction (except pursuant to limited exceptions) and they will not be redeemable by New Eagle. The Private Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the completion of the Transaction, or earlier upon liquidation. In addition, the Private Warrants purchased by the Sponsor will not be exercisable more than five years from October 12, 2022 (the effective date of the registration statement of which the IPO Prospectus forms a part), in accordance with FINRA Rule 5110(g)(8), as long as the Sponsor or any of its related persons beneficially own such Private Warrants. The Private Warrants will be non-redeemable and will be exercisable on a cashless basis.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “10-day average closing price” as of the date prior to the date on which notice of exercise is sent or given to the warrant agent, less the warrant exercise price by (y) the 10-day average closing price. The “10-day average closing price” means, as of any date, the average last reported sale price of the Common Stock as reported during the 10 trading day period ending on the trading day prior to such date. “Last reported sale price” means the last reported sale price of the Common Stock on the date prior to the date on which notice of exercise of the warrant is sent to the warrant agent. The reason that New Eagle has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with New Eagle following the Transaction. If they remain affiliated with New Eagle, their ability to sell New Eagle’s securities in the open market will be significantly limited. New Eagle expects to have policies in place that restrict insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell its securities, an insider cannot trade in New Eagle’s securities if he or she is in possession of material non-public information. Accordingly, unlike New Eagle public stockholders who could exercise their warrants and sell the Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, New Eagle believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In connection with the approval of the First SVII Articles Amendment, SVII and the Sponsor entered into the Extension Promissory Note, pursuant to which the Sponsor made Contributions of $1,500,000 to the Trust Account. Such Contributions are anticipated to be converted into 1,500,000 Private Warrants in connection with the consummation of the Transaction.

New Eagle PIPE Warrants

In connection with the transactions contemplated by the Merger Agreement, SVII, New Eagle and Eagle entered into the PIPE Agreement with the PIPE Investor. Pursuant to the PIPE Agreement, the PIPE Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of Preferred Stock and New Eagle PIPE Warrants to purchase an aggregate of 2,500,000 shares of Common Stock, at an exercise price of $12.00 per share, subject to the same anti-dilution and other adjustments as the Preferred Stock. The New Eagle PIPE Warrants will be immediately exercisable upon issuance at the Closing and will expire five years from the date of Closing. The New Eagle PIPE Warrants include customary cash and cashless exercise provisions.

The New Eagle PIPE Warrants also include an optional beneficial ownership limitation, pursuant to which a holder may elect to limit the exercisability of the New Eagle PIPE Warrants to the extent that, after giving effect to any exercise, such holder (together with its affiliates and any other persons whose beneficial ownership would be aggregated with such holder’s beneficial ownership for purposes of Section 13(d) of the Exchange Act) would beneficially own in excess of 4.9%, 9.9% or 19.9% (or such other percentage as the holder may elect) of New Eagle’s outstanding shares of Common Stock.

Anti-Takeover Provisions of the New Eagle Charter and the New Eagle Bylaws

The New Eagle Charter and the New Eagle Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of New Eagle. New Eagle expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Eagle to first negotiate with the Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Eagle by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The New Eagle Charter provides that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-half of the Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board.

Stockholder Action; Special Meetings of Stockholders

The New Eagle Charter will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of New Eagle capital stock would not be able to amend the New Eagle Bylaws or remove directors without holding a meeting of stockholders called in accordance with the New Eagle Bylaws. Further, the New Eagle Bylaws will provide that only the chairperson of the Board, a majority of the Board or the Chief Executive Officer of New Eagle may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of New Eagle capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the New Eagle Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder at the time of giving the notice, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the New Eagle Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by the New Eagle Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, New Eagle’s principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to New Eagle of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

No Cumulative Voting

Under the NRS, there is no right to vote cumulatively (which allows stockholders to cast all of the votes such stockholder is entitled to for a single nominee for a board of directors rather than only being able to vote the number of shares such stockholder holds for or against each nominee) unless expressly authorized in the certificate of incorporation. The New Eagle Charter does not authorize cumulative voting.

Amendment of New Eagle Charter or New Eagle Bylaws

The New Eagle Bylaws may be amended or repealed by a majority vote of the Board or by the holders of at least 662∕3% of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of the Board and at least 662∕3% in voting power of the outstanding shares entitled to vote thereon would be required to amend certain provisions of the New Eagle Charter.

Limitations on Liability and Indemnification of Officers and Directors

The New Eagle Charter and New Eagle Bylaws provide indemnification and advancement of expenses for New Eagle’s directors and officers to the fullest extent permitted by the NRS, subject to certain limited exceptions. New Eagle intends to enter into indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Nevada law. In addition, as permitted by Nevada law, the New Eagle Charter and New Eagle Bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict New Eagle’s rights and the rights of New Eagle Stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the NRS, with certain exceptions, New Eagle Stockholders will have appraisal rights in connection with a merger or consolidation of New Eagle. Pursuant to Nevada’s dissenter’s rights statutes (NRS 92A.300 through 92A.500, inclusive), a stockholder who properly demands and perfects appraisal rights in connection with such merger or consolidation will have the right to receive payment of the “fair value” (as defined in NRS 92A.320) of its shares, subject to a number of limitations and procedural requirements.

Stockholders’ Derivative Actions

Under the Nevada law, any of the New Eagle Stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, subject to the requirements of applicable law.

Forum Selection

The New Eagle Bylaws provide that the courts of the State of Nevada will be the sole and exclusive forum for any complaint asserting any “internal corporate claims,” in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. “Internal corporate claims” means any action, suit, proceeding or claim (i) brought in the name or right or on behalf of New Eagle, (ii) for or based upon a breach of any fiduciary duty owed by any director, officer, employee or agent of New Eagle in such capacity, (iii) arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of NRS Title 7 (including without limitation NRS Chapters 78 and 92A), the New Eagle Charter or the New Eagle Bylaws, or as to which the NRS confers jurisdiction on the courts of the State of Nevada, or (iv) asserting a claim governed by the internal affairs doctrine. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the New Eagle Bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by New Eagle, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying this transaction.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Eagle or its directors, officers, or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. New Eagle notes that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

The shares of Common Stock and the Public Warrants are on Nasdaq under the symbols “NUCL” and “NUCLW,” respectively.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the ownership and disposition of our Common Stock. This summary deals only with Common Stock that are held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our Common Stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

●	an individual citizen or resident of the United States;
●	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is subject to United States federal income taxation regardless of its source; or
●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, United States federal estate and gift taxes or the effects of any state, local or non-United States tax laws. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our Common Stock, you should consult your tax advisors.

If you are considering the purchase of our Common Stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of our Common Stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Common Stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Common Stock, the excess will be treated as gain from the disposition of our Common Stock (the tax treatment of which is discussed below under “— Gain on Disposition of Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Common Stock generally will not be subject to United States federal income tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);
●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
●	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Common Stock to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner of an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our Common Stock, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Common Stock.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the Common Stock or Warrants being offered for resale by this prospectus, which consist of:

●	1,710,991 shares of Common Stock issued to Aurora Energy constituting a portion of the Aggregate Merger Consideration, in connection with the acquisition of Oregon Energy, pursuant to the Aurora Option Agreement;
●	2,750,000 shares of Common Stock issued to Alyeska constituting a portion of the Aggregate Merger Consideration;
●	An aggregate of 2,408,334 shares of Common Stock issued to the Sponsor that were issued in the Business Combination in exchange for SVII Founder shares that were initially issued to the Sponsor in connection with the IPO;
●	691,666 shares of Common Stock held by the NRA Investors that were issued in the Business Combination in exchange for SVII Founder Shares that were initially issued to the Sponsor in the IPO and transferred by the Sponsor to the NRA Investors in connection with the Closing;
●	120,000 shares of Common Stock held by SVII’s independent directors that were issued in the Business Combination in exchange for SVII Founder Shares that were initially issued to the Sponsor in the IPO and transferred by the Sponsor to SVII’s independent directors at the time of the IPO;
●	300,000 shares of Common Stock issued to the SVII Vendor in connection with the closing of the Business Combination, in satisfaction of $2.5 million in fees due to the service provider;
●	An aggregate of 12,656,284 shares of Common Stock, which were received as Aggregate Merger Consideration in connection with the Business Combination by certain of New Eagle’s insiders, and which are subject to 180‑day lock‑up restrictions;
●	An aggregate of 9,422,133 Private Warrants, held by the Sponsor, and 9,422,133 shares of Common Stock that may be issued upon the exercise of such Private Warrants; and
●	2,500,000 PIPE Warrants issued in the PIPE Financing, held by Alyeska.

The Selling Securityholders may from time to time offer and sell any or all of the Common Stock and Warrants set forth in the table below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the Common Stock or Warrants after the date of this prospectus.

The following tables provide, as of the date of this prospectus, information regarding the beneficial ownership of our Common Stock and Warrants of each Selling Securityholder, the number of shares of Common Stock or Warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering. The immediately following table also sets forth the percentage of Common Stock or Warrants beneficially owned by a Selling Securityholder after giving effect to the sale by the Selling Securityholder of all securities being offered hereby, based on 29,579,313 shares of Common Stock outstanding as of March 18, 2026, which gives effect to the redemption of the Public Shares, the separation of the former SVII Units, the issuance of the shares in exchange for the SVII Rights, the issuance of Aggregate Merger Consideration shares and the issuance of 300,000 shares of Common Stock to the SVII Vendor. This table also assumes that there are no issuances of equity awards that may be issued under the New Eagle Equity Plan following the Business Combination.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Common Stock or Warrants. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities in transactions exempt from registration under the Securities Act.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders as of March 18, 2026 concerning the Common Stock and Warrants that may be offered from time to time by each Selling Securityholder with this prospectus. For the purposes of this following table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these Common Stock and Warrants.

			Maximum
			Number	Maximum
			of	Number
	Number of		Shares of	of	Number of
	Shares of	Number of	Common Stock	Warrants	Shares of
	Common Stock	Warrants	To Be	To Be	Common Stock		Number of
	Owned	Owned	Sold	Sold	Owned		Warrants
	Prior	Prior to	Pursuant	Pursuant	After		Owned
	to the	the	to this	to this	the		After the
Name of Selling Securityholder	Offering	Offering	Prospectus	Prospectus	Offering	%(1)	Offering	%
Alyeska Master Fund, L.P.(2)	2,750,000	2,500,000	2,750,000	2,500,000	—	—	—	—
Aurora Energy Metals Ltd.(3)	1,710,991	—	1,710,991	—	—	—	—	—
Balvinder Parhar(4)	2,028,671	—	2,028,671	—	—	—	—	—
Blue Bird Capital Enterprises LLC(5)	6,175,031	—	6,175,031	—	—	—	—	—
Camac Fund, LP(6)	166,666	—	166,666	—	—	—	—	—
Cohen & Company Securities, LLC(7)	—	—	—	—	—	—
David Busby(8)	40,000	—	40,000	—	—	—	—	—
Fifth Lane Partners Fund LP(9)	200,000	—	200,000	—	—	—	—	—
Funicular Funds, LP(10)	141,667	—	141,667	—	—	—	—	—
James Lapp(11)	16,667	—	16,667	—	—	—	—	—
Manavdeep Mukhija(12)	314,793	—	314,793	—	—	—	—	—
Naranjan Parhar(4)	2,028,671	—	2,028,671	—	—	—	—	—
Polar Multi-Strategy Master Fund(13)	100,000	—	100,000	—	—	—	—	—
Richard Thompson(8)	40,000	—	40,000	—	—	—	—	—
RK Trading I LLC(14)	66,666	—	66,666	—	—	—	—	—
Sharon Youngblood(8)	40,000	—	40,000	—	—	—	—	—
Spring Valley Acquisition Sponsor II, LLC(15)	11,830,467	9,422,133	11,830,467	9,422,133	—	—	—	—
Steven Parhar(4)	2,109,118	—	2,109,118	—	—	—	—	—
(1)

The percentage of beneficial ownership after this offering is calculated based on 29,579,313 shares of Common Stock outstanding as of the date of this prospectus. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)

Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P.

(3)	Aidan Platel is the Managing Director of Aurora Energy Metals Ltd and has voting and investment control over the shares held by Aurora Energy Metals Ltd.
(4)	This individual was an initial stockholder of Eagle.
(5)	Justus Parmar is the Manager of Blue Bird Capital Enterprises LLC and has voting and investment control over the shares held by Blue Bird Capital Enterprises LLC.

(6)

Camac Capital, LLC is the general partner of Camac Fund, LP and has the right to act on its behalf. Eric Shahinian is the manager of Camac Capital, LLC and can act on its behalf. Camac Fund, LP is an NRA Investor.

(7)	Jerry Serowik, Head of the Cohen & Company Capital Markets division of Cohen & Company Securities, LLC, may be deemed a beneficial owner of securities held by Cohen & Company Securities, LLC.
(8)	This individual is a former independent director of SVII.
(9)

This individual is an NRA Investor. Cavan Copeland, the Managing Member of Fifth Lane GP, LP, the General Partner of Fifth Lane Partners Fund LP, has voting and investment control of the shares held by the Fifth Lane Partners Fund LP and may be deemed to be the beneficial owner of such shares. Mr. Copelan, however, disclaims any beneficial ownership of the shares held by Fifth Lane Partners Fund LP.

(10)

This individual is an NRA Investor. The general partner of Funicular Funds, LP is Cable Car Capital, LP and Jacob Ma-Weaver, is the managing member and may be deemed a beneficial owner of securities held by Funicular Funds, LP.

(11)	This individual is an NRA Investor.
(12)	Manavdeep Mukhija is our Chief Executive Officer.
(13)

This individual is an NRA Investor. Polar Multi-Strategy Master Fund (the “Polar Funds”) is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as Investment Advisor to the Polar Funds and has control and discretion over the shares held by the Polar Funds. As such, PAMPI may be deemed the beneficial owner of the securities held by the Polar Funds. PAMPI disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest therein. The ultimate natural person who has voting and dispositive power over the securities held by the Polar Funds is Paul Sabourin, Chief Investment Officer of PAMPI.

(14)	This individual is an NRA Investor. RKCP GP LLC is the manager of RK Trading I, LLC. Jordan Abisch, Managing Partner of RKCP GP LLC has voting and investment authority over the reported securities.
(15)

The shares and warrants reported above are held in the name of the Sponsor. The number of shares of Common Stock listed consists of (i) 2,408,334 shares of Common Stock held directly by the Sponsor and (ii) 9,422,133 shares of Common Stock that may be issued upon exercise of the Private Warrants. The Sponsor is controlled by Pearl Energy Investment II, L.P., which is controlled by William Quinn.

PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in- interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits Subscribers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	through the distribution by any Selling Securityholder or its affiliates to its members, partners, stockholders or other equityholders;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In addition, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement of which this prospectus forms a part. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we intend to file a prospectus supplement in order to permit such distributee to use this prospectus to resell the securities acquired in the distribution.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the donees, pledgees, transferees, or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell our securities, we will, to the extent required by applicable securities laws, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The financial statements of Spring Valley Acquisition Corp. II as of December 31, 2025 and 2024, and the related statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to Spring Valley Acquisition Corp. II’s ability to continue as a going concern, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Eagle Energy Metals Corp. as of November 30, 2025 and 2024, and for the year ended November 30, 2025 and for the period from December 14, 2023 (inception) through November 30, 2024, included in this prospectus have been audited by Adeptus Partners, LLC, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to Eagle Energy Metals Corp.’s ability to continue as a going concern, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Oregon Energy LLC as of June 30, 2025 and 2024, and for each of the two years in the period ended June 30, 2025, included in this prospectus have been audited by Adeptus Partners, LLC, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to Oregon Energy LLC’s ability to continue as a going concern, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The technical and scientific information contained herein relating to the Aurora Uranium Project was derived from the S-K 1300 Report prepared by, and has been incorporated by reference upon the authority of BBA USA Inc. is a qualified person with respect to the matters covered by such report and in giving such reports, and as of the date of this prospectus, does not own any shares of Common Stock.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Nelson Mullins Riley & Scarborough LLP, Washington, DC.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock and Warrants, we refer you to the registration statement, including the exhibits filed as a part of the registration statement.

Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
SPRING VALLEY ACQUISITION CORP. II
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB #100)	F-3
Balance Sheets as of December 31, 2025 and 2024	F-4
Statements of Operations for the year ended December 31, 2025 and 2024	F-5
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2025 and 2024	F-6
Statements of Cash Flows for the year ended December 31, 2025 and 2025	F-7
Notes to the Financial Statements	F-8
EAGLE ENERGY METALS CORP.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB #3686)	F-29
Balance Sheet as of November 30, 2025 and 2024	F-30
Statement of Operations for the year ended November 30, 2025 and for the period from December 14, 2023 (inception) through November 30, 2024	F-31
Statement of Changes in Stockholders’ Deficit for the year ended November 30, 2025 and for the period from December 14, 2023 (inception) through November 30, 2024	F-32
Statement of Cash Flows for the year ended November 30, 2025 and for the period from December 14, 2023 (inception) through November 30, 2024	F-33
Notes to the Financial Statements	F-34
OREGON ENERGY LLC
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB #3686)	F-50
Balance Sheets as of June 30, 2025 and 2024	F-51
Statements of Operations for the years ended June 30, 2025 and 2024	F-52
Statements of Changes in Member’s Capital for the years ended June 30, 2025 and 2024	F-53
Statements of Cash Flows for the years ended June 30, 2025 and 2024	F-54
Notes to the Financial Statements	F-55
Unaudited Condensed Financial Statements
Condensed Balance Sheets as of December 31, 2025 and June 30, 2025	F-66
Condensed Statements of Operations for the three and six months ended December 31, 2025 and the three and six months ended December 31, 2024 (unaudited)	F-67
Condensed Statements of Changes in Member’s Capital for the three and six months ended December 31, 2025 and the three and six months ended December 31, 2024 (unaudited)	F-68
Condensed Statements of Cash Flows for the six months ended December 31, 2025 and the six months ended December 31, 2024 (unaudited)	F-69
Notes to the Unaudited Condensed Financial Statements	F-70

SPRING VALLEY ACQUISITION CORP. II

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Spring Valley Acquisition Corp. II

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Spring Valley Acquisition Corp. II (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, consolidated statements of changes in shareholders’ deficit and consolidated statements of cash flows for the years ended December 31, 2025 and 2024, and the related notes to the condensed financial statements (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended December 31, 2025, and 2024 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by July 17, 2026, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 2, 2026

PCAOB ID Number 100

SPRING VALLEY ACQUISITION CORP. II

CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
Assets:
Current assets:
Cash	$154,890	$495,352
Prepaid expenses	8,333	61,361
Total current assets	163,223	556,713
Non-current assets:
Cash and investments held in Trust Account	26,615,977	25,554,084
Total non-current assets	26,615,977	25,554,084
Total Assets	$26,779,200	$26,110,797

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$117,635	$88,768
Convertible promissory note - related party	900,000	—
Accrued expenses	—	120,000
Extension promissory notes - related party	1,500,000	1,500,000
Total current liabilities	2,517,635	1,708,768
Non-redemption agreements derivative liability	2,814,086	—
Total Liabilities	5,331,721	1,708,768

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 2,213,278 and 2,213,429 shares subject to possible redemption at $12.02 and $11.55 per share as of December 31, 2025 and 2024, respectively	26,615,977	25,554,084

Shareholders’ Deficit:
Preference shares, $0.0001 par value 1,000,000 shares authorized; none issued and outstanding as of December 31, 2025 and 2024, respectively	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 7,666,666 non-redeemable shares issued and outstanding as of December 31, 2025 and 2024	767	767
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 1 share issued and outstanding as of December 31, 2025 and 2024	—	—
Additional paid-in capital	—	—
Accumulated deficit	(5,169,265)	(1,152,822)
Total shareholders’ deficit	(5,168,498)	(1,152,055)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$26,779,200	$26,110,797

The accompanying notes are an integral part of these consolidated financial statements.

SPRING VALLEY ACQUISITION CORP. II

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2025	2024
General and administrative expenses	$1,330,775	$842,565
Loss from operations	(1,330,775)	(842,565)

Other Income (Expense):
Interest income on operating account	8,417	43,004
Income from investments held in Trust Account	1,063,695	7,611,956
Change in fair value of derivative liability	(2,814,086)	—
Total other (expense) income, net	(1,741,974)	7,654,960

Net (loss) income	$(3,072,749)	$6,812,395

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	2,213,398	13,236,821
Basic and diluted net (loss) income per share, Class A ordinary shares subject to possible redemption	$(0.31)	$0.33
Basic and diluted weighted average shares outstanding, non-redeemable Class A Ordinary Shares	7,666,666	7,142,987
Basic and diluted net (loss) income per share, non-redeemable Class A Ordinary Shares	$(0.31)	$0.33
Basic and diluted weighted average shares outstanding, Class B ordinary shares	1	523,680
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.31)	$0.33

The accompanying notes are an integral part of these consolidated financial statements.

SPRING VALLEY ACQUISITION CORP. II

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - December 31, 2023	—	$—	7,666,667	$767	$—	$(6,903,263)	$(6,902,496)
Conversion of Class B ordinary shares to Class A ordinary shares not subject to possible redemption	7,666,666	767	(7,666,666)	(767)	—	—	—
Deferred underwriting commission waiver	—	—	—	—	—	8,050,000	8,050,000
Accretion of Class A ordinary shares to redemption amount subject to possible redemption	—	—	—	—	—	(9,111,954)	(9,111,954)
Net income	—	—	—	—	—	6,812,395	6,812,395
Balance - December 31, 2024	7,666,666	767	1	—	—	(1,152,822)	(1,152,055)
Forgiveness of accrued administrative fees	—	—	—	—	120,000	—	120,000
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(120,000)	(943,694)	(1,063,694)
Net loss	—	—	—	—	—	(3,072,749)	(3,072,749)
Balance - December 31, 2025	7,666,666	$767	1	$—	$—	$(5,169,265)	$(5,168,498)

The accompanying notes are an integral part of these consolidated financial statements.

SPRING VALLEY ACQUISITION CORP. II

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Year Ended
	December 31,
	2025	2024
Cash Flows from Operating Activities:
Net (loss) income	$(3,072,749)	$6,812,395
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Income from investments held in the Trust Account	(1,063,695)	(7,611,956)
Change in fair value of derivative liability	2,814,086	—
Changes in operating assets and liabilities:
Prepaid expenses	53,028	19,534
Accounts payable	28,868	6,306
Accrued expenses	—	28,402
Net cash used in operating activities	(1,240,462)	(745,319)

Cash Flows from Investing Activities:
Cash deposited in the trust account for the extension	—	(1,500,000)
Cash withdrawn from trust account for redemption of Class A ordinary shares	1,801	232,811,894
Net cash provided by investing activities	1,801	231,311,894

Cash Flows from Financing Activities:
Proceeds from promissory note to related party-extension	—	1,500,000
Convertible promissory note - related party	900,000	—
Redemption of Class A ordinary shares	(1,801)	(232,811,894)
Net cash provided by (used in) financing activities	898,199	(231,311,894)

Net change in cash	(340,462)	(745,319)
Cash - beginning of the year	495,352	1,240,671
Cash - end of the year	$154,890	$495,352
Supplemental Disclosure of Cash Flow Information
Sponsor contributed capital for the forgiveness of accrued expenses	$120,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

Note 1 — Description of Organization, Business Operations and Liquidity

Spring Valley Acquisition Corp. II (the “Company”) is a blank check company incorporated in the Cayman Islands on January 19, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

In September 2025, Eagle Nuclear Energy Corp. (the “New Eagle”), a wholly owned subsidiary of the Company was formed for the sole purpose of effecting a business combination between the Company and Eagle Energy Metals Corp., a Nevada corporation (“Eagle Energy”). Spring Valley Merger Sub II, Inc., a Nevada corporation, and Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company, are wholly owned subsidiaries of New Eagle.

As of December 31, 2025, the Company had not commenced any operations. All activities for the period from January 19, 2021 (inception) through December 31, 2025, relate to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below and, since the closing of the Initial Public Offering, the search for and efforts towards completing an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating interest income on investments held in the Trust Account (as defined below).

The Company’s sponsor is Spring Valley Acquisition Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 12, 2022. On October 17, 2022, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including the issuance of 3,000,000 Units as a result of the underwriter’s full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $230.0 million, and incurring offering costs of approximately $13.4 million, of which approximately $8.1 million was for deferred underwriting commissions (see Note 5). Each Unit consists of one Class A ordinary share, one right to receive one-tenth (1/10) of one Class A ordinary share (the “Right”), and one-half of one redeemable warrant (the “Public Warrant”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 13,350,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $13.4 million (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $235.8 million ($10.25 per Unit) of net proceeds, including the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement, was placed in a trust account (the “Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the Target (as defined below) or otherwise acquires a controlling interest in the Target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Company’s issued and outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholders meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro-rata portion of the amount then held in the Trust Account ($10.25 per Public Share initially, $12.02 per Public Share as of December 31, 2025). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5).

The Public Shares were recorded at a redemption value and classified as temporary equity upon consummation of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the majority of the shares voted are in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agree to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders will not be entitled to redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agree to vote their Founder Shares, and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Amended and Restated Memorandum and Articles of Association, as amended, provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The holders of the Founder Shares (the “initial shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 36 months from the closing of the Initial Public Offering, or October 17, 2025 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Initially, the Company had 15 months from the closing of the initial public offering or until January 17, 2024, to consummate an initial Business Combination. However, on January 11, 2024, the Company filed with the Registrar of Companies of the Cayman Islands an amendment to the Amended and Restated Memorandum and Articles of Association to: (i) to change the date by which the Company must consummate a Business Combination to October 17, 2025 or such earlier date as is determined by the Company’s board of directors (the “Board”), in its sole discretion, to be in the best interests of the Company; (ii) to remove the limitation that the company shall not redeem Class A ordinary shares included as part of the units sold in its Initial Public Offering prior to the consummation of a Business Combination that would cause the Company’s net tangible assets to be less than $5,000,001 following such repurchases, (the “Redemption Limitation Amendment”); and (iii) to provide for the right of a holder of Class B ordinary shares, par value $0.0001 per share, to convert such shares into shares of the Company’s Class A ordinary shares on a one-for-one basis prior to initial Business Combination (the “Conversion Amendment” and, together with the Extension Amendment and the Redemption Limitation, the “Charter Amendments”). On November 13, 2024, the Company filed with the Registrar of Companies of the Cayman Islands an amendment to the Amended and Restated Memorandum and Articles of Association to change the date by which the Company must consummate a Business Combination to October 17, 2025 or such earlier date as is determined by the Board, in its sole discretion, to be in the best interests of the Company.

On January 10, 2024, the Company held an extraordinary general meeting of shareholders in lieu of an annual general meeting (the “Shareholder Meeting”) at which their shareholders approved: (a) an amendment to our Amended and Restated Memorandum and Articles of Association: (i) to change the date by which the Company must consummate a business combination to October 17, 2025 or such earlier date as is determined by the Board, in its sole discretion, to be in the best interests of the Company (the “Extension Amendment”); (ii) to remove the limitation that the company shall not redeem Class A ordinary shares included as part of the units sold in its initial public offering prior to the consummation of a business combination that would cause the Company’s net tangible assets to be less than $5,000,001 following such repurchases, (the “Redemption Limitation Amendment”); and (iii) to provide for the right of a holder of Class B ordinary shares, par value $0.0001 per share, to convert such shares into shares of the Company’s Class A ordinary shares on a one-for-one basis prior to initial business combination (the “Conversion Amendment”), and (b) the appointment of Richard Thompson and Sharon Youngblood as Class I directors to each serve on the Board for a three-year term expiring at the third succeeding annual general meeting after their appointment, or until their successors have been qualified and appointed.

Additionally, shareholders holding 8,362,234 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.85 per share, for an aggregate redemption amount of $90,726,471. In connection with the approval of the Conversion Amendment, on January 25, 2024, the Sponsor voluntarily elected to convert 7,546,666 of its Class B ordinary shares to Class A ordinary shares, and the independent directors of the Company voluntarily elected to convert an aggregate of 120,000 Class B ordinary shares to Class A ordinary shares, in each case, on a one-for-one basis in accordance with the articles (such conversions collectively, the “Founder Share Conversion,” and the Class A ordinary shares issued upon such conversion, the “Converted Class A Shares”). After giving effect to the Founder Share Conversion, one Sponsor-held Class B ordinary share remains issued and outstanding. Following such redemptions and the conversion of Class B ordinary shares, 22,304,432 Class A ordinary shares remain outstanding, including 14,637,766 publicly held Class A ordinary shares. The Sponsor and the independent directors waived any right to receive funds from the Trust Account established by the Company in connection with its Initial Public Offering that was consummated on October 17, 2022, with respect to any Converted Class A Shares, and no additional funds were deposited into the Trust Account in respect of any such shares. The Converted Class A Shares will remain subject to the existing transfer restrictions on the Class B ordinary shares following such conversions.

In connection with the approval of the Extension Amendment, the Sponsor issued an unsecured promissory note to the Company pursuant to which the Sponsor has agreed to make monthly deposits directly to the Company’s Trust Account of $150,000 per month (each deposit is a “Contribution”). The maximum aggregate amount of all Contributions under the promissory note will not exceed $3,150,000. The Contributions are paid monthly (or a pro-rata portion thereof if less than a full month), beginning on January 11, 2024, and thereafter on the fifteenth day of each subsequent month (or if such fifteenth day is not a business day, on the business day immediately preceding such fifteenth day) until the earlier of (i) the consummation of a Business Combination, and (ii) the end of the Combination Period. The promissory note is non-interest bearing and is payable upon the consummation of the initial Business Combination and if the Business Combination is not consummated, the date of the termination, dissolution, or winding up of the Company as determined in the sole discretion of the Board. On October 2, 2024, the Board determined that in order to make the Company a more attractive partner to sponsors of special purpose acquisition companies seeking to take over the management and affairs of special purpose acquisition companies, following the extraordinary general meeting of shareholders held on November 13, 2024, the Sponsor and any successor to the obligations of the Sponsor are no longer be required to make monthly deposits to the Trust Account of $0.02 for each outstanding Class A ordinary share, up to a maximum of $150,000 per month. The Company received an aggregate amount of Contributions from the Sponsor totaling $1,500,000 for the period from January 11, 2024, through December 31, 2025, under the promissory note.

On November 13, 2024, the Company held an extraordinary general meeting of shareholders in lieu of an annual general meeting at which their shareholders approved an amendment to our Amended and Restated Memorandum and Articles of Association to change the date by which the Company must consummate a business combination to October 17, 2025.

In connection with the vote to approve the Amendment (as defined below) at the extraordinary general meeting held on November 13, 2024, holders of 12,424,337 Class A ordinary shares exercised their right to redeem their Class A ordinary shares for cash at a redemption price of approximately $11.43 per share, for an aggregate redemption amount of approximately $142,010,171. As a result, approximately $25,135,029 remained in the Trust Account and 9,880,095 Class A ordinary shares remain outstanding.

On October 24, 2024, October 25, 2024, November 8, 2024, November 11, 2024 and November 12, 2024, in connection with the Meeting, the Company and the Company’s Sponsor, entered into non-redemption agreements with several unaffiliated third parties, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 2,075,000 Class A ordinary shares, par value $0.0001 of the Company in connection with the Extension Amendment Proposal. In exchange for the foregoing commitments not to redeem such Class A ordinary shares of the Company, the Sponsor agreed to transfer or cause to be issued for no consideration an aggregate of 691,666 Founder Shares of the Company on the occurrence of an initial business combination.

On October 14, 2025, the Company received a written notice (the “Notice”) from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) that the Company’s securities would be delisted from Nasdaq by reason of the failure of the Company to complete its initial business combination by October 12, 2025 (36 months from the effectiveness of its IPO registration statement) as required by IM-5101-2. Accordingly, trading in the Company’s Class A Ordinary Shares, Warrants, Rights and Units were suspended at the opening of business on October 21, 2025 and a Form 25-NSE was filed by Nasdaq with the Securities and Exchange Commission, which removed the Company’s securities from listing and registration on Nasdaq. The Company’s Units, Class A Ordinary Shares, Rights and Warrants began trading on the Pink Limited Market of the OTC Markets on October 21, 2025 under symbols “SVIUF,” “SVIIF,” “SVIRF” and “SVIWF”, respectively.

On October 15, 2025, the Company held an extraordinary general meeting of shareholders of the Company (the “Extension Meeting”) to vote on a proposal (the “Amendment Proposal”) to amend, by way of special resolution, the Company’s amended and restated memorandum and articles of association, as previously amended by the Second Amendment to the Amended and Restated Articles, dated November 14, 2024 (the “Articles”, as amended, the “Amended Articles”), to amend the date by which the Company has to consummate a business combination to 45 months from the closing of the initial public offering, July 17, 2026 (the “Combination Period”), or such earlier date as is determined by the Company’s board of directors, in its sole discretion, to be in the best interests of the Company (the “Amendment”), provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.01 by the number of public shares then outstanding for each one-month extension, up to a total of six months, starting on the 40th month from the closing of the Company’s initial public offering, unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. In connection with the vote to approve the Amendment Proposal, holders of 151 Class A ordinary shares exercised their right to redeem their Class A ordinary shares for cash at a redemption price of approximately $11.93 per share, for an aggregate redemption amount of approximately $1,801. As a result, approximately $26,404,398.04 remained in the Trust Account and 2,213,278 Class A ordinary shares remained outstanding immediately following the Extension Meeting.

The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.

In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.25 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On July 30, 2025, the Company entered into an Agreement and Plan of Merger (the “Original Merger Agreement”), with Spring Valley Merger Sub II, Inc., a Nevada corporation (“Merger Sub 2”) and Eagle Energy Metals Corp., a Nevada corporation (“Eagle Energy”). Subject to its terms and conditions, the Original Merger Agreement provides that (i) on the day prior to the closing date, the Company shall domesticate as a corporation in the State of Nevada (“Redomicile”), and, in connection with the Redomicile, adopt the articles of incorporation and bylaws, in each case, in the form to be mutually agreed between the Company and Eagle Energy and (ii) subject to the terms and conditions of the Original Merger Agreement and in accordance with the Nevada Revised Statues (“NRS”), at the Closing, Merger Sub 2 will merge with and into Eagle Energy, (the “Merger”), with Eagle Energy surviving the Merger as the surviving corporation. As a result of the Merger, Eagle Energy will become a direct wholly owned subsidiary of the Company.

Concurrently with the execution and delivery of the Original Merger Agreement, the Company, Sponsor and Eagle Energy entered into the Sponsor Support Agreement, pursuant to which, among other things, Sponsor agreed to (a) vote all of the Subject Acquiror Shares (as defined in the Sponsor Support Agreement) in favor of the Original Merger Agreement and the related transactions and against any proposal in opposition to or inconsistent with the Original Merger Agreement and the related transactions, and (b) not redeem the Subject Acquiror Shares (as defined in the Sponsor Support Agreement), in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. In addition, the Sponsor will agree, subject to and conditioned upon the Closing, to forfeit, concurrently with the Closing, all of its owned shares and owned warrants other than (i) 3,100,000 shares of the Company’s Common Stock and (ii) 7,000,000 of the Company’s Private Warrants. At the Closing, all of the outstanding principal amounts as of the closing date under the working capital loan and the extension loan issued by the Company to the Sponsor will be converted by the Company and the Sponsor into the Company’s warrants, at the price of $1.00 per warrant.

Concurrently with the execution and delivery of the Original Merger Agreement, certain Company stockholders executed and delivered to the Company and Eagle Energy the Voting and Support Agreement, pursuant to which, Eagle Energy stockholders agreed to, among other things, (a) vote in favor of the Original Merger Agreement and the related transactions and against any proposal in opposition to or inconsistent with the Original Merger Agreement and the related transactions and (b) not transfer any of Eagle Energy stockholders’ covered shares.

In connection with the transactions contemplated by the Original Merger Agreement, on July 30, 2025, the Company and Eagle Energy entered into a securities purchase agreement (the “SPA”) with an accredited investor (the “Investor”). Pursuant to the SPA, the Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of the Company’s Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Series A Preferred Stock Certificate of Designation and a warrant to purchase 2,500,000 shares of the Company’s common stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000. Each share of Series A Preferred Stock will have a stated value of $1,000.00.

On September 29, 2025, the Company, Merger Sub 2, and Eagle Energy restructured the transactions contemplated under the Original Merger Agreement by entering into an Amended and Restated Agreement and Plan of Merger (as the same may be amended, supplemented or otherwise modified from time to time, the “A&R Merger Agreement”) by and among New Eagle, Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company (“Merger Sub 1”), Merger Sub 2 (and together with Merger Sub 1, the “Merger Subs”), the Company, and Eagle Energy. The A&R Merger Agreement amends and restates, in its entirety, the Original Merger Agreement. The restructured business combination transactions contemplated under the A&R Merger Agreement are referred to collectively as the “New Eagle Business Combination,” “Proposed Business Combination” or the “Transactions”. Capitalized terms used below and not otherwise defined herein have the meanings assigned to them in the A&R Merger Agreement.

Concurrently with the execution and delivery of the A&R Merger Agreement, the Company, New Eagle, Eagle Energy and the Sponsor entered into the Amended and Restated Sponsor Support Agreement (the “Amended and Restated Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed to (a) vote all of the Company’s ordinary shares (the “Ordinary Shares”) held by the Sponsor in favor of the A&R Merger Agreement and the Transactions and against any proposal in opposition to or inconsistent with the A&R Merger Agreement and the Transactions, and (b) not redeem the Ordinary Shares held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Amended and Restated Sponsor Support Agreement. The Sponsor has also agreed, subject to and conditioned upon the Closing, to forfeit, concurrently with the Closing, all of its Ordinary Shares and Company’s warrants (the “Warrants”) other than (i) 3,100,000 Class A Ordinary Shares (the “Company Founder Shares”), and (ii) 7,000,000 private placement warrants of the Company (the “Company Private Warrants”). Additionally, at the Closing, all of the outstanding principal amounts as of the Closing Date under the working capital loan and the extension loan issued by the Company to the Sponsor will be converted by the Company and the Sponsor into New Eagle private warrants (the “New Eagle Private Warrants”), at the price of $1.00 per New Eagle Private Warrant.

Concurrently with the execution and delivery of the A&R Merger Agreement, certain Eagle Energy stockholders executed and delivered to the Company, New Eagle and Eagle the Amended and Restated Voting and Support Agreements (each, a “Amended and Restated Voting and Support Agreement”), pursuant to which, such Eagle Energy stockholders agreed to, among other things, (a) vote in favor of the A&R Merger Agreement and the Transactions and against any proposal in opposition to or inconsistent with the A&R Merger Agreement and the Transactions, and (b) not transfer any of such Eagle Energy stockholders’ Covered Shares (as defined therein).

Pursuant to the terms of the A&R Merger Agreement, contemporaneously with the Closing, New Eagle, the Sponsor and certain New Eagle Stockholders will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, (i) New Eagle will agree to file, within 30 days following the Closing Date, a registration statement covering the resale of certain shares of New Eagle Common Stock and other equity securities of New Eagle, (ii) holders of Registrable Securities (as defined therein) will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their Registrable Securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (iii) the existing registration and shareholder rights agreement, dated as of October 12, 2022, between the Company and the Sponsor will be amended, restated and terminated as of the Closing.

Also pursuant to the terms of the A&R Merger Agreement, prior to the Closing, certain New Eagle Stockholders, including the Sponsor, will have each separately entered into a lock-up agreement (each, a “Lock-Up Agreement”), pursuant to which, among other things, each such holder will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the shares of New Eagle Common Stock held by such holder immediately after the Second Effective Time, on the terms and subject to the conditions set forth in the Lock-Up Agreements.

In connection with the transactions contemplated by the A&R Merger Agreement, the Company, New Eagle, and Eagle Energy entered into an Amended and Restated Securities Purchase Agreement (the “Amended and Restated PIPE Agreement”) with an accredited investor (the “PIPE Investor”). Pursuant to the Amended and Restated PIPE Agreement, the PIPE Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of New Eagle’s Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Series A Preferred Stock Certificate of Designation (such stock the “Series A Preferred Stock”) and a warrant (the “Investor Warrants”) to purchase an aggregate of 2,500,000 shares of New Eagle Common Stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000 (the “Series A Preferred Stock Investment”). Each share of Series A Preferred Stock will have a stated value of $1,000.00 (the “Stated Value”).

In connection with the Closing, the Company, New Eagle and Continental Stock Transfer & Trust Company, as warrant agent, will enter into the Warrant Assumption Agreement. Such agreement will amend the warrant agreements governing the terms of the Warrants (the “Warrant Agreements”), as the Company will assign all its rights, title, and interest in the Warrant Agreements to New Eagle. Pursuant to the Warrant Assumption Agreement, the Warrants will no longer be exercisable for the Company’s Class A Ordinary Shares, and will be exchanged for New Eagle Warrants exercisable for shares of New Eagle Common Stock on substantially the same terms that were in effect prior to the Second Effective Time under the terms of the applicable Warrant Agreements.

Going Concern Consideration

As of December 31, 2025, the Company had approximately $155 thousand in cash held outside of the Trust Account and a working capital deficit of approximately $2.4 million after considering the extension promissory note of $1.5 million.

The Company’s liquidity through IPO were satisfied through the payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for issuance of the Founder Shares (as defined in Note 4), and loan from the Sponsor of approximately $269,000 under the Note (as defined in Note 4) and the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. The Company repaid the Note in full on October 18, 2022, and the facility is no longer available.

In addition, in order to finance the transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team, or any of their affiliates may provide the Company with Working Capital Loans (as defined in Note 4) as may be required (of which up to $1.5 million may be converted at the lender’s option into warrants). As of December 31, 2025 and 2024, there was no Working Capital Loan outstanding.

Based on the current operating plan, management believes that the Company will not have sufficient working capital to meet its working capital needs through the earlier of consummation of an initial Business Combination or mandatory liquidation date.

Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the consolidated financial statements are issued. Management plans to complete the initial Business Combination prior to the mandatory liquidation date and expects to receive financing from the Sponsor or the affiliates of the Sponsor to meet its obligations through the time of liquidation or the completion of the initial Business Combination. There is no financing that is currently committed and no assurance that the Company’s plans to consummate the initial Business Combination will be successful within the Combination Period (by July 17, 2026, assuming all extensions are exercised). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus.

On October 7, 2023, the State of Israel was attacked by Hamas, a Palestinian militant group designated as a Foreign Terrorist organization by the U.S. Department of State. As a result of this attack, the State of Israel commenced a military operation against Hamas which is supported by various nations including the United States. The conflicts in Gaza is in a state of cease fire under accords signed between the parties. However, the duration and intensity of the ongoing conflicts in Gaza and the broader region remain uncertain.

In addition, there have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on goods or materials or other changes in trade policy could negatively affect our ability to complete our initial business combination.

The impact of the above actions on the world economy is not determinable as of the date of these consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these consolidated financial statements. The Company’s ability to consummate an initial business combination, or the operations of a target business with which the Company ultimately consummates an initial business combination, may be materially and adversely affected by these military actions and related sanctions. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations, or ability to consummate an initial business combination are not yet determinable. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Principles of Consolidation

On September 19, 2025, Eagle Nuclear Energy Corp. was incorporated. Spring Valley Merger Sub II, Inc., a Nevada corporation, and Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company, are wholly owned subsidiaries of New Eagle.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such an extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities during the reporting periods. Actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of these consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of operating cash accounts and investments held in the Trust Account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2025 and 2024.

Cash and Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. In contrast, when the investments held in Trust Account are comprised of money market funds, these are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in the Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. As of December 31, 2025 and 2024, the assets held in the Trust Account were in mutual funds.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its equity-linked financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are classified as liabilities, the derivative instrument is initially recognized at fair value with subsequent changes in fair value recognized in the consolidated statements of operations each reporting period. The classification of derivative instruments, including whether such instruments should be classified as liabilities or as equity, is evaluated at the end of each reporting period.

The Company accounted for the Rights and warrants to be issued in connection with the Initial Public Offering and the Private Placement Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that the Rights and warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the instruments continue to be classified in equity.

The Company accounts for the Non-Redemption Agreements in accordance with the guidance contained in ASC 815. Such guidance provides that the Non-Redemption Agreements are classified as liabilities. As such, the non-redemption agreements derivative liability was recorded at its initial fair value on the date of issuance, and is adjusted at each balance sheet date thereafter. Changes in the estimated fair value of the non-redemption agreements derivative liability are recognized as a non-cash gain or loss on the consolidated statements of operations. The fair value of the derivative liability is discussed in Note 7.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred that were directly related to the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the warrants and Rights were charged to equity. Offering costs allocated to the Class A ordinary shares were charged against the carrying value of Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

As discussed in Note 1, all of the 23,000,000 Class A ordinary shares sold as parts of the Units in the Initial Public Offering contain a redemption feature. In accordance with the ASC 480-10-S99-3A, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classified all of the Class A ordinary shares as redeemable. Immediately upon the closing of the Initial Public Offering, the Company recognized a charge against additional paid-in capital (to the extent available) and accumulated deficit for the difference between the initial carrying value of the Class A ordinary shares and the redemption value. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in retained earnings, or in the absence of retained earnings, in additional paid-in capital.

As discussed in Note 1, the Company held the Shareholder Meeting to, among other things, extend the time the Company has to complete a business combination from January 17, 2024, to October 17, 2025. In connection with the Shareholder Meeting, the Company’s shareholders holding 8,362,234 Class A ordinary shares exercised their right to redeem such shares for a pro-rata portion of the funds in the Trust Account, and as a result, $90,726,471 (approximately $10.85 per share) was redeemed from the Trust Account to pay such holders. Following the redemptions, the Company had 14,637,766 Class A ordinary shares (subject to possible redemption) outstanding.

Additionally, on November 13, 2024, the Company held an extraordinary general meeting of shareholders in lieu of an annual general meeting at which their shareholders approved an amendment to our Amended and Restated Memorandum and Articles of Association to change the date by which the Company must consummate a business combination from October 17, 2024 to October 17, 2025.

In connection with the vote to approve the Amendment at the extraordinary general meeting held on November 13, 2024, holders of 12,424,337 Class A ordinary shares exercised their right to redeem their Class A ordinary shares for cash at a redemption price of approximately $11.43 per share, for an aggregate redemption amount of approximately $142,085,423. As a result, approximately $25,135,029 remains in the Trust Account and 9,880,095 Class A ordinary shares remain outstanding.

As described in Note 1, the Sponsor issued an unsecured promissory note to the Company pursuant to which the Sponsor has agreed to make monthly deposits directly to the Company’s Trust Account of $150,000 per month. The maximum aggregate amount under the promissory note (“note”) will not exceed $3,150,000. As of December 31, 2025, $1,500,000 has been borrowed against the note and deposited into the trust account. The contributions received are reflected as accretion to redemption value in the table below.

On October 15, 2025, the Company held an extraordinary general meeting of shareholders in lieu of an annual general meeting at which their shareholders approved an amendment to our Amended and Restated Memorandum and Articles of Association to change the date by which the Company must consummate a business combination to July 17, 2026, or such earlier date as is determined by the Company’s board of directors, in its sole discretion, to be in the best interests of the Company, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.01 by the number of public shares then outstanding for each one-month extension, up to a total of six months, starting on the 40th month from the closing of the Company’s initial public offering, unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. In connection with the vote to approve the Amendment Proposal, holders of 151 Class A ordinary shares exercised their right to redeem their Class A ordinary shares for cash at a redemption price of approximately $11.93 per share, for an aggregate redemption amount of approximately $1,801.43. As a result, approximately $26,404,398.04 remained in the Trust Account and 2,213,278 Class A ordinary shares remained outstanding immediately following the Extension Meeting.

As of December 31, 2025, the amounts of Class A ordinary shares reflected on the consolidated balance sheets are reconciled in the following table:

Class A ordinary shares subject to possible redemption - December 31, 2023	$249,254,022
Less:
Redemption	(232,811,894)
Plus:
Waiver of deferred underwriting fees	8,050,000
Adjustment for accretion of Class A ordinary shares subject to possible redemption	(438,044)
Adjustment for Contributions under promissory note	1,500,000
Class A ordinary shares subject to possible redemption - December 31, 2024	$25,554,084
Less:
Redemption	(1,801)
Plus:
Adjustment for accretion of Class A ordinary shares subject to possible redemption	1,063,694
Class A ordinary shares subject to possible redemption - December 31, 2025	$26,615,977

Net (Loss) Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has three classes of shares, which are referred to as (i) Class A ordinary shares subject to possible redemption (consisting of 9,880,095 publicly held Class A ordinary shares); (ii) Class A ordinary shares not subject to redemption (consisting of 7,666,666 Class A ordinary shares held by the Sponsor and the Company’s independent directors); and (iii) Class B ordinary shares. Income and losses are shared pro rata between the three classes of shares. Any of the Company’s Class B ordinary shares that are converted into Class A ordinary shares on a one-for-one basis, herein after referred to as the “Converted Class A shares.”

Net (loss) income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the periods. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net (loss) income per ordinary share as the redemption value approximates fair value. Therefore, the net (loss) income per ordinary share calculation allocates the (loss) income pro rata between Class A ordinary shares subject to possible redemption, Class A ordinary shares not subject to possible redemption, and Class B ordinary shares. The Company has not considered the effect of the exercise of the Public Warrants and Private Placement Warrants to purchase an aggregate of 24,850,000 Class A ordinary shares and the effect of the Rights to receive 2,300,000 Class A ordinary shares in the calculation of diluted (loss) income per ordinary share since the exercise of the warrants is contingent upon the occurrence of future events.

The following tables reflect the calculation of basic and diluted net (loss) income per ordinary share (in dollars, except per share amounts):

	For The Year Ended December 31,
	2025			2024
	Class A	Class A		Class A	Class A
	(subject to	(not subject to		(subject to	(not subject to
	redemption)	redemption)	Class B	redemption)	redemption)	Class B
Basic and diluted net (loss) income per ordinary share:
Numerator:
Allocation of net (loss) income	$(688,378)	$(2,384,372)	$—	$4,313,847	$2,327,882	$170,666
Denominator:
Basic and diluted weighted average ordinary shares outstanding	2,213,398	7,666,666	1	13,236,821	7,142,987	523,680
Basic and diluted net (loss) income per ordinary share	$(0.31)	$(0.31)	$(0.31)	$0.33	$0.33	$0.33

Income Taxes

The Company follows the guidance for accounting for income taxes under FASB ASC 740, “Income Taxes.” FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2025 and 2024. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company has not been subject to income tax examinations by major taxing authorities since its inception.

There is currently no taxation imposed on income by the government of the Cayman Islands (“Cayman”). In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable.

Note 3 — Initial Public Offering

On October 17, 2022, the Company consummated its Initial Public Offering of 23,000,000 Units, including the issuance of 3,000,000 Units as a result of the underwriters’ full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $230.0 million, and incurring offering costs of approximately $13.4 million, of which approximately $8.1 million was for deferred underwriting commissions.

Each Unit consists of one share of Class A ordinary shares, one-half of one redeemable warrant and one Right to receive one-tenth (1/10) of one Class A ordinary share. Each Public Warrant entitles the holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On January 26, 2021, the Sponsor purchased 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”), to cover certain expenses on the Company’s behalf for an aggregate purchase price of $25,000. On March 18, 2022, the Company effectuated a share capitalization with respect to its Class B ordinary shares of 1,916,667 shares thereof, resulting in an aggregate of 7,666,667 Class B ordinary shares outstanding. The Sponsor agreed to forfeit up to an aggregate of 1,000,000 Founder Shares to the extent that the option to purchase additional Units was not exercised in full by the underwriters or is reduced so that the Founder Shares would represent 25% of the Company’s issued and outstanding shares after the Initial Public Offering. On October 17, 2022, the underwriters consummated the exercise in full of the over-allotment; thus, these 1,000,000 Founder Shares were no longer subject to forfeiture.

The initial shareholders, and the executive officers and directors of the Company, agreed not to transfer, assign, or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property, excluding ordinary shares subject to forfeiture.

The Founder Shares are subject to performance and market condition vesting terms. The Sponsor agreed that upon and subject to the completion of the initial Business Combination, 25% of the Founder Shares then held by the Sponsor shall be considered to be newly unvested shares, which will vest only if the closing price of the Company’s Class A ordinary shares on the Nasdaq equals or exceeds

$12.50 for any 20 trading days within a 30 trading day period commencing at least 120 days after the closing of the initial Business Combination but before the fifth anniversary. The Sponsor agreed, subject to exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. Founder Shares, if any, that remain unvested at the fifth anniversary of the closing of the initial Business Combination will be forfeited, subject to certain exceptions. Notwithstanding the foregoing, and subject to the satisfaction of the other transfer restrictions on the Founder Shares described herein, the Sponsor may be able to transfer up to 80% of its Founder Shares even if it is required to forfeit all of its unvested Founder Shares and even if the trading price of Class A ordinary shares declines materially. The issuance of Founder Shares to the Sponsor is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”).

Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founder Shares were granted subject to a performance condition and a market condition. Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of October 17, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation will be recognized at the date a Business Combination is considered probable (i.e., upon completion of a Business Combination) in an amount equal to the number of Founder Shares that ultimately vest multiplied by the grant date fair value per share, which considers the market condition in the valuation, less the amount initially received for the purchase of the Founder Shares.

In February 2021, the Sponsor transferred 40,000 Class B ordinary shares to each of the Company’s directors. The sale of the Founder Shares is in the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date.

The fair value of these 120,000 shares granted to the Company’s directors was $452,000 or $3.77 per share. The Company estimates grant date fair value using Monte Carlo Simulation, considering the probability and timing of IPO completion, business combination completion, and an appropriate discount for lack of marketability, all Level 3 Inputs under ASC 820. The following assumptions were used for the determination of grant date fair value for the shares transferred to directors.

Risk-free interest rate	0.30%
Expected term (in years)	3.96

The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance.

As discussed in Note 1, on January 25, 2024, the Sponsor voluntarily elected to convert 7,546,666 of its Class B ordinary shares to Class A ordinary shares, and the independent directors of the Company voluntarily elected to convert an aggregate of 120,000 Class B ordinary shares to Class A ordinary shares, in each case, on a one-for-one basis and Company issued an aggregate of 7,666,666 shares of Class A ordinary shares not subject to redemption. The Converted Class A Shares will remain subject to the existing transfer restrictions on the Class B ordinary shares following such conversions.

As of December 31, 2025, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founder Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 13,350,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $13.4 million. Each Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per ordinary share.

A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees.

The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign, or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.

Related Party Loans

Promissory Note to Sponsor

The Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note, dated January 26, 2021, and was later amended and restated on January 28, 2022, and subsequently amended and restated a second time on September 26, 2022 (the “Note”). The Note was non-interest bearing, unsecured, and due upon the closing of the Initial Public Offering. The Company fully repaid the Note on October 18, 2022. Upon consummation of the Initial Public Offering, the Note was no longer available to the Company.

On October 8, 2025, the Company issued an unsecured promissory note (the “Note”) in the principal amount of up to $1,500,000 to the Sponsor, a significant shareholder of the Company, which may be drawn down from time to time prior to the Maturity Date (defined below) upon request by the Company. The Note does not bear interest and the principal balance will be payable on the date on which the Company consummates its initial business combination (such date, the “Maturity Date”). In the event the Company consummates its initial business combination, the Sponsor has the option on the Maturity Date to convert all or any portion of the principal outstanding under the Note into that number of warrants (“Working Capital Warrants”) equal to the portion of the principal amount of the Note being converted divided by $1.00, rounded up to the nearest whole number. The terms of the Working Capital Warrants, if any, would be identical to the terms of the private placement warrants issued by the Company at the time of its initial public offering, including the transfer restrictions applicable thereto. The Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. As of December 31, 2025, $900,000 has been borrowed against the Note and $600,000 is available for withdrawal.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post - Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2025 and 2024, no amounts have been drawn on the Working Capital Loans.

Extension Loans

As described in Note 1, in connection with the extension on January 10, 2024, Sponsor issued an unsecured promissory note to the Company pursuant to which Sponsor has agreed to make monthly deposits directly to the Company’s Trust Account of $150,000 per month. The maximum aggregate amount under the promissory note will not exceed $3,150,000. The deposits are paid monthly (or a pro-rata portion thereof if less than a full month), began on January 11, 2024, and thereafter on the fifteenth day of each subsequent month (or if such fifteenth day is not a business day, on the business day immediately preceding such fifteenth day) until the earlier of (i) the consummation of a Business Combination, and (ii) the end of the Combination Period.

The promissory note is non-interest bearing and is payable upon the consummation of the initial Business Combination and if the Business Combination is not consummated, the date of the termination, dissolution, or winding up of the Company as determined in the sole discretion of the Company’s board of directors. On October 2, 2024, the Board determined that in order to make the Company a more attractive partner to sponsors of special purpose acquisition companies seeking to take over the management and affairs of special purpose acquisition companies, following the extraordinary general meeting of shareholders held on November 13, 2024, the Sponsor and any successor to the obligations of the Sponsor are no longer be required to make monthly deposits to the Trust Account of $0.02 for each outstanding Class A ordinary share, up to a maximum of $150,000 per month. As of December 31, 2025, $1,500,000 has been borrowed against the promissory note and deposited in the Trust Account.

Advance from Sponsor

In August and September of 2025, the Sponsor advanced the Company $550,000 to pay for expenses. These advances are now included in the balance of the promissory note entered into on October 8, 2025. As of December 31, 2025 and 2024, the Company had no advances from the Sponsor.

Administrative Services Agreement

On October 12, 2022, the Company entered into an agreement with the Sponsor, pursuant to which the Company agreed to pay the Sponsor an amount of $10,000 per month for office space, secretarial and administrative support services provided to members of the management team through the earlier of consummation of the initial Business Combination and the liquidation. In November 2024, the Company terminated the administrative services agreement. The Company incurred $0 in such fees for the year ended December 31, 2025. The Company incurred $120,000 in such fees included as general and administrative expenses on the accompanying statements of operations for the year ended December 31, 2024. On June 18, 2025, the Sponsor forgave the accrued administrated fees, as a result the accrued expense was eliminated and considered a capital contribution. The Company had no unpaid fees as of December 31, 2025, and $120,000 as of December 31, 2024.

In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account. For the year ended December 31, 2025, and 2024, there were no expenses to be reimbursed.

Note 5 — Commitments and Contingencies

Shareholder and Registration Rights

The holders of Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans, if any (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement to be signed upon the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per Unit, or approximately $8.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On September 30, 2024, one of the underwriters in the Initial Public Offering, Citigroup Global Markets Inc., elected to waive its rights to receive its portion of the deferred underwriting commission. This portion accounted for approximately $5.2 million of the total deferred underwriting commission liability of $8.0 million.

On October 18, 2024, one of the underwriters in the Initial Public Offering, Guggenheim Securities, elected to waive its rights to receive its portion of the deferred underwriting commission amounting to $2.8 million. Therefore, as of October 18, 2024, the total amount of deferred underwriting commission of $8.0 million was waived.

Deferred Legal Fees

The Company engaged a legal counsel firm for legal advisory services, and the legal counsel agreed to defer a portion of their fees (“Deferred Legal Fees”). The deferred fee will become payable solely in the event that the Company completes a Business Combination. As of December 31, 2025 and 2024, the Company had Deferred Legal Fees of approximately $2,133,670 and $1,640,000 in connection with such services, respectively. The Company will recognize an expense for these services when the performance trigger is considered probable.

Merger Agreement

On July 30, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Spring Valley Merger Sub II, Inc., a Nevada corporation (“Merger Sub”) and Eagle Energy Metals Corp., a Nevada corporation (“Eagle Energy”). Subject to its terms and conditions, the Merger Agreement provides that (i) on the day prior to the closing date, the Company shall domesticate as a corporation in the State of Nevada (“Redomicile”), and, in connection with the Redomicile, adopt the articles of incorporation and bylaws, in each case, in the form to be mutually agreed between the Company and Eagle Energy and (ii) subject to the terms and conditions of the Merger Agreement and in accordance with the Nevada Revised Statues (“NRS”), at the Closing, Merger Sub will merge with and into Eagle Energy, (the “Merger”), with Eagle Energy surviving the Merger as the surviving corporation. As a result of the Merger, Eagle Energy will become a direct wholly owned subsidiary of the Company.

Concurrently with the execution and delivery of the Merger Agreement, the Company, Sponsor and Eagle Energy entered into the Sponsor Support Agreement, pursuant to which, among other things, Sponsor agreed to (a) vote all of the Subject Acquiror Shares (as defined in the Sponsor Support Agreement) in favor of the Merger Agreement and the related transactions and against any proposal in opposition to or inconsistent with the Merger Agreement and the related transactions, and (b) not redeem the Subject Acquiror Shares (as defined in the Sponsor Support Agreement), in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. In addition, the Sponsor will agree, subject to and conditioned upon the Closing, to forfeit, concurrently with the Closing, all of its owned shares and owned warrants other than (i) 3,100,000 shares of the Company’s Common Stock and (ii) 7,000,000 of the Company’s Private Warrants. At the Closing, all of the outstanding principal amounts as of the closing date under the working capital loan and the extension loan issued by the Company to the Sponsor will be converted by the Company and the Sponsor into the Company’s warrants, at the price of $1.00 per warrant.

Concurrently with the execution and delivery of the Merger Agreement, certain Company stockholders executed and delivered to the Company and Eagle Energy the Voting and Support Agreement, pursuant to which, Eagle Energy stockholders agreed to, among other things, (a) vote in favor of the Merger Agreement and the related transactions and against any proposal in opposition to or inconsistent with the Merger Agreement and the related transactions and (b) not transfer any of Eagle Energy stockholders’ covered shares.

In connection with the transactions contemplated by the Merger Agreement, on July 30, 2025, the Company and Eagle Energy entered into a securities purchase agreement (the “SPA”) with an accredited investor (the “Investor”). Pursuant to the SPA, the Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of the Company’s Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Series A Preferred Stock Certificate of Designation (such stock the “Series A Preferred Stock”) and a warrant (the “Investor Warrants”) to purchase 2,500,000 shares of the Company’s common stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000 (the “Series A Preferred Stock Investment”). Each share of Series A Preferred Stock will have a stated value of $1,000.00 (the “Stated Value”).

On September 29, 2025, the Company, Merger Sub 2, and Eagle Energy restructured the transactions contemplated under the Original Merger Agreement by entering into the A&R Merger Agreement by and among New Eagle, Merger Sub 1, Merger Sub 2, the Company, and Eagle Energy. The A&R Merger Agreement amends and restates, in its entirety, the Original Merger Agreement.

Concurrently with the execution and delivery of the A&R Merger Agreement, the Company, New Eagle, Eagle Energy and the Sponsor entered into the Amended and Restated Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (a) vote all of the Ordinary Shares held by the Sponsor in favor of the A&R Merger Agreement and the Transactions and against any proposal in opposition to or inconsistent with the A&R Merger Agreement and the Transactions, and (b) not redeem the Ordinary Shares held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Amended and Restated Sponsor Support Agreement. The Sponsor has also agreed, subject to and conditioned upon the Closing, to forfeit, concurrently with the Closing, all of its Ordinary Shares and the Warrants other than (i) 3,100,000 Class A Ordinary Shares, and (ii) 7,000,000 private placement warrants, of the Company. Additionally, at the Closing, all of the outstanding principal amounts as of the Closing Date under the working capital loan and the extension loan issued by the Company to the Sponsor will be converted by the Company and the Sponsor into New Eagle private warrants, at the price of $1.00 per New Eagle Private Warrant.

Concurrently with the execution and delivery of the A&R Merger Agreement, certain Eagle Energy stockholders executed and delivered to the Company, New Eagle and Eagle the Amended and Restated Voting and Support Agreements, pursuant to which, such Eagle Energy stockholders agreed to, among other things, (a) vote in favor of the A&R Merger Agreement and the Transactions and against any proposal in opposition to or inconsistent with the A&R Merger Agreement and the Transactions, and (b) not transfer any of such Eagle Energy stockholders’ Covered Shares (as defined therein).

Pursuant to the terms of the A&R Merger Agreement, contemporaneously with the Closing, New Eagle, the Sponsor and certain New Eagle Stockholders will enter into the Registration Rights Agreement, pursuant to which, among other things, (i) New Eagle will agree to file, within 30 days following the Closing Date, a registration statement covering the resale of certain shares of New Eagle Common Stock and other equity securities of New Eagle, (ii) holders of Registrable Securities (as defined therein) will be granted certain takedown, demand, block trade and piggyback registration rights with respect to their Registrable Securities, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement, and (iii) the existing registration and shareholder rights agreement, dated as of October 12, 2022, between the Company and the Sponsor will be amended, restated and terminated as of the Closing.

Also pursuant to the terms of the A&R Merger Agreement, prior to the Closing, certain New Eagle Stockholders, including the Sponsor, will have each separately entered into a Lock-Up Agreement, pursuant to which, among other things, each such holder will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the shares of New Eagle Common Stock held by such holder immediately after the Second Effective Time, on the terms and subject to the conditions set forth in the Lock-Up Agreements.

In connection with the transactions contemplated by the A&R Merger Agreement, the Company, New Eagle, and Eagle Energy entered into the Amended and Restated PIPE Agreement with the PIPE Investor. Pursuant to the Amended and Restated PIPE Agreement, the PIPE Investor has agreed, among other things, to purchase, at the Closing, 29,700 shares of New Eagle’s Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Series A Preferred Stock Certificate of Designation and a warrant to purchase an aggregate of 2,500,000 shares of New Eagle Common Stock, at an exercise price of $12.00 per share, for an aggregate purchase price of $29,700,000. Each share of Series A Preferred Stock will have a stated value of $1,000.00.

In connection with the Closing, the Company, New Eagle and Continental Stock Transfer & Trust Company, as warrant agent, will enter into the Warrant Assumption Agreement. Such agreement will amend the Warrant Agreements, as the Company will assign all its rights, title, and interest in the Warrant Agreements to New Eagle. Pursuant to the Warrant Assumption Agreement, the Warrants will no longer be exercisable for the Company’s Class A Ordinary Shares, and will be exchanged for New Eagle Warrants exercisable for shares of New Eagle Common Stock on substantially the same terms that were in effect prior to the Second Effective Time under the terms of the applicable Warrant Agreements.

Note 6 — Shareholders’ Deficit

Preference Shares — The Company is authorized to issue 1,000,000 preference shares, par value $0.0001 per share, with such designations, voting, and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2025 and 2024, there were 9,879,945 and 9,880,095 of Class A ordinary shares, respectively, of which

2,213,278 and 2,213,429 shares are subject to possible redemption issued and outstanding and were classified outside of permanent deficit on the consolidated balance sheets, respectively.

On January 25, 2024, the Company issued an aggregate of 7,666,666 shares of Class A ordinary shares, upon conversion of an equal number of shares of Class B ordinary shares. The 7,666,666 shares of Class A ordinary shares issued in connection with the Conversion are subject to the same restrictions as applied to the shares of Class B ordinary shares before the conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the Company’s initial public offering. After giving effect to the Founder Share Conversion, prior to the redemptions in connection with Amendment, the total number of shares of Class A ordinary shares that are issued and outstanding consists of 22,304,432 Class A ordinary shares (consisting of 14,637,766 publicly-held Class A ordinary shares, 7,546,666 Converted Class A shares held by Spring Valley Acquisition Sponsor II, LLC, and 120,000 Converted Class A shares not subject to redemption held by the registrant’s independent directors).

Class B Ordinary Shares — The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares shall have the right to vote on the election of the Company’s directors prior to the initial Business Combination.

As described in Note 1, the Sponsor voluntarily elected to convert 7,546,666 of its Class B ordinary shares to Class A ordinary shares, and the independent directors of the Company voluntarily elected to convert an aggregate of 120,000 Class B ordinary shares to Class A ordinary shares, in each case, on a one-for-one basis. The Sponsor and the independent directors waived any right to receive funds from the Trust Account established by the Company in connection with its Initial Public Offering that was consummated on October 17, 2022, with respect to any Converted Class A shares, and no additional funds were deposited into the Trust Account in respect of any such Converted Class A shares. The Converted Class A Shares will remain subject to the existing transfer restrictions on the Class B ordinary shares following such conversions.

As of December 31, 2025 and 2024, there was 1 Class B ordinary share issued and outstanding.

Rights — As of December 31, 2025 and 2024, there were 2,300,000 Rights outstanding. Each holder of a whole Right will receive one-tenth of one Class A ordinary share upon consummation of the initial Business Combination. In the event the Company will not be the survivor upon completion of the initial Business Combination, each holder of a Right will be required to affirmatively convert his, her, or its Rights in order to receive the one share underlying each Right (without paying any additional consideration) upon consummation of the Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds for their Rights, and the Rights will expire worthless. No fractional shares will be issued upon conversion of any Rights.

Warrants — As of December 31, 2025 and 2024, the Company had 11,500,000 Public Warrants and 13,350,000 Private Placement Warrants outstanding, respectively. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the public warrant agreement. Notwithstanding the foregoing, if the Company’s ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act, the Company, at its option, may require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. The Public Warrants will expire five years after the completion of the Business Combination or earlier upon the Company’s redemption or liquidation.

The exercise price of each Warrant is $11.50 per share, subject to adjustment as described herein. In addition, if the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

The Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption; and
●	if, and only if the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the Public Warrants as described above unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30 day redemption period. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay the exercise price for each Public Warrant being exercised.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable, or saleable until 30 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable and will be exercisable at the election of the holder on a “cashless basis.”

In no event, the Company will be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Fair Value Measurements

The following tables present information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2025 and 2024, by level within the fair value hierarchy:

December 31, 2025

	Quoted Prices in	Significant Other	Significant Other
	Active Markets	Observable Inputs	Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and investments held in Trust Account - U.S. Treasury Securities	$26,615,977	$—	$—
Liabilities:
Non-redemption agreements derivative liability	$—	$—	$2,814,086

December 31, 2024

	Quoted Prices in	Significant Other	Significant Other
	Active Markets	Observable Inputs	Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and investments held in Trust Account - U.S. Treasury Securities	$25,554,084	$—	$—

The Non-Redemption Agreements derivative liability were accounted for as liabilities in accordance with ASC 815 and are presented on the consolidated balance sheets. The non-redemption agreements derivative liability are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of derivative liability in the consolidated statements of operations.

The Non-Redemption Agreements derivative liability were initially and as of the end of each subsequent reporting period, valued using a monte-carlo simulation model, which is considered to be a Level 3 fair value measurement. The key inputs into the monte-carlo simulation model for the Non-Redemption Agreements derivative liability were as follows:

December 31,
Input	2025
Market price of Class A common stock	11.87
Risk-free rate	3.76%
Volatility	10.8%
Term	5.25

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There was no transfer between levels during the year ended December 31, 2025 and 2024.

The following table presents the changes in the fair value of Level 3 non-redemption agreements derivative liabilities:

Non-redemption
agreements derivative
liabilities
December 31, 2024	$—
Change in fair value of non-redemption agreements derivative liabilities	2,814,086
Fair value of non-redemption agreements derivative liabilities as of December 31, 2025	$2,814,086

Note 8 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	December 31,	December 31,
	2025	2024
Cash and investments held in Trust Account	$26,615,977	$25,554,084
Cash	$154,890	$495,352

	For the Year Ended
	December 31,
	2025	2024
General and administrative expenses	$1,330,775	$842,565
Income from investments held in Trust Account	$1,063,695	$7,611,956

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income are reported on the statements of operations and described within their respective disclosures.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify any other subsequent events, other than the below, that would have required adjustment or disclosure in the consolidated financial statements.

On February 23, 2026, the Company held an extraordinary general meeting of shareholders (the “meeting”), at which the Companys shareholders considered and voted in favor of, among other matters, a proposal to approve and adopt the Merger Agreement and the Business Combination with Eagle Energy. On February 24, 2026, the parties to the Merger Agreement consummated the Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Eagle Energy Metals Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Eagle Energy Metals Corp. (the “Company”) as of November 30, 2025 and 2024, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year ended November 30, 2025 and the period from December 14, 2023 (inception) through November 30, 2024, and the related notes to the financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2025 and 2024, and the results of its operations and its cash flows for the year ended November 30, 2025 and the period from December 14, 2023 (inception) through November 30, 2024 in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 of the notes to the financial statements, the Company has suffered losses from operations since inception and has insufficient working capital to fund future operations, both of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2025.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

January 20, 2026

EAGLE ENERGY METALS CORP.

BALANCE SHEET

AS OF NOVEMBER 30, 2025 AND 2024

	November 30, 2025	November 30, 2024
Assets
Current assets
Cash	$1,301,928	$717
Prepaid expenses	162,897	427
Total current assets	1,464,825	1,144
Deposits	71,506	—
Intangible asset, net	65,915	—
Mineral rights	1,201,390	—
Right of use asset – operating lease, net	84,326	—
Total assets	$2,887,962	$1,144
Liabilities, Mezzanine Equity, and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued liabilities	$530,339	$106,245
Due to related parties	280,025	518,468
Lease liability	33,155	—
Total current liabilities	843,519	624,713
Lease liability – non-current	55,086	—
Total liabilities	898,605	624,713
Commitments and contingencies (Note 11)
Mezzanine equity
Redeemable common stock, $0.0001 par value, 350,000,000 shares authorized; 15,951,675 shares issued and subject to possible redemption at $0.02 per share as of November 30, 2025 (none as of November 30, 2024)	300,000	—
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; none issued and outstanding as of November 30, 2025 and 2024	—	—
Common stock, $0.0001 par value, 350,000,000 shares authorized; 110,211,574 shares issued and outstanding, excluding 15,951,675 shares subject to possible redemption, as of November 30, 2025 (96,000,040 shares as of November 30, 2024)	11,020	9,600
Additional paid-in capital	7,959,026	219,138
Obligation to issue shares	—	167,750
Accumulated deficit	(6,280,689)	(1,020,057)
Total stockholders’ equity (deficit)	1,689,357	(623,569)
Total liabilities, mezzanine equity and stockholders’ equity (deficit)	$2,887,962	$1,144

The accompanying notes are an integral part of these financial statements

EAGLE ENERGY METALS CORP.

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

		For the period from
		December 14, 2023
	For the year ended	(Inception) through
	November 30, 2025	November 30, 2024
Operating expenses
Bank charges	$4,184	$389
Business development	116,742	—
Amortization expense	1,515	—
Mineral rights development expenditures	314,013	—
Office and administrative	895,430	41,027
Professional fees	3,075,312	758,143
Rent expense	123,554	27,589
Investor relations	120,000	—
Salaries and wages	18,151	—
Licensing fee expense	29,436	—
Travel and entertainment	549,177	123,483
Total operating expenses	(5,247,514)	(950,631)
Other income (expense)
Loss on impairment	—	(70,000)
Gain (loss) on foreign currency transactions	(13,118)	574
Total other expense	(13,118)	(69,426)
Net loss	$(5,260,632)	$(1,020,057)
Weighted average number of redeemable shares outstanding – Basic and diluted	5,419,199	—
Loss per share, redeemable shares – Basic and diluted	$(0.05)	$—
Weighted average number of non-redeemable shares outstanding – Basic and diluted	105,453,176	73,183,116
Loss per share, non-redeemable shares – Basic and diluted	$(0.05)	$(0.01)

The accompanying notes are an integral part of these financial statements

EAGLE ENERGY METALS CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

						Total
	Common Stock		Additional	Obligation		Stockholders’
	Number of		Paid-In	to Issue	Accumulated	Equity
	Shares	Amount	Capital	Shares	Deficit	(Deficit)
Balance, December 14, 2023 (Inception)	—	$—	$—	$—	$—	$—
Issuance of common shares	96,000,040	9,600	225,601	—	—	235,201
Share issuance costs	—	—	(6,463)	—	—	(6,463)
Shares to be issued for bonus	—	—	—	167,750	—	167,750
Net loss	—	—	—	—	(1,020,057)	(1,020,057)
Balance, November 30, 2024	96,000,040	$9,600	$219,138	$167,750	$(1,020,057)	$(623,569)
Issuance of common shares	13,140,724	$1,313	$8,014,535	$—	$—	$8,015,848
Issuance of shares to consultants	500,000	50	304,950	(167,750)	—	137,250
Share issuance costs	570,810	57	(579,597)	—	—	(579,540)
Net loss	—	—	—	—	(5,260,632)	(5,260,632)
Balance, November 30, 2025	110,211,574	$11,020	$7,959,026	$—	$(6,280,689)	$1,689,357

The accompanying notes are an integral part of these financial statements

EAGLE ENERGY METALS CORP.

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

		For the period from
		December 14, 2023
	For the year ended	(inception) through
	November 30, 2025	November 30, 2024
Cash flows from operating activities
Net loss	$(5,260,632)	$(1,020,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on impairment	—	70,000
Amortization expense	1,515	—
(Gain) loss on foreign currency transactions	13,118	(574)
Non-cash lease adjustment	3,662	—
Non-cash consulting fees	137,250	167,750
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	416,093	101,316
Deposits	(71,506)	—
Prepaid expenses	(162,470)	(427)
Due to related parties	(238,443)	518,468
Net cash used in operating activities	(5,161,413)	(163,524)
Cash flows from investing activities
Purchase of intangible assets	(67,430)	—
Investment in mineral rights	(1,193,415)	(70,000)
Net cash used in investing activities	(1,260,845)	(70,000)
Cash flows from financing activities
Proceeds from the issuance of common shares, net of share issuance costs	7,436,308	233,667
Proceeds from the issuance of redeemable common stock	300,000	—
Net cash provided by financing activities	7,736,308	233,667
Effects of foreign exchange on cash	(12,839)	574
Increase in cash	1,301,211	717
Cash, beginning of period	717	—
Cash, end of period	$1,301,928	$717
Supplemental disclosure of non-cash information
Share issuance costs in accounts payable	$—	$4,929
Share issuance costs settled in shares	$348,194	$—
Investment in mineral rights in accounts payable	$7,975	$—
Consultant bonus settled by issuance of bonus shares	$183,000	$—
Consulting fees paid by issuance of shares	$122,000	$—

The accompanying notes are an integral part of these financial statements

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

1.	NATURE OF OPERATIONS

Eagle Energy Metals Corp., formerly Eagle Battery Metals Corp., (“Eagle Energy” or the “Company”) was incorporated on December 14, 2023, under the laws of the State of Delaware. The Company’s registered office is held at Capitol Services Inc. 108 Lakeland Avenue, Kent County, Dover, DE 19901. The Company is a mining and exploration company focused on mineral exploration and development in North America.

On October 17, 2024, the Company completed a conversion into a Nevada corporation (the “Conversion”), under the name Eagle Energy Metals Corp. pursuant to a plan of conversion. Each common share outstanding, par value of $0.0001 per share, of the Company as a Delaware entity was converted into 4.081617 common shares, par value of $0.0001 of the Company as a Nevada entity. The share amounts included in the accompanying financial statements reflect the converted amount.

On July 30, 2025, the Company entered into an agreement and plan of merger (“BCA”) with Spring Valley Acquisition Corp. II (“SVII”), a publicly traded special purpose acquisition company listed on NASDAQ under the symbol “SVII”. The BCA outlines terms of a transaction in which SVII would acquire all of the outstanding equity of the Company in exchange for shares of SVII, in order to effect a “de-SPAC” transaction, with the intention of obtaining a listing for the Company on NASDAQ. The BCA was subsequently amended on September 29, 2025 (“Amended BCA”), to amend the legal structure of the “de-SPAC”, such that each of SVII and the Company will become a subsidiary of Eagle Nuclear Energy Corp. (“PubCo”), a newly incorporated entity, with the intention of obtaining a listing of PubCo on the NASDAQ.

Risks and Uncertainties

Disruption of global financial markets and a recession or market correction, including the ongoing military conflicts between Russia and Ukraine and the related sanctions imposed against Russia as well as the conflict between Israel and Hamas, the significant tariffs imposed by the United States on imports from other countries and other global macroeconomic factors such as inflation and rising interest rates, could reduce the Company’s ability to access capital, which could in the future negatively affect the Company’s liquidity and could materially affect the Company’s business and the value of its common stock.

2.	BASIS OF PRESENTATION
a)	Basis of accounting

The accompanying financial statements are presented using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). References to the “ASC” hereafter refer to the Accounting Standards Codification established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP.

b)	Going concern

During the year ended November 30, 2025, the Company incurred a net loss of $5,260,632 (for the period from December 14, 2023 (inception) through November 30, 2024 — $1,020,057), and as of November 30, 2025, had an accumulated deficit of $6,280,689 (November 30, 2024 — 1,020,057). The Company’s ability to continue its operations and to realize its assets at their carrying values is dependent upon the Company’s ability to raise financing and generate profits and positive cash flows from operations to cover its operating costs. From time to time, the Company generates working capital to fund its operations by raising capital through equity or debt financing. However, there is no assurance that the Company will be able to continue to raise capital this way in the future.

The financial statements do not give effect to any adjustments required for the Company to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the financial statements. If the going concern assumption was not appropriate for the financial statements, adjustments would be necessary to the balance sheet classifications used. Such adjustments could be material. Additional funds will be required to enable the Company to pursue its initiatives, and the Company may be unable to obtain such financing on terms which are satisfactory to it. Furthermore, there is no assurance that the business will be profitable. These factors indicate the existence of a material uncertainty that may cast doubt about the Company’s ability to continue as a going concern within one year after the date of the financial statements being issued. Should the Company be unable to complete these plans to obtain additional financing and be unable to continue as a going concern, the Company may be forced to cease operations.

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

2.	BASIS OF PRESENTATION (continued)
c)	Functional and presentation currencies

The financial statements of the Company are presented in United States dollars. The functional currency of the Company is the United States dollar; however, a significant amount of the Company’s vendors and expenses have been paid in Canadian dollars and the difference between the amount paid in Canadian dollars and reported in United States dollars related to the exchange rates on the dates such payments were made has been reflected in the accompanying statements of operations of the respective period within the account labeled gain (loss) on foreign currency transactions.

d)	Emerging growth company

The Company is an “Emerging Growth Company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it has taken advantage of certain exemptions that are not applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial reporting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public and private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

e)	Use of estimates and judgments

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make judgments, estimates and assumptions, about future events that may impact the amounts reported in the financial statements. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are made prospectively.

Key estimates made by management with respect to the areas noted have been disclosed in the notes to the financial statements.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a)	Cash

Cash includes cash on hand, deposits held with banks, and when applicable, short-term, highly liquid deposits which are either cashable or with original maturities of less than three months. There are no cash equivalents as of November 2025. At times, the Company’s cash balance exceeds the federally insured limits. The total uninsured cash balance as of November 30, 2025 was $980,411 (November 30, 2024 — $Nil).

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
b)	Impairment of long-lived assets

Long-lived assets or asset groups held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. Circumstances that could trigger a review include, but are not limited to: significant decreases in the market price of the assets; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the assets; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the assets; and current expectation that the assets will more likely than not be sold or disposed significantly before the end of their estimated useful life.

When indicators of potential impairment are present the Company prepares a projected undiscounted cash flow analysis for the respective asset or asset group. If the sum of the undiscounted cash flows is less than the carrying value of the asset or asset group, an impairment loss is recognized equal to the excess of the carrying value over the fair value, if any. Fair value can be determined using discounted cash flows of future operating results based upon a rate that corresponds to the cost of capital. Recognized impairment losses are not reversed. During the period from December 14, 2023 through November 30, 2024, an impairment of $70,000 was incurred on the mineral rights (Note 4).

c)	Financial instruments measurements and fair value of financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Financial assets are classified and measured at fair value with subsequent changes in fair value recognized in either profit and loss as they arise unless restrictive criteria are met for classifying and measuring the asset at either amortized cost or fair value through other comprehensive income. Financial liabilities are measured at amortized costs unless they are elected to be or required to be measured at fair value through profit and loss.

Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred, and the Company has transferred all risks and rewards of ownership. Financial liabilities are derecognized when the obligations specified in the contract are discharged, cancelled, or expire.

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements.

ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following, based on the nature of the valuation inputs:

●	Level 1: quoted prices (unadjusted) for identical assets or liabilities in active markets;
●	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and,
●	Level 3: one or more significant inputs used in a valuation technique are unobservable in determining fair values of the asset or liability.

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Determination of fair value and the resulting hierarchy requires the use of observable market data where available. The classification of an asset or liability in the hierarchy is based on the lowest level of input that is significant to the fair value measurement.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.

d)	Income taxes

The Company’s tax provision consists of taxes currently payable or receivable, plus any change during the period in deferred tax assets and liabilities. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that is it more likely than not that some portion of the deferred tax asset will not be realized.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting for income taxes requires a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if available evidence indicates it is more likely than not that the tax position will be fully sustained upon review by taxing authorities, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount with a greater than 50 percent likelihood of being realized upon ultimate settlement. For tax positions that are 50 percent or less likely of being sustained upon audit, the Company does not recognize any portion of that benefit in the financial statements. The Company is not aware of any issues under review that could result in significant payments, accruals or a material deviation from its position. The Company is subject to income tax examinations by taxing authorities for the tax years ended 2024 and 2025.

e)	Loss per share

Basic earnings (loss) per share (“EPS”) is calculated by dividing profit or loss attributable to common equity holders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. The denominator is calculated by adjusting the shares issued at the beginning of the period by the number of shares issued or bought back during the period, multiplied by a time-weighting factor.

Diluted EPS is calculated by adjusting the earnings and number of shares for the effects of dilutive options and other dilutive potential units. The effects of anti-dilutive options and potential units are ignored in calculating diluted EPS. All options and potential units are considered anti-dilutive when the Company is in a loss position.

The Company had no anti-dilutive securities as of November 30, 2025 and 2024.

f)	Offering cost

The Company complies with the requirements of ASC 340-10-S99-1 and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs associated with the issuance of common stock were charged against the proceeds received from and carrying value of the common stock.

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
g)	Related parties

The Company identifies and discloses all related party transactions. Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

h)	Leases

The Company determines if an arrangement contains a lease at inception as defined by ASC 842, Leases (“ASC 842”). To meet the definition of a lease under ASC 842, the contractual arrangement must convey to the Company the right to control the use of an identifiable asset for a period of time in exchange for consideration. Right of Use (“ROU”) assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

i)	Mineral rights

Costs of exploration, carrying and retaining unproven mineral rights and properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it will enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs are amortized on a units-of-production basis over the proven and probable reserves following the commencement of production.

To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are being expensed.

ASC 930-805, Extractive Activities-Mining: Business Combinations (“ASC 930-805”) states that mineral rights comprise the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights and properties which are considered tangible assets under ASC 930-805. Further, ASC 930-805 requires that mineral assets or rights be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights and properties are initially capitalized as tangible assets. Mineral rights and properties include costs associated with acquiring patented and unpatented mining claims.

For the years ended November 30, 2025 and 2024, the Company has incurred acquisition costs for mineral rights of $1,201,390 and $70,000, respectively. The $70,000 incurred in the prior period was subsequently written off due to impairment as of November 30, 2024 (see Note 4).

j)	Redeemable common stock

The Company accounts for its redeemable common stock in accordance with the guidance of ASC 480, Distinguishing Liabilities from Equity (“ASC 480”). Shares of common stock subject to mandatory redemption, if any, is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder, or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Certain common stock of the Company features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, such redeemable common stock is presented at redemption value as mezzanine equity, outside of the stockholders’ equity (deficit) section of the Company’s balance sheets.

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
k)	Subsequent Events

The Company evaluated subsequent events through the date in which the financial statements were issued (see Note 13).

l)	Recent accounting pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires an enhanced disclosure of segments on an annual and interim basis, including the title of the chief operating decision maker, significant segment expenses, and the composition of other segment items for each segment’s reported profit. The Company adopted ASU 2023-07 as of December 1, 2024, which had no material impact on the Company’s financial statements.

ASC 280, Segment Reporting (“ASC 280”), establishes standards for the way that public business enterprises report information about operating segments in their annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. ASC 280 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company’s business segments are based on the organization structure used by the chief operating decision maker for making operating and investment decisions and for assessing performance. Our Chief Executive Officer, who is our chief operating decision maker, views the Company’s operations and manages its business in one operating segment, which is principally mineral exploration and development in North America.

4.	MINERAL RIGHTS

Fish Lake Valley Property

On January 12, 2024, the Company entered into a property option agreement with Acme Lithium US Inc. (“Acme”), whereby Acme agreed to grant the Company the sole, exclusive option to acquire their 100% interest in 207 lode claims at the Fish Lake Valley property located in Esmerelda County, Nevada. The agreement was amended on June 14, 2024 (the “Fish Lake Valley Effective Date”). The Company paid $20,000 as consideration for entering into an amended agreement.

In order to exercise the option, the Company is required to make a series of cash payments, issuance of common shares of the Company with a total value of $3,300,000, and the incurrence of expenditures towards mining operations in respect of the Fish Lake Valley Property. The breakdown of payments and issuance of common shares are as follows:

●	Pay $50,000 within five days of the Fish Lake Valley Effective Date (paid);
●	Pay $100,000 within six months of the Fish Lake Valley Effective Date;
●	Incur $500,000 in expenditures toward mining operations of the Property, on or before the first-year anniversary of the Fish Lake Valley Effective Date;
●	Pay $450,000 and issue common shares of the Company equal to $675,000, on the date the Company completes an initial public offering or otherwise becomes listed on a stock exchange (the “Listing Date”), using a deemed price per share on the Listing Date equal to:
●	the price per share of the Company’s common share used in the Company’s initial public offering
●	the deemed transaction price per share of the Company’s common shares in the event the listing is competed by way of a reverse takeover, merger or business combination; or

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

4.	MINERAL RIGHTS (continued)
●	the reference price per share of the Company’s common share calculated in accordance with the stock exchange’s policies in the event the listing is completed by way of a direct listing on the stock exchange
●	Pay $375,000 and issue common shares of the Company equal to $1,312,500, based on the volume-weighted average trading price of the Company’s common shares for the previous ten trading days, on or before the first-year anniversary of the Listing Date; and
●	Pay $500,000 and issue common shares of the Company equal to $1,312,500, based on the volume-weighted average trading price of the Company’s common shares for the previous ten trading days, on or before the second-year anniversary of the Listing Date.

The Optionor will receive Net Smelter Returns Royalty (“NSR Royalty”) equal to 1.0% of Net Smelter Returns.

The Company capitalized the following acquisition costs during the period from December 14, 2023 (inception) through November 30, 2024 and 2025.

Fish Lake Valley
Property
Balance, December 14, 2023 (inception)	$—
Property option payment	70,000
Impairment	(70,000)
Balance, November 30, 2024 and 2025	$—

During the period from December 14, 2023 (inception) through November 30, 2024, an impairment of $70,000 on the property option agreement was incurred as a result of the Company’s decision to not pursue this project any further. On December 14, 2024, the Company terminated the property option agreement.

Aurora Uranium Project

On November 18, 2024 (the “Aurora Effective Date”), the Company entered into a property option agreement (the “Aurora Option Agreement”) with Aurora Energy Metals Ltd. (“Aurora Energy”) and its wholly owned subsidiary Oregon Energy LLC (“Oregon Energy”) who, through Oregon Energy, is the owner of 100% interest in the Aurora Uranium project composed of 365 mining claims. As part of the Aurora Option Agreement, Aurora Energy, agreed to grant the Company the sole, exclusive option to acquire all of the issued and outstanding equity interests in Oregon Energy. Upon exercise of the option, the Company would acquire 100% of Oregon Energy including all of its right, title and interest in the Aurora Uranium project.

In order to exercise the option, the Company must:

●	Grant Aurora Energy a 1% NSR in the project’s future revenue, half or all of which may be repurchased by the company for consideration of $1,000,000 or $2,000,000, respectively, prior to commencement of the project’s commercial operations;
●	Pay $300,000 cash consideration on or before December 18, 2024 (paid)
●	Complete a measured and/or indicated SK1300 technical report and mineral resource estimate (an “SK1300 Report”) for the project, in accordance with the standards of Subpart 1300 of Regulation S-K of the Securities Act (completed);
●	Issue shares of common stock in the Company with a value of $16,000,000 (“Aurora Option Payment Shares”) on the closing date of:

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

4.	MINERAL RIGHTS (continued)
●	an initial public offering of the Company’s shares and listing thereof on a national securities exchange, or
●	a different transaction which results in the listing of the Company’s shares on a national securities exchange, or
●	the acquisition of substantially all the Company’s outstanding equity securities or substantially all of the Company’s assets by a public company with common equity that is listed on a national securities exchange, in each case prior to May 18, 2025 (the “Listing Event”); and
●	Raise a minimum of $6,800,000 in connection with the Listing Event.

The number of Aurora Option Payment Shares the Company will issue shall be calculated based on the initial listing price of the Company’s shares (or the trading price of the Company’s successor’s shares) upon completion of the Listing Event. If the Company identifies a measured and/or indicated SK1300 mineral resource of at least 40 million pounds of U3O8, the total value of the Aurora Option Payment Shares will increase by $4,000,000, bringing the aggregate value to $20,000,000. Each additional 1,000,000 pounds of U3O8 above 40 million pounds will further increase the total value of the Aurora Option Payment Shares by $200,000, up to a maximum of $1,000,000, resulting in an overall maximum of $21,000,000 (collectively, the “Resource Payment”).

The Company also agreed to issue Aurora Energy additional Aurora Option Payment Shares based on any increase in the spot price of uranium between November 18, 2024 (the effective date of the Aurora Option Agreement), and the Listing Event, with the value of these Aurora Option Payment Shares being equal to the product of (I) 50% of the percentage increase in the spot price and (II) the number of Aurora Option Payment Shares associated with the initial $16,000,000 valuation. If the spot price does not increase, there will be no adjustment to the number of Aurora Option Payment Shares. Further, upon completion of a positive pre-feasibility study on the project following a Listing Event, the Company will issue Aurora additional Aurora Option Payment Shares with a value of $5,000,000, determined by the 30-day volume-weighted average trading price of our shares (or those of our successor) during the 30 days prior to the announcement of the pre-feasibility study.

The Aurora Option Agreement will terminate, and we will forfeit our option, if we do not complete a Listing Event on or before May 18, 2025. However, the Company may extend the agreement by six months (up to two times) by making additional payments to Aurora Energy and allocations of funds to the Company’s mining operations. For the first six-month extension, the Company must pay Aurora Energy $300,000 and allocate $250,000 to Oregon Energy’s mining operations expenditures; for the second six-month extension, the Company must pay Aurora Energy $400,000 and allocate an additional $250,000 to those expenditures.

On May 18, 2025, the Company exercised its right to the first six-month extension and made an additional payment of $300,000 to Aurora. On November 18, 2025, the Company exercised its right to the second six-month extension and made an additional payment of $400,000 to Aurora. As part of the extensions, the Company is obligated to reimburse up to $500,000 of mining operations expenditures of Oregon Energy. As of November 30, 2025, the Company has made reimbursements of $193,415, with a further $7,975 recorded in accounts payable and accrued liabilities.

On July 14, 2025, Oregon Energy received correspondences from the Bureau of Land Management in respect of 4 mining claims being declared null and void due to the lands being closed to mineral entry. As such, the Aurora Uranium Project consists of 361 mining claims currently.

On November 26, 2025, the Company, Aurora Energy, and Oregon Energy executed a First Amendment to the Property Option Agreement. The amendment (i) revised the second extension to complete a Listing Event from a six month period (deadline of May 18, 2026) to a 225 day period (deadline of July 2, 2026), and (ii) provides that the Resource Payment provisions under which Aurora may be entitled to additional payment shares as mentioned above are amended such that the determination is made following the next newly prepared SK1300 mineral resource update published by the Company.

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

4.	MINERAL RIGHTS (continued)

The Company capitalized the following acquisition costs for the payments made to Aurora beginning on December 18, 2024 through November 30, 2025.

Aurora
Uranium
Property
Balance, November 30, 2024	$—
Property option payment	1,000,000
Reimbursement of mining operations expenditures	201,390
Balance, November 30, 2025	$1,201,390

5.	STOCKHOLDERS’ EQUITY (DEFICIT) AND MEZZANINE EQUITY

Preferred stock

The Company has 50,000,000 shares of preferred stock authorized with a par value of $0.0001 per share. As of November 30, 2025 and 2024, the Company had no preferred stock issued and outstanding.

Common stock

The Company has 350,000,000 shares of common stock authorized with a par value of $0.0001 per share. As of November 30, 2025 and 2024, the Company had 110,211,574 and 96,000,040 shares issued and outstanding, respectively, excluding 15,951,675 shares subject to possible redemption as of November 30, 2025.

Activities during the period from December 14, 2023 (inception) through November 30, 2024:

In December 2023, the Company issued 408 incorporation shares, with a par value of $0.0001 per share, at a price of $0.00245 per share for total proceeds of $1.

In February 2024, the Company completed a private placement offering of 89,081,291 common shares of the Company, with a par value of $0.0001 per share, at a price of $0.00245 per share for total proceeds of $218,250.

In August 2024, the Company completed a private placement offering of 1,428,566 common shares of the Company, with a par value of $0.0001 per share, at a price of $0.00245 per share for total proceeds of $3,500.

In October, 2024, the Company completed a private placement offering of 5,489,775 common shares of the Company, with a par value of $0.0001 per share, at a price of $0.0245 per share for total proceeds of $13,450.

The Company also incurred $6,463 in share issuance costs related to the issuance of the shares during the period from December 14, 2023 (inception) through November 30, 2024.

Activities during the year ended November 30, 2025:

In December 2024, the Company completed a private placement offering of 1,820,540 common shares of the Company, with a par value of $0.0001 per share, at a price of $0.61 per share for total proceeds of $1,110,529. Additionally, 300,000 bonus shares valued at $183,000, of which $167,750 was recognized as obligation to issue shares as of November 30, 2024, and $15,250 was recognized as professional fees in the statement of operations for the year ended November 30, 2025, were issued to a consultant for professional services rendered from January 2024 to December 2024.

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

5.	STOCKHOLDERS’ EQUITY (DEFICIT) AND MEZZANINE EQUITY (continued)

In March 2025, the Company completed another private placement offering of 2,794,173 common shares of the Company, with a par value of $0.0001 per share, at a price of $0.61 per share for total proceeds of $1,704,452.

In April 2025, the Company completed a Regulation Crowdfunding offering (“Reg CF”) pursuant to Section 4(a)(6) of the Securities Act of 1933 and Regulation Crowdfunding thereunder. Through this offering, the Company issued a total of 7,692,086 common shares, with a par value of $0.0001 per share, at a price of $0.61 per share, for gross proceeds of $4,692,172. The shares issued are subject to transfer restrictions under applicable securities laws, including a one-year holding period for Reg CF investors.

In May 2025, the Company issued an additional 453,055 common shares, with a par value of $0.0001 per share, under its Reg CF offering at a price of $0.61 per share, for gross proceeds of $276,364. Additionally, the Company completed a private placement offering of 380,870 common shares of the Company, with a par value of $0.0001 per share, at a price of USD $0.61 per share, for gross proceeds of $232,331. The Company also issued 200,000 shares with a deemed fair value of $0.61 per share as non-cash consideration for consulting services to be rendered from May 2025 to November 2025. As of November 30, 2025, $122,000 has been fully expensed.

For the year ended November 30, 2025, the Company incurred a total of $579,370 in share issuance costs paid in cash related to its Reg CF offering and private placements. On May 29, 2025, the Company also issued 570,810 common shares with a deemed fair value of $0.61 per share to the agents in its Reg CF offering as compensation, which is included in share issuance costs.

Mezzanine equity

In July 2025, the Company issued 15,951,675 common shares, with a par value of $0.0001 per share, to an investor pursuant to a Common Stock Purchase Agreement for total proceeds of $300,000. The issuance is in connection with the BCA between the Company and SVII (Note 1), with the shares expected to be exchanged for 2,750,000 common shares of the combined entity upon completion of the “de-SPAC” (Note 1). The shares are subject to automatic redemption if the business combination does not close. In accordance with the ASC 480-10-S99-3A, Classification and Measurement of Redeemable Securities, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Immediately upon the closing of the private placement, the Company recognized a charge against additional paid-in capital of $170 for share issuance costs incurred in this private placement.

As of November 30, 2025, the amount of common stock subject to possible redemption reflected on the balance sheets is reconciled in the following table:

Common stock subject to possible redemption, November 30, 2024	$—
Gross proceeds	300,000
Less: share issuance costs	(170)
Plus: adjust carrying value to redemption value	170
Common stock subject to possible redemption, November 30, 2025	$300,000

Obligation to issue shares

As of November 30, 2024, the Company had recognized an obligation to issue shares of $167,750 relating to the December 2024 grant of 300,000 bonus shares with a deemed fair value of $0.61 per share. The obligation to issue shares was calculated as the total fair value pro-rated on a straight-line basis, over the one-year service period, for the portion attributable to services rendered during the period from December 14, 2023 (inception) through November 30, 2024 and such amount has been recorded as a separate line item within stockholders’ equity (deficit) and as professional fees incurred during the period.

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

5.	STOCKHOLDERS’ EQUITY (DEFICIT) AND MEZZANINE EQUITY (continued)

Equity incentive plan

On March 10, 2025, the Board of Directors of the Company implemented a 2025 Equity Incentive Plan (“EIP”). The maximum number of shares the Company may issue pursuant to awards granted under the 2025 EIP is 15,137,213 shares, subject to certain automatic increases except that the maximum number of shares that the Company may issue as incentive stock options is equal to the maximum number of shares available for issuance under the EIP without taking into account any automatic increases in the share reserve of the EIP. The Company has not granted any awards under the EIP.

6.	RELATED PARTY TRANSACTIONS

Stock issuance

During the period from December 1, 2024 through November 30, 2025, the Company issued 300,000 common shares to a stockholder as bonus compensation for professional services rendered from January 2024 through December 2024 (Note 5).

Obligation to issue shares

As of November 30, 2024, in connection with the shares mentioned in the previous paragraph, the Company recognized an obligation to issue shares of $167,750 in connection with the subsequent issuance of 300,000 bonus shares granted to a stockholder for services rendered during the one-year period from January to December 2024 (Note 5). The total value of the shares granted subsequent to November 30, 2024 is $183,000.

As of November 30, 2025, the Company issued the common stock as bonus compensation for the value of $183,000 to a stockholder for the services.

Professional fees

During the year ended November 30, 2025, the Company incurred $180,000 (for the period from December 14, 2023 (inception) through November 30, 2024 — $97,500) in fees to the Chief Executive Officer (the “CEO”) of the Company. As of November 30, 2025, $15,000 of CEO fees (November 30, 2024 — $15,000) and $Nil in expense reimbursements (November 30, 2024 — $3,267) were included in due to related parties.

During the year ended November 30, 2025, the Company incurred $157,500 (for the period from December 14, 2023 (inception) through November 30, 2024 — $75,000) in fees to the former Chief Financial Officer (the “former CFO”) of the Company. As of November 30, 2025, $15,000 of former CFO fees (November 30, 2024 — $75,000) and $Nil in expense reimbursements (November 30, 2024 — $2,641) were included in due to related parties.

During the year ended November 30, 2025, the Company incurred $16,645 (for the period from December 14, 2023 (inception) through November 30, 2024 — $Nil) in fees to the Chief Financial Officer (the “CFO”) of the Company. As of November 30, 2025, $10,750 of CFO fees (November 30, 2024 — $Nil) were included in due to related parties.

During the year ended November 30, 2025, the Company incurred $180,000 (for the period from December 14, 2023 (inception) through November 30, 2024 — $75,000) of consulting fees with a company controlled by a director of the Company. As of November 30, 2025, $22,500 (November 30, 2024 — $59,819) of consulting fees and $7,971 (November 30, 2024 — $18,863) in expense reimbursements were included in due to related parties.

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

6.	RELATED PARTY TRANSACTIONS (continued)

Additionally, there were two stockholders that provided consulting services to the Company. During the year ended November 30, 2025, the Company incurred $381,250 (for the period from December 14, 2023 (inception) through November 30, 2024 — $343,750) and $180,250 (for the period from December 14, 2023 (inception) through November 30, 2024 — $60,750) of consulting fees with these two stockholders. As of November 30, 2025, $48,000 (November 30, 2024 — $176,000) and $19,875 (November 30, 2024 — $60,750), respectively, in consulting fees to these two stockholders were included in due to related parties.

As of November 30, 2025, $128,064 (November 30, 2024 — $107,128) was included in due to related parties for amounts relating to expense reimbursements due to corporations over which stockholders of the Company exercise significant influence.

As of November 30, 2025, $12,865 (November 30, 2024 — $Nil) was included in due to related parties for amounts relating to expense reimbursements due to a stockholder.

7.	PROFESSIONAL FEES

Details of professional fees are presented below:

		For the period from
		December 14, 2023
	For the year ended	(Inception) through
	November 30, 2025	November 30, 2024
Consulting	$1,402,176	$561,724
Management fees	354,145	127,500
Legal, accounting and others	1,318,991	68,919
Total, Professional fees	$3,075,312	$758,143

8.	INTANGIBLE ASSETS

On June 20, 2025, the Company entered into an exclusive patent license agreement with UNM Rainforest Innovations (“UNMRI”) for the use and commercialization of certain patents and technologies, including the grant of commercial sub-licenses, in relation to designs and technologies of small modular nuclear reactors. The term of the agreement is to remain in force until the later of: (i) 10 years from the date of first sale of a licensed product, or provision of a licensed service; and, (ii) the last expiration date of the underlying patents. The Company paid a license fee of $50,000 and patent expense reimbursement of $17,430 upon execution of the agreement, and is to pay a license maintenance fee of $35,000 due on January 31, 2026, and $50,000 due on each of January 31, 2027 and January 31, 2028. The Company shall also pay to UNMRI certain royalties on commercial sublicenses and on gross receipts from sale of commercial reactors, subject to minimum annual royalties of $65,000 from the calendar year 2028 onwards. The Company capitalized the costs paid upon execution of the agreement.

The Company’s policy is to expense costs incurred to renew, extend or maintain the term of a recognized patent license as incurred.

Patent licenses are amortized on a straight-line basis over their estimated useful lives pursuant to contract terms.

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

8.	INTANGIBLE ASSETS (continued)

The Company’s intangible assets as of November 30, 2025, are as follows:

				Weighted
				Average
		Accumulated		Remaining Life
	Gross Assets	Amortization	Net Assets	(Years)
Patent licenses	$67,430	$(1,515)	$65,915	19.5
Total intangible asset, net	$67,430	$(1,515)	$65,915	19.5

The Company’s intangible assets as of November 30, 2024, are as follows:

Weighted
Average
		Accumulated		Remaining Life
	Gross Asset	Amortization	Net Assets	(Years)
Patent licenses	$—	$—	$—	—
Total intangible asset, net	$—	$—	$—	—

Aggregate amortization expense was $1,515 for the year ended November 30, 2025 (for the period from December 14, 2023 (inception) through November 30, 2024 — $Nil). Amortization expense is expected to be approximately $3,400 per year for each of the next five fiscal years.

9.	OPERATING LEASE

On October 16, 2025, the Company entered into an office lease agreement in New York, NY for 5 years and 2 months from the lease commencement date, which is defined as the first business day following the substantial completion of the landlord’s work and delivery of possession of the premises to the Company. As of the reporting date, the landlord has not substantially completed the required work and possession of the premises has not yet been delivered; therefore, the lease commencement date has not been determined. Accordingly, the Company has not recognized a right-of-use asset or lease liability related to this lease as of the reporting date of November 30, 2025.

On November 3, 2025, the Company entered into an office lease agreement in Vancouver, Canada for 2 years. Lease liabilities are measured at the commencement date based on the present value of future lease payments. As the Company’s lease did not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. The Company used a discount rate of 10.00% in determining its lease liability.

The discount is the rate of interest that the Company would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of comparable value to the right-of-use asset in a similar economic environment. The discount rate therefore reflects what the Company “would have to pay”, which requires estimation when no observable rates are available or where the applicable rates need to be adjusted to reflect the terms and conditions of the lease. The Company estimates the discount using observable inputs (such as market interest rates) when available and is required to make certain entity-specific estimates. The Company determined its discount rated based on the rate used by comparable public companies.

The following table presents the net lease cost and other supplemental lease information:

	November 30, 2025	November 30, 2024
Lease cost:
Operating lease cost	$3,662	$—
Short term lease cost	119,892	—
Net lease cost	123,554	—
Cash paid for operating lease liabilities	$—	$—

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

9.	OPERATING LEASE (continued)

Lease balance sheet information as of November 30, 2025 and 2024:

Lease liability	November 30, 2025	November 30, 2024
Current portion of operating lease liability	33,155	—
Long-term portion of operating lease liability	55,086	—
	$88,241	$—

Future minimum lease payments to be paid by the Company as a lessee as of November 30, 2025 are as follows:

Operating lease commitments and lease liability:
2026	$40,830
2027	50,197
2028	8,406
Total future minimum lease payments	99,433
Discount	(11,192)
Total	$88,241

10.	INCOME TAXES

A reconciliation between the effective income tax rate and the federal statutory income tax rate is as follows:

		Period from December 14,
		2023 (inception)
	For the year ended	through November 30,
	November 30, 2025	2024
Loss before income taxes	$(5,260,632)	$(1,020,057)
Expected recovery at statutory rate of 21%	(1,104,733)	(214,212)
Permanent book/tax differences	17,225	3,230
Financing fees charged to equity	—	(1,771)
Change in estimate	1,771	—
Change in valuation allowance	1,085,737	212,753
Total tax benefit	$—	$—

		Period from December 14,
		2023 (inception)
	For the year ended	through November 30,
	November 30, 2025	2024
US federal statutory rate	21%	21%
Effects of:
Valuation allowance	(21)%	(21)%
	—	—

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

10.	INCOME TAXES (continued)

Deferred Income Tax

The significant components of the deferred tax assets and liabilities consisted of the following:

	November 30, 2025	November 30, 2024
Deferred tax assets
Net operating loss carryforwards	$1,295,598	$196,636
Mineral resources	—	14,700
Share issuance costs	2,892	1,417
Total gross deferred tax assets	1,298,490	212,753
Valuation allowance	(1,298,490)	(212,753)
Net deferred tax asset	$—	$—

As of November 30, 2025, the Company had approximately $6,169,512 (November 30, 2024 — $936,360) of federal net operating loss carry forwards that carry forward indefinitely. Future utilization of the net operating loss carry forwards is subject to certain limitations under Section 382 of the Internal Revenue Code.

In assessing the realizability of deferred tax assets, management considers all positive and negative evidence to determine whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, primarily related to the history of cumulative operating losses, the net deferred tax assets are fully offset by a valuation allowance at November 30, 2025.

The Company is subject to U.S. federal income tax examinations by tax authorities for all tax years since inception due to unexpired net operating loss carryforwards originating in and after that year. The Company may be subject to income tax examinations for the various state taxing authorities which vary by jurisdiction.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

11.	COMMITMENTS AND CONTINGENCIES

Commitments

On January 1, 2024, the Company entered into a consulting agreement with the CEO of the Company. Pursuant to the agreement, the CEO is eligible to receive a one-time cash payment of $25,000 upon completion of an initial public offering, and an initial grant of 1,000,000 stock options upon establishment of an incentive stock option plan.

On June 1, 2024 the Company began leasing office space on a month-to-month basis from an unrelated third party under an operating lease agreement. The monthly payments approximate $7,500 (CAD$10,500) and ancillary expenses. During the year ended November 30, 2025, rent expense under this agreement totaled $86,892 (November 30, 2024 — $27,589).

On November 3, 2025, the Company entered into an operating lease agreement from an unrelated third party for the office space in Vancouver for 2 years (Note 9). The monthly payments approximate $69,450 and ancillary expenses. During the year ended November 30, 2025, rent expense under this agreement totaled $3,662 (November 30, 2024 — $Nil).

EAGLE ENERGY METALS CORP.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED NOVEMBER 30, 2025 AND THE PERIOD FROM DECEMBER 14, 2023

(INCEPTION) THROUGH NOVEMBER 30, 2024

11.	COMMITMENTS AND CONTINGENCIES (continued)

On September 29, 2025, the Company also entered into an amended and restated securities purchase agreement (“PIPE Agreement”) with PubCo and a private investor, regarding a potential issuance by PubCo, of 29,700 shares of Series A Cumulative Convertible Preferred Stock for $29,700,000 (“PIPE Issuance”), upon the completion of the “de-SPAC” transaction as contemplated by the Amended BCA. The PIPE Issuance would accrue dividends at 12% annually (if paid in kind), or 10% annually (if paid in cash). At the option of holder, the PIPE Issuance is convertible to common stock of PubCo at a conversion price of $11.88, representing a conversion ratio of 1-to-84.18. Pursuant to the PIPE Agreement, concurrently to the PIPE Issuance, PubCo is also to issue to the investor 2,500,000 warrants with an exercise price of $12.00 per share.

On October 15, 2025, the Company entered into a consulting agreement (the “126 Agreement”) with the CFO of the Company. Pursuant to the 126 Agreement, the Company will use commercially reasonable efforts to cause the resulting issuer to issue 90,000 stock options to the CFO upon completion of listing on the Nasdaq Stock Exchange.

Contingencies

The Company could potentially become involved in various lawsuits, actions and claims, from time to time, arising in the ordinary course of business, although management is not aware of any such lawsuits, actions or claims at the date of this report. In management’s opinion, should any such items occur, the ultimate outcome will not have a material adverse effect on the financial position or results of operations of the Company.

12.	RISK CONCENTRATIONS

Financial instruments, which potentially subject the Company to concentration of risk, consist principally of cash and accounts payable and accrued liabilities. The total uninsured cash balance as of November 30, 2025 was $980,411. The uninsured cash balance located in Canada was $3,246 and the uninsured cash balance located in the United States was $977,165.

The Company had one vendor that accounted for 68% of total accounts payable and accrued liabilities as of November 30, 2024, which were settled as of November 30, 2025. As of November 30, 2025, one vendor accounted for approximately 56% of the Company’s total accounts payable and accrued liabilities, and the top five vendors collectively accounted for approximately 76% of total accounts payable and accrued liabilities.

13.	SUBSEQUENT EVENTS

The Company evaluated all events and transactions occurring subsequent to November 30, 2025, through the date the financial statements were issued for items requiring adjustment to or disclosure in the accompanying financial statements and notes to the financial statements noting no such events or transactions other than those described below.

On December 17, 2025, the Company, as a co-registrant with PubCo, filed an amended Form S-4 with the SEC in respect of the “de-SPAC” transaction in accordance with the Amended BCA.

On January 9, 2026, the Company, as a co-registrant with PubCo, filed an amended Form S-4 with the SEC in respect of the “de-SPAC” transaction in accordance with the Amended BCA.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of Aurora Energy Metals Limited

Sole Member of Oregon Energy LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Oregon Energy LLC (the “Company”) as of June 30, 2025 and 2024, and the related statements of operations, changes in member’s capital, and cash flows for the years then ended, and the related notes to the financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 of the notes to the financial statements, the Company has suffered losses from operations and has insufficient working capital to fund future operations, both of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2025.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

August 20, 2025

OREGON ENERGY LLC

BALANCE SHEETS

AS OF JUNE 30, 2025 AND 2024

	2025	2024
ASSETS
Current assets
Cash	$16,731	$67,339
Prepaids and deposits	22,361	14,330
Total current assets	39,092	81,669
Non-Current assets
Restricted cash	140,960	160,470
Property, plant and equipment, net	250,497	263,504
Total non-current assets	391,457	423,974
Total assets	$430,549	$505,643
LIABILITIES AND MEMBER’S CAPITAL
Current liabilities
Accounts payable and accrued liabilities	$7,115	$76,290
Reclamation and environmental obligation	—	2,000
Total current liabilities	7,115	78,290
Total liabilities	7,115	78,290
Commitments and contingencies
Member’s capital
Member’s capital	13,872,938	13,723,074
Accumulated deficit	(13,449,504)	(13,295,721)
Total member’s capital	423,434	427,353
Total liabilities and member’s capital	$430,549	$505,643

The accompanying notes are an integral part of these Financial Statements.

OREGON ENERGY LLC

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JUNE 30, 2025 AND 2024

	2025	2024
Expenses
Exploration and evaluation expenses	$201,932	$734,803
General and administration costs	35,408	38,969
Total expenses	237,340	773,772
Other income(expense)
Other income	(83,557)	—
Net loss for the year	$153,783	$773,772

The accompanying notes are an integral part of these Financial Statements.

OREGON ENERGY LLC

STATEMENTS OF CHANGES IN MEMBER’S CAPITAL

FOR THE YEARS ENDED JUNE 30, 2025 AND 2024

	Member’s	Accumulated	Total member’s
	capital	deficit	capital
Balance as of June 30, 2023	$13,072,016	$(12,521,949)	$550,067
Capital contributions	651,058	—	651,058
Net loss for the year	—	(773,772)	(773,772)
Balance as of June 30, 2024	13,723,074	(13,295,721)	427,353
Capital contributions	149,864	—	149,864
Net loss for the year	—	(153,783)	(153,783)
Balance as of June 30, 2025	$13,872,938	$(13,449,504)	$423,434

The accompanying notes are an integral part of these Financial Statements.

OREGON ENERGY LLC

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED JUNE 30, 2025 AND 2024

	2025	2024
Cash flows from operating activities
Net loss for the year	$(153,783)	$(773,772)
Non-cash items:
Depreciation	13,007	13,007
Changes in operating working capital:
Prepaids and deposits	(8,031)	(1,908)
Accounts payable and accrued liabilities	(69,175)	35,465
Reclamation and environmental obligation	(2,000)	(14,628)
Net cash used in operating activities	(219,982)	(741,836)
Cash flows from financing activities
Capital contributions	149,864	651,058
Net cash provided by financing activities	149,864	651,058
Change in cash and restricted cash	(70,118)	(90,778)
Cash and restricted cash at the beginning of the year	227,809	318,587
Cash and restricted cash at the end of the year	$157,691	$227,809
Presented as:
Cash	$16,731	$67,339
Restricted cash	140,960	160,470
Cash and restricted cash at the end of the year	$157,691	$227,809

The accompanying notes are an integral part of these Financial Statements.

OREGON ENERGY LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2025 AND 2024

1.	NATURE OF OPERATIONS

Oregon Energy LLC (the “Company” or “Oregon”) is a limited liability company (“LLC”) formed on March 19, 2010 under the laws of the state of Oregon. The Company is engaged in uranium exploration, with operations registered in Colorado and Nevada on October 14, 2010, and Utah on April 18, 2011, to facilitate its business activities.

The Company is member-managed, with Aurora Energy Metals Limited (“Aurora”, formerly Aurora Uranium Limited and EVE Investments Limited), a publicly listed company on the Australian Securities Exchange (ASX:1AE), holding 100% of the membership interest. The 100% interest was originally held by Amaroo Resources Limited, a subsidiary of Aurora, and was transferred to Aurora on March 13, 2015 as a result of a corporate reorganization of Aurora. No consideration was transferred and there was no financial impact on the Company as a result of the reorganization. The Company is classified as a corporation for U.S. tax purposes but remains an LLC under Oregon state law.

In 2010, the Company acquired mining claims to explore and extract uranium and other valuable minerals (Aurora Uranium Project (“AUP”)), located in Malheur County, Oregon, approximately 16 kilometers northwest of McDermitt, Nevada. As of June 30, 2025, the Company holds 263 unpatented lode mining claims and 71 unpatented placer mining claims in the AUP along with 31 unpatented placer mining claims in Humboldt County, Nevada. As of June 30, 2024, the Company held 451 unpatented lode mining claims and 71 unpatented placer mining claims in the AUP along with 31 unpatented placer mining claims in Humboldt County, Nevada. These claims collectively cover an area of approximately 43 square kilometers.

Risks and Uncertainties

Disruption of global financial markets and a recession or market correction, including the ongoing military conflicts between Russia and Ukraine and the related sanctions imposed against Russia as well as the conflict between Israel and Hamas, the ongoing effects of the COVID-19 pandemic, the significant tariffs imposed by the United States on imports from other countries, and other global macroeconomic factors such as inflation and rising interest rates, could reduce the Company’s ability to access capital, which could in the future negatively affect the Company’s liquidity and could materially affect the Company’s business and the value of the Company.

2.	BASIS OF PRESENTATION

(a)Basis of presentation

The accompanying financial statements are presented using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). References to the “ASC” hereafter refer to the Accounting Standards Codification established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP.

(b)Going concern

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. During the year ended June 30, 2025, the Company recorded a net loss of $153,783 (June 30, 2024 — $773,772) and as of June 30, 2025 had an accumulated deficit of $13,449,504.

These factors raise doubt about the Company’s ability to continue as a going concern within one year after the date of the financial statements being issued. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Such adjustments could be material.

As of June 30, 2025, the Company had cash in the amount of $16,731 (June 30, 2024 — $67,339). The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our membership interest, in the case or equity financing.

OREGON ENERGY LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2025 AND 2024

(c)Functional and presentation currencies

The financial statements of the Company are presented in United States dollars, which is the functional currency of the Company.

(d)Use of estimates and judgments

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make judgments, estimates and assumptions, about future events that may impact the amounts reported in the financial statements. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are made prospectively.

Key estimates made by management with respect to the areas noted have been disclosed in the notes to these financial statements (see Note 3).

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held with banks, and when applicable, short-term, highly liquid deposits which are either cashable or with original maturities of less than three months. There are no cash equivalents as of June 30, 2025 and 2024.

b)Restricted cash

Restricted cash includes exploration bonds to the Oregon Department of Geology and Mineral Industries (“DOGAMI”) and Bureau of Land Management (“BLM”) relating to estimated reclamation costs for the exploration activities. The restricted cash will be released when the Company has reclaimed a mineral property, or restructured the surety and collateral arrangements.

c)Property, plant, and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Land is not depreciated. Depreciable assets retired or sold are removed from the accounts and any resulting gain or loss is reflected in operating results for the period. Major replacements or betterments are capitalized while maintenance and repairs are expensed as incurred. The estimated useful lives of the classes of property and equipment are as follows:

Useful life
Asset classes	in years
Buildings	20
Furniture and equipment	4 to 5
Moveable equipment	4
Other equipment	5

Estimates of the useful lives of assets is evaluated upon acquisition and when circumstances indicate that a change in the useful life has occurred, which requires significant judgment regarding the economic obsolescence of assets.

d)Mineral rights

Costs of exploration, carrying and retaining unproven mineral rights and properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it will enter the development stage

OREGON ENERGY LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2025 AND 2024

and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs are amortized on a units-of-production basis over the proven and probable reserves following the commencement of production.

To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are being expensed.

ASC 930-805, “Extractive Activities-Mining: Business Combinations” states that mineral rights comprise the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights and properties which are considered tangible assets under ASC 930-805. Further, ASC 930-805 requires that mineral assets or rights be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights and properties are initially capitalized as tangible assets. Mineral rights and properties include costs associated with acquiring patented and unpatented mining claims.

For the years ended June 30, 2025 and 2024, the Company has not incurred any acquisition costs for mineral rights or properties.

e)Impairment of long-lived assets

Long-lived assets or asset groups held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. Circumstances that could trigger a review include, but are not limited to: significant decreases in the market price of the assets; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the assets; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the assets; and current expectation that the assets will more likely than not be sold or disposed significantly before the end of their estimated useful life.

When indicators of potential impairment are present the Company prepares a projected undiscounted cash flow analysis for the respective asset or asset group. If the sum of the undiscounted cash flows is less than the carrying value of the asset or asset group, an impairment loss is recognized equal to the excess of the carrying value over the fair value, if any. Fair value can be determined using discounted cash flows of future operating results based upon a rate that corresponds to the cost of capital. Recognized impairment losses are not reversed. There were no impairment losses for the years ended June 30, 2025 and 2024.

f)Financial instruments measurements and fair value of financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Financial assets are classified and measured at fair value with subsequent changes in fair value recognized in either profit and loss as they arise unless restrictive criteria are met for classifying and measuring the asset at either amortized cost or fair value through other comprehensive income. Financial liabilities are measured at amortized costs unless they are elected to be or required to be measured at fair value through profit and loss.

Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred, and the Company has transferred all risks and rewards of ownership. Financial liabilities are derecognized when the obligations specified in the contract are discharged, cancelled, or expire.

ASC 820, “Fair Value Measurements and Disclosures”, establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

OREGON ENERGY LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2025 AND 2024

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements.

ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following, based on the nature of the valuation inputs:

●	Level 1: quoted prices (unadjusted) for identical assets or liabilities in active markets;
●	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and,
●	Level 3: one or more significant inputs used in a valuation technique are unobservable in determining fair values of the asset or liability.

Determination of fair value and the resulting hierarchy requires the use of observable market data where available. The classification of an asset or liability in the hierarchy is based on the lowest level of input that is significant to the fair value measurement.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.

g)Income taxes

The Company’s tax provision consists of taxes currently payable or receivable, plus any change during the period in deferred tax assets and liabilities. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operating results of the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that is it more likely than not that some portion of the deferred tax asset will not be realized.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting for income taxes requires a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if available evidence indicates it is more likely than not that the tax position will be fully sustained upon review by taxing authorities, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount with a greater than 50 percent likelihood of being realized upon ultimate settlement. For tax positions that are 50 percent or less likely of being sustained upon audit, the Company does not recognize any portion of that benefit in the financial statements. The Company is not aware of any issues under review that could result in significant payments, accruals or a material deviation from its position. The Company is subject to income tax examinations by taxing authorities for the fiscal years 2022 – 2025.

h)Related parties

The Company identifies and discloses all related party transactions. Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

OREGON ENERGY LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2025 AND 2024

i)Segment reporting

ASC 280, “Segment Reporting”, establishes standards for the way that public business enterprises report information about operating segments in their annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. ASC 280 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company’s business segments are based on the organization structure used by the chief operating decision maker for making operating and investment decisions and for assessing performance. Our Chief Executive Officer, who is our chief operating decision maker, views the Company’s operations and manages its business in one operating segment, which is principally the exploration and extraction of uranium and other valuable minerals.

ASU 2023-07, “Improvements to Reportable Segment Disclosures”, effective for fiscal years beginning after December 15, 2023, enhances reporting requirements under ASC 280, including disclosures on the use of significant segments and segment profit or loss by the chief operation decision maker, and disclosures on other segment items.

Our Chief Executive Officer reviews the Company’s performance solely on the basis of U.S. GAAP financial results, which represent the sole measure of segment profit or loss. Non-U.S. GAAP or alternative measures are not used for performance assessment, nor is any discrete or significant segment expense categories reviewed apart from those presented in the financial statements. As such, no reconciliation to totals is necessary, and there are no additional segment expense disclosures as required under ASU 2023-07.

j)Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.RECLAMATION AND ENVIRONMENTAL OBLIGATION

Reclamation and environmental costs are based principally on legal requirements. Management estimates the cost associated with reclamation of land to its original state before drilling or exploration of mineral rights occurred. On an ongoing basis the Company evaluates its estimates and assumptions; however, actual amounts could differ from those based on estimates and assumptions.

The Company has posted several cash bonds as financial security to satisfy reclamation requirements. As of June 30, 2025, the Company has restricted cash totaling $140,960 (June 30, 2024 — $160,470), held as financial guarantees through bonds posted with the BLM and DOGAMI. These funds serve as security for potential future reclamation obligations for mineral exploration activities. During the year ended June 30, 2025, the Company received refunds of $19,510 from the BLM as part of a reduction of cash bonds, as the Company was deemed to have fulfilled part of its reclamation obligations. The refunds resulted in a reclassification from restricted cash to cash. Other remaining cash bonds are retained by the BLM and DOGAMI until revegetation was deemed successful by the BLM and DOGAMI.

As the cash bonds posted with BLM and DOGAMI were estimated to be sufficient for full satisfaction of the Company’s reclamation obligations, the Company had estimated the undiscounted reclamation costs for its mineral exploration activities required by the BLM and DOGAMI to be $160,470 at initial recognition during the year ended June 30, 2023. These costs were expected to be incurred in the fiscal years of 2023 to 2025. The expected costs were recognized at the amounts of cash bonds required by the BLM and DOGAMI, as the majority of such costs were expected to be settled during the year ended June 30, 2023.

Increases in reclamation and environmental obligation associated with the exploration activities of the Company are not capitalized to mineral rights (Note 6), as only acquisition costs are capitalizable in accordance with ASC 930.

OREGON ENERGY LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2025 AND 2024

Changes to the Company’s reclamation and environmental obligation for the years ended June 30, 2025 and 2024 are as follows:

	2025	2024
Balance at beginning of year	$2,000	$16,628
Settlement	(2,000)	(14,428)
Balance at end of year	$—	$2,000

5.PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment comprise the following as of June 30, 2025 and 2024:

		Furniture
	Land and	and	Moveable	Other
	buildings	equipment	equipment	equipment	Total
Cost
Balance as of June 30, 2023	$248,009	$5,108	$10,344	$22,303	$285,764
Additions	—	—	—	—	—
Balance as of June 30, 2024	248,009	5,108	10,344	22,303	285,764
Additions	—	—	—	—	—
Balance as of June 30, 2025	248,009	5,108	10,344	22,303	285,764
Accumulated Depreciation
Balance as of June 30, 2023	3,401	650	2,232	2,970	9,253
Charge for the year	4,842	1,120	2,585	4,460	13,007
Balance as of June 30, 2024	8,243	1,770	4,817	7,430	22,260
Charge for the year	4,842	1,119	2,586	4,460	13,007
Balance as of June 30, 2025	13,085	2,889	7,403	11,890	35,267
Net Book Value
Balance as of June 30, 2024	239,766	3,338	5,527	14,873	263,504
Balance as of June 30, 2025	$234,924	$2,219	$2,941	$10,413	$250,497

During the years ended June 30, 2025 and 2024, the Company recognized depreciation expenses of $13,007 and $13,007, respectively, in general and administration costs (Note 10).

6.MINERAL RIGHTS

On July 14, 2010, the Company acquired rights to mining claims to explore and extract uranium and other valuable minerals on properties located in Malheur County, Oregon. The total purchase price was $2,000,000. The transaction was executed through a Quitclaim Deed, with the Company receiving the mining claims without any warranties regarding title, mineral reserves, or environmental conditions. Certain acquired mining claims remained subject to a 1.5% Net Smelter Royalty (“NSR”) payable to a third party. In accordance with the agreement, the Company assumed all reclamation, bonding, environmental, and regulatory obligations related to the mining claims.

In accordance with ASC 930, the initial acquisition costs of $2,000,000 were capitalized as Mineral Rights. As of June 30, 2016, the carrying value was fully impaired.

During the year ended June 30, 2025, the Company paid annual maintenance fees on mining claims amounting to $76,227 (June 30, 2024 — $95,691). Such annual maintenance fees are included in the exploration and evaluation expenses in the statements of operations in the years that they are incurred.

As of June 30, 2025, future annual maintenance payments of approximately $72,200 will be required to maintain these mineral rights.

As of June 30, 2025 and 2024, the carrying amount of Mineral Rights is $Nil.

OREGON ENERGY LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2025 AND 2024

7.ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Details of accounts payable and accrued liabilities are as follows as of June 30, 2025 and 2024:

	2025	2024
Trade payables	$7,115	$22,290
Accrued liabilities	—	54,000
	$7,115	$76,290

8.MEMBER’S CAPITAL

The Company is a LLC and does not issue common stock. Instead, ownership is represented by membership interest percentages.

As of June 30, 2025 and 2024, Aurora holds 100% of the membership interest. Profits and losses are allocated entirely to the sole member, Aurora.

During the years ended June 30, 2025 and 2024, capital contributions were made by the member amounting to $149,864 and $651,058, respectively. As of June 30, 2025 and 2024, the total capital contributions amounted to $13,872,938 and $13,723,074, respectively.

9.EXPLORATION AND EVALUATION EXPENSES

Details of the exploration and evaluation expenses for the years ended June 30, 2025 and 2024 are presented below:

	2025	2024
Consulting fees	$117,406	$554,891
IT expenses	1,370	8,547
Land costs	900	1,350
Licences and permits	295	1,460
Occupancy expenses	63,495	96,583
Office expenses	367	601
Postage and courier	4	45,768
Salary and wages	13,076	12,783
Traveling expenses	1,342	9,541
Vehicle and equipment expenses	3,677	3,279
Total	$201,932	$734,803

10.GENERAL AND ADMINISTRATION COSTS

Details of general and administration costs for the years ended June 30, 2025 and 2024 are presented below:

	2025	2024
Bank charges	$1,236	$615
Depreciation	13,007	13,007
Insurance expenses	15,887	15,457
Office expenses	2,811	2,950
Professional fees	1,911	6,253
Salary and wages	556	687
Total	$35,408	$38,969

OREGON ENERGY LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2025 AND 2024

11.OTHER INCOME

On November 18, 2024, the Company and its sole member, Aurora, entered into a property option agreement with Eagle Energy Metals Corp (“Eagle”). Under the agreement, Eagle is granted an exclusive option to acquire 100% of the membership interests in the Company, subject to certain conditions including the payment of cash option fees. Pursuant to the agreement, Eagle paid $300,000 to Aurora as an option payment on December 18, 2024. The exercise of the option is subject to further conditions, including the completion of a listing on a US exchange and the completion of specified financing and technical milestones, such as making a filing in accordance with S-K 1300. The initial option period is six months, with the right to extend for up to two further six-month periods upon additional payments and expenditure commitments.

On May 18, 2025, Eagle exercised its right to the first six-month extension and made an additional payment of $300,000 to Aurora pursuant to the property option agreement. As part of the extension, Eagle is also obligated to reimburse the Company for expenses of the mining operation of the AUP amounting to up to $250,000. As of June 30, 2025, Eagle has reimbursed the Company $83,557. Eagle may be subject to additional obligations upon the exercise of further extensions.

Details of reimbursements made by Eagle for the years ended June 30, 2025 and 2024 on exploration and evaluation expenses are presented below:

	2025	2024
Consulting fees	$80,962	$—
IT expenses	330	—
Occupancy expenses	124	—
Salary and wages	2,141	—
Total	$83,557	$—

12.RELATED PARTY TRANSACTIONS

The Company’s member, who is considered a related party under ASC 850, “Related Party Disclosures” has provided financial support by funding operational expenses and making cash contributions. These contributions were made without any interest, or repayment terms and have been classified as member’s capital (Note 8).

During the years ended June 30, 2025 and 2024, the Company paid $6,321 and $7,069, respectively, to Mitchell River Group & Caravel Minerals Ltd., both companies affiliated with a director of the Company’s member, for salary recharges on administrative support services rendered to the Company, which were included in consulting fees under exploration and evaluation expenditures (Note 9).

OREGON ENERGY LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2025 AND 2024

13.INCOME TAXES

A reconciliation between the effective income tax rate and the federal statutory income tax rate for the years ended June 30, 2025 and 2024 is as follows:

	2025	2024
Loss before income taxes	$(153,783)	$(773,772)
Expected recovery at federal rate of 21%	(32,294)	(162,492)
Expected recovery at Oregon rate of 6.6%	(10,150)	(51,069)
Permanent book/tax differences	21	840
Change in valuation allowance	42,423	212,721
Total tax benefit	$—	$—

	2025	2024
US federal statutory rate	21.0%	21.0%
Oregon state rate	6.6%	6.6%
Effects of:
Valuation allowance	(27.6)%	(27.6)%
	—	—

Deferred Income Tax Assets and Liabilities

The significant components of the deferred tax assets and liabilities as of June 30, 2025 and 2024 are as follows:

	2025	2024
Deferred tax assets
Net operating loss carryforwards	$2,249,303	$2,132,745
Property, plant and equipment	1,508	498
Exploration expenditures	782,351	856,808
Start-up costs	—	688
Total gross deferred tax assets	3,033,162	2,990,739
Valuation allowance	(3,033,162)	(2,990,739)
Net deferred tax asset	$—	$—

As of June 30, 2025, the Company had approximately $7,659,000 and $8,150,000, respectively, of federal and state net operating loss carry forwards that carry forward indefinitely. As of June 30, 2024, the Company had approximately $7,237,000 and $7,727,000, respectively, of federal and state net operating loss carry forwards that carry forward indefinitely. Tax credit carry forwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code (the “IRC”), as amended, as well as similar state provisions. In general, an ownership change as defined by the IRC results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percent of the outstanding common stock of a company.

The Company is subject to U.S. federal income tax examinations by tax authorities for tax years 2022 to 2025. The Company may be subject to income tax examinations for the various state taxing authorities which vary by jurisdiction.

Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, primarily related to the history of cumulative operating losses, and uncertainty about future taxable profits, the net deferred tax assets are fully offset by a valuation allowance at June 30, 2025 and 2024.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

OREGON ENERGY LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2025 AND 2024

14.SUBSEQUENT EVENTS

Management of the Company has evaluated all events and transactions occurring subsequent to June 30, 2025, through the date the accompanying financial statements were issued for items that should be adjusted for or disclosed in the accompanying financial statements and notes to the financial statements noting no such events or transactions other than the following items.

On July 14, 2025, the Company received correspondences from the BLM in respect of 4 unpatented placer mining claims in Humboldt County, Nevada, that those mining claims were declared null and void due to the lands being closed to mineral entry, and the Company is to receive a refund of $2,280 for location and maintenance fees previously provided by the Company.

On July 31, 2025, Eagle announced it has entered into a Business Combination Agreement with Spring Valley Acquisition Corp. II (“SVII”), a publicly traded special purpose acquisition company listed on NASDAQ under the symbol “SVII”. Eagle is expected to complete its listing on NASDAQ through a merger with SVII, and satisfy the condition of listing on a US exchange (Note 11) for the exercise of the property option agreement between Aurora and Eagle for the membership interests in the Company.

On August 8, 2025, a S-K 1300 Technical Report Summary on the AUP was completed by BBA USA Inc., which was engaged by Eagle.

OREGON ENERGY LLC

UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2025 AND 2024

OREGON ENERGY LLC

CONDENSED BALANCE SHEETS
AS OF DECEMBER 31, 2025 AND JUNE 30, 2025

	December 31, 2025
	(Unaudited)	June 30, 2025
ASSETS
Current assets
Cash	$1,733	$16,731
Prepaids and deposits	56,458	22,361
Total current assets	58,191	39,092
Non-current assets
Restricted cash	140,960	140,960
Property, plant and equipment, net	243,938	250,497
Total non-current assets	384,898	391,457
Total assets	$443,089	$430,549
LIABILITIES AND MEMBER’S CAPITAL
Current liabilities
Accounts payable and accrued liabilities	$1,568	$7,115
Total current liabilities	1,568	7,115
Total liabilities	1,568	7,115
Member’s capital
Member’s capital	13,876,079	13,872,938
Accumulated deficit	(13,434,558)	(13,449,504)
Total member’s capital	441,521	423,434
Total liabilities and member’s capital	$443,089	$430,549

The accompanying notes are an integral part of these unaudited condensed financial statements.

OREGON ENERGY LLC

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2025 AND 2024

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Expenses
Exploration and evaluation expenses	$37,007	$6,572	$86,575	$48,365
General and administration costs	8,211	8,971	16,348	17,640
Total expenses	(45,218)	(15,543)	(102,923)	(66,005)
Other income
Other income	27,775	—	117,869	—
Net income (loss) for the period	$(17,443)	$(15,543)	$14,946	$(66,005)

The accompanying notes are an integral part of these unaudited condensed financial statements.

OREGON ENERGY LLC

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN MEMBER’S CAPITAL
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2025 AND 2024

	Member’s	Accumulated	Total member’s
	capital	deficit	capital
Balance as of June 30, 2024	$13,723,074	$(13,295,721)	$427,353
Capital contributions	110,768	—	110,768
Net loss for the period	—	(66,005)	(66,005)
Balance at December 31, 2024	13,833,842	(13,361,726)	472,116
Balance as of June 30, 2025	13,872,938	(13,449,504)	423,434
Capital contributions	3,141	—	3,141
Net income for the period	—	14,946	14,946
Balance at December 31, 2025	$13,876,079	$(13,434,558)	$441,521

	Member’s	Accumulated	Total member’s
	capital	deficit	capital
Balance as of September 30, 2024	$13,819,469	$(13,346,183)	$473,286
Capital contributions	14,373	—	14,373
Net loss for the period	—	(15,543)	(15,543)
Balance at December 31, 2024	13,833,842	(13,361,726)	472,116
Balance as of September 30, 2025	13,882,354	(13,417,115)	465,239
Capital contributions	(6,275)	—	(6,275)
Net loss for the period	—	(17,443)	(17,443)
Balance at December 31, 2025	$13,876,079	$(13,434,558)	$441,521

The accompanying notes are an integral part of these unaudited condensed financial statements.

OREGON ENERGY LLC

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2025 AND 2024

	December 31,	December 31,
	2025	2024
Cash flows from operating activities
Net income (loss) for the period	$14,946	$(66,005)
Non-cash items:
Depreciation	6,559	6,557
Changes in operating working capital:
Prepaids and deposits	(34,097)	(42,219)
Accounts payable and accrued liabilities	(5,547)	(68,377)
Reclamation and environmental obligation	—	(2,000)
Net cash used in operating activities	(18,139)	(172,044)
Cash flows from financing activities
Capital contributions	3,141	110,768
Net cash provided by financing activities	3,141	110,768
Change in cash and restricted cash	(14,998)	(61,276)
Cash and restricted cash at the beginning of the period	157,691	227,809
Cash and restricted cash at the end of the period	$142,693	$166,533
Presented as:
Cash	$1,733	$6,063
Restricted cash	140,960	160,470
Cash and restricted cash at the end of the period	$142,693	$166,533

The accompanying notes are an integral part of these unaudited condensed financial statements.

OREGON ENERGY LLC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2025 AND 2024

1.	NATURE OF OPERATIONS

Oregon Energy LLC (the “Company” or “Oregon”) is a limited liability company (“LLC”) formed on March 19, 2010 under the laws of the state of Oregon. The Company is engaged in uranium exploration, with operations registered in Colorado and Nevada on October 14, 2010, and Utah on April 18, 2011, to facilitate its business activities.

The Company is member-managed, with Aurora Energy Metals Limited (“Aurora”, formerly Aurora Uranium Limited and EVE Investments Limited), a publicly listed company on the Australian Securities Exchange (ASX:1AE), holding 100% of the membership interest. The 100% interest was originally held by Amaroo Resources Limited, a subsidiary of Aurora, and was transferred to Aurora on March 13, 2015 as a result of a corporate reorganization of Aurora. No consideration was transferred and there was no financial impact on the Company as a result of the reorganization. The Company is classified as a corporation for U.S. tax purposes but remains an LLC under Oregon state law.

In 2010, the Company acquired mining claims to explore and extract uranium and other valuable minerals (Aurora Uranium Project (“AUP”)), located in Malheur County, Oregon, approximately 16 kilometers northwest of McDermitt, Nevada. As of December 31, 2025, the Company holds 263 unpatented lode mining claims and 71 unpatented placer mining claims in the AUP along with 27 unpatented placer mining claims in Humboldt County, Nevada. As of June 30, 2025, the Company held 263 unpatented lode mining claims and 71 unpatented placer mining claims in the AUP along with 31 unpatented placer mining claims in Humboldt County, Nevada. These claims collectively cover an area of approximately 43 square kilometers.

 Risks and Uncertainties

Disruption of global financial markets and a recession or market correction, including the ongoing military conflicts between Russia and Ukraine and the related sanctions imposed against Russia as well as the conflict between Israel and Hamas, the significant tariffs imposed by the United States on imports from other countries, and other global macroeconomic factors such as inflation and rising interest rates, could reduce the Company’s ability to access capital, which could in the future negatively affect the Company’s liquidity and could materially affect the Company’s business and the value of the Company.

2.	BASIS OF PRESENTATION
(a)	Basis of presentation

The accompanying unaudited condensed financial statements are presented using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). References to the “ASC” hereafter refer to the Accounting Standards Codification established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the results of the interim periods, but are not necessarily indicative of the results of operations to be anticipated for the full year ending June 30, 2026. These unaudited condensed financial statements should be read in conjunction with the financial statements for the years ended June 30, 2025 and 2024.

(b)	Going concern

The unaudited condensed financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. During the six months ended December 31, 2025, the Company recorded a net income of $14,946 (six months ended December 31, 2024 — net loss of $66,005) and an accumulated deficit of $13,434,558 (June 30, 2025 — $13,449,504).

These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date of the unaudited condensed financial statements being issued. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan. The unaudited condensed financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Such adjustments could be material.

OREGON ENERGY LLC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2025 AND 2024

As of December 31, 2025, the Company had cash in the amount of $1,733 (June 30, 2025 - $16,731). The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our membership interest, in the case or equity financing.

(c)	Functional and presentation currencies

The unaudited condensed financial statements of the Company are presented in United States dollars, which is the functional currency of the Company.

(d)	Use of estimates and judgments

The preparation of unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make judgments, estimates and assumptions, about future events that may impact the amounts reported in the unaudited condensed financial statements. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are made prospectively.

Key estimates made by management with respect to the areas noted have been disclosed in the notes to these unaudited condensed financial statements (see Note 3).

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the preparation of these unaudited condensed financial statements are consistent with the accounting policies disclosed in Note 3 of the audited financial statements for the year ended June 30, 2025.

4.	RECLAMATION AND ENVIRONMENTAL OBLIGATION

Reclamation and environmental costs are based principally on legal requirements. Management estimates the cost associated with reclamation of land to its original state before drilling or exploration of mineral rights occurred. On an ongoing basis the Company evaluates its estimates and assumptions; however, actual amounts could differ from those based on estimates and assumptions.

The Company has posted several cash bonds as financial security to satisfy reclamation requirements. As of December 31, 2025 and June 30, 2025, the Company has restricted cash totaling $140,960, held as financial guarantees through bonds posted with the Bureau of Land Management of the United States Department of the Interior (“BLM”) and the Oregon Department of Geology and Mineral Industries (“DOGAMI”). These funds serve as security for potential future reclamation obligations for mineral exploration activities that took place in fiscal year 2023. The Company originally deposited a total of $160,470 with BLM and DOGAMI. During the year ended June 30, 2025, the Company received refunds of $19,510 from the BLM as part of a reduction of cash bonds, as the Company was deemed to have fulfilled part of its reclamation obligations. The refunds resulted in a reclassification from restricted cash to cash. Other remaining cash bonds are retained by the BLM and DOGAMI until revegetation was deemed successful by the BLM and DOGAMI.

As the cash bonds posted with BLM and DOGAMI were estimated to be sufficient for full satisfaction of the Company’s reclamation obligations, the Company has estimated the undiscounted reclamation costs for its mineral exploration activities required by the BLM and DOGAMI to be $160,470 at initial recognition during the year ended June 30, 2023. These costs were incurred in the fiscal years of 2023 to 2025. The expected costs were recognized at the amounts of cash bonds required by the BLM and DOGAMI, as the majority of such costs were expected to be settled during the year ended June 30, 2023.

Increases in reclamation and environmental obligation associated with the exploration activities of the Company are not capitalized to mineral rights (Note 6), as only acquisition costs are capitalizable in accordance with ASC 930, “Extractive Activities-Mining”.

OREGON ENERGY LLC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2025 AND 2024

Changes to the Company’s reclamation and environmental obligation for the six months ended December 31, 2025 and the year ended June 30, 2025 are as follows:

	December 31, 2025
	(Unaudited)	June 30, 2025
Balance at beginning of period	$—	$2,000
Settlement	—	(2,000)
Balance at end of period	$—	$—

5.	PROPERTY, PLANT AND EQUIPMENT

 Property, plant and equipment comprise the following as of December 31 2025 and June 30, 2025:

		Furniture
	Land and	and	Moveable	Other
	buildings	equipment	equipment	equipment	Total
Cost
Balance as of June 30, 2024	$248,009	$5,108	$10,344	$22,303	$285,764
Additions	—	—	—	—	—
Balance as of June 30, 2025	248,009	5,108	10,344	22,303	285,764
Additions	—	—	—	—	—
Balance as of December 31, 2025 (Unaudited)	248,009	5,108	10,344	22,303	285,764
Accumulated Depreciation
Balance as of June 30, 2024	8,243	1,770	4,817	7,430	22,260
Charge for the year	4,842	1,119	2,586	4,460	13,007
Balance as of June 30, 2025	13,085	2,889	7,403	11,890	35,267
Charge for the six-month period	2,441	565	1,304	2,249	6,559
Balance as of December 31, 2025 (Unaudited)	15,526	3,454	8,707	14,139	41,826
Net Book Value
Balance as of June 30, 2025	234,924	2,219	2,941	10,413	250,497
Balance as of December 31, 2025 (Unaudited)	$232,483	$1,654	$1,637	$8,164	$243,938

During the three and six months ended December 31, 2025, the Company recognized depreciation expenses of $3,279 and $6,559, respectively (three and six months ended December 31, 2024 - $3,279 and $6,557, respectively), in general and administrative costs (Note 9).

6.	MINERAL RIGHTS

On July 14, 2010, the Company acquired rights to mining claims to explore and extract uranium and other valuable minerals on properties located in Malheur County, Oregon. The total purchase price was $2,000,000. The transaction was executed through a Quitclaim Deed, with the Company receiving the mining claims without any warranties regarding title, mineral reserves, or environmental conditions. Certain acquired mining claims remained subject to a 1.5% Net Smelter Royalty (NSR) payable to a third party. In accordance with the agreement, the Company assumed all reclamation, bonding, environmental, and regulatory obligations related to the mining claims.

In accordance with ASC 930, the initial acquisition costs of $2,000,000 were capitalized as mineral rights. As of June 30, 2016, the carrying value was fully impaired.

During the six months ended December 31, 2025, the Company paid annual maintenance fees on mining claims amounting to $75,368 (six months ended December 30, 2024 - $76,227). Such annual maintenance fees are included in exploration and evaluation expenses in the accompanying unaudited condensed statements of operations in the periods that they are incurred.

OREGON ENERGY LLC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2025 AND 2024

 As of December 31, 2025, future annual maintenance payments of approximately $72,200 will be required to maintain these mineral rights.

 As of December 31, 2025 and June 30, 2025, the carrying amount of mineral rights is $Nil.

7.	MEMBER’S CAPITAL

The Company is a LLC and does not issue common stock. Instead, ownership is represented by membership interest percentages.

 As of December 31, 2025 and June 30, 2025, Aurora holds 100% of the membership interest. Profits and losses are allocated entirely to the sole member, Aurora.

 During the six months ended December 31, 2025 and 2024, capital contributions were made by the member amounting to $3,141 and $110,768, respectively. As of December 31, 2025 and 2024, the total capital contributions amounted to $13,876,079 and $13,833,842, respectively.

8.	EXPLORATION AND EVALUATION EXPENSES (UNAUDITED)

Details of the exploration and evaluation expenses are presented below:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Consulting fees	$14,090	$(17,220)	$40,748	$15,614
IT expenses	495	—	990	230
Land costs	—	270	180	360
Occupancy expenses	19,069	19,016	38,186	25,357
Office expenses	—	42	—	42
Postage and courier	—	4	—	4
Salary and wages	3,353	4,460	6,471	6,758
Total	$37,007	$6,572	$86,575	$48,365

9.	GENERAL AND ADMINISTRATION COSTS (UNAUDITED)

Details of general and administration costs are presented below:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Bank charges	$379	$284	$722	$526
Depreciation	3,279	3,278	6,559	6,557
Insurance expenses	3,111	4,299	6,008	8,598
Office expenses	405	377	1,654	1,122
Professional fees	817	(250)	1,020	(250)
Salary and wages	220	983	385	1,087
Total	$8,211	$8,971	$16,348	$17,640

OREGON ENERGY LLC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2025 AND 2024

10.	OTHER INCOME (UNAUDITED)

On November 18, 2024, the Company and its sole member, Aurora, entered into a property option agreement with Eagle Energy Metals Corp (“Eagle”). Under the agreement, Eagle is granted an exclusive option to acquire 100% of the membership interests in the Company, subject to certain conditions including the payment of cash option fees. Pursuant to the agreement, Eagle paid $300,000 to Aurora as an option payment on December 18, 2024. The exercise of the option is subject to further conditions, including the completion of a listing on a US exchange and the completion of specified financing and technical milestones, such as making a filing in accordance with S-K 1300. The initial option period is six months, with the right to extend for up to two further six-month periods upon additional payments and expenditure commitments.

On May 18, 2025, Eagle exercised its right to the first six-month extension and made an additional payment of $300,000 to Aurora pursuant to the property option agreement. On November 18, 2025, Eagle exercised its right to the second six-month extension and made an additional payment of $400,000 to Aurora. As part of the extensions, Eagle is also obligated to reimburse the Company for expenses of the mining operation of the AUP amounting to up to $500,000. For the three and six months ended December 31, 2025, Eagle has reimbursed the Company $27,775 and $117,869, respectively (three and six months ended December 31, 2024 - $Nil and $Nil, respectively), resulting in a cumulative reimbursement total of $201,426 (June 30, 2025 - $83,557) as of December 31, 2025.

On November 26, 2025, Aurora, Eagle, and the Company executed a first amendment to the property option agreement. The amendment (i) revised the second extension period from six-months (deadline of May 18, 2026) to a 225 day period (deadline of July 2, 2026), and (ii) provides that the Resource Payment provisions under which Aurora may be entitled to additional payment shares as mentioned above are amended such that the determination is made following the next newly prepared SK1300 mineral resource update published by Eagle.

Details of reimbursements made by Eagle for the three and six months ended December 31, 2025 and 2024 related to exploration and evaluation expenses are presented below:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Bank Charges	$36	$—	$36	$—
Consulting fees	22,353	—	35,845	—
IT expenses	1,052	—	1,261	—
Occupancy expenses	—	—	75,368	—
Salary and wages	4,334	—	5,359	—
Total	$27,775	$—	$117,869	$—

11.	RELATED PARTY TRANSACTIONS

The Company’s member, who is considered a related party under ASC 850, “Related Party Disclosures”, has provided financial support by funding operational expenses and making cash contributions. These contributions were made without any interest, or repayment terms and have been classified as member’s capital (Note 7).

During the three and six months ended December 31, 2025, the Company incurred $4,293 and $10,707, respectively (three and six months ended December 31, 2024 - $Nil and $Nil, respectively), from Mitchell River Group, the company affiliated with a director of the Company’s member, for salary recharges on administrative support services rendered to the Company, which were included in consulting fees under exploration and evaluation expenditures (Note 8). Of these recharges, the Company received $6,420 and $10,198 in reimbursements from Eagle for the three and six months ended December 31, 2025, respectively, and included in other income (Note 10).

12.	SUBSEQUENT EVENTS

Management of the Company has evaluated all events and transactions occurring subsequent to December 31, 2025, through the date the accompanying unaudited condensed financial statements were issued for items that should be adjusted for or disclosed in the accompanying unaudited condensed financial statements and notes to the unaudited condensed financial statements noting no such events or transactions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement.

Amount
to be paid
SEC registration fee	$64,018
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and miscellaneous expenses		*
Total		*
*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Item 14.     Indemnification of Directors and Officers

New Eagle is a Nevada corporation. In connection with the Transaction, New Eagle will adopt amended and restated articles of incorporation (the “Charter”) and amended and restated bylaws (the “Bylaws”). The Charter and the Bylaws provide for indemnification of New Eagle’s officers and directors against liabilities that they may incur acting as an officer or director to the fullest extent not prohibited by Nevada law. A summary of the circumstances for which such indemnification is provided is set forth below, but this description is qualified in its entirety by reference to the Charter and the Bylaws and to the statutory provisions.

Discretionary indemnification of officers and directors is covered by Section 78.7502 of the Nevada Revised Statutes (“NRS”). Section 78.7502(1) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud, or a knowing violation of law; or (ii) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS Section 78.7502(2) further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.751 provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of NRS Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

The Charter provides that subject to any provisions in the Bylaws related to indemnification of directors or officers of New Eagle, New Eagle shall indemnify, to the fullest extent permitted by applicable law (including, without limitation, NRS 78.7502 and 78.751), any director or officer of New Eagle who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of New Eagle or is or was serving at the request of New Eagle as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Registrant.

The Charter provides that New Eagle shall have the power to indemnify, to the extent permitted by the NRS, as it presently exists or may be amended from time to time, any employee or agent of New Eagle who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of New Eagle or is or was serving at the request of New Eagle as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding.

The Bylaws provide that each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of New Eagle or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of New Eagle or while a director or an officer of New Eagle is or was serving at the request of New Eagle as a director, officer, manager, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by New Eagle to the fullest extent authorized by the NRS, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement by or on behalf of the indemnitee) actually and reasonably incurred by such indemnitee in connection therewith, all on the terms and conditions set forth in the Bylaws; provided, however, that, except as otherwise required by law or provided in the Bylaws with respect to suits to enforce such rights, New Eagle shall indemnify any such indemnitee in connection with a proceeding, or part thereof, voluntarily initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by: (i) such indemnitee; or (ii) New Eagle in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized or ratified by New Eagle’s board of directors (the “Board of Directors”) or the Board of Directors otherwise determines that indemnification or advancement of expenses is appropriate.

In addition to the right to indemnification conferred in the Bylaws, an indemnitee shall, to the fullest extent permitted by law, also have the right to be paid by New Eagle the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses shall be made only upon delivery to New Eagle of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses.

Notwithstanding the foregoing, New Eagle shall not make or continue to make advancements of expenses to an indemnitee if a determination is reasonably made that the facts known at the time such determination is made demonstrate clearly and convincingly that the indemnitee acted in bad faith or in a manner that the indemnitee did not reasonably believe to be in or not opposed to the best interests of New Eagle, or, with respect to any criminal proceeding, that the indemnitee had reasonable cause to believe his or her conduct was unlawful. Such determination shall be made: (i) by the Board of Directors by a majority vote of directors who are not parties to such proceeding, whether or not such majority constitutes a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the indemnitee.

To the extent that an indemnitee has been successful on the merits or otherwise in defense of any proceeding (or in defense of any claim, issue or matter therein), such indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such defense. Indemnification in such circumstance shall not be subject to satisfaction of a standard of conduct, and New Eagle may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced.

If a proper request for indemnification is not paid in full by New Eagle within 60 days, or if a proper request for an advancement of expenses is not paid in full by New Eagle within 20 days, after a written request has been received by the secretary of New Eagle, the indemnitee may at any time thereafter bring suit against New Eagle in a court of competent jurisdiction in the State of Nevada seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, or in a suit brought by New Eagle to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the indemnitee to enforce a right to indemnification under the Bylaws it shall be a defense that the indemnitee has not met any applicable standard of conduct for indemnification set forth in NRS 78.7502 or 78.751, as applicable. Further, in any suit brought by New Eagle to recover an advancement of expenses pursuant to the terms of an undertaking, New Eagle shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard of conduct for indemnification set forth in NRS 78.751. Neither the failure of New Eagle (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met any applicable standard of conduct, nor an actual determination by New Eagle (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met any such applicable standard of conduct, shall create a presumption that the indemnitee has not met such applicable standard(s) of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses, or brought by New Eagle to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under applicable law, shall be on New Eagle.

The rights to indemnification and to the advancement of expenses conferred in the Bylaws is not exclusive of any other right that any person may have or acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of the Charter, Bylaws, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling New Eagle pursuant to the foregoing provisions, New Eagle has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

New Eagle has director and officer liability insurance covering current directors and officers. It is anticipated that the New Eagle Board will, in connection with consummating the Business Combination, approve and direct New Eagle to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of New Eagle following the Business Combination.

Item 15.     Recent Sales of Unregistered Securities

The Company has not sold any securities within the past three years which were not registered under the Securities Act except as follows:

PIPE Financing

In connection with the Business Combination, SVII, New Eagle and Eagle entered into an Amended and Restated Securities Purchase Agreement (the “PIPE Agreement”) with an accredited investor (the “PIPE Investor”), pursuant to which such investor agreed, among other things, to purchase for an aggregate purchase price of $29,700,000 the following New Eagle securities at the Closing: (i) 29,700 shares of Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, of New Eagle (“New Eagle Preferred Stock”), having the rights, preferences and privileges set forth in the Certificate of Designation, and (ii) warrants to purchase an aggregate of 2,500,000 shares of Common Stock (“New Eagle PIPE Warrants” and together with the New Eagle Public Warrants and the New Eagle Private Warrants, the “New Eagle Warrants”), at an exercise price of $12.00 per share. All of such securities were issued in reliance upon exemption from the registration requirements under Section 4(a)(2) under the Securities Act.

Loan Conversion and Sponsor Forfeiture

In connection with the Business Combination, SVII, New Eagle and Eagle entered into an Amended and Restated Sponsor Support Agreement (the “Sponsor Support Agreement”) with SVII’s sponsor, Spring Valley Acquisition Sponsor II, LLC (the “Sponsor”), pursuant to which the Sponsor agreed, among other things, (i) to the conversion of loans (the “Contributions”) from the Sponsor outstanding at Closing to warrants of New Eagle, resulting in the issuance of 2,422,133 New Eagle Private Warrants to the Sponsor at the Closing, and (ii) to forfeit, concurrently with the Closing, an amount of shares of Common Stock and New Eagle Private Warrants such that the Sponsor holds (a) 3,100,000 shares of Common Stock (representing founder shares (“SVII Founder Shares”) initially issued to the Sponsor in connection with SVII’s initial public offering (the “IPO”), inclusive of such shares subsequently transferred to SVII’s independent directors (together with the Sponsor, the “SVII Initial Shareholders”) and transferred by the Sponsor to the NRA Investors (as defined below)), and (b) 9,422,133 New Eagle Private Warrants (representing 7,000,000 SVII Private Warrants initially issued to the Sponsor in connection with the IPO and 2,422,133 SVII Private Warrants). All of such securities were issued in reliance upon exemption from the registration requirements under Section 4(a)(2) under the Securities Act.

Transfer to NRA Investors

Pursuant to certain Non-Redemption Agreements entered into by SVII, the Sponsor and certain third parties unaffiliated with SVII (the “NRA Investors”) in connection with an extraordinary general meeting of shareholders (the “Second SVII EGM”) held by SVII in November 2024 (the “Non-Redemption Agreements”), the Sponsor was obligated to transfer an aggregate of 691,666 shares of Common Stock to the NRA Investors at the Closing. All of such shares were issued in reliance upon exemption from the registration requirements under Section 4(a)(2) under the Securities Act.

Service Provider Issuance

In connection with the Business Combination, an aggregate of 300,000 shares of Common Stock are were issued to Cohen & Company Securities, LLC, a service provider of SVII (the “SVII Service Provider”), in satisfaction of $2.5 million in fees due to the SVII Service Provider. All of such shares were issued in reliance upon exemption from the registration requirements under Section 4(a)(2) under the Securities Act.

Oregon Acquisition

In connection with the Business Combination, 1,710,991 shares of Common Stock, constituting a portion of the Aggregate Merger Consideration, were issued to Aurora Energy Metals Ltd. (“Aurora Energy”) in connection with the acquisition by Eagle of Oregon Energy LLC (“Oregon Energy”), a subsidiary of Aurora Energy, pursuant to the Aurora Option Agreement. All of such shares were issued in reliance upon exemption from the registration requirements under Section 4(a)(2) under the Securities Act.

Item 16.     Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit No.	Description

2.1†

Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2025, among Spring Valley Acquisition Corp. II, Eagle Nuclear Energy Corp., Spring Valley Merger Sub II, Inc., Spring Valley Merger Sub III, Inc. and Eagle Energy Metals Corp. (included as Annex A to the definitive proxy statement/prospectus filed by Eagle Nuclear Energy Corp. with the SEC on February 2, 2026).

3.1

Amended and Restated Articles of Incorporation of Eagle Nuclear Energy Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

3.2

Amended and Restated By-Laws of Eagle Nuclear Energy Corp. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

3.3

Amended and Restated Certificate of Designation of Series A Cumulative Convertible Preferred Stock of Eagle Nuclear Energy Corp. (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

4.1

Warrant Assumption Agreement, dated as of February 24, 2026, by and among Eagle Nuclear Energy Corp., Spring Valley Acquisition Corp. II, and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

4.2

Public Warrant Agreement, dated October 12, 2022, between Spring Valley Acquisition Corp. II and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Spring Valley Acquisition Corp. II with the SEC on October 17, 2022)

4.3

Private Warrant Agreement, dated October 12, 2022, between Spring Valley Acquisition Corp. II and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Spring Valley Acquisition Corp. II with the SEC on October 17, 2022)

4.4

PIPE Warrant, dated February 24, 2026, issued to Alyeska Master Fund, L.P. (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

4.5	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).
5.1*	Opinion of Nelson Mullins Riley & Scarborough LLP as to the validity of the securities being registered.
10.1

Amended and Restated Securities Purchase Agreement, dated as of September 29, 2025, by and among SVII, Eagle, New Eagle, and Alyeska Master Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

10.2

Registration Rights Agreement, dated as of February 24, 2026, by and among Eagle Nuclear Energy Corp. and certain securityholders (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

10.3+	Eagle Nuclear Energy Corp. 2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).
10.4+	Form of Option Award Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).
10.5+	Form of RSU Award Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).
10.6	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).
10.7	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

Exhibit No.	Description

10.8

Property Option Agreement, dated November 18, 2024, between Eagle Energy Metals Corp., Aurora Energy Metals Ltd. and Oregon Energy LLC (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-4 filed by Eagle Nuclear Energy Corp. with the SEC on December 17, 2025)

10.9

First Amendment to Property Option Agreement, dated November 26, 2025, between Eagle Energy Metals Corp., Aurora Energy Metals Ltd. and Oregon Energy LLC (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-4 filed by Eagle Nuclear Energy Corp. with the SEC on January 20, 2026)

10.10

Second Amendment to Property Option Agreement, dated February 24, 2026, between Eagle Energy Metals Corp., Aurora Energy Metals Ltd. and Oregon Energy LLC (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

10.11

Bill of Sale and Assignment of Membership Interest, dated February 24, 2026, by and between Aurora Energy Metals Ltd., Oregon Energy LLC, and Eagle Energy Metals Corp. (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).

10.12

Exclusive Patent License Agreement, dated June 20, 2025, between Eagle Energy Metals Corp. and UNM Rainforest Innovations (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-4 filed by Eagle Nuclear Energy Corp. with the SEC on December 17, 2025)

10.13+

CEO Consulting Agreement, dated January 1, 2024, between Eagle Energy Metals Corp. and Mark Mukhija (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 filed by Eagle Nuclear Energy Corp. with the SEC on December 17, 2025)

10.14+

Consulting Agreement, dated October 15, 2025, between Eagle Energy Metals Corp. and 1268966 B.C. LTD (incorporated by reference to Exhibit 10.29 to the Registration Statement on Form S-4 filed by Eagle Nuclear Energy Corp. with the SEC on January 20, 2026)

10.15+

Form of Executive Employment Agreement between Eagle Nuclear Energy Corp. and each of its executive officers (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-4 filed by Eagle Nuclear Energy Corp. with the SEC on January 9, 2026).

21.1	List of Subsidiaries of Eagle Nuclear Energy Corp. (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed by Eagle Nuclear Energy Corp. with the SEC on March 2, 2026).
23.1*	Consent of WithumSmith+Brown, PC (with respect to Spring Valley Acquisition Corp. II).
23.2*	Consent of Adeptus Partners, LLC (with respect to Eagle Energy Metals Corp).
23.3*	Consent of Adeptus Partners, LLC (with respect to Oregon Energy LLC).
23.4*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)
23.5*	Consent of BBA USA Inc.
24.1*	Power of Attorney (included on the signature page of this registration statement).
96.1

Regulation S-K 1300 Technical Report summary Mineral Resource Estimate for the Aurora Uranium Project incorporated by reference to Exhibit 96.1 to the Registration Statement on Form S-4 filed by Eagle Nuclear Energy Corp. with the SEC on December 17, 2025).

101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
107*	Filing Fee Table.
*	Filed herewith.

†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

+	Indicates management contract or compensatory plan, contract or arrangement.

Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that: provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada on March 19, 2026.

EAGLE NUCLEAR ENERGY CORP.

By:	/s/ Manavdeep Mukhija
Name: Manavdeep Mukhija
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Manavdeep Mukhija and Ajaypreet Toor as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Manavdeep Mukhija	Chief Executive Officer and Director	March 19, 2026
Manavdeep Mukhija	(Principal Executive Officer)

/s/ Ajaypreet Toor	Chief Financial Officer	March 19, 2026
Ajaypreet Toor	(Principal Financial and Accounting Officer)

/s/ Michael Kobler	Director	March 19, 2026
Michael Kobler

/s/ Robert Kaplan	Director	March 19, 2026
Robert Kaplan

/s/ Brian Goldmeier	Director	March 19, 2026
Brian Goldmeier

/s/ Jeffrey Lipton	Director	March 19, 2026
Jeffrey Lipton